    As filed with the U.S. Securities and Exchange Commission on April 28, 2003.

                                                             File No. 333-45862
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                       POST-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      JOHN HANCOCK LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                  ------------

         Massachusetts                    6311                    04-1414660
  (State or Other Jurisdiction      (Primary Standard         (I.R.S. Employer
     of Incorporation or        Industrial Classification    Identification No.)
         Organization)                 Code Number)

                              John Hancock Place
               Insurance and Separate Accounts Dept.-Law Sector
                              200 Clarendon Street
                          Boston, Massachusetts 02117
                                 (617) 572-9196
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)

                                  ------------

                          Arnold R. Bergman, Esquire
                              John Hancock Place
               Insurance and Separate Accounts Dept.-Law Sector
                      John Hancock Life Insurance Company
                               John Hancock Place
                           Boston, Massachusetts 02117
           (Name, address including zip code, and telephone number)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                                  ------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                              CROSS REFERENCE SHEET


         Form S-1 Item                                   Prospectus Caption
         -------------                                   ------------------
1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus..............................Outside Front Cover Page

2.  Inside Front and Outside Back
    Cover Pages of Prospectus.............................Inside Front Cover and Page 3

3.  Summary Information, Address and Telephone Number,
    Risk Factors and Ratio of Earnings to
    Fixed Charges.........................................Guide to this prospectus; Basic Information;
                                                          John Hancock Annuity Servicing Office; How
                                                          will  the value of my investment in the
                                                          contract change over time? What charges
                                                          will be deducted from my contract? Experts
                                                          and financial statements.

4.  Use of Proceeds.......................................How do the guarantee periods work?

5.  Determination of Offering Price.......................Not Applicable

6.  Dilution..............................................Not Applicable

7.  Selling Security Holders..............................Not Applicable

8.  Plan of Distribution..................................Distribution of Contracts

9.  Description of Securities to be
    Registered............................................What is the contract? What annuity benefits does the contract provide?
                                                          How do the guarantee periods work?
                                                          Who should purchase a contract, The
                                                          accumulation period.

10. Interests of Named Experts and
    Counsel...............................................Not Applicable

11. Information with Respect to the
    Registrant............................................Description of John Hancock

12. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities...................................... Not Applicable

                          PROSPECTUS DATED: MAY 1, 2003

                                  REVOLUTION FX
            a single premium deferred modified guaranteed annuity contract issued by

               JOHN HANCOCK LIFE INSURANCE COMPANY ("JOHN HANCOCK")


  The contract enables you to earn fixed rates of interest that we guarantee for stated periods of time ("guarantee periods").

  You can choose among several guarantee periods, each of which has its own guaranteed interest rate and expiration date. If you remove money from a guarantee period prior to its expiration, however, we may increase or decrease your contract's value to compensate for changes in interest rates that may have occurred subsequent to the beginning of that guarantee period. This is known as a "market value adjustment."

                      JOHN HANCOCK ANNUITY SERVICING OFFICE
                      -------------------------------------

                                  MAIL DELIVERY
                                  -------------
                                   P.O. Box 772 Boston, MA 02117

                                OVERNIGHT DELIVERY
                                ------------------
                      John Hancock Annuity Image Operations
                         27 Dry Dock Avenue, Second floor
                              South Boston, MA 02110

                              PHONE: 1-800-824-0335

                               FAX:  1-617-572-1571

  Contracts are not deposits or obligations of, or insured, endorsed, or guaranteed by the U.S. Government, any bank, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency, entity or person, other than John Hancock. They involve investment risks including the possible loss of principal.

************************************************************************

  Please note that the SEC has not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             GUIDE TO THIS PROSPECTUS


  This prospectus contains information that you should know before you buy a contract or exercise any of your rights under the contract. We have arranged the prospectus in the following way:

     . The first section contains an "INDEX OF KEY WORDS."

     . The next section is called "BASIC INFORMATION." It contains basic information about the contract presented in a question and answer format. We describe the charges under the contract following the question "What charges will be deducted from my contract?" beginning on page 11. You should read the Basic Information before reading any other section of the prospectus.

     . Behind the Basic Information is "ADDITIONAL INFORMATION." This section gives more details about the contract. It generally does not repeat information contained in the Basic Information.

-------------------------------------------------------------------------------
                                IMPORTANT NOTICES

  This is the prospectus - it is not the contract. The prospectus simplifies many contract provisions to better communicate the contract's essential features. Your rights and obligations under the contract will be determined by the language of the contract itself. On request, we will provide the form of contract for you to review. In any event, when you receive your contract, we suggest you read it promptly.

  The contracts are not available in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, securities in any state to any person to whom it is unlawful to make or solicit an offer in that state.

-------------------------------------------------------------------------------

                                INDEX OF KEY WORDS

  We define or explain each of the following key words used in this prospectus on the pages shown below:

               Key word                                     Page

               Annuitant .................................... 5
               Annuity payments ............................. 5
               Annuity period ............................... 9
               Contract year ................................ 6
               Date of issue ................................ 6
               Date of maturity ............................. 17
               Free withdrawal amount ....................... 11
               Guarantee period ............................. 6
               Market value adjustment ...................... 8
               Partial withdrawal ........................... 11
               Premium payment .............................. 5
               Surrender value .............................. 12
               Surrender..................................... 9
               Total value of your contract.................. 6
               Withdrawal charge ............................ 11

                                BASIC INFORMATION

  This Basic Information section provides answers to commonly asked questions about the contract. Here are the page numbers where the questions and answers appear:

                                                                           Beginning
                                                                               on
  Question                                                                    page
  --------                                                                 ---------
What is the contract? ......................................................   5

Who owns the contract? .....................................................   5

Is the owner also the annuitant? ...........................................   5

How can I invest money in a contract? ......................................   5

How do the guarantee periods work? .........................................   6

What annuity benefits does the contract provide? ...........................   9

To what extent can we vary the terms of the contracts?......................   9

What are the tax consequences of owning a contract?.........................   9

How can I change my contract's guarantee periods?...........................  10

What charges will be deducted from my contract? ............................  11

How can I withdraw money from my contract? .................................  12

What happens if the annuitant dies before my contract's date of maturity?...  14

Can I return my contract? ..................................................  14

 WHAT IS THE CONTRACT?

  The contract is a single premium "deferred payment modified guaranteed annuity contract." An annuity contract provides a person (known as the "annuitant" or "payee") with a series of periodic payments. Because this contract is also a deferred payment contract, the "annuity payments" will begin on a future date, called the contract's "date of maturity." It is a modified guaranteed contract because we may adjust the contract's value by a "market value adjustment" if you make premature partial withdrawals or transfers, or surrender the contract before its date of maturity.

  If your annuity is provided under a master group contract, the term "contract" as used in this prospectus refers to the certificate you will be issued and not to the master group contract.

 WHO OWNS THE CONTRACT?

  That's up to you. Unless the contract provides otherwise, the owner of the contract is the person who can exercise the rights under the contract, such as the right to choose the investment options or the right to surrender the contract. In many cases, the person buying the contract will be the owner. However, you are free to name another person or entity (such as a trust) as owner. In writing this prospectus, we've assumed that you, the reader, are the person or persons entitled to exercise the rights and obligations under discussion. If a contract has joint owners, both must join in any written notice or request.

 IS THE OWNER ALSO THE ANNUITANT?

  In many cases, the same person is both the annuitant and the owner of a contract. The annuitant is the person whose lifetime is used to measure the period of time when we make various forms of annuity payments. Also, the annuitant receives payments from us under any annuity option that commences during the annuitant's lifetime. We may permit you to name another person as annuitant or joint annuitant if that person meets our underwriting standards. We may also permit you to name as joint annuitants two persons other than yourself if those persons meet our underwriting standards.

 HOW CAN I INVEST MONEY IN A CONTRACT?

Applying for a contract

  An authorized representative of the broker-dealer or financial institution through whom you purchase your contract will assist you in (1) completing an application or placing an order for a contract and (2) transmitting it, along with your premium payment, to the John Hancock Annuity Servicing Office. At the time you apply for a contract, you select the initial guarantee period (or periods) for your investment. You must also indicate if you do not want an
                                                               ---
"interest rate lock." We explain this term after the next question, "How do the guarantee periods work?"

Premium payment

  We call the investment you make in your contract the premium or premium payment. You need at least a $10,000 premium payment to purchase a contract.

 If the premium payment is made by check or money order, it should be:

 . drawn on a U.S. bank,

 . drawn in U.S. dollars, and

 . made payable to "John Hancock."

   We will not accept credit card checks. Nor will we accept starter or third party checks that fail to meet our administrative requirements.

  We will accept your premium payment by wire. Information about our bank, our account number, and the ABA routing number may be obtained from the John Hancock Annuity Servicing Office. Banks may charge a fee for wire services.

  You can find information about other methods of premium payment, including premium payment by exchange from another insurance company, by contacting your broker-dealer or by contacting the John Hancock Annuity Servicing Office.

  Because this is a single premium contract, you may not make additional investments after we accept your premium payment. If the total value of your contract ever falls to zero, we may terminate it.

  At any time before the date of maturity, the total value of your contract equals

 . the total amount you invested,

 . minus all charges we have deducted,

 . minus all withdrawals you have made,

 . plus or minus any positive or negative "market value adjustments" that we have made,

 . plus the interest we credit to any of your contract's value while it is in a guarantee period.

Issuing a contract

  Once we receive your premium payment and all necessary information, we will issue your contract. However, we will generally not issue a contract if either you or the proposed annuitant is older than age 90. If your contract is used to fund a "tax qualified plan" (other than a Roth IRA, a Rollover IRA or a Rollover 403(b)), we will generally not issue a contract if the proposed annuitant is age 70 1/2 or more. We provide general information on tax qualified plans in the Additional Information section of this prospectus under the heading "Tax Information."

  We measure the years and anniversaries of your contract from its date of issue. We use the term contract year to refer to each period of time between anniversaries of your contract's date of issue. In certain situations, we will issue a contract upon receiving the order of your broker-dealer or financial institution but delay the effectiveness of the contract until we receive your signed application. If we do not receive your signed application within our required time period, we will deem the contract void from the beginning and return your premium payment.

HOW DO THE GUARANTEE PERIODS WORK?

Initial guarantee period

  The amount you've invested in a guarantee period will earn interest at the rate we have set for that period. At the time you apply for a contract, you select the initial guarantee period for your contract. We currently make available various guarantee periods with durations of up to 10 years: an initial 1 year guarantee period will earn interest during the first contract year at the rate we set for a 1 year guarantee period; an initial 2 year guarantee period will earn interest during the first 2 contract years at the rate we set for a 2 year guarantee period, and so forth. If you select more than one initial guarantee period, you must tell us how much of your premium payment is to be allocated to each. Any guarantee period you select, however, may not extend beyond the annuitant's 95th birthday unless we approve otherwise.

  If you select a guarantee period that extends beyond your contract's date of maturity, your maturity date will automatically be changed to the annuitant's 95th birthday (or a later date, if we approve.)

  From time to time, we may add, delete, or change the durations of the guarantee periods that we are offering. If we do, the change will not affect guarantee periods then in effect.

Subsequent guarantee periods

  We will notify you of the end of a guarantee period at least 30 days prior to its expiration. At the expiration of that guarantee period, a subsequent guarantee period of equal duration will start for the amount of contract value in the expiring guarantee period, unless:

 . the expiration date of the new guarantee period would extend beyond your contract's date of maturity (in which case, we will automatically adjust the duration of the new guarantee period); or

 . you have elected to withdraw all or a portion of any such amount from the contract; or

 . you have elected to transfer all or a portion of such amount to one or more other guarantee periods that we are then offering; or

  You must notify us of any election, by mailing a request to us at the John Hancock Annuity Servicing Office within 30 days prior to the end of the expiring guarantee period. The first day of a subsequent guarantee period will begin the day after the end of the expiring guarantee period.

Guaranteed interest rates

  Each guarantee period has its own guaranteed rate. We may, at our discretion, change the guaranteed rate for future guarantee periods. In addition, we may offer customers of certain broker-dealers one or more special guarantee periods with higher interest rates. Each time you allocate or transfer money to a guarantee period, a new guarantee period, with a new interest rate, begins to run with respect to that amount. The amount allocated or transferred earns a guaranteed rate that will continue unchanged until the end of that period. Each guaranteed rate is a "compound rate." This means that we will credit interest at the guaranteed rate on previously credited interest.

  You may obtain information concerning the guaranteed rates applicable to the various guarantee periods, and the durations of the guarantee periods offered at any time, by calling the John Hancock Annuity Servicing Office at the telephone number shown on page 1.

          ---------------------------------------------------------------
          We make the final determination of guaranteed rates to be declared. We cannot predict or assure the level of any future guaranteed rates or the availability of any guarantee periods.

          ---------------------------------------------------------------



Interest Rate Lock

  In general, the interest rate for your initial guarantee period (or periods) will be the applicable guaranteed interest rate (or rates) that we are offering for such guarantee period(s) under new contracts on the date of your application. The rate(s) will be "locked" for 60 calendar days following the date of your application. If your premium payment is received by us in good order during this period, we will credit interest to your contract from the date of such receipt at the "locked" rate(s). If your premium payment is not received by us in good order during this 60 day period, each selected guarantee period will earn interest at the guaranteed interest rate we are offering for that guarantee period on the date we receive your premium payment. This rate may be higher, lower, or the same as the "locked" rate.

  You may make a written request in your application or purchase order for us not to apply "locked" rates. If you do, the interest rate for an initial guarantee period will be the applicable rate that we are offering for that guarantee period on the later of (a) the date of your application or (b) the date we receive your premium payment in good order. The "unlocked" rate may be higher, lower, or the same as the "locked" rate.

  If your premium payment arises from the exchange of an annuity or life insurance contract issued by a different insurer, your premium payment is not received by us in good order until we receive the cash proceeds of the replaced contract.

Investment risk

  As long as you keep your money in a guarantee period until its expiration date, we bear all the investment risk on that money. For certain transactions under your contract, however, we will increase or reduce the remaining value in your contract by an amount that will usually approximate the impact of changes in interest rates on the market value of a debt instrument with terms comparable to that guarantee period. This market value adjustment (or MVA) imposes investment risks on you.

  The MVA applies if you:

 . withdraw a portion of the value of your contract in excess of the "free withdrawal amount" described after the question "What charges will be deducted from my contract?"; or

 . transfer value from a guarantee period prior to its expiration date to another guarantee period; or

 . begin taking annuity payments from a guarantee period prior to its expiration date; or

 . surrender your contract for cash if a guarantee period is still in effect at that time.

  If you request a withdrawal or transfer of contract value from a guarantee period within 30 days of its expiration date, we will process the withdrawal or transfer on the expiration date. The MVA will not apply to the contract value that is withdrawn or transferred from that guarantee period.

  Generally, the MVA increases or decreases your remaining value in a guarantee period. If the value in a guarantee period is insufficient to pay any negative MVA, we will deduct any excess from the value in your other guarantee periods pro-rata based on the value in each. If there is insufficient value in your other guarantee periods, we will in no event pay out more than the surrender value of the contract.

Calculation of market value adjustment

  Here is how the MVA works:

          -----------------------------------------------------------------
          We compare

               . the guaranteed rate of the guarantee period from which the assets are being taken WITH

               . the guaranteed rate we are currently offering for guarantee periods of the same duration as remains on the guarantee period from which the assets are being taken.

          If the first rate exceeds the second by more than 1/4%, the market value adjustment produces an increase in your contract's value.

          If the first rate does not exceed the second by at least 1/4%, the market value adjustment produces a decrease in your contract's value.

          -----------------------------------------------------------------

  For this purpose, we consider that the amount withdrawn from a guarantee period includes the amount of any negative MVA and is reduced by the amount of any positive MVA.

  The mathematical formula and sample calculations for the market value adjustment appear in Appendix A.

  WHAT ANNUITY BENEFITS DOES THE CONTRACT PROVIDE?

  If your contract is still in effect on its date of maturity, it enters what is called the annuity period. During the annuity period, we make a series of fixed payments to you as provided under one of our several annuity options. Therefore you should exercise care in selecting your date of maturity and your choices that are in effect on that date.

  You should carefully review the discussion under "The annuity period" in the Additional Information section of this prospectus for information about all of these choices you can make.

 TO WHAT EXTENT CAN WE VARY THE TERMS OF THE CONTRACTS?

  Listed below are some of the variation we can make in the terms of our contracts. Any variation will be made only in accordance with uniform rules that we apply fairly to all our customers.

State law insurance requirements

  Insurance laws and regulations apply to us in every state in which our contracts are sold. As a result, various terms and conditions of your contract may vary from the terms and conditions described in this prospectus, depending upon where you reside. these variations will be reflected in your contract or in endorsements attached to your contract.

Variations in charges or rates

  We may vary the charges, interest rates, and other terms of our contracts where special circumstances result in sales or administrative expenses, mortality risks or other risks that are different from those normally associated with the contracts. These include the types of variations discussed under "Variations in charges or rates for eligible classes" in the Additional Information section of this prospectus.

 WHAT ARE THE TAX CONSEQUENCES OF OWNING A CONTRACT?

  In most cases, no income tax will have to be paid on amounts you earn under a contract until these earnings are paid out. All or part of the following distributions from a contract may constitute a taxable payout of earnings:

 . partial withdrawal (including systematic withdrawals),

 . full withdrawal (a "surrender"),

 . payment of any death benefit proceeds, and

 . periodic payments under one of our annuity payment options.

  How much you will be taxed on a distribution is based upon complex tax rules and depends on matters such as:

 . the type of the distribution,

 . when the distribution is made,

 . the nature of any tax qualified retirement plan for which the contract is being used, if any, and

 . the circumstances under which the payments are made.

  In general, the taxable portion of any distribution from a contract is taxed at ordinary income rates, and capital gains tax treatment is not available. Special 10% tax penalties apply in many cases to the taxable portion of any distributions from a contract before you reach age 59 1/2. Also, most tax-qualified plans require that distributions from a contract commence and/or be completed by a certain period of time. This effectively limits the period of time during which you can continue to derive tax deferral benefits from any tax-deductible premiums you paid or on any earnings under the contract.

  THE FAVORABLE TAX BENEFITS AVAILABLE FOR ANNUITY CONTRACTS ISSUED IN CONNECTION WITH TAX-QUALIFIED PLANS ARE ALSO GENERALLY AVAILABLE FOR OTHER TYPES OF INVESTMENTS OF TAX-QUALIFIED PLANS, SUCH AS INVESTMENTS IN MUTUAL FUNDS, EQUITIES AND DEBT INSTRUMENTS. YOU SHOULD CAREFULLY CONSIDER WHETHER THE EXPENSES UNDER AN ANNUITY CONTRACT ISSUED IN CONNECTION WITH A TAX-QUALIFIED PLAN, AND THE INVESTMENT OPTIONS, DEATH BENEFITS AND LIFETIME ANNUITY INCOME OPTIONS PROVIDED UNDER SUCH AN ANNUITY CONTRACT, ARE SUITABLE FOR YOUR NEEDS AND OBJECTIVES.

HOW CAN I CHANGE MY CONTRACT'S GUARANTEE PERIODS?

Initial and subsequent guarantee periods

  When you apply for your contract, you specify the initial guarantee period or periods to which your premium payment will be allocated. At the expiration of a guaranteed period, a subsequent guarantee period of equal duration will start unless you have elected (a) to withdraw value; or (b) to transfer value to one or more other guarantee periods that we are then offering. We describe how to do this following the question "How do the guarantee periods work?"

Transfers during a guarantee period

   Prior to the expiration of your contract's guarantee periods, you may change your contract's guarantee periods once each contract year by transferring to other guarantee periods that we are then offering, provided that:

 . we will increase or decrease the amount to be transferred by the market value adjustment;

 . the total value in your contract immediately after the transfer will be at least $5,000; and

 . any new guarantee period you elect must be for a period that (a) is greater than the current guarantee period's original duration from which you are making the transfer; but (b) will end before your contract's maturity date.

  If you wish to transfer the value of your contract from more than one guarantee period during a contract year, you must do so at the same time. We may, at some point, increase the frequency in which you may elect to change guarantee periods, but we do not provide assurance that we will do so.

  We will not apply early withdrawal charges to a transfer. We will continue to measure any remaining early withdrawal charges after a transfer from the effective date of your contract.

   For information about the market value adjustment, see the explanation following the question "How do the guarantee periods work?" For information about the early withdrawal charges, see the explanation following the question "What charges will be deducted from my contract?"

Procedure for transferring to other guarantee periods

  Any transfer requested will be subject to our administrative rules in effect at the time of the election. Currently, you may request a transfer in writing or by telephone or fax. All transfer requests should be directed to the John Hancock Annuity Servicing Office at the location shown on page 1. Your request should include:

 . your name,

 . daytime telephone number,

 . contract number,

 . the durations of the guarantee periods to and from which your contract value is transferred, and

 . the amount of each transfer.

  The request becomes effective on the day we receive your request, in proper form, at the John Hancock Annuity Servicing Office.

  You will be liable for any loss, expense or cost arising out of any unauthorized or fraudulent telephone instructions which we reasonably believe to be genuine, unless such loss, expense or cost is the result of our mistake or negligence. We employ procedures which provide safeguards against the execution of unauthorized transactions, and which are reasonably designed to confirm that instructions received by telephone are genuine. These procedures include requiring personal identification, tape recording calls, and providing written confirmation to the owner. If we do not employ reasonable procedures to confirm that instructions communicated by telephone are genuine, we may be liable for any loss due to unauthorized or fraudulent instructions.

WHAT CHARGES WILL BE DEDUCTED FROM MY CONTRACT?

Premium taxes

  We make deductions for any applicable premium or similar taxes based on the amount of a premium payment. Currently, certain local jurisdictions assess a tax of up to 5% of each premium payment.

  In most cases, we deduct a charge in the amount of the tax from the total value of the contract only at the time of annuitization, death, surrender, or withdrawal. We reserve the right, however, to deduct the charge from each premium payment at the time it is made. We compute the amount of the charge by multiplying the applicable premium tax percentage times the amount you are withdrawing, surrendering, annuitizing or applying to a death benefit.

Withdrawal charges

  We may assess withdrawal charges during the first 6 contract years if you (a) withdraw some of the value from your contract (partial withdrawal), or (b) if you surrender (turn in) your contract, in its entirety, for cash (total withdrawal or surrender).

  Free withdrawal amounts: The free withdrawal amount during your first
  ------------------------
contract year is equal to 10% of your premium payment. After that, the free withdrawal amount is equal to 10% of the total value of your contract, as calculated on the most recent contract anniversary date.

  Here's how we determine the withdrawal charge:  If the amount you withdraw or
  ----------------------------------------------
surrender during any of the first 6 contract years totals more than the free withdrawal amount for that year, we will assess a withdrawal charge on the excess.

  The withdrawal charge percentage depends upon the number of years that have elapsed from the date your contract to the date of a withdrawal, as follows:

               ------------------------------------------------------
                   ELAPSED CONTRACT YEAR(S)    WITHDRAWAL CHARGE %
               ------------------------------------------------------
                         6 or more . . . . . . . . . . .0%
               ------------------------------------------------------
                         5 but less than 6 . . . . . . .2%
               ------------------------------------------------------
                         4 but less than 5 . . . . . . .3%
               ------------------------------------------------------
                         3 but less than 4 . . . . . . .4%
               ------------------------------------------------------
                         2 but less than 3 . . . . . . .5%
               ------------------------------------------------------
                         1 but less than 2 . . . . . . .6%
               ------------------------------------------------------
                         less than 1 . . . . . . . . . .7%
               ------------------------------------------------------

   You will find examples of how we compute the withdrawal charge in Appendix B to this prospectus.

  When withdrawal charges don't apply: We don't assess a withdrawal charge in
  -----------------------------------
the following situations:

 . on amounts applied to an annuity option

 . on amounts applied to pay a death benefit;

 .on withdrawals of amounts allocated to a guarantee period on the last day of that guarantee period;

 .on certain withdrawals if you have elected the rider that waives the withdrawal charge; and

 .on amounts withdrawn to satisfy the minimum distribution requirements for tax qualified plans. (Amounts above the minimum distribution requirements are subject to any applicable withdrawal charge, however.)

  If you request a withdrawal or transfer of contract value from a guarantee period within 30 days of its expiration date, we will process the withdrawal or transfer on the expiration date. The withdrawal charge will not apply to the contract value that is withdrawn or transferred from that guarantee period.

  How an MVA affects the withdrawal charge: If we process a withdrawal from a
  ----------------------------------------
guarantee period at a time when the related MVA results in an upward adjustment in your remaining value, we will calculate the withdrawal charge as if you had withdrawn that much more. Similarly, if the MVA results in a downward adjustment, we will compute any withdrawal charge as if you had withdrawn that much less.

Other charges

  We offer, subject to state availability, an optional waiver of withdrawal charge rider. We charge a separate monthly charge if you select this rider. At the beginning of each month, we charge an amount equal to 1/12/th/ of 0.10% of total value in a contract.

  Unless we agree otherwise, we will deduct the charge proportionally from each of your guarantee periods options based on your value in each.

HOW CAN I WITHDRAW MONEY FROM MY CONTRACT?

Surrenders and partial withdrawals

  Prior to your contract's date of maturity, if the annuitant is living, you may:

 . surrender your contract for a cash payment of its "surrender value," or

 . make a partial withdrawal of the surrender value.

  The surrender value of a contract is the total value of your contract before a surrender or partial withdrawal plus or minus any market value adjustment
                                -------------
applicable to the surrender or partial withdrawal,  minus any then applicable
                                                    -----
premium tax, withdrawal charges, and unpaid rider charges. We will determine the amount surrendered or withdrawn as of the date we receive your request at the John Hancock Annuity Servicing Office.

  Certain surrenders and withdrawals may result in taxable income to you or other tax consequences as described under the "Tax information" section of this prospectus. Among other things, if you make a full surrender or partial withdrawal from your contract before you reach age 59 1/2, an additional federal penalty of 10% generally applies to any taxable portion of the withdrawal.

  We will deduct any partial withdrawal proportionally from each of your
                                        --------------
guarantee periods  based on the value in each, unless you direct otherwise.

  If you request a withdrawal of contract value from a guarantee period within 30 days of its expiration date, we will process the withdrawal on the expiration date. The market value adjustment and withdrawal charges will not apply to the contract value that is withdrawn from that guarantee period.

  Under our current procedures, you may not make a partial withdrawal

 . for an amount less than $100, or

 . if the remaining total value of your contract would be less than $1,000.

  You may not make any surrenders or partial withdrawals once we begin making payments under an annuity option. We reserve the right to terminate your contract if the value of your contract becomes zero.

Waiver of withdrawal charge rider

  If your state permits, you may purchase an optional waiver of withdrawal charge rider at the time of application. The "covered persons" under the rider are the owner and the owner's spouse, unless the owner is a trust. If the owner is a trust, the "covered persons" are the annuitant and the annuitant's spouse. Under this rider, we will waive withdrawal charge on any withdrawals, if a "covered person" has been diagnosed with one of the critical illnesses listed in the rider, or if all the following conditions apply:

 . a covered person becomes confined to a nursing home beginning at least 30 days after we issue your contract;

 . such covered person remains in the nursing home for at least 90 consecutive days receiving nursing care; and

 . the covered person's confinement is prescribed by a doctor and medically necessary because of a covered physical or mental impairment.

  You may not purchase this rider if either of the covered persons (a) is older than 79 years at application or (b) was confined to a nursing home within the past two years.

  The charge for this rider is described after the question "What charges will be deducted from my contract?" This rider (and the related charges) will terminate on earliest of the contract's date of maturity, upon your surrendering the contract, or upon your written request that we terminate it, or the end of 6 contract years.

  For a more complete description of the terms and conditions of this benefit, you should refer directly to the rider. We will provide you with a copy on request. In certain marketing materials, this rider may be referred to as "CARESolutions."

  If you purchase this rider:

 . you and your immediate family will also have access to a national program designed to help the elderly maintain their independent living by providing advice about an array of elder care services available to seniors, and

 . you will have access to a list of long-term care providers in your area who provide special discounts.

Systematic withdrawal plan

  Our optional systematic withdrawal plan enables you to preauthorize periodic withdrawals. If you elect this plan, we will withdraw a percentage or dollar amount from your contract on a monthly, quarterly, semiannual, or annual basis, based upon your instructions. You may also systematically withdraw amounts equal to the interest earned. Unless otherwise directed, we will deduct the requested amount from each guarantee period in the ratio that the value of each bears to the total value of your contract. Each systematic withdrawal is subject to market value adjustments and the early withdrawal charge that would apply to an otherwise comparable non-systematic withdrawal. No early withdrawal charges will apply to your systematic withdrawals until the total amount withdrawn in a year, including non-systematic withdrawals, exceeds the Free Withdrawal Amount for that year. The same tax consequences also generally will apply.

  For information about the market value adjustment, see the explanation following the question "How do the guarantee periods work?" For information about the early withdrawal charges, see the explanation following the question "What charges will be deducted from my contract?"

  The following conditions apply to systematic withdrawal plans:

 . You may elect the plan only if the total value of your contract equals
   $25,000 or more.

 . The amount of each systematic withdrawal must equal at least $100.

 . If the amount of each withdrawal drops below $100 or the total value of your contract becomes less that $5,000, we will suspend the plan and notify you.

 . You may cancel the plan at any time.

 We reserve the right to modify the terms or conditions of the plan at any time without prior notice.

WHAT HAPPENS IF THE ANNUITANT DIES BEFORE MY CONTRACT'S DATE OF MATURITY?

  If the annuitant dies before your contract's date of maturity, we will pay the total value of your contract as a death benefit to the contract's beneficiary.

 If you have named more than one annuitant, the death benefit will be payable upon the death of the surviving annuitant prior to the date of maturity.

  If your contract has joint owners, each owner will automatically be deemed to be the beneficiary of the other. This means that any death benefit payable upon the death of one owner who is the annuitant will be paid to the other owner. In that case, any other beneficiary you have named would receive the death benefit only if neither joint owner remains alive at the time the death benefit becomes payable. (For a description of what happens upon the death of an owner who is not the annuitant, see "Distribution requirements following death of owner" in the Additional Information section of this prospectus.)

Calculation of death benefit

We calculate the death benefit as of the day we receive, in proper order at the John Hancock Annuity Servicing Office:

 . proof of the annuitant's death, and

 . any required instructions as to method of settlement.

  Unless you have elected an optional method of settlement, we will pay the death benefit in a single sum to the beneficiary you chose prior to the annuitant's death. If you have not elected an optional method of settlement, the beneficiary may do so. However, if the death benefit is less than $5,000, we will pay it in a lump sum, regardless of any election. You can find more information about optional methods of settlement under "Annuity options" in the Additional Information section of this prospectus.

CAN I RETURN MY CONTRACT?

  In most cases, you have the right to cancel your contract within 10 days (or longer in some states) after you receive it. To cancel your contract, simply deliver or mail it to:

 . John Hancock at the address shown on page 1, or

 . the John Hancock representative who delivered the contract to you.

   If you cancel your contract within the permitted period, you will receive a refund of your premium payment. The date of cancellation will be the date we receive the contract.

                               ADDITIONAL INFORMATION

  This section of the prospectus provides additional information that is not contained in the Basic Information section on pages 4 through 14.

CONTENTS OF THIS SECTION                                BEGINNING ON PAGE

Description of John Hancock ...............................    16

Who should purchase a contract? ...........................    16

How we support the guarantee periods ......................    17

The accumulation period ...................................    17

The annuity period ........................................    17

Distribution requirements following death of owner.........    19

When we pay contract proceeds .............................    20

Miscellaneous provisions ..................................    20

Tax information ...........................................    20

Further information about John Hancock ....................    27

Management's discussion and analysis ......................    43

Legal and regulatory matters ..............................   105

Variations in charges or rates for eligible classes........   115

Distribution of contracts .................................   116

Experts ...................................................   116

Registration statement ....................................   116

Appendix A - Details About Our Guarantee Periods ..........   117

Appendix B - Example of Withdrawal Charge Calculation......   120

Appendix C - John Hancock financial statements ............   121

 DESCRIPTION OF JOHN HANCOCK

  We are John Hancock, a stock life insurance company that was organized in 1862 under the laws of the Commonwealth of Massachusetts. On February 1, 2000, we converted to a stock company by "demutualizing" and changed our name from "John Hancock Mutual Life Insurance Company". As part of the demutualization process, we became a subsidiary of John Hancock Financial Services, Inc., a newly-formed publicly-traded corporation. Our home office is located at 200 Clarendon Street, Boston, Massachusetts 02117. We have authority to transact business in all 50 states. As of December 31, 2002, we had approximately $88 billion of assets on a consolidated basis.

 WHO SHOULD PURCHASE A CONTRACT?

  We designed these contracts for individuals doing their own retirement planning, including purchases under plans and trusts that do not qualify for special tax treatment under the Internal Revenue Code of 1986 (the "Code"). We also offer the contracts for purchase as a "roll-over" to, or reinvestment of existing assets in:

--------

 .traditional individual retirement annuity ("IRA") plans satisfying the requirements of Section 408 of the Code;

 .non-deductible IRA plans ("Roth IRAs") satisfying the requirements of Section
  408A of the Code;

 . SIMPLE IRA plans adopted under Section 408(p) of the Code; or

 .Simplified Employee Pension plans ("SEPs") adopted under Section 408(k) of the Code; and

 .annuity purchase plans adopted under Section 403(b) of the Code by public school systems and certain other tax-exempt organizations.

  We do not currently offer the contracts to every type of tax-qualified plan, and we may not offer the contracts for all types of tax-qualified plans in the future. In certain circumstances, we may make the contracts available for purchase under deferred compensation plans maintained by a state or political subdivision or tax exempt organization under Section 457 of the Code or by pension or profit-sharing plans qualified under section 401(a) of the Code.

  We provide general federal income tax information about the contracts beginning on page 20.

  When a contract forms part of a tax-qualified plan it becomes subject to special tax law requirements, as well as the terms of the plan documents themselves, if any. Additional requirements may apply to plans that cover a "self-employed individual" or an "owner-employee". Also, in some cases, certain requirements under "ERISA" (the Employee Retirement Income Security Act of 1974) may apply. Requirements from any of these sources may, in effect, take precedence over (and in that sense modify) the rights and privileges that an owner otherwise would have under a contract. Some such requirements may also apply to certain retirement plans that are not tax-qualified.

  We may include certain requirements from the above sources in endorsements or riders to the affected contracts. In other cases, we do not. In no event, however, do we undertake to assure a contract's compliance with all plan, tax law, and ERISA requirements applicable to a tax-qualified or non tax-qualified retirement plan. Therefore, if you use or plan to use a contract in connection with such a plan, you must consult with competent legal and tax advisers to ensure that you know of (and comply with) all such requirements that apply in your circumstances.

  To accommodate "employer-related" pension and profit-sharing plans, we provide "unisex" purchase rates. That means the annuity purchase rates are the same for males and females. Any questions you have as to whether you are participating in an "employer-related" pension or profit-sharing plan should be directed to your employer. Any question you or your employer have about unisex rates may be directed to the John Hancock Annuity Servicing Office.

 HOW WE SUPPORT THE GUARANTEE PERIODS

  All of John Hancock's general account assets support its obligations under the guarantee periods (as well as all of its other obligations and liabilities). To hold the assets that support primarily the guarantee periods, we have established a "non-unitized" separate account ("Account"). With a non-unitized separate account, you have no interest in or preferential claim on any of the assets held in the account. The investments we purchase with amounts you allocated to the guarantee periods belong to us; any favorable investment performance on the assets allocated to the guarantee periods belongs to us. Instead, you earn interest at the guaranteed interest rate you selected, provided that you don't surrender, transfer, or withdraw your assets prior to the end of your selected guarantee period.

 THE ACCUMULATION PERIOD

     On any date during the accumulation period, the total value of your contract in a guarantee period equals:

 . the amount of premium payments or transferred amounts allocated to the guarantee period, MINUS

 . the amount of any withdrawals or transfers paid out of the guarantee period
   (including the amount of any negative market value adjustments resulting from such withdrawals or transfers), PLUS

 . the amount of any positive market value adjustments resulting from such withdrawals and transfers, MINUS

 . the amount of any charges deducted from that guarantee period, PLUS

 . interest compounded daily on any amounts in the guarantee period at the effective annual rate of interest we have declared for that guarantee period.

 THE ANNUITY PERIOD

  Annuity payments are made to the annuitant, if still living. If more than one annuitant is living at the date of maturity, the payments are made to the younger of them.

Date of maturity

  Your contract specifies a date of maturity, when payments from one of our annuity options are scheduled to begin. You initially choose the date of maturity when you complete your application for a contract. Unless we otherwise permit, the date of maturity must be

 . at least 6 months after the date the first premium payment is applied to your contract, and

 . no later than the maximum age specified in your contract (normally age 95).

  Subject always to these requirements, you may change the date of maturity. The John Hancock Annuity Servicing Office must receive your new selection at least 31 days prior to the new date of maturity, however. Also, if you are selecting or changing your date of maturity for a contract issued under a tax qualified plan, special limits apply. We provide general information on tax qualified plans under "Tax Information --Contracts purchased for a tax qualified plan," in the Additional Information section of this prospectus.

Choosing  annuity payments

  We will generally apply amounts allocated to the guarantee periods as of the date of maturity to provide fixed annuity payments. If all guarantee periods under your contract end on the date of maturity, we will not make a market value adjustment.

  We will, however, make a market value adjustment to any remaining guarantee period amounts on the date of maturity, before we apply such amounts to an annuity payment option. We will also deduct any premium tax charge.

 Selecting an annuity option

  Each contract provides, at the time of its issuance, for monthly annuity payments to start on the date of maturity pursuant to Option A: "life annuity with 10 years guaranteed".

  Prior to the date of maturity, you may select a different annuity option. However, if the total value of your contract on the date of maturity is not at least $5,000, Option A: "life annuity with 10 years guaranteed" will apply, regardless of any other election that you have made. You may not change the form of annuity option once payments commence.

  If the initial monthly payment under an annuity option would be less than $50, we may make a single sum payment equal to the total surrender value of your contract on the date the initial payment would be payable. Such single payment would replace all other benefits.

  Subject to that $50 minimum limitation, your beneficiary may elect an annuity option if:

 . you have not made an election prior to the annuitant's death;

 . the beneficiary is entitled to payment of a death benefit of at least $5,000 in a single sum; and

 . the beneficiary notifies us of the election prior to the date the proceeds become payable.

Fixed monthly annuity payments

  The dollar amount of each fixed monthly annuity payment is specified during the entire period of annuity payments, according to the provisions of the annuity option selected. To determine such dollar amount we first, in accordance with the procedures described above, calculate the amount to be applied to the fixed annuity option as of the date of maturity. We then divide the difference by $1,000 and multiply the result by the greater of

 . the applicable fixed annuity purchase rate shown in the appropriate table in the contract; or

 . the rate we currently offer at the time of annuitization. (This current rate may be based on the sex of the annuitant, unless prohibited by law.)

Annuity options

  Here are some of the annuity options that are available, subject to the terms and conditions described above. We may make other annuity options available in addition to those listed here and in your contract, but we are not obligated to do so.

  OPTION A: LIFE ANNUITY WITH PAYMENTS FOR A GUARANTEED PERIOD - We will make monthly, quarterly, semi-annual or annual payments for a guaranteed period of 5, 10, or 20 years, as selected by you or your beneficiary, and after such period for as long as the payee lives. If the payee dies prior to the end of such guaranteed period, we will continue payments for the remainder of the guarantee period to a contingent payee, subject to the terms of any supplemental agreement issued.

  Federal income tax requirements currently applicable to contracts used with H.R. 10 plans and individual retirement annuities provide that the period of years guaranteed under Option A cannot be any greater than the joint life expectancies of the payee and his or her designated beneficiary.

  OPTION B: LIFE ANNUITY WITHOUT FURTHER PAYMENT ON DEATH OF PAYEE - We will make monthly, quarterly, semi-annual or annual payments to the payee as long as he or she lives. We guarantee no minimum number of payments.

  OPTION C: JOINT AND LAST SURVIVOR - We will make monthly, quarterly, semi-annual or annual payments for the payee's life and the life of the payee's spouse/joint payee. Upon the death of one payee, we will continue payments to the surviving payee. All payments stop at the death of the surviving payee.

  OPTION D: JOINT AND 1/2 SURVIVOR; OR JOINT AND 2/3 SURVIVOR - We will make monthly, quarterly, semi-annual or annual payments for the payee's life and the life of the payee's spouse/joint payee. Upon the death of one payee, we will continue payments (reduced to 1/2 or 2/3 the full payment amount) to the surviving payee. All payments stop at the death of the surviving payee.

  OPTION E: LIFE INCOME WITH CASH REFUND - We will make monthly, quarterly, semi-annual or annual payments for the payee's life. Upon the payee's death, we will provide a contingent payee with a lump-sum payment, if the total payments to the payee were less than the accumulated value at the time of annuitization.

 The lump-sum payment, if any, will be for the balance.

  OPTION F: INCOME FOR A FIXED PERIOD - We will make monthly, quarterly, semi-annual or annual payments for a pre-determined period of time to a maximum of 30 years. If the payee dies before the end of the fixed period, payments will continue to a contingent payee until the end of the period.

  OPTION G: INCOME OF A SPECIFIC AMOUNT - We will provide payments for a specific amount. Payments will stop only when the amount applied and earnings have been completely paid out. If the payee dies before receiving all the payments, we will continue payments to a contingent payee until the end of the contract.

  Payments under Options F and G will be calculated for a minimum period of 10 years, unless your contract has been in force for 5 years or more.

  If the payee is more than 85 years old on the date of maturity, the following two options are not available without our consent:

 . Option A: "life annuity with 5 years guaranteed" and

 . Option B: "life annuity without further payment on the death of payee."

DISTRIBUTION REQUIREMENTS FOLLOWING DEATH OF OWNER

  If you did not purchase your contract under a tax qualified plan (as that term is used in the "Tax Information" section of this prospectus), the Code requires that the following distribution provisions apply if you die. We summarize these provisions in the box below. (If your contract has joint owners, these provisions apply upon the death of the first to die.)

  In most cases, these provisions do not cause a problem if you are also the annuitant under your policy. If you have designated someone other than yourself as the annuitant, however, your heirs will have less discretion than you would have had in determining when and how the contract's value would be paid out.

--------------------------------------------------------------------------------
 IF YOU DIE BEFORE ANNUITY PAYMENTS HAVE BEGUN:

..    if the contract's designated beneficiary is your surviving spouse, your spouse may continue the contract in force as the owner.

..    if the beneficiary is not your surviving spouse OR if the beneficiary is your surviving spouse but chooses not to continue the contract, the entire interest (as discussed below) in the contract on the date of your death must be:

          (1)  paid out in full within five years of your death or

          (2) applied in full towards the purchase of a life annuity on the beneficiary with payments commencing within one year of your death

     If you are the last surviving annuitant, as well as the owner, the entire interest in the contract on the date of your death equals the death benefit that then becomes payable. If you are the owner but not the last surviving annuitant, the entire interest equals

..    the total value of your contract if paid out in full within five years of your death, or

..    the total value of your contract applied in full towards the purchase of a life annuity on the beneficiary with payments commencing within one year of your death.

IF YOU DIE ON OR AFTER ANNUITY PAYMENTS HAVE BEGUN

..    any remaining amount that we owe must be paid out at least as rapidly as under the method of making annuity payments that is then in use.

--------------------------------------------------------------------------------

  The Code imposes very similar distribution requirements on contracts used to fund tax qualified plans. We provide the required provisions for tax qualified plans in separate disclosures and endorsements.

  Notice of the death of an owner or annuitant should be furnished promptly to the John Hancock Annuity Servicing Office.

WHEN WE PAY CONTRACT PROCEEDS

  Ordinarily, we will pay any death benefit, withdrawal or surrender value within 7 days after we receive the last required form or request (and, with respect to the death benefit, any other documentation that may be required.) We may, however, defer payment of proceeds payable out of any guarantee period for a period of up to 6 months.

  If your premium payment is made by check, we also reserve the right to defer payment for a reasonable period of time (not to exceed 15 days) to allow the check to clear the banking system.

MISCELLANEOUS PROVISIONS

Assignment; change of owner or beneficiary

  To qualify for favorable tax treatment, certain contracts can't be sold; assigned; discounted; or pledged as collateral for a loan, as security for the performance of an obligation, or for any other purpose, unless the owner is a trustee under section 401(a) of the Internal Revenue Code.

  Subject to these limits, while the annuitant is alive, you may designate someone else as the owner by written notice to the John Hancock Annuity Servicing Office. You choose the beneficiary in the application for the contract. You may change the beneficiary by written notice no later than receipt of due proof of the death of the annuitant. Changes of owner or beneficiary will take effect when we receive them, whether or not you or the annuitant is then alive. However, these changes are subject to:

 . the rights of any assignees of record and

 . certain other conditions referenced in the contract.

  An assignment, pledge, or other transfer may be a taxable event. See "Tax information" below. Therefore, you should consult a competent tax adviser before taking any such action.

TAX INFORMATION

Our income taxes

  We are taxed as a life insurance company under the Internal Revenue Code (the "Code"). The Account is taxed as part of our operations and is not taxed separately.

  The contracts permit us to deduct a charge for any taxes we incur that are attributable to the operation or existence of the contracts or the Account.

 Currently, we do not anticipate making a charge for such taxes. If the level of the current taxes increases, however, or is expected to increase in the future, we reserve the right to make a charge in the future.

Contracts not purchased to fund a tax qualified plan

   Undistributed gains

  We believe the contracts will be considered annuity contracts under Section 72 of the Code. This means that, ordinarily, you pay no federal income tax on any gains in your contract until we actually distribute assets to you.

  However, a contract owned other than by a natural person (e.g., corporations, partnerships, limited liability companies and other such entities) does not generally qualify as an annuity for tax purposes. Any increase in value therefore would constitute ordinary taxable income to such an owner in the year earned.

   Annuity payments

  When we make payments under a contract in the form of an annuity, each payment will result in taxable ordinary income to you, to the extent that each such payment exceeds an allocable portion of your "investment in the contract" (as defined in the Code). In general, your "investment in the contract" equals the aggregate amount of premium payments you have made over the life of the contract, reduced by any amounts previously distributed from the contract that were not subject to tax.

  The Code prescribes the allocable portion of each such annuity payment to be excluded from income according to one formula if the payments are variable and a somewhat different formula if the payments are fixed. In each case, speaking generally, the formula seeks to allocate an appropriate amount of the investment in the contract to each payment. After the entire "investment in the contract" has been distributed, any remaining payment is fully taxable.

   Surrenders, withdrawals and death benefits

  When we make a single sum payment from a contract, you have ordinary taxable income, to the extent the payment exceeds your "investment in the contract" (discussed above). Such a single sum payment can occur, for example, if you surrender your contract before the date of maturity or if no annuity payment option is selected for a death benefit payment.

  When you take a partial withdrawal from a contract before the date of maturity, including a payment under a systematic withdrawal plan, all or part of the payment may constitute taxable ordinary income to you. If, on the date of withdrawal, the total value of your contract exceeds the investment in the contract, the excess will be considered "gain" and the withdrawal will be taxable as ordinary income up to the amount of such "gain". Taxable withdrawals may also be subject to the special penalty tax for premature withdrawals as explained below. When only the investment in the contract remains, any subsequent withdrawal made before the date of maturity will be a tax-free return of investment. If you assign or pledge any part of your contract's value, the value so pledged or assigned is taxed the same way as if it were a partial withdrawal.

  For purposes of determining the amount of taxable income resulting from a single sum payment or a partial withdrawal, all annuity contracts issued by John Hancock or its affiliates to the owner within the same calendar year will be treated as if they were a single contract.

  All or part of any death benefit proceeds may constitute a taxable payout of earnings. A death benefit payment generally results in taxable ordinary income to the extent such payment exceeds your "investment in the contract."

  Under the Code, an annuity must provide for certain required distributions. For example, if the owner dies on or after the maturity date, and before the entire annuity value has been paid, the remaining value must be distributed at least as rapidly as under the method of distribution being used at the date of the owner's death. We discuss other distribution requirements in the preceding section entitled "Distribution following death of owner."

   Penalty for premature withdrawals

  The taxable portion of any withdrawal, single sum payment and certain death benefit payments may also trigger an additional 10% penalty tax. The penalty tax does not apply to payments made to you after age 59 1/2, or on account of your death or disability. Nor will it apply to withdrawals in substantially equal periodic payments over the life of the payee (or over the joint lives of the payee and the payee's beneficiary).

   Puerto Rico annuity contracts not purchased to fund a tax qualified plan

  Under the Puerto Rico tax laws, distributions from a contract not purchased to fund a tax qualified plan ("Non-Qualified Contract") before annuitization are treated as non-taxable return of principal until the principal is fully recovered. Thereafter, all distributions are fully taxable. Distributions after annuitization are treated as part taxable income and part non-taxable return of principal. The amount excluded from gross income after annuitization is equal to the amount of the distribution in excess of 3% of the total purchase payments paid, until an amount equal to the total purchase payments paid has been excluded. Thereafter, the entire distribution from a Non-Qualified Contract is included in gross income. Puerto Rico does not currently impose an early withdrawal penalty tax. Generally, Puerto Rico does not require income tax to be withheld from distributions of income.

Contracts purchased for a tax qualified plan

  We have no responsibility for determining whether a particular retirement plan or a particular contribution to the plan satisfies the applicable requirements of the Code, or whether a particular employee is eligible for inclusion under a plan. In general, the Code imposes limitations on the amount of annual compensation that can be contributed into a tax-qualified plan, and contains rules to limit the amount you can contribute to all of your tax-qualified plans.

 Trustees and administrators of tax qualified plans may, however, generally invest and reinvest existing plan assets without regard to such Code imposed limitations on contributions. Certain distributions from tax qualified plans may be transferred directly to another plan, unless funds are added from other sources, without regard to such limitations.

  The Code generally requires tax-qualified plans (other than Roth IRAs) to begin making annual distributions of at least a minimum amount each year after a specified point. For example, minimum distributions to an employee under an employer's pension and profit sharing plan qualified under Section 401(a) of the Code must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires. On the other hand, distributions from a traditional IRA, SIMPLE IRA or SEP IRA must begin no later than April 1 of the year following the year in which the contract owner attains age 70 1/2. The minimum amount of a distribution and the time when distributions start will vary by plan.

   Tax-free rollovers

   For tax years beginning in 2002, if permitted under your plans, you may make a tax-free rollover from:

 . a traditional IRA to another traditional IRA,

 . a traditional IRA to another tax-qualified plan, including a Section 403(b) plan

 . any tax-qualified plan (other than a Section 457 deferred compensation plan maintained by a tax-exempt organization) to a traditional IRA,

 . any tax-qualified plan (other than a Section 457 deferred compensation plan maintained by a tax exempt organization) to another tax-qualified plan, including a roll-over of amounts from your prior plan derived from your "after-tax" contributions from "involuntary" distributions,

 . a Section 457 deferred compensation plan maintained by a tax-exempt organization to another Section 457 deferred compensation plan maintained by a tax-exempt organization and

 . a traditional IRA to a Roth IRA, subject to special restrictions discussed below.

  In addition, if your spouse survives you, he or she is permitted to rollover your tax-qualified retirement account to another tax-qualified retirement account in which your surviving spouse participates, to the extent permitted by your surviving spouse' plan.

   Traditional IRAs

  Annual contribution limit.  A traditional individual retirement annuity (as
  -------------------------
defined in Section 408 of the Code) generally permits an eligible purchaser to make annual contributions which cannot exceed the lesser of:

 . 100% of compensation includable in your gross income, or

 . the IRA annual limit for that tax year. For tax years beginning in 2002, 2003 and 2004, the annual limit is $3,000 per year. For tax years beginning in 2005, 2006 and 2007, the annual limit is $4,000 per year and, for the tax year beginning in 2008, the annual limit is $5,000. After that, the annual limit is indexed for inflation in $500 increments as provided in the Code.

  Catch-Up Contributions. An IRA holder age 50 or older may increase
  ----------------------
contributions from compensation to an IRA by an amount up to $500 a year for tax years beginning in 2002, 2003, 2004 and 2005, and by an amount up to $1,000 for the tax year beginning in 2006.

  Spousal IRA. You may also purchase an IRA contract for the benefit of your
  -----------
spouse (regardless of whether your spouse has a paying job). You can generally contribute up to the annual limit for each of you and your spouse (or, if less, your combined compensation).

  Deductibility of contributions.  You may be entitled to a full deduction, a
  ------------------------------
partial deduction or no deduction for your traditional IRA contribution on your federal income tax return.

  The amount of your deduction is based on the following factors:

 . whether you or your spouse is an active participant in an employer sponsored retirement plan,

 . your federal income tax filing status, and

 . your "Modified Adjusted Gross Income."

  Your traditional IRA deduction is subject to phase out limits, based on your Modified Adjusted Gross Income, which are applicable according to your filing status and whether you or your spouse are active participants in an employer sponsored retirement plan. You can still contribute to a traditional IRA even if your contributions are not deductible.

  Distributions. In general, all amounts paid out from a traditional IRA
  -------------
contract (in the form of an annuity, a single sum, death benefits or partial withdrawal), are taxable to the payee as ordinary income. As in the case of a contract not purchased under a tax-qualified plan, you may incur additional adverse tax consequences if you make a surrender or withdrawal before you reach age 59 1/2 (unless certain exceptions apply as specified in Code section 72(t)). If you have made any non-deductible contributions to an IRA contract, all or part of any withdrawal or surrender proceeds, single sum death benefit or annuity payment, may be excluded from your taxable income when you receive the proceeds.

  The tax law requires that annuity payments under a traditional IRA contract begin no later than April 1 of the year following the year in which the owner attains age 70 1/2.

   Roth IRAs

  Annual contribution limit.  A Roth IRA is a type of non-deductible IRA.  In
  -------------------------
general, you may make purchase payments of up to the IRA annual limit ($3,000 per year for tax years beginning in 2002, 2003 and 2004; $4,000 per year for tax years beginning in 2005, 2006 and 2007, and $5,000 for the tax year beginning in
2008). After that, the annual limit is indexed for inflation in $500 increments as provided in the Code.

  The IRA annual limit for contributions to a Roth IRA phases out (i.e., is reduced) for single taxpayers with adjusted gross incomes between $95,000 and $110,000, for married taxpayers filing jointly with adjusted gross incomes between $150,000 and $160,000, and for a married taxpayer filing separately with adjusted gross income between $0 and $10,000.

  Catch-Up Contributions. A Roth IRA holder age 50 or older may increase
  ----------------------
contributions from compensation to an IRA by an amount up to $500 a year for tax years beginning in 2002, 2003, 2004 and 2005, and by an amount up to $1,000 for the tax year beginning in 2006.

  Spousal IRA. You may also purchase a Roth IRA contract for the benefit of
  -----------
your spouse (regardless of whether your spouse has a paying job). You can generally contribute up to the annual limit for each of you and your spouse (or, if less, your combined compensation), subject to the phase-out rules discussed above.

  Distributions. If you hold your Roth IRA for at least five years the payee
  -------------
will not owe any federal income taxes or early withdrawal penalties on amounts paid out from the contract:

 . after you reach age 59 1/2,

 . on your death or disability, or

 . to qualified first-time home buyers (not to exceed a lifetime limitation of $10,000) as specified in the Code.

  The Code treats payments you receive from Roth IRAs that do not qualify for the above tax free treatment first as a tax-free return of the contributions you made. However, any amount of such non-qualifying payments or distributions that exceed the amount of your contributions is taxable to you as ordinary income and possibly subject to the 10% penalty tax (unless certain exceptions apply as specified in Code section 72(t).

  Conversion to a Roth IRA. You can convert a traditional IRA to a Roth IRA,
  ------------------------
unless

 . you have adjusted gross income over $100,000, or

 . you are a married taxpayer filing a separate return.

The Roth IRA annual contribution limit does not apply to converted amounts.

  You must, however, pay tax on any portion of the converted amount that would have been taxed if you had not converted to a Roth IRA. No similar limitations apply to rollovers from one Roth IRA to another Roth IRA.

   SIMPLE IRA plans

  In general, a small business employer may establish a SIMPLE IRA retirement plan if the employer employed 100 or fewer employees earning at least $5,000 during the preceding year. As an eligible employee of the business, you may make pre-tax contributions to the SIMPLE IRA plan. You may specify the percentage of compensation that you want to contribute under a qualified salary reduction arrangement, provided the amount does not exceed the SIMPLE IRA annual contribution limit. The SIMPLE IRA annual limit is $7,000 for tax years beginning in 2002, $8,000 for 2003, $9,000 for 2004, and $10,000 for 2005. After
that, the annual limit is indexed for inflation in $500 increments as provided in the Code. Your employer must elect to make a matching contribution of up to 3% of your compensation or a non-elective contribution equal to 2% of your compensation.

  Catch-Up Contributions. A SIMPLE IRA holder age 50 or older may increase
  ----------------------
contributions of compensation by an amount up to $500 for tax years beginning in 2002, $1,000 for 2003, $1,500 for 2004, $2,000 for 2005 and $2,500 for 2006.

 After that, for tax years beginning in 2007, the SIMPLE IRA catch-up contribution limit is indexed annually for inflation in $500 increments as provided in the Code.

  Distributions. The requirements for minimum distributions from a SIMPLE IRA
  -------------
retirement plan, and rules on taxation of distributions from a SIMPLE retirement plan, are generally the same as those discussed above for distributions from a traditional IRA.

   Simplified Employee Pension plans (SEPs)

  SEPs are employer sponsored plans that may accept an expanded rate of contributions from one or more employers. Employer contributions are flexible, subject to certain limits under the Code, and are made entirely by the business owner directly to a SEP-IRA owned by the employee. Contributions are tax-deductible by the business owner and are not includable in income by employees until withdrawn. The maximum deductible amount that may be contributed to a SEP is 25% of compensation, up to the SEP compensation limit specified in the Code for the year ($200,000 for the year 2002) with a cap of $40,000.

  Distributions. The requirements for minimum distributions from a SEP-IRA, and
  -------------
rules on taxation of distributions from a SEP-IRA, are generally the same as those discussed above for distributions from a traditional IRA.

   Section 403(b) plans

  Under these tax-sheltered annuity arrangements, public school systems and certain tax-exempt organizations can make premium payments into "403(b) contracts" owned by their employees that are not taxable currently to the employee.

  Annual Contribution Limit. In general, the amount of the non-taxable contributions made for a 403(b) contract each year may not, together with all other deferrals the employee elects under other tax-qualified plans, exceed an annual "elective deferral limit" (see "Elective Deferral Limits," below). The annual contribution limit is subject to certain other limits described in
Section 415 of the Code and the regulations thereunder. Special rules apply for certain organizations that permit participants to increase their elective deferrals.

  Catch-Up Contributions.   A Section 403(b) plan participant age 50 or older
  ----------------------
may increase contributions to a 403(b) plan by an amount that, together with all other catch-up contributions made to other tax-qualified plans, does not exceed an annual "elective catch-up limit." (See "Elective Catch-Up Limits," below.)

  Distributions. When we make payments from a 403(b) contract on surrender of
  -------------
the contract, partial withdrawal, death of the annuitant, or commencement of an annuity option, the payee ordinarily must treat the entire payment as ordinary taxable income. Moreover, the Code prohibits distributions from a 403(b) contract before the employee reaches age 59 1/2, except:

 . on the employee's separation from service, death, or disability,

 . with respect to distributions of assets held under a 403(b) contract as of December 31, 1988, and

 . transfers and exchanges to other products that qualify under Section 403(b).

  Minimum distributions under a 403(b) contract must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires

   Pension and profit sharing plans qualified under Section 401(a)

  In general, an employer may deduct from its taxable income premium payments it makes under a qualified pension or profit-sharing plan described in Section 401(a) of the Code. Employees participating in the plan generally do not have to pay tax on such contributions when made. Special requirements apply if a 401(a) plan covers an employee classified under the Code as a "self-employed individual" or as an "owner-employee."

  Annuity payments (or other payments, such as upon withdrawal, death or surrender) generally constitute taxable income to the payee; and the payee must pay income tax on the amount by which a payment exceeds its allocable share of the employee's "investment in the contract" (as defined in the Code), if any. In general, an employee's "investment in the contract" equals the aggregate amount of premium payments made by the employee.

  The non-taxable portion of each annuity payment is determined, under the Code, according to one formula if the payments are variable and a somewhat different formula if the payments are fixed. In each case, speaking generally, the formula seeks to allocate an appropriate amount of the investment in the contract to each payment. Favorable procedures may also be available to taxpayers who had attained age 50 prior to January 1, 1986.

  Minimum distributions to the employee under an employer's pension and profit sharing plan qualified under Section 401(a) of the Code must begin no later than April 1 of the year following the year in which the employee (except an employee who is a "5-percent owner" as defined in Code section 416) reaches age 70 1/2 or, if later, retires.

   "Top-heavy" plans

  Certain plans may fall within the definition of "top-heavy plans" under
Section 416 of the Code. This can happen if the plan holds a significant amount of its assets for the benefit of "key employees" (as defined in the Code). You should consider whether your plan meets the definition. If so, you should take care to consider the special limitations applicable to top-heavy plans and the potentially adverse tax consequences to key employees.

   Section 457 deferred compensation plans

  Under the provisions of Section 457 of the Code, you can exclude a portion of your compensation from gross income if you participate in a deferred compensation plan maintained by:

 . a state,

 . a political subdivision of a state,

 . an agency or instrumentality or a state or political subdivision of a state, or

 . a tax-exempt organization.

  As a "participant" in such a deferred compensation plan, any amounts you exclude (and any income on such amounts) will be includible in gross income only for the taxable year in which such amounts are paid or otherwise made available to the annuitant or other payee.

  The deferred compensation plan must satisfy several conditions, including the following:

 . the plan must not permit distributions prior to your separation from service
   (except in the case of an unforeseen emergency), and

 . all compensation deferred under the plan shall remain solely the employer's property and may be subject to the claims of its creditors.

  Annual contribution limit. The amount of the non-taxable contributions made
  -------------------------
for a Section 457 plan each year may not, together with all other deferrals the employee elects under other tax-qualified plans, exceed an annual "elective deferral limit," and is subject to certain other limits described in Section 402(g) of the Code. (See "Elective Deferral Limits," below.)

  Catch-Up Contributions. A 457 plan participant age 50 or older may increase
  ----------------------
contributions to a 457 plan by an amount that, together with all other catch-up contributions made to other tax-qualified plans, does not exceed an annual "elective catch-up limit." (See "Elective Catch-Up Limits," below.)

  Distributions. When we make payments under your contract in the form of an
  -------------
annuity, or in a single sum such as on surrender, withdrawal or death of the annuitant, the payment is taxed as ordinary income. Minimum distributions under a Section 457 plan must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires

   Elective Deferral Limits

  A participant in a Section 403(b) plan, a Section 457 Plan or in certain other types of tax-qualified pension and profit sharing plans that are commonly referred to as "401(k)" plans and "SARSEPS" may elect annually to defer current compensation so that it can be contributed to the applicable plan or plans. The annual elective deferral limit is $11,000 for tax years beginning in 2002, $12,000 for 2003, $13,000 for 2004, $14,000 for 2005 and $15,000 for 2006. After
that, for the tax years beginning in 2007, 2008 and 2009, the annual elective deferral limit is indexed for inflation in $500 increments as provided in the Code.

   Elective Catch-up Limits

  A participant in a Section 403(b) plan, a Section 457 Plan or in certain other types of tax-qualified pension and profit sharing plans that are commonly referred to as "401(k)" plans and "SARSEPS" who is age 50 or older may increase contributions by an amount up to $1,000 for tax years beginning in 2002, $2,000 for 2003, $3,000 for 2004, $4,000 for 2005 and $5,000 for 2006. After that, for the tax years beginning in 2007, the elective catch-up contribution limit is indexed for inflation in $500 increments as provided in the Code.

   Withholding on rollover distributions

  The tax law requires us to withhold 20% from certain distributions from tax qualified plans. We do not have to make the withholding, however, if you rollover your entire distribution to another plan and you request us to pay it directly to the successor plan. Otherwise, the 20% mandatory withholding will reduce the amount you can rollover to the new plan, unless you add funds to the rollover from other sources. Consult a qualified tax adviser before making such a distribution.

   Puerto Rico annuity contracts purchased to fund a tax-qualified plan

  The provisions of the tax laws of Puerto Rico vary significantly from those under the Internal Revenue Code of the United States with respect to the various "tax qualified" plans described above. Although we may offer variable annuity contracts in Puerto Rico in connection with "tax qualified" plans, the text of the prospectus under the subsection "Contracts purchased for a tax qualified plan" is inapplicable in Puerto Rico and should be disregarded.

See your own tax adviser

  The above description of Federal (and Puerto Rico) income tax consequences to owners of and payees under contracts, and of the different kinds of tax qualified plans which may be funded by the contracts, is only a brief summary and is not intended as tax advice. The rules under the Code governing tax qualified plans are extremely complex and often difficult to understand.

 Changes to the tax laws may be enforced retroactively. Anything less than full compliance with the applicable rules, all of which are subject to change from time to time, can have adverse tax consequences. The taxation of an annuitant or other payee has become so complex and confusing that great care must be taken to avoid pitfalls. For further information you should consult a qualified tax adviser.

FURTHER INFORMATION ABOUT JOHN HANCOCK

Business of John Hancock Life Insurance Company

  We are John Hancock (formerly known as John Hancock Mutual Life Insurance Company), a life insurance company organized under the laws of Massachusetts in 1862. Pursuant to a Plan of Reorganization effective February 1, 2000, we converted from a mutual life insurance company to a stock life insurance company and became a wholly-owned subsidiary of John Hancock Financial Services, Inc. Also on February 1, 2000, John Hancock Financial Services, Inc. completed an initial public offering of 102,000,000 shares of its common stock, par value $0.01 per share.

  John Hancock today is one of the nation's leading financial services companies, providing a broad array of insurance and investment products and services to retail and institutional customers, primarily in North America.

  We operate our business in five segments. Two segments primarily serve retail customers, and two segments serve institutional customers. Our fifth segment is the Corporate and Other Segment.

  Our retail segments are the Protection Segment and the Asset Gathering Segment. The Protection Segment offers variable life, universal life, whole life, term life, and individual and group long-term care insurance products. The Asset Gathering Segment offers variable and fixed, deferred and immediate annuities, and mutual funds. Our retail business also includes our retail distribution and customer service operations.

  According to the latest publicly available data, with respect to the United States, the Company is the eighth largest writer of individual life insurance based on new and recurring individual life sales, the third largest writer of individual variable universal life insurance and the tenth largest writer of individual universal life insurance. We believe we are the second largest writer of individual long-term care insurance and the top provider of group long-term care insurance based on total premiums in force. As of December 31, 2002, we were the 21st largest writer of individual annuity contracts, based on LIMRA sales data. Our mutual fund subsidiary ranked 18th among non-proprietary broker-sold U.S. asset managers in terms of total long-term, open-end assets under management as of December 31, 2002.

  Our institutional segments are the Guaranteed and Structured Financial Products Segment and the Investment Management Segment. The Guaranteed and Structured Financial Products Segment offers a wide variety of spread-based and fee-based investment products and services. The spread-based products provide the customer with some form of guaranteed return. The Investment Management Segment consists of investment management services and products marketed to institutions. This business is primarily fee-based and investment management products generally do not offer guarantees.

  Our Corporate and Other Segment consists primarily of our international group insurance operations, corporate operations and non-core businesses that are either in the process of winding down (i.e., are in "run-off") or have been divested.

  As of December 31, 2002 and 2001, respectively, our total assets under management were $117.6 billion and $114.8 billion, which includes $25.8 billion and $29.3 billion of assets invested in the Company's retail mutual funds. Total shareholder's equity, excluding net unrealized capital gains on securities, was $5.9 billion and $5.4 billion as of December 31, 2002 and 2001, respectively. In addition, John Hancock generated $6.5 billion and $7.1 billion in revenues and $458.9 million and $573.9 million in net income in 2002 and 2001, respectively.

Protection Segment

   Overview

  Through our Protection Segment, we offer a variety of non-traditional and traditional life insurance products and individual and group long-term care insurance products. Our non-traditional life insurance products include variable life and universal life insurance. Our traditional life insurance products include whole life insurance and term life insurance.

  The Protection Segment has traditionally been our largest business segment, contributing 47.1%, 41.4% and 39.6% of consolidated operating revenues and 40.0%, 37.6% and 33.7% of consolidated segment after-tax operating income in the years ended December 31, 2002, 2001 and 2000, respectively. The Protection Segment generated revenues of $3,259.2 million, $3,054.7 million and $2,887.0 million and segment after-tax operating income of $309.7 million, $284.3 million and $238.8 million in 2002, 2001, and 2000, respectively.

   Distribution

  Protection products are distributed through multiple distribution channels including Signator, M Financial Group, Banks, the Internet, and through Group and private label relationships. Our strategy is to provide competitive products and outstanding service.

  SIGNATOR. Signator, created in 1999, is a separate distribution subsidiary. Signator is comprised of Career Agents and Signator Brokerage, Direct Brokerage and Broker/Dealers. The Signator Career Agency system includes approximately 1,650 career sales personnel. We have transitioned our Career Agents to financial advisors by providing them with highly tailored financial planning tools and market support, as well as an open architecture system which enables them to sell other companies' products. This structure has enabled us to recruit, develop and retain top producers. Because we believe the biggest growth opportunity exists in the brokerage arena we have made significant strides to expand into this marketplace. The brokerage channel distributes life and long-term care insurance products through producer groups, brokerage general agencies, independent broker dealers, wire houses and banks. The John Hancock Direct Brokerage unit has a regional brokerage staff, internal wholesaling unit, account executive and marketing team of its own that grows and manages relationships to drive sales. We focus on relationships with firms that produce in excess of one million dollars in target premium per year.

  M FINANCIAL GROUP. M Financial Group is a national producer group founded in 1978 comprised of approximately 105 life insurance producing firms with approximately 425 individual producers operating exclusively in the upper end of the wealth transfer and executive benefit markets. The life insurance companies in the consolidated Company have been either the first or second largest provider of life insurance products to the M Financial Group in each of the past three years, although the member firms also sell the products of other prominent U.S. life insurance companies. For the year 2002, the life insurance companies in the consolidated Company were the largest provider. We have jointly developed a proprietary life insurance product line with M Financial Group to meet the distinct requirements of its producers. We also offer four proprietary investment options of M Fund, Inc. on all variable life insurance products sold by M Financial Group members, in addition to the investment options supported by the variable series trust (VST). In 2000, we became the first provider to roll out Magnastar, M Group's proprietary private placement life insurance product, co-manufactured by M Life, John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company. In addition to these proprietary products, we provide a number of exclusive services to M Financial Group members, including a deferred compensation plan, dedicated sales, underwriting and services teams and participation in special marketing events, as well as M Financial Group sponsored systems and technology initiatives. In addition, M Life Insurance Company shares the insurance risk, through reinsurance, on 50% of most of our policies that its members sell. These products and services and this reinsurance arrangement serve to align M Financial Group producers' incentives with ours. During 2000, the Life Company was the only provider to extend debt financing for M Financial Holdings, Inc.'s purchase of one of its own COLI firms, to assist it in the first step of its long-term aggregation process. The business generated by M Financial Group producers has experienced lower termination or non-renewal (referred to in the industry as "lapse") and mortality rates than the industry average.

   E-BUSINESS & RETAIL PARTNERSHIPS. This unit, launched in 1996, complements our traditional sales efforts. Through this unit, we sell term life insurance over the Internet and on the telephone directly to consumers. Consumers can call a toll-free number or go directly to our web site to get information, obtain a quote or start an application.

   BANKS. We offer a full line of life and individual long-term care insurance products through banks that have established an insurance sales force. Sales of insurance products in this channel build on our well developed sales of fixed and variable annuity and mutual fund product sales in the bank channel.

  GROUP SALES FORCE. Group long-term care insurance products are marketed by a dedicated sales force located in major cities around the country. The sales force works closely with consultants, brokers, and other intermediaries to generate sales and grow existing accounts.

   PRIVATE LABEL ARRANGEMENTS. We administer an individual long-term care insurance product which was sold in prior years through another insurer under a private label arrangement.

Underwriting

  Insurance underwriting involves a determination of the type and amount of risk that an insurer is willing to accept. Underwriting also determines the amount and type of reinsurance levels appropriate for a particular type of risk. By utilizing reinsurance, we can limit our risk and improve product pricing.

   Our underwriting standards for life insurance are intended to result in the issuance of policies that produce mortality experience consistent with the assumptions used in product pricing. Our underwriting is based on our historical mortality experience, as well as the experience of the insurance industry and of the general population. We continually compare our underwriting standards against the industry to mitigate our exposure to higher risk business and to stay abreast of industry trends. For individual long-term care insurance products, we use separate but similar underwriting criteria appropriate to the morbidity risks insured. Our overall profitability depends to a large extent on the degree to which our mortality and/or morbidity experience matches our pricing assumptions. Our life and long-term care insurance underwriters evaluate policy applications on the basis of the information provided by the applicant and others. We implemented new programs to improve our underwriting process. These include the Telephone Interview Program, which permits eligible long-term care insurance clients to be interviewed over the telephone by trained nurses, replacing the collection of a physician's statement in 50% of the cases, leading to lower costs and faster cycle times, without any loss of required underwriting information. We also implemented the STAR (System to Assess Risk) underwriting system in 2000 to improve the risk assessment process through automation which has resulted in a reduction of cycle times, improved productivity and a reduction of total costs. As an organization we continue to review our underwriting processes to further reduce our unit costs by streamlining our underwriting tools and increasing policy taken rates.

  Group long-term care underwriting is conducted on both the employer group level and the individual level. Our group long-term care corporate customers generally offer their employees the opportunity to purchase coverage on a "guaranteed-issue" basis, meaning that all employees are eligible for insurance coverage, and offer individually underwritten coverage to family members. We rely on our experience in underwriting large groups in order to set prices that take into account the underwriting arrangements, the general health conditions of the corporate customers' employees, the specifics of the negotiated plan design, and other demographic and morbidity trends. Group products are written on a guaranteed renewable basis, which permits repricing if necessary.

  Our corporate owned and bank owned life insurance policies covering multiple lives are issued on a guaranteed issue basis, where the amount of insurance issued per life on a guaranteed basis is related to the total number of lives being covered and the particular need for which the product is being purchased. Guaranteed issue underwriting applies to employees actively at work, and product pricing reflects the additional guaranteed issue underwriting risk.

   Reserves

  We establish and report liabilities for future policy benefits on our balance sheet to meet the obligations under our insurance policies and contracts. Our liability for variable life insurance and universal life insurance policies and contracts is equal to the cumulative account balances. Cumulative account balances include deposits plus credited interest less expense and mortality fees and withdrawals. Future policy benefits for our traditional life, individual long-term care and group long-term care insurance policies are calculated based on a set of actuarial assumptions that we establish and maintain throughout the lives of the policies. Our assumptions include investment yields, mortality, morbidity and expenses.

   Competition

  We face significant competition in all our retail protection businesses. Our competitors include other large and highly rated insurance carriers as well as certain banks, securities brokerage firms, investment advisors and other financial intermediaries marketing annuities and mutual funds. Some of these competitors have greater financial strength and resources and have penetrated more markets. We believe that we distinguish ourselves from our competitors through the combination of:

 . our strong and reputable brand name;

 . our strong financial ratings;

 . our broad range of competitive and innovative products and our ability to create unique product combinations for various distribution channels;

 . the depth of our experience as one of the first companies to offer variable life insurance, individual long-term care insurance and group long-term care insurance;

 . our brand penetration within each channel of distribution;

 . our dedication to customer service.

  Competition also exists for agents and other distributors of insurance products. Much of this competition is based on the pricing of products and the agent or distributor compensation structure. We believe that our competitive strengths coupled with the advantages of our Signator network will enable us to compete successfully to attract and retain top quality agents and distributors.

   Reinsurance

  We reinsure portions of the risks we assume for our protection products. The maximum amount of individual ordinary life insurance retained by us on any life is $10 million under an individual policy and $20 million under a second-to-die policy. As of January 1, 2001, we established additional reinsurance programs, which limit our exposure to fluctuations in life claims for individuals for whom the net amount at risk is $3 million or more. As of January 1, 2001, the Company entered into an agreement with two reinsurers covering 50% of its closed block business. The treaties are structured so they will not affect policyholder dividends or any other financial items reported within the closed block, which was established at the time of the Company's demutualization to protect the reasonable dividend expectations of certain participating life insurance policyholders.

  In addition, the Company has entered into reinsurance agreements to specifically address insurance exposure to multiple life insurance claims as a result of a catastrophic event. The Company has put into place, effective July 1, 2002, catastrophic reinsurance covering both individual and group policies written by all of its U.S. life insurance subsidiaries. The deductible for individual and group coverages combined is $25 million per occurrence and the limit of coverage is $40 million per occurrence. Both the deductible and the limit apply to the combined U.S. insurance subsidiaries. The Company has supplemented this coverage by reinsuring all of its accidental death exposures in excess of $100,000 per life under its group life insurance coverages, and 50% of such exposures below $100,000. Should catastrophic reinsurance become unavailable to the Company in the future, the absence of, or further limitations on, reinsurance coverage, could adversely affect the Company's future net income and financial position.

  Our long -term care business units reinsure with John Hancock Reassurance Company, LTD (JHReCo), a wholly-owned subsidiary of JHFS. Group Long Term Care ceded 50% of their inforce business prior to 1997 to JHReCo in 2001 (up from 40% in 2000 and 30% in 1999) and 50% of all new business effective in 1997 and later. Retail Long -Term Care also cedes business to JHReCo; 50% of all new business 1997 and later is ceded to JHReCo and 50% of business assumed from Fortis is retro-ceded to JHReCo.

  Our non-traditional life insurance business reinsures with JHReCo 100% of the risk associated with the no lapse guarantee benefit present in the protection universal life insurance products. This reinsurance agreement was

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effective in 2001 and includes policies issued in years 2001 and later. In addition, the traditional life insurance business entered into a reinsurance agreement with JHReCo to reinsure 50% its retained level premium term business written by the Company's subsidiary, John Hancock Variable Life Insurance Company. The agreement was effective in 2002 and includes inforce policies.

  By entering into reinsurance agreements with a diverse group of highly rated reinsurers, we seek to control our exposure to losses. Our reinsurance, however, does not discharge our legal obligations to pay policy claims on the policies reinsured. As a result, we enter into reinsurance agreements only with highly rated reinsurers. Nevertheless, there can be no assurance that all our reinsurers will pay the claims we make against them. Failure of a reinsurer to pay a claim could adversely affect our business, financial condition or results of operations.

  For a further description of operating results, see Management's Discussion and Analysis of Financial Condition and Results of Operations--Protection Segment, included elsewhere in this prospectus.

Asset Gathering Segment

   Overview

  Through our Asset Gathering Segment, we offer individual annuities, mutual fund products and investment management services. Individual annuities include variable and fixed annuities, both immediate and deferred. Mutual fund products primarily consist of open-end mutual funds and closed-end funds. Our investment management services include retirement services, and the management of institutional accounts. In this segment, we also include the results of Signator, John Hancock Signature Services, our servicing subsidiary, First Signature Bank & Trust Company, our limited-service banking subsidiary, and Essex Corporation, one of the nation's largest intermediaries between banks and product manufacturers for annuities.

  The Asset Gathering Segment contributed 16.3%, 15.7% and 16.4% of consolidated operating revenues and 16.9%, 19.6% and 18.2% of consolidated segment after-tax operating income in the years ended December 31, 2002, 2001 and 2000, respectively. The Asset Gathering Segment generated operating revenues of $1,124.8 million, $1,155.0 million and $1,195.9 million and segment after-tax operating income of $130.7 million, $148.3 million and $128.8 million in 2002, 2001 and 2000, respectively.

   Products and Markets - Annuities

  We offer variable and fixed annuities, immediate and deferred, to a broad range of consumers through multiple distribution channels. Annuities may be deferred, where assets accumulate until the contract is surrendered, the contractholder dies, or the contractholder begins receiving benefits under an annuity payout option; or immediate, where payments begin within one year of issue and continue for a fixed period of time or for life with or without a period certain.

  Variable annuities are separate account products, where the contractholder bears the investment risk and has the right to allocate their funds among various separate investment subaccounts. Our major source of revenues from variable annuities is mortality and expense fees charged to the contractholder, generally determined as a percentage of the market value of the underlying assets under management. We introduced a new variable annuity product line, the Revolution series, in 1999, and became the first in the industry to offer assistance with the cost of long-term care, with no underwriting. Revolution is targeted to the needs of aging consumers who want to accumulate funds for retirement and provide a hedge against the cost of long-term care. Revolution sales comprised 94% and 88% of total variable annuity sales for the years ended December 31, 2002 and 2001, respectively.

  Fixed annuities are general account products, where we bear the investment risk as funds are invested in our general account and a stated interest rate is credited to the contractholders' accounts. Our major source of income from fixed annuities is the spread between the investment income earned on the underlying general account assets and the interest credited to contractholders' accounts.

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  Investment management skills are critical to the growth and profitability of our annuity business. In addition to variable annuity products that offer the same fund choices as our variable life insurance products, we also offer variable annuities that offer funds managed by our subsidiaries. Our variable annuity assets are managed by John Hancock Funds, LLC our mutual fund subsidiary, and by Independence Investment LLC our internal institutional equity manager. All our fixed annuity assets are managed internally.

  The relative proportion of our total annuity sales represented by fixed and variable annuities is generally driven by the relative performance of the equity and fixed income markets. The Company's total annuity deposits were comprised of 78.2% fixed annuity and 21.8% variable annuity for the year ended December 31, 2002 and 69.7% fixed annuity and 30.3% variable annuity for the year ended December 31, 2001.

   Products and Markets - John Hancock Funds

  We offer a variety of mutual fund products and related investment management services through John Hancock Funds. We employ a team style in the management of our funds. These teams manage portfolios in accordance with a variety of specified strategies, which we believe gives us a competitive advantage over competitors, many of whom deploy only one style across a family of funds. As of December 31, 2002, our fixed income and equity research staffs included over 61 portfolio managers and analysts with an average of 18 years of experience. We are recruiting additional investment professionals to enhance our capabilities across both fundamental and quantitative analysis and investment styles. This ongoing commitment to investment research further enables us to develop new products intended to strengthen our fund offerings, across a broad array of investment styles. In addition, our investment staff is supplemented by subadvisory arrangements with third-parties and other John Hancock units. We also actively pursue the acquisition of top performing mutual funds, which can be sold through our distribution system. While the business includes primarily assets managed for third-party retail clients, the investment professionals providing these services also manage assets underlying our general account and separate account products, as well as variable life, annuity products and Maritime Life.

.. MUTUAL FUNDS. John Hancock Funds offers a broad array of open-end mutual funds and closed-end funds to a broad base of consumers across varying income levels. Open-end mutual funds are subject to redemption at any time by investors. After their initial public offering, the shares of closed-end funds are not subject to redemption and, accordingly, represent a more stable base of assets than open-end funds. As of December 31, 2002, 59.3% of our mutual fund assets under management were invested in open-end mutual funds. We also offer our mutual funds as investment options in variable annuities and variable life insurance products. Our product offerings cover both domestic and international equity and fixed-income markets. In 2002, the Company added six new funds to its investment offerings. Four new open-end funds were offered: Classic Value Fund, U.S. Global Leaders Growth Funds, Large Cap Spectrum Fund and High Income Fund. The U.S. Global Leaders Growth Fund was acquired from Yeager, Wood & Marshall, Inc. in May 2002 and the classic Value Fund was acquired from Pzena Investment Management, LLC, in November 2002. In addition, two new closed-end funds were offered; John Hancock Preferred Income Fund and John Hancock Preferred Income Fund II.

.. RETIREMENT SERVICES. We offer traditional IRA programs and a complete line of retirement products, including: 401(k) plans and sole proprietor 401(k) plans, SIMPLE IRA and SIMPLE 401(k) plans for companies with no more than 100 eligible employees and no other qualified plan; Simplified Employee Pensions for companies of any size, including self-employed persons, partnerships and corporations; and Roth IRA plans for individuals.

.. INSTITUTIONAL SERVICES. Through funds and private accounts, John Hancock Funds manages assets for public pension plans, high net-worth individuals, corporate pension plans, pooled separate accounts, union pension plans, foundations and endowments.

    Distribution

  Asset Gathering products are distributed through Signator, independent broker/dealers, banks, directly to state lottery commissions and, both directly and through pension consultants to retirement plan sponsors.

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.. SIGNATOR. Signator, through its broker/dealer and insurance agency subsidiaries, is the primary distribution channel for our variable annuities. We also sell fixed annuities, mutual funds, 401(k) programs and other retirement programs through these entities.

.. ESSEX CORPORATION. Essex, a subsidiary of the Company, is one of the nation's largest intermediaries between banks and product manufacturers for annuities. Essex is the Company's primary distribution channel for selling annuities through mid-market banks. Essex has primarily focused on selling fixed annuities and strives to grow variable annuity sales. Essex also serves as an intermediary in the distribution of mutual funds. Essex's primary source of income is commissions on sales of these products.

.. BROKER/DEALERS. Broker/dealers, which include regional and national brokerage firms and financial planners, are the primary distribution channel for our mutual funds. Broker/dealers also sell our fixed and variable annuities. We support this distribution channel with an internal network of wholesalers. These wholesalers meet directly with broker/dealers and financial planners and are supported by an extensive home office sales staff.

.. PENSION CONSULTANTS. We market investment management services to pension consultants nationwide who provide advisory services to plan sponsors. Marketing efforts are supported by dedicated client relationship officers who keep clients updated on portfolio performance information.

.. BANKS. Starting with sales of fixed annuities, we have expanded our offerings through banks to include mutual funds and variable annuities. Starting in 1998, we added additional products to our bank offerings. We believe we are well positioned to take advantage of the growth opportunity we see for multiple product offerings, coupled with added value marketing programs and customized service support for banks.

   Reserves

  We establish and report liabilities for future policy benefits on our balance sheet to meet the obligations under our annuity contracts. Our liability for variable annuity contracts and deferred fixed annuity contracts is equal to the cumulative account balances. Cumulative account balances include deposits plus credited interest or change in investment value less expense and mortality fees, as applicable, and withdrawals. Future policy benefits on our immediate fixed annuity contracts are calculated based on a set of actuarial assumptions that we establish and maintain throughout the lives of the contracts.

   Competition

  We face substantial competition in all aspects of our asset gathering business. The annuity business is highly competitive. We compete with a large number of insurance companies, investment management firms, mutual fund companies, banks and others in the sale of annuities. We compete for mutual fund business with hundreds of fund companies. Many of our competitors in the mutual fund industry are larger, have been established for a longer period of time, offer less expensive products, have deeper penetration in key distribution channels and have more resources than us.

  Competition in the asset gathering business is based on several factors. These include investment performance and the ability to successfully penetrate distribution channels, to offer effective service to intermediaries and consumers, to develop products to meet the changing needs of various consumer segments, to charge competitive fees and to control expenses.

  We believe the Asset Gathering Segment is well positioned to increase assets under management in the face of this competition. Our competitive strengths include our ability to:

.. deliver strong investment performance, and enhance this performance by expanding the depth and breadth of fundamental research, portfolio management teams, and investment professionals;

.. develop new products and expand into new markets; and

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

 . provide excellent service to investors and distributors.

   Service Organizations

  Within the Asset Gathering Segment, we also include our servicing subsidiary, John Hancock Signature Services. John Hancock Signature Services combines and coordinates customer service functions for life insurance, annuity and mutual fund customers. The services provided by John Hancock Signature Services, Inc. include new business processing underwriting, contract change services, claims processing, premium collection and processing, billing, and preparation of annual and quarterly statements. Through this subsidiary, we seek to provide an integrated and comprehensive customer service function on a cost-effective basis. This system permits a customer to have a single point of contact for most servicing needs.

   Banking Products and Services

   First Signature Bank & Trust Company is a limited-service bank, which accepts demand deposits but does not make commercial loans. It provides consumer banking products and services to our customers. First Signature Bank & Trust Company had $100.5 million and $156.5 million in assets as of December 31, 2002 and 2001.

Guaranteed and Structured Financial Products Segment

   Overview

  Through our Guaranteed and Structured Financial Products Segment (G&SFP), we offer a variety of specialized products and services to qualified defined benefit and defined contribution retirement plans, and other domestic and international institutional buyers. Our products include non-guaranteed, partially guaranteed and fully-guaranteed general account and separate account investment options. We distribute these products through home office and regional sales representatives either directly to institutional buyers or indirectly through financial intermediaries, consultants and brokers.

  The G&SFP Segment contributed 25.6%, 32.1% and 33.3% of consolidated operating revenues and 34.7%, 31.5% and 29.9% of consolidated segment after-tax operating income in the years ended December 31, 2002, 2001 and 2000, respectively. The G&SFP Segment generated revenues of $1,768.4 million, $2,369.5 million and $2,427.2 million and segment after-tax operating income of $268.7 million, $238.0 million and $211.6 million in 2002, 2001 and 2000, respectively.

   Products and Markets

  The G&SFP Segment offers spread-based products and fee-based products in a variety of markets. Spread-based products serve the larger and faster growing segment of the market. Fee-based products are typically niche products that have less overall growth potential. The general account Guaranteed Investment Contract (GIC) has been the predominant product issued in the qualified defined contribution plan market. Single premium and separate account annuities are primarily limited to qualified and non-qualified defined benefit plans. Funding agreements are issued to non-qualified domestic and international institutional investors. By working closely with our customers to develop customized investment programs, we have built a leading market share in several important markets, including general account GICs, funding agreements and single premium annuities.

 SPREAD-BASED PRODUCTS. Our spread-based products provide a guaranteed rate of return to the customer. We derive earnings on these products primarily from the difference between the investment returns on the supporting assets and the guaranteed returns provided to customers. Our spread-based products include:

 . FUND-TYPE PRODUCTS. Our fund-type products consist of the following:

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

     . General account GICs. GICs are annuity contracts that pay a guaranteed rate of return. GICs are primarily marketed to sponsors of tax-qualified retirement plans such as 401(k) plans. The guaranteed rate of return on GICs can be a fixed rate or a floating rate based on an external market index.

     . Funding agreements. Funding agreements are investment contracts that pay a guaranteed rate of return. However, funding agreements generally are issued to corporations, mutual funds and other institutional investors and, unlike GICs, are not typically used to fund retirement plans. The guaranteed rate of return on funding agreements can be a fixed rate or a floating rate based on an external market index.

.. SINGLE PREMIUM ANNUITIES. Single premium annuities are immediate or deferred annuities which commence payment at a specified time, typically retirement. The two most common types of annuities are the straight life annuity, which makes payments for the life of a retired annuitant, and the joint and survivor annuity, which continues to make payments to a spouse after the death of the annuitant.

.. SIGNATURENOTES. SignatureNotes are debt securities issued directly by the Life
  Company to retail investors via a broker-dealer network. These debt securities, available to investors in $1,000 increments, are offered weekly under a $3 billion shelf registration with varying terms and maturity dates, as permitted in the prospectus.

 FEE-BASED PRODUCTS. Our fee-based products generally pass the investment results of invested assets through to the contractholder with no, or minimal, guarantees. We derive earnings on these products primarily from expense, risk and profit charges which are generally assessed on the basis of assets under management. Fee-based businesses provide relatively stable revenues and have lower capital requirements than do our spread-based businesses. Our fee-based products include:

.. PARTICIPATING GENERAL ACCOUNT FUND-TYPE PRODUCTS AND ANNUITY CONTRACTS. These products are funding vehicles for pension plans that pass investment results through to the contractholder, after risk and profit charges. Annuity guarantees for these products are supported by asset adequacy requirements under which assets must be maintained at levels at least 5% above the annuity reserve. If the level of assets held under the contract falls below this threshold, we may liquidate assets equal to the annuity reserve and apply the assets to purchase a fully-guaranteed annuity.

.. STRUCTURED SEPARATE ACCOUNTS. These products pass the investment results of a separate account through to the contractholder and contain only minimal guarantees. Contractholders may select from among flexible investment options provided by our various investment managers. The separate account GIC business leverages the strong marketing relationships developed in our general account GIC business.

.. PARTICIPATING SEPARATE ACCOUNT ANNUITIES. These products are funding vehicles for pension plans which offer customers an insured pension-funding program in conjunction with a broad range of investment options, including both equity and fixed-income investment classes. The risk associated with providing these annuities is mitigated by excess collateral maintenance requirements, which vary depending on the investment option selected. If the collateral falls below the maintenance requirements, we may liquidate assets equal to the annuity reserve and apply the assets to purchase a fully-guaranteed annuity.

.. SEPARATE INVESTMENT ACCOUNTS. These are non-guaranteed group annuity contracts under which assets are held in a separate account. We typically use affiliated investment advisors to manage these assets. We may also use non-affiliated investment managers if the customer so requires. Because these products do not provide guarantees, most new sales of separate investment accounts are reported in the Investment Management Segment. Existing agreements, however, continue to be reported in and serviced by the Guaranteed and Structured Financial Products Segment because of customer relationships.

   Distribution

  We distribute our guaranteed and structured financial products through a variety of channels. General and separate account GICs are sold through our regional representatives to plan sponsors, or to GIC managers who

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

represent plan sponsors. Funding agreements are sold either directly, through brokers, or through investment banks in the form of medium-term notes. Annuities are sold through pension consultants who represent defined benefit plan sponsors or through brokers who receive a commission for sales of our products.

 Structured settlements annuities are offered through a group of broker companies specializing in dispute resolution.

  We have an experienced sales staff that develop and maintain relationships with target customers, consultants, and other financial intermediaries. We believe that our consistent market presence over the past two decades has created strong and valuable relationships with a large segment of the customer base.

   Spread-Based Products Risk Management

  Because of the significant guarantees provided as part of our spread-based product offerings, risk management is particularly important in this line of business. To facilitate risk management, we segregate and manage the assets supporting our spread-based products separately from the rest of our general account. Our risk management strategy is based on:

.. Managing interest rate exposure by closely matching the relative sensitivity of asset and liability values to interest rate changes, i.e. controlling the "duration mismatch" of assets and liabilities.

.. Using sophisticated systems and processes to project cash flows for each asset and each liability and to measure with precision the sensitivity of assets and liabilities to interest rate changes.

.. Writing contracts that typically have a predictable maturity structure and do not have premature surrender or redemption provisions.

.. Monitoring all contribution and withdrawal activity in each contract to anticipate deviations from expected cash flows.

.. Establishing working groups with representatives from our various business units, to facilitate interaction among investment management, sales management, risk management, financial management and the pricing staff.

  For additional information, see Quantitative and Qualitative Information about Market Risk, included elsewhere in this prospectus.

   Underwriting

  Underwriting is most significant for the following products in this segment:

.. GENERAL ACCOUNT GICS. In developing pricing proposals for new contracts, our underwriters estimate both base-line cash flows and also likely variance from the base line due to plan participants reallocating assets from the "stable value" option of their defined contribution plan. Our underwriters utilize customized pricing models that generate plan-specific risk charges for each customer's book value payment provision. If these pricing models project the risk of losses exceeding customary thresholds, instead of rejecting the business, our underwriters can modify the proposal by suggesting the use of risk reduction techniques designed to shift some of the risk of redemptions back to the plan or to a third party.

.. SINGLE PREMIUM ANNUITIES. We underwrite immediate annuities using recent mortality experience and an assumption of continued improvement in annuitant longevity. We underwrite deferred annuities by analyzing not only mortality risk but also the expected time to retirement.

   Reserves

  We establish and report liabilities for contractholders' funds and future policy benefits to meet the obligations on our policies and contracts. Our liability for general account GICs, funding agreements, and fee-based products is equal to the cumulative account balances for these products. Cumulative account balances include deposits plus credited interest or investment earnings less expense charges and withdrawals. Future policy benefits for our single premium annuity contracts are calculated based on a set of actuarial assumptions that we establish and maintain

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

throughout the lives of the contracts. Our assumptions include investment yields, mortality and the expected time to retirement.

   Competition

  Our Guaranteed and Structured Financial Products Segment operates in a variety of highly competitive institutional markets. Although a large number of companies offer these products, the market is concentrated. Through the first three quarters of 2002, five insurers, including John Hancock, issued approximately 44% of total GICs and funding agreements issued by U.S. insurance companies reporting to LIMRA; and six insurers, including John Hancock, issued more than 88% of total single premium annuities. Our competitors include a variety of well-recognized insurance companies, domestic and foreign banks and other institutional investment advisors.

  With the introduction of SignatureNotes we became the first insurer to enter the retail market to compete with other issuers of direct access notes, including both financial and non-financial firms.

  We believe that we are able to compete successfully in our markets as a result of our strong financial ratings, investment management expertise, national distribution, flexible product design and competitive pricing. Competition in this market is restricted almost exclusively to insurance companies with superior or excellent financial ratings. The requirement for strong financial ratings reduces pressure on margins by limiting the number of potential competitors and by lowering our cost of funds.

  For a further description of operating results, see Management's Discussion and Analysis of Financial Condition and Results of Operations--Guaranteed and Structured Financial Products Segment, included elsewhere in this prospectus.

Investment Management Segment

   Overview

  Through our Investment Management Segment, we provide investment management services to domestic and international institutions. While this segment includes primarily assets managed for third-party institutional clients, the investment professionals providing these services also manage assets underlying our general account and separate account products, as well as variable life and annuity and mutual fund products. The Investment Management Segment attracts funds from corporate and public pension plan sponsors, banks, insurance companies, mutual funds, and other domestic and international institutions.

  The Investment Management Segment represented 23.7%, 25.1% and 27.8% of our total assets under management as of December 31, 2002, 2001 and 2000, which were $117.6 billion, $114.8 billion and $117.2 billion, respectively. The Investment Management Segment contributed $124.6 million, $143.2 million and $212.0 million of consolidated operating revenues and $21.2 million, $29.8 million and $46.8 million of consolidated segment after-tax operating income in the years ended December 31, 2002, 2001 and 2000, respectively.

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

   Products and Markets

  The Investment Management Segment is primarily a fee-based investment advisory business in which we do not offer guarantees to our customers. We provide a variety of investment structures, such as investment advisory client portfolios, individually managed and pooled separate accounts, registered investment company funds, bond and mortgage securitizations, and mutual fund management capabilities.

  Our investment management expertise covers a wide range of private and publicly-traded asset classes and is based on fundamental research and disciplined, quantitatively-based analysis and asset-liability management. Our private fixed income, equity, commercial mortgage and alternative asset operations have strong credit analysis capabilities and deal origination expertise. These operations enjoy broad networks of relationships with intermediaries giving them early access to new investment opportunities.

  The capabilities of the Investment Management Segment include:

 PUBLIC FIXED INCOME AND EQUITY INVESTMENTS. Through Independence Investment LLC, we provide active stock and bond management to pension funds, endowments, and other institutions. We provide core, value, growth, medium-cap, balanced and market neutral investment strategies. We also offer international stock and bond management.

  In addition, we offer active, quantitative investment management services in the high quality fixed income markets, with a special emphasis on structuring and managing portfolios of mortgage-backed securities and Treasury securities combined, when appropriate, with various derivative strategies. These portfolios are either managed directly for investors or structured as collateralized debt obligations (CDOs).

 PRIVATE FIXED INCOME, EQUITY AND ALTERNATIVE ASSET CLASS INVESTMENTS. We manage funds for external institutional clients investing in private fixed-income and equity securities and alternative asset classes. Our strength is in private placement corporate securities, structured and innovative transactions and niche investment opportunities. Our completed offerings include a mezzanine fund investing primarily in subordinated debt with equity participation features and collateralized bond obligation funds, which have been marketed domestically and overseas to banks, insurance companies, brokers and other clients outside of the pension market.

  We are a leading manager of equity timberland for large tax-exempt institutional investors, and are among the largest managers of equity farmland investments. This segment also originates, services and securitizes commercial mortgages. In addition, we sponsor affordable housing investments that qualify for Federal tax credits.

   Distribution

  We sell our investment management products and services through multiple distribution channels. Marketing to pension funds, endowments, foundations and other institutional clients is conducted primarily by our experienced sales professionals and dedicated marketing and client relationship staff. Products are also offered through independent marketing specialists, consulting firms, and investment banking firms.

   Competition

  The institutional asset management industry is highly competitive. We compete with other investment management firms, insurance companies, banks and mutual fund companies, many of who are larger and have greater resources than us. Consolidation activity in recent years has increased the concentration of competitors within the industry.

  We believe the fundamental elements of competitive success are investment performance and customer service. Our competitive strategy focuses on attracting assets through superior performance. Consistent with this strategy, we continually evaluate opportunities to develop internally, acquire, or divest investment management

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

units and strive to improve our investment management products and services. In addition, we believe our leading role in non-traditional asset classes helps to create a distinct and competitively advantageous profile in the institutional asset management marketplace.

Corporate and Other Segment

   Overview

  Our Corporate and Other Segment consists primarily of our international operations, corporate operations and non-core businesses that are either in the process of winding down (i.e., are in "run-off") or have been divested. This segment contributed approximately 9.3%, 8.8% and 7.9% of consolidated segment operating revenues and 5.7%, 7.3% and 11.6% of consolidated after-tax operating income in the years ended December 31, 2002, 2001 and 2000, respectively. The Corporate and Other Segment generated operating revenues of $644.2 million, $650.6 million and $577.0 million and segment after-tax operating income of $44.3 million, $55.4 million and $82.4 million in 2002, 2001 and 2000, respectively.

   International Group Insurance Operations

  Our international group insurance operations consist primarily of the international group insurance program. The international group insurance program consists of an international network of 48 insurers that coordinate and/ or reinsure group life, health, disability and pension coverage for foreign and globally mobile employees of multinational companies in 51 countries and territories.

   Corporate Operations

  Corporate operations consist principally of (1) investment and treasury activities, and assets, investment income, interest expense and other expenses not specifically allocated to segments and (2) group life insurance operations. Our group life insurance business generated $154.1 million, $225.8 million and $240.6 million in premiums in the years ended December 31, 2002, 2001, and 2000, respectively. Also included in corporate operations is the revenues and expenses of Signature Fruit, a subsidiary of the Company, which purchased certain assets and assumed certain liabilities out of bankruptcy proceedings of Tri Valley Growers, Inc., a cooperative association, for approximately $53.0 million on April 1, 2001. Signature Fruit generated $235.9 million and $177.8 million in revenues and $241.3 million and $183.1 million in expenses for the years ended December 31, 2002 and 2001, respectively. No revenue or expense related to Signature Fruit is in the Company's income statement for the year ended December 31, 2000.

   Non-Core Businesses

  We have certain non-core businesses that have been divested or put in run-off, reflecting a strategic decision to focus on our retail and institutional businesses. Non-core businesses consist primarily of run-off property and casualty insurance companies that were sold in 1999, a portion of our group life and accident and health business and related subsidiaries that were sold in 1997, and other small subsidiaries in various stages of running-off their operations.

  For a further description of operating results, see Management's Discussion and Analysis of Financial Condition and Results of Operations--Corporate and Other Segment, included elsewhere in this prospectus.

General Account Investments

   General Account and Separate Accounts

  Our investments include assets held in our general account and assets held in numerous separate accounts. We manage our general account assets in investment segments that support specific classes of product liabilities. These investment segments permit us to implement investment policies that both support the financial characteristics of the underlying liabilities, and also provide returns on our invested capital. The investment segments also enable us to gauge the performance and profitability of our various business segments and product lines.

  Separate account assets are managed in accordance with specific investment contracts. We generally do not bear any investment risk on assets held in separate accounts, but rather receive investment management fees based on levels of assets under management, measured at fair value, as well as mortality fees, policy administration fees and surrender charges. Generally, assets held in separate accounts are not available to satisfy general account obligations.

  For a further description of our investments, see Management's Discussion and Analysis of Financial Condition and Results of Operations--General Account Investments, included elsewhere in this prospectus.

Ratings

  Insurance companies are rated by rating agencies based upon factors relevant to policyholders. Ratings provide both industry participants and insurance consumers meaningful information on specific insurance companies. Insurer financial strength (IFS) ratings are opinions of a company's ability to pay obligations to policyholders and contractholders on a timely basis. IFS ratings are based on many factors, both quantitative and qualitative, such as evaluations of a company's balance sheet strength, operating performance, business profile, liquidity, financial flexibility and management quality. As of December 31, 2002, John Hancock Life Insurance Company is rated A++ (Superior, highest rating) by A.M. Best, AA (Very Strong, third highest rating) by Fitch, AA (Very Strong, third highest rating) by S&P, and Aa3 (Excellent, fourth highest rating) by Moody's.

  We believe that our strong ratings are an important factor in marketing our products to our distributors and customers, since ratings information is broadly disseminated and generally used throughout the industry. Our ratings reflect each rating agency's current opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security.

Properties

  Our home office consists of a 60-story landmark office tower and five other buildings located in Boston, Massachusetts. We occupy approximately 38.5% of the
3.2 million rentable square feet of space in these buildings. The balance of the space in these buildings is rented to commercial tenants. In addition, we lease office space throughout the United States as needed for our operations, including for our sales force. We believe that our current facilities are adequate for our current and expected needs. On March 14, 2003, the Company sold three of its Home Office complex properties to Beacon Capital Partners for $910.0 million. As part of the transaction, the Company also provided Beacon Capital Partners with a long-term sub-lease of the Company's parking garage. JHFS entered into a long-term lease of the space it now occupies in those buildings, the Company plans on continuing to use them as its corporate headquarters.

Selected  financial data

-------------------------------------------------------------------------------
  The following table sets forth certain selected historical consolidated financial data. The selected income statement data for each of the years in the four year period ended December 31, 2002 and balance sheet data as of December 31, 2002, 2001 and 2000 are presented in accordance with accounting principles generally accepted in the United States (referred to as "GAAP") and have been derived from the audited financial statements included elsewhere in this prospectus as Appendix C. The 2000, 1999 and 1998 selected historical financial data balances have been revised from previously audited financial statements to exclude certain subsidiaries transferred to our parent company in 2001 and 2000, and are unaudited. The financial statements from which this data has been derived are not included in this prospectus, except for the 2000 income statement.

  You should read the following selected historical financial data along with other information including "Management's Discussion and Analysis" immediately following this section and our financial statements and the notes to the financial statements beginning on page 120.

  Certain prior year amounts have been reclassified to conform to the current year presentation.

  Past results are not necessarily indicative of future results.

-------------------------------------------------------------------------------



                           Year           Year            Year           Year            Year
                          ended          ended           ended          ended           ended
                         December       December        December       December        December
                         31, 2002       31, 2001        31, 2000       31,1999         31, 1998
                       (in millions)  (in millions)   (in millions)  (in millions)   (in millions)
                       -------------  -------------   -------------  -------------   -------------
INCOME STATEMENT DATA:
  Premiums. . . . . .    $ 1,984.2      $ 2,351.9       $ 2,390.7     $ 2,021.4        $ 1,826.6
  Universal life and
    investment-type
    product fees. . .        606.0          600.8           591.4         560.9            504.7
  Net investment
    income  . . . . .      3,581.0        3,646.2         3,563.9       3,338.9          3,156.4
  Net realized
    investment and
    other gains
    (losses)  . . . .       (450.5)        (245.8)           78.3         169.6            110.4
  Investment
    management
    revenues,
    commissions and
    other fees. . . .        507.6          585.1           746.5         672.5            654.8
  Other income
    (expense), net. .        241.5          185.8             3.4          (1.3)             3.9
                         ---------      ---------       ---------     ---------        ---------
       TOTAL REVENUES      6,469.8        7,124.0         7,374.2       6,762.0          6,256.8
  Total benefits and
    expenses  . . . .      5,902.3        6,356.6         6,273.1       6,544.9          5,664.5
  Income taxes  . . .        108.6          200.7           308.9          81.5            167.4
  Cumulative effect of
    accounting
    changes, net of
    tax . . . . . . .                         7.2              --          (9.7)              --
                         ---------      ---------       ---------     ---------        ---------
  Net income  . . . .    $   458.9      $   573.9       $   792.2     $   125.9        $   424.9
                         =========      =========       =========     =========        =========

BALANCE SHEET DATA:
  Total assets  . . .    $87,807.0      $81,124.7       $78,412.0     $76,059.9        $71,912.1
  Total liabilities .     81,635.5       75,517.5        73,286.4      71,702.0         67,404.0
  Total stockholder's
    equity  . . . . .      6,171.5        5,607.2         5,125.6       4,357.9          4,508.1

MANAGEMENT'S DISCUSSION AND ANALYSIS

  Management's discussion and analysis reviews our consolidated and segment financial condition as of December 31, 2002 and 2001, the consolidated results of operations for the years ended December 31, 2002, 2001, and 2000 and, where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with the audited consolidated financial statements and related notes, included elsewhere in this prospectus as Appendix C.

Forward-Looking Statements

  The statements, analyses, and other information contained herein relating to trends in the John Hancock Life Insurance Company's (the Company's) operations and financial results, the markets for the Company's products, the future development of the Company's business, and the contingencies and uncertainties to which the Company may be subject, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions, are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management's current expectations and beliefs concerning future events and their effects on the Company. Future events and their effects on the Company may not be those anticipated by management. The Company's actual results may differ materially from the results anticipated in these forward-looking statements.

  These forward-looking statements are subject to risks and uncertainties including, but not limited to, the risks that (1) a significant downgrade in our ratings for claims-paying ability and financial strength may lead to policy and contract withdrawals and materially harm our ability to market our products; (2) new laws and regulations, including the recently enacted Sarbanes-Oxley Act of 2002, or changes to existing laws or regulations, (including, but not limited to, those relating to the Federal Estate Tax Laws and the proposed Bush Administration tax and savings initiatives), and the applications and interpretations given to these laws and regulations, may adversely affect the Company's sales of insurance and investment advisory products; (3) Massachusetts insurance law may restrict the ability of John Hancock Variable Life Insurance Company to pay dividends to us; (4) we face increasing competition in our retail businesses from mutual fund companies, banks and investment management firms as well as from other insurance companies; (5) declines or increased volatility in the securities markets, and other economic factors, may adversely affect our business, particularly our variable life insurance, mutual fund, variable annuity and investment business; (6) due to acts of terrorism or other hostilities, there could be business disruption, economic contraction, increased mortality, morbidity and liability risks, generally, or investment losses that could adversely affect our business; (7) our life insurance sales are highly dependent on a third party distribution relationship; (8) customers may not be responsive to new or existing products or distribution channels, (9) interest rate volatility may adversely affect our profitability; (10) our net income and revenues will suffer if customers surrender annuities and variable and universal life insurance policies or redeem shares of our open-end mutual funds; (11) the independent directors of our variable series trusts and of our mutual funds could reduce the compensation paid to us or could terminate our contracts to manage the funds; (12) under our Plan of Reorganization, we were required to establish the closed block, a special arrangement for the benefit of a group of our policyholders. We may have to fund deficiencies in our closed block, and any over-funding of the closed block will benefit only the holders of policies included in the closed block, not our sole shareholder; (13) we will face losses if the claims on our insurance products, or reductions in rates of mortality on our annuity products, are greater than we projected; (14) we face investment and credit losses relating to our investment portfolio, including, without limitation, the risk associated with the evaluation and determination by our investment professionals of the fair values of investments as well as whether or not any investments have been impaired on an other than temporary basis; (15) we may experience volatility in net income due to changes in standards for accounting for derivatives and other changes; (16) we are subject to risk-based capital requirements and possible guaranty fund assessments; (17) the National Association of Insurance Commissioners' codification of statutory accounting practices will adversely affect our statutory surplus; (18) future interpretations of NAIC Actuarial Guidelines may require us to establish additional statutory reserves for guaranteed minimum death benefits under variable annuity contracts; (19) we may be unable to retain personnel who are key to our business; (20) we may incur losses from assumed reinsurance business in respect of personal accident insurance and the occupational accident component of workers compensation insurance; (21) litigation and regulatory proceedings may result in financial losses, harm our reputation and divert management resources; (22) we face unforeseen liabilities arising from our acquisitions and dispositions of businesses, and (23) we may incur multiple life insurance claims as a result of a catastrophic event which, because of higher deductibles and lower limits under our reinsurance arrangements, could adversely affect the Company's future net income and financial position.

  Readers are also directed to other risks and uncertainties discussed, as well as to further discussion of the risks described above, in other documents that may be filed by the Company with the United States Securities and Exchange Commission from time to time. The Company specifically disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes (includes) amounts that are not normally excluded (included) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP) in the United States.

  In this prospectus we use a non-GAAP financial measure called "segment after tax operating income" in our discussion of Results of Operations by Segment. Please see "Adjustments to GAAP Reported Net Income" on page 60 of this prospectus or Note 13 - Segment Information in the notes to the acompanying financial statements, for a description of segment after tax operating income and a reconciliation of that measure to net income.

  We also use a variety of other measures in this report that we do not consider non-GAAP financial measures because they do not have GAAP counterparts and are operational measures rather than measures of performance, financial position, or cash flows in our financial statements. Two examples of these measures are Sales and Assets Under Management. Sales represents a measure, defined by the Life Insurance Marketing Research Association (LIMRA), of the amount of new business we have sold during the period rather than a measure of revenue. Assets Under Management is an industry measure of a base upon which fee revenue is earned, which is composed of both assets owned and assets managed for third parties.

Overview

  John Hancock Life Insurance Company (John Hancock, or the Company) is a leading financial services company providing a broad range of products and services in two major businesses: (1) the retail business, which offers insurance protection and asset gathering products and services primarily to retail consumers; and (2) the institutional business, which offers guaranteed and structured financial products and investment management products and services primarily to institutional customers. Our retail business is comprised of the Protection Segment and Asset Gathering Segment while our institutional business is comprised of the Guaranteed and Structured Financial Products Segment and the Investment Management Segment. In addition, we have a Corporate and Other Segment.

  Our revenues are derived principally from:

  . premiums on individual life insurance, individual and group long-term care insurance, annuities with life contingencies, single premium annuity contracts and group life insurance;

  . product charges from variable and universal life insurance products and annuities;

  . asset management fees from mutual fund and investment management products;

  . sales charges and commissions derived from sales of investment and insurance products and distribution fees; and

  . net investment income and net realized investment and other gains and (losses) on general account assets.

  Our expenses consist principally of insurance benefits provided to policyholders, interest credited on policyholders' general account balances, dividends to policyholders, other operating costs and expenses, which include commissions and general business expenses, net of expenses deferred, amortization of deferred policy acquisition costs, and premium and income taxes.

  Our profitability depends in large part upon: (1) the adequacy of our product pricing, which is primarily a function of competitive conditions, our ability to assess and manage trends in mortality and morbidity experience, our ability to generate investment earnings and our ability to maintain expenses in accordance with pricing assumptions; (2) the amount of assets under management; and (3) the maintenance of our target spreads between the rate of earnings on our investments and credited rates on policyholders' general account balances.

The Reorganization

  The Board of Directors of John Hancock Mutual Life Insurance Company unanimously adopted the Plan of Reorganization on August 31, 1999. Under the terms of the Plan of Reorganization, effective February 1, 2000, John Hancock Mutual Life Insurance Company converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of John Hancock Financial Services, Inc., which is a holding company. In connection with the reorganization, John Hancock Mutual Life Insurance Company changed its name to John Hancock Life Insurance Company (the Company).

  Under the Plan of Reorganization, as of February 1, 2000, John Hancock Life Insurance Company, created a closed block for the benefit of policies included therein. The purpose of the closed block is to protect the policy dividend expectations of the policies included in the closed block after demutualization. Unless the Massachusetts Commissioner of Insurance and, in certain circumstances, the New York Superintendent of Insurance, consent to an earlier termination, the closed block will continue in effect until the date none of such policies is in force. As of February 1, 2000, John Hancock Life Insurance Company segregated closed block assets of $9,343.0 million, an amount that is expected to produce cash flows which, together with anticipated revenues from policies included in the closed block, is expected to be reasonably sufficient to provide for payment of policy benefits, taxes and direct asset acquisition and disposal costs, and for continuation of policy dividend scales payable in 1999, so long as the experience underlying such dividend scales continues. The assets allocated to the closed block and any cash flows provided by these assets will solely benefit the holders of policies included in the closed block. Total closed block liabilities were $12,118.3 million as of February 1, 2000.

  For additional information on the creation of the closed block see Note 7 to the consolidated financial statements in Appendix C.

  Costs relating to the demutualization, excluding costs relating to the offering, were $129.1 million net of income taxes, of which $17.0 million was recognized in the year ended December 31, 2000. Demutualization expenses include printing and mailing costs and our aggregate cost of engaging independent accounting, actuarial, financial, investment banking, legal and other consultants to advise us. In addition, our costs include the costs of the staff and advisors of the Massachusetts Division of Insurance, the New York Insurance Department as to the demutualization process and related matters.

Critical Accounting Policies

   General

  We have identified the accounting policies below as critical to our business operations and understanding of our results of operations. For a detailed discussion of the application of these and other accounting policies, see Note 1-Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements in Appendix C.

Note that the application of these accounting policies in the preparation of this report requires management to use judgments involving assumptions and estimates concerning future results or other developments including the likelihood, timing or amount of one or more future transactions or events. There can be no assurance that actual results will not differ from those estimates. These judgments are reviewed frequently by senior management, and an understanding of them may enhance the reader's understanding of the Company's financial statements. We have discussed the identification, selection and disclosure of critical accounting estimates and policies, with the Audit Committee of the Board of Directors.

   Consolidation Accounting

  In January 2003, the Financial Accounting Standards Board issued Interpretation 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," (FIN 46) which clarifies the consolidation accounting guidance of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," (ARB No. 51) to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Such entities are known as variable interest entities (VIEs). The discussion below describes those entities which the Company has identified as reasonably possible candidates for consolidation under FIN 46, which would require such consolidation as of July 1, 2003.

  The Investment Management Segment of the Company manages invested assets for customers under various fee-based arrangements. We use a variety of special purpose entities (SPEs) to hold assets under management for customers under these arrangements. These entities include investment vehicles commonly known as collateralized debt obligations (CDOs). In certain cases various business units of the Company make investments in the equity of these entities to support their insurance liabilities. Results of one of the CDOs are consolidated with the Company's financial results, while the remaining CDOs are not consolidated since the Company's equity interest is minor and the Company does not guarantee payment of the CDOs' liabilities, except guarantees made to investors as part of separate account contracts which are already included in separate account liabilities in the Company's consolidated balance sheets.

  The Company generates income tax benefits by investing in apartment properties (the Properties) that qualify for low income housing and/or historic tax credits. The Company invests in the Properties directly, and also invests indirectly via limited partnership real estate investment funds, which are consolidated into the Company's financial statements. The Properties are organized as limited partnerships or limited liability companies each having a managing general partner or a managing member. The Company is usually the sole limited partner or investor member in each Property; it is not the general partner or managing member in any Property. The Properties typically raise additional capital by qualifying for long term debt, which at times is guaranteed or otherwise subsidized by federal or state agencies. In certain cases, the Company invests in these mortgages of the Properties, which are non-recourse to the general assets of the Company. In the event of default by a mortgagee of a Property, the mortgage is subject to foreclosure.

  The Company has a number of relationships with a disparate group of entities, which result from the Company's direct investment in their equity and/or debt. Two of these entities are energy investments partnerships, one is an investment fund organized as a limited partnership and one is a manufacturing company in whose debt the Company invested, and which subsequently underwent a corporate reorganization and we received preferred stock as part of the restructuring. The Company has made no guarantees to any other parties involved with these entities, and has no further equity or debt commitments to them.

  The Company is evaluating whether each of these entities is a VIE, and if so, whether consolidation accounting should be used for each. The Company cannot, at this time, reliably estimate the future potential impact of consolidating any potential VIE with which it is involved. However, additional liabilities recognized as a result of consolidating any of these entities would not represent additional claims on the general assets of the Company; rather, they would represent claims against additional assets recognized by the Company as a result of consolidating the VIEs. Conversely, additional assets recognized as a result of consolidation would not represent additional assets which the Company could use to satisfy claims against its general assets, rather they would be used only to settle additional liabilities recognized as a result of consolidation. The Company's maximum loss in relation to these entities is limited to its investments in them, future equity commitments made, and where the Company is the mortgagor, the outstanding balance of the mortgages originated for the Properties, and outstanding mortgage commitments the Company has made to the Properties. Therefore, the Company believes that these transactions have no impact on the Company's liquidity and capital resources beyond what is already presented in the consolidated financial statements and notes thereto. It is the Company's intent to display any consolidated entities clearly on the face of the balance sheets with appropriate disclosures.

   Amortization of Deferred Acquisition Costs

  Costs that vary with, and are related primarily to, the production of new business have been deferred to the extent that they are deemed recoverable. Such costs include commissions, certain costs of policy issue and underwriting, and certain agency expenses. Similarly, any amounts assessed as initiation fees or front-end loads are recorded as unearned revenue. The Company tests the recoverability of its deferred policy acquisition costs, or DAC, quarterly with a model that uses data such as market performance, lapse rates and expense levels. We amortize DAC on term life and long-term care insurance ratably with premiums. We amortize DAC on our annuity products and retail life insurance, other than term, based on a percentage of the estimated gross profits over the life of the policies, which are generally twenty years for annuities and thirty years for life policies. Our estimated gross profits are computed based on assumptions related to the underlying policies including mortality, lapse, expenses, and asset growth rates. We amortize DAC and unearned revenue on these policies such that the percentage of gross profits to the amount of DAC and unearned revenue amortized is constant over the life of the policies.

  Estimated gross profits, including net realized investment and other gains (losses), are adjusted periodically to take into consideration the actual experience to date and assumed changes in the remaining gross profits. When estimated gross profits are adjusted, we also adjust the amortization of DAC to maintain a constant amortization percentage over the life of the policies. Our current estimated gross profits include certain judgments by our actuaries concerning mortality, lapse and asset growth that are based on a combination of actual Company experience and historical market experience of equity and fixed income returns. Short-term variances of actual results from the judgments made by management can impact quarter to quarter earnings. Our history has shown us that the actual results over time for mortality, lapse and the combination of investment returns and crediting rates (referred in the industry as interest spread) for the life insurance and annuity products have reasonably followed the long-term historical trends. In recent years, actual results for market experience, or asset growth, have fluctuated considerably from historical trends and the long-term assumptions made in calculating expected gross profits. As a result, we changed some of these long-term assumptions in Q3 2002, as further described below.

  Q3 2002 Unlockings: As of September 30, 2002, the Company changed several future assumptions with respect to the expected gross profits in its variable life insurance business in the Protection Segment and variable annuity business in the Asset Gathering Segment. First, we lowered the long-term growth rate assumption from 9% to 8% gross of fees (which are approximately 1% to 2%). Second, we lowered the average rates for the next five years from the mid-teens to 13% gross of fees. Finally, we increased certain fee rates on these policies (the variable series trust (VST) fee increase). These three changes are referred to collectively elsewhere in this document as the Q3 2002 Unlocking. The result of these changes in assumptions was a net acceleration of amortization of DAC of $36.1 million in the variable annuity business in the Asset Gathering Segment and $13.1 million (net of $12.3 million of unearned revenue and $2.5 million in policy benefit reserves) in the variable life insurance business in the Protection Segment. The impact on net income of the Q3 2002 Unlockings to Q3 2002 income was a reduction of approximately $27.5 million. The accelerated amortization will reduce the total amortization of DAC in future periods, but will accelerate the amortization in the short term.

   Sensitivity of Deferred Policy Acquisition Costs Amortization in 2002

  If we made different assumptions, there would be a change in DAC amortization and income before taxes. The table below shows the increased (decreased) quarterly DAC amortization for several different scenarios which would have occurred in Q4 2002 if the indicated scenario assumptions had been used in Q4 2002.


                                                              ASSET
                                                PROTECTION  GATHERING   TOTAL
                                                ----------  ---------  --------
                                                        (IN MILLIONS)
long-term and short-term growth rate
 assumption of 8%, gross of fees. . . . . . .     $10.0      $22.5      $32.5
long-term and short-term growth rate
 assumption of 9%, gross of fees. . . . . . .       3.6       16.7       20.3
long-term growth rate assumption of 9%, gross
 of fees, and short-term growth rate of 13%,
 gross of fees. . . . . . . . . . . . . . . .      (7.2)      (1.7)      (8.9)

   Sensitivity of Deferred Acquisition Costs Amortization in 2003

  The level of DAC amortization in 2003 will vary if separate account growth rates vary from our current assumptions. The table below shows the increased (decreased) quarterly DAC amortization that will result if actual separate account growth rates are different than the rates assumed in our DAC models.


                                                              ASSET
                                                PROTECTION  GATHERING   TOTAL
                                                ----------  ---------  --------
                                                        (IN MILLIONS)
l8% . . . . . . . . . . . . . . . . . . . . .     $(0.9)     $(5.3)     $(6.2)
13% . . . . . . . . . . . . . . . . . . . . .        --         --         --
8%. . . . . . . . . . . . . . . . . . . . . .       1.3        6.7        8.0

   Benefits to Policyholders

  Reserves for future policy benefits of certain insurance products are calculated using management's judgments of mortality, morbidity, lapse, investment performance and expense levels that are based primarily on the Company's past experience and are therefore reflective of the Company's proven underwriting and investing abilities. Once these assumptions are made for a given policy or group of policies, they will not be changed over the life of the policy unless the Company recognizes a loss on the entire line of business. The Company periodically reviews its policies for loss recognition and based on management's judgment the Company from time to time may recognize a loss on certain lines of business. Short-term variances of actual results from the judgments made by management are reflected in current period earnings and can impact quarter to quarter earnings.

   Investment in Debt and Equity Securities

  Impairments on our investment portfolio are recorded as a charge to income in the period when the impairment is judged by management to occur. See the General Account Investments section of this document and "Quantitative and Qualitative Information About Market Risk - Credit Risk" section of this document for a more detailed discussion of the investment officers' professional judgments involved in determining impairments and fair values.

  Certain of our fixed income securities classified as held-to-maturity and available-for-sale are not publicly traded, and quoted market prices are not available from brokers or investment bankers on these securities. The change in the fair value of the available-for-sale securities is recorded in other comprehensive income as an unrealized gain or loss. We calculate the fair value of these securities ourselves through the use of pricing models and discounted cash flows calling for a substantial level of professional investment management judgments. Our approach is based on currently available information, including information obtained by reviewing similarly traded securities in the market, and we believe it to be appropriate and fundamentally sound. However, different pricing models or assumptions or changes in relevant current information could produce different valuation results. The Company's pricing model takes into account a number of factors based on current market conditions and trading levels of similar securities. These include current market based factors related to credit quality, country of issue, market sector and average investment life. The resulting prices are then reviewed by the pricing analysts and members of the Controller's Department. Our pricing analysts take appropriate action to reduce valuation of securities where an event occurs which negatively impacts the securities' value. Certain events that could impact the valuation of securities include issuer credit ratings, business climate, management changes, litigation and government actions, among others.

  As part of the valuation process we attempt to identify securities which may have experienced an other than temporary decline in value, and thus require the recognition of an impairment. To assist in identifying impairments, at the end of each quarter our Investment Review Committee reviews all securities where market value is less than ninety percent of amortized cost for three months or more to determine whether impairments need to be taken. This committee includes the head of workouts, the head of each industry team, and the head of portfolio management. The analysis focuses on each company's or project's ability to service its debts in a timely fashion and the length of time the security has been trading below cost. The results of this analysis are reviewed by the Company's Committee of Finance, a subcommittee of the Company's Board of Directors, quarterly. To supplement this process, a quarterly review is made of the entire fixed maturity portfolio to assess credit quality, including a review of all impairments with the Company's Committee of Finance. See "Management's Discussion and Analysis of Financial Condition and Analysis of Financial Condition and Results of Operations - General Account Investments" section of this document for a more detailed discussion of this process and the judgments used therein.

   Benefit Plans

  The Company annually reviews its pension and other post-employment benefit plan assumptions for the discount rate, the long-term rate of return on plan assets, and the compensation increase rate. All assumptions are reviewed with the Audit Committee.

  The assumed discount rate is set in the range of (a) the rate from the December daily weighted average of long-term corporate bond yields (as published by Moody's Investor Services for rating categories A, Aa, Aaa, and Baa) less a 5% allowance for expenses and default and (b) the rate from the rounded average of the prior year's discount rate and the rate in (a) above. In 2002 the Company set the rate at 6.75%. A 0.25% increase in the discount rate would decrease pension benefits Projected Benefit Obligation (PBO) and 2003 Net Periodic Pension Cost (NPPC) by approximately $65.1 million and $4.9 million respectively. A 0.25% increase in the discount rate would decrease other post-employment benefits Accumulated Postretirement Benefit Obligation (APBO) and 2003 Net Periodic Benefit Cost (NPBC) by approximately $18.1 million and $1.2 million respectively.

  The assumed long-term rate of return on plan assets is generally set at the long-term rate expected to be earned (based on the Capital Asset Pricing Model and similar tools) based on the long-term investment policy of the plans and the various classes of the invested funds. For 2003 Net Periodic Pension (and Benefit) cost, it is expected that an 8.75% long term rate of return assumption will be used. A 0.25% increase in the long-term rate of return would decrease 2003 NPPC by approximately $4.6 million and 2003 NPBC by approximately $0.5 million. The expected return on plan assets is based on the fair market value of the plan assets as of December 31, 2002. The target asset mix of the plan is:
50% domestic stock, 15% international stock, 10% private equity, and 25% fixed income.

  The compensation rate increase assumption is generally set at a rate consistent with current and expected long-term compensation and salary policy; including inflation. A change in the compensation rate increase assumption can be expected to move in the same direction as a change in the discount rate. A 0.25% decrease in the salary scale would decrease pension benefits PBO and NPPC by approximately $8.3 million and $1.2 million respectively. Post employment benefits are independent of compensation.

  The Company uses a 5% corridor for the amortization of actuarial gains/losses. Actuarial gains/losses are amortized over approximately 13 years for pension costs and over approximately 13 years for benefit costs.

  Prior service costs are amortized over approximately 9 years for pension costs and over approximately 17 years for benefit costs.

   Income Taxes

  We establish reserves for possible penalty and interest payments to various taxing authorities with respect to the admissability and timing of tax deductions. Management makes judgments concerning the eventual outcome of these items and reviews those judgments on an ongoing basis.

Economic Trends

  Economic trends impact profitability and sales of the Company. The impact of economic trends on the Company's profitability are similar to their impact on the financial markets. The Company estimates that a full year increase (decrease) in interest rates of 1.0 % would increase (decrease) segment after tax operating income by approximately $4 million, and that a full year increase (decrease) in equity markets of 5% would increase (decrease) segment after tax operating income by approximately $10 million.

  The sales and other financial results of our retail business over the last several years have been affected by general economic and industry trends.

 Variable products, including variable life insurance and variable annuities, until 2001 had accounted for the majority of recent increases in total premiums and deposits for the insurance industry as a result of the strong equity market growth in recent years and the "baby boom" generation reaching its high-earnings years and seeking tax-advantaged investments to prepare for retirement. This trend has changed due to fluctuations in stock market performance and we have seen investors return to fixed income products. Our diverse distribution network and product offerings will assist in the maintenance of assets and provide for sales growth. Although sales of traditional life insurance products have experienced continued declines, sales of fixed annuity products and corporate owned life insurance have increased. Universal life sales have also increased for the Company and for the industry as a whole, due in part to the market's demand for products of a fixed nature. With respect to our long-term care insurance products, premiums have increased due to the aging of the population and the expected inability of government entitlement programs to meet retirement needs.

  Premiums and deposits of our individual annuity products increased 62.2% to $3,438.5 million in 2002 as compared to 2001, driven by an 82.0% increase in the fixed annuity business. Our variable life insurance product deposits in 2002 increased 2.3% to $926.8 million compared to 2001, while premiums and deposits on our long-term care insurance increased 31.9%, to $467.8 million in 2002 due to persistency and strong growth in the business. Continued volatility in the equity markets during 2002 led to a decrease in mutual fund deposits of $628.3 million, or 10.7%, to $5,254.8 million in 2002. In addition, redemptions decreased $452.8 million, or 8.8%, to $4,670.3 million in 2002 due to conservation initiatives. We have reduced operating expenses to protect profit margins as we work to stabilize and grow assets under management in the mutual funds business. However, our mutual fund operations are impacted by general market trends, and a continued downturn in the mutual fund market may negatively affect our future operating results.

  Recent economic and industry trends also have affected the sales and financial results of our institutional business. Sales of fund-type products decreased $782.6 million, or 16.9%, to $3,852.5 million. The decrease was driven by decreasing demand for GICs and increased market competition. Premiums from single premium annuity contracts decreased $464.3 million, or 99.7%, to $1.2 million in 2002, primarily due to reinsuring a larger portion of single premium annuity sales. We continue to look for opportunistic sales in the single premium annuity market where our pricing standards are met. Partially offsetting the decrease in sales was the introduction of a new product, SignatureNotes, which generated $303.4 million in sales in 2002. SignatureNotes is designed to generate sales from the conservative retail investor looking for stable returns. Moreover, our investment management services provided to domestic and international institutions include services and products such as investment advisory client portfolios, individually managed and pooled separate accounts, registered investment company funds, bond and mortgage securitizations, collateralized bond obligation funds and mutual fund management capabilities. Assets under management of our Investment Management Segment decreased to $27,491.4 million as of December 31, 2002 from $28,770.6 million as of December 31, 2001.

Transactions Affecting Comparability of Results of Operations

  The acquisitions described under the table below were recorded under the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the applicable date of acquisition. Each purchase price was allocated to the assets acquired and the liabilities assumed based on estimated fair values, with the excess of the applicable purchase price over the estimated fair values of the acquired assets and liabilities, if any, recorded as goodwill. These businesses or books of business generally were acquired by the Company in execution of its plan to acquire businesses and products that have strategic value, meet its earnings requirements and advance the growth of its current businesses. The following table presents actual and proforma data for comparative purposes, for the periods indicated to demonstrate the proforma effect of the acquisitions as if they occurred on January 1, 2000.


                                              YEAR ENDED DECEMBER 31,
                           2002                   2001                   2000
                         PROFORMA      2002     PROFORMA      2001     PROFORMA       2000
                        -----------  --------  -----------  --------  -----------  ----------
                        (UNAUDITED) (UNAUDITED) (UNAUDITED)

Revenue . . . . . . .    $6,557.2    $6,469.8   $7,266.5    $7,124.0   $7,715.1     $7,374.2
Net income  . . . . .    $  471.5    $  458.9   $  582.7    $  573.9   $  791.7     $  792.2

  On December 31, 2002, the Company acquired the fixed universal life insurance business of Allmerica Financial Corporation (Allmerica) through a reinsurance agreement for approximately $104.3 million. There was no impact on the Company's results of operations from the acquired insurance business during 2002.

  On April 2, 2001, a subsidiary of the Company, Signature Fruit Company, LLC (Signature Fruit), purchased certain assets and assumed certain liabilities out of the bankruptcy proceedings of Tri Valley Growers, Inc., a cooperative association, for approximately $53.0 million in assumed debt. The net losses related to the acquired operations included in the Company's results from the date of acquisition through December 31, 2001 were $3.4 million.

  On March 1, 2000, the Company acquired the individual long-term care insurance business of Fortis, Inc. (Fortis) through a coinsurance agreement for approximately $165.0 million. The net income relating to the acquired operations is included in the Company's results from the date of acquisition through December 31, 2000.

Event Occurring Subsequent to Year End

  The 2002 results include a realized loss of $25.7 million related to a claim received on February 24, 2003 in connection with a prior year's disposal of a fixed maturities security. This loss resulted in a reduction of $16.7 million to the GAAP net income for 2002 as previously reported in our fourth quarter earnings release which was filed on form 8-K with the Securities and Exchange Commission on February 7, 2003.

Results of Operations

  The table below presents our consolidated results of operations and consolidated financial information for the periods indicated.


                                                   YEARS ENDED DECEMBER 31,
                                                 2002       2001        2000
                                               ---------  ---------  ----------
                                                       (IN MILLIONS)
REVENUES

 Premiums. . . . . . . . . . . . . . . . . .   $1,984.2   $2,351.9    $2,390.7
 Universal life and investment-type product
  fees . . . . . . . . . . . . . . . . . . .      606.0      600.8       591.4
 Net investment income . . . . . . . . . . .    3,581.0    3,646.2     3,563.9
 Net realized investment and other gains
  (losses), net of related amortization of
  deferred policy acquisition costs, amounts
  credited to participating pension
  contractholders and the policyholder
  dividend obligation (1). . . . . . . . . .     (450.5)    (245.8)       78.3
 Investment management revenues, commissions
  and other fees . . . . . . . . . . . . . .      507.6      585.1       746.5
 Other revenue . . . . . . . . . . . . . . .      241.5      185.8         3.4
                                               --------   --------    --------
   Total revenues. . . . . . . . . . . . . .    6,469.8    7,124.0     7,374.2

BENEFITS AND EXPENSES
   Benefits to policyholders, excluding
    amounts related to net realized
    investment and other gains (losses)
    credited to participating pension
    contractholders and the policyholder
    dividend obligation (2). . . . . . . . .    3,805.2    4,328.1     4,247.4
   Other operating costs and expenses. . . .    1,227.5    1,227.8     1,288.8
   Amortization of deferred policy
    acquisition costs, excluding amounts
    related to net realized investment and
    other gains (losses) (3) . . . . . . . .      313.4      249.0       187.1
   Dividends to policyholders. . . . . . . .      556.2      551.7       539.2
   Demutualization expenses. . . . . . . . .         --         --        10.6
                                               --------   --------    --------
    Total benefits and expenses. . . . . . .    5,902.3    6,356.6     6,273.1
                                               --------   --------    --------
Income before income taxes and cumulative
 effect of accounting changes. . . . . . . .      567.5      767.4     1,101.1
Income taxes . . . . . . . . . . . . . . . .      108.6      200.7       308.9
                                               --------   --------    --------
Income before cumulative effect of accounting
 changes . . . . . . . . . . . . . . . . . .      458.9      566.7       792.2
Cumulative effect of accounting changes, net
 of taxes (4). . . . . . . . . . . . . . . .         --        7.2          --
                                               --------   --------    --------
Net income . . . . . . . . . . . . . . . . .   $  458.9      573.9    $  792.2
                                               ========   ========    ========

(1) Net of related amortization of deferred policy acquisition costs, amounts credited to participating pension contractholders and the policyholder dividend obligation of $(74.2) million, $(4.1) million, and $11.6 million for the years ended December 31, 2002, 2001, and 2000, respectively.

(2) Excluding amounts related to net realized investment and other gains (losses) credited to participating pension contractholders and the policyholder dividend obligation of $(35.3) million, $25.3 million, and $21.0 million for the years ended December 31, 2002, 2001, and 2000, respectively.

(3) Excluding amounts related to net realized investment and other gains (losses) of $(38.9) million, $(29.4) million, and $(9.4) million for the years ended December 31, 2002, 2001, and 2000, respectively.

(4) Cumulative effect of accounting changes is shown net of taxes of $(4.2) million for 2001. There were no cumulative effect of accounting changes in 2002 and 2000.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

  The following discussion reflects the adoption of Statement of Position (SOP) 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formation of Mutual Insurance Holding Companies and Certain Long--

Duration Participating Contracts" for all periods subsequent to the adoption of the closed block on February 1, 2000. In addition, the following discussion reflects the December, 2001 transfer of both the Company's remaining portion of John Hancock Canadian Holdings Limited and certain international subsidiaries held by the Company, with a total carrying value of $300.1 million at December 31, 2001 to its parent, JHFS, in the form of a dividend. The transfer has been accounted for as a transfer of entities under common control. As a result of the de-pooling of interests, all prior period consolidated financial data has been restated to exclude the results of operations, financial position, and cash flows of these transferred foreign subsidiaries from the Company's financial statements. No gain or loss was recognized on the transfer transaction.

  Consolidated income before income taxes and cumulative effect of accounting changes decreased 26.0%, or $199.9 million, from the prior year. The decrease in consolidated income before income taxes was driven by $450.5 million in net realized investment and other losses for the year ended December 31, 2002, compared to $245.8 million in net realized investment and other losses in the prior year. The $450.5 million in net realized investment and other losses in 2002 are net of $23.3 million in net realized investment and other losses allocated to the participating pension contractholders and $11.9 million in net realized investment and other losses allocated to the policyholder dividend obligation in 2002. Net realized investment and other losses in the current period were driven by losses recognized on other than temporary declines in value of fixed maturity securities of $603.0 million (including impairment losses of $565.9 million and $37.1 million of previously recognized gains where the bond was part of a hedging relationship). The largest impairments were write-downs on United Airlines of approximately $99 million, US Airways of approximately $42 million, NRG Energy of approximately $46 million, PG&E National Energy Group of approximately $32 million, Wilton Trust of approximately $32 million, Petroleum Geo-Services of approximately $28 million, Power Facilities of approximately $19 million, Corporate Durango of approximately $17 million, WorldCom of approximately $12 million, Autopistas Del Sol of approximately $12 million and Aguas Argentina of approximately $10 million. Additional losses were recorded for other than temporary declines in the equity in collateralized bond obligations of $61.3 million and other equity securities of $26.9 million during 2002. (See General Account Investments in this MD&A).

  The Company incurred losses on disposal of fixed maturity securities of $116.8 milion, losses on disposal of real estate investments of $36.5 million, losses on disposal of equity securities of $21.5 million, losses on disposal of other invested assets of $12.7 million and losses on disposal of mortgage loans on real estate of $1.2 million. Gains were realized on disposal of fixed maturity securities of $163.3 million, gains on disposal of equity securities of $149.5 million, gains on the sale of interest rate floors of $63.8 million, gains on disposal of mortgage loans on real estate of $55.2 million, gains on disposal of real estate of $10.5 million, and gains on disposal of other invested assets of $10.8 million.

  The decrease in income before income taxes and cumulative effect of accounting changes was primarily attributable to decreases of $147.4 million in the Guaranteed and Structured Financial Products (G&SFP) Segment, a decrease of $92.6 million in the Corporate and Other Segment, and a decrease of $12.0 million in the Investment Management Segment. These decreases in income before income taxes and cumulative effect of accounting changes were partially offset by an increase of $41.6 million in the Protection Segment, and a $10.3 million increase in the Asset Gathering Segment. The decrease in the G&SFP Segment was primarily due to net realized investment and other losses, which increased $192.8 million, and lower net investment income, which decreased $130.6 million driven by floating interest rates, these decreases in revenue were partially offset by lower reserves. The decrease in the Corporate and Other Segment was primarily due to a $50.3 million decrease in net investment income and a $54.7 million change in net realized investment and other losses, these decreases in revenue were partially offset by lower reserves. The decrease in the Investment Management Segment is driven by a $13.5 million decrease in net investment income and a $3.1 million decrease in management advisory fees due to lower assets under management, partially offset by a decrease in operating expenses driven by lower interest expense. The Protection Segment experienced an increase in income before income taxes and cumulative effect of accounting changes primarily driven by an increase of $17.9 million in universal life product fees, primarily due to growth in non-traditional life insurance products.

  In addition, the Asset Gathering Segment's income before income taxes and cumulative effect of accounting changes increased due to a decrease in operating costs and expenses, driven by cost saving in the mutual funds business and company wide cost reduction programs.

  Premium revenue decreased 15.6%, or $367.7 million, from the prior year. The decrease was primarily due to a $465.0 million decrease in premiums in the G&SFP Segment, driven by the Company reinsuring a larger portion of single premium annuity sales than in the prior year with a corresponding decrease in benefits to policyholders. In addition, sales of single premium annuities are lower than in the prior year due to our selectivity in the business. We continue to look for opportunistic sales in the single premium annuity market where our pricing standards are met. The decrease in premiums in the G&SFP Segment was partially offset by an increase in premiums in the Protection Segment of $142.1 million driven primarily by long-term care insurance premiums, which increased 31.9%, or $113.1 million and traditional life insurance premiums which increased 2.9%, or $29.0 million.

  Universal life and investment-type product fees increased 0.8%, or $5.2 million, from the prior year. These product fees consist primarily of cost of insurance fees on our variable life insurance and universal life insurance products and mortality and expense fees on our variable annuity products. The increase was primarily due to growth in average account values in universal life insurance products and variable life product fee increases.

  Net investment income decreased $65.2 million from the prior year. The decrease was primarily the result of lower yields, partially offset by asset growth and lower investment expenses. Overall, the 2002 yield, net of investment expenses, on the general account portfolio decreased to 6.29% from 7.25% in the prior year. The lower yield was driven primarily by the sharp drop in short-term rates during the year, which impacts floating rate investments, and lower yields on investment acquisitions. The change in yields were impacted by the following drivers:

.. As of December 31, 2002, the Company's asset portfolio had approximately $12 billion of floating-rate exposure (primarily LIBOR). This compares to $8.9 billion of exposure as of December 31, 2001. This exposure was created mostly through interest rate swaps designed to match our floating-rate liability portfolio. As of December 31, 2002, approximately 90% of this exposure, excluding cash and short-term investments, was directly offset by exposure to floating-rate liabilities. Most of the remaining 10% of exposure is in floating-rate assets acquired for their relative value and is accounted for in the portfolio's interest rate risk management plan. As a result of the drop in short term rates over the year, as well as the increase in exposure, this floating-rate exposure reduced the portfolio yield by 60 basis points in 2002 compared to the prior year.

.. Certain of our tax-preferenced investments (lease residual management and affordable housing limited partnerships) dilute the Company's net portfolio yield on a pre-tax basis. In 2002, this dilutive effect was 10 basis points, compared to 8 basis points in 2001. However, adjusting for taxes, these investment increased the Company's after-tax earnings by $7.9 million in 2002 relative to 2001.

.. Due to the late timing of the transaction, the previously described acquisition of the Allmerica fixed universal life insurance business in December 2002, resulted in an increase of $0.5 billion in invested assets, which reduced 2002 net investment income yields by 3 basis points. The assets related to the transaction were recorded on the last day of the year. Consequently, the Company earned no investment income on these assets in 2002.

.. The inflow of new cash for the year ending December 31, 2002 was invested at market rates that were below the portfolio rate. In addition, maturing assets rolling over into new investments at market rates less favorable than those available in 2001 also contributed to the decline in yields.

  Partially offsetting the effects of these decreases to yields on investments was an increase in invested assets and a reduction in investment expenses. In 2002, average invested assets grew $6,583.1 million, or 13.1% from the prior year. In addition, investment expenses were reduced $15.5 million in 2002 compared to the prior year. Also included are reductions in corporate operating expenses and in depreciation expenses associated with the sale of the Company's home office real estate.

  Net realized investment and other losses increased 83.3%, or $204.7 million, from the prior year. The increase was driven by other than temporary declines in value of fixed maturity securities of $603.0 million (including impairment losses of $565.9 million and $37.1 million of preciously recognized gains where the bond was part of a hedging relationship) , the largest of which were on securities issued by United Airlines, US Airways, Enron and affiliates, NRG Energy Group, among others; additional detail is provided previously and in General Account Investments in this MD&A. The Company also incurred losses on the other than temporary declines in value of the equity in collateralized bond obligations of $61.3 million and other equity securities of $26.9 million. In addition, the Company incurred losses on disposal of real estate of $36.5 million. For additional analysis regarding net realized investment and other losses, see General Account Investments in this MD&A.

  Investment management revenues, commissions, and other fees decreased 11.9%, or $77.5 million, from the prior year. The decrease in fee revenue was the result of lower average assets under management in the mutual fund business.

 Assets under management decreased 4.9%, or $2,094.7 million, compared to the prior year. Underwriting and distribution fees decreased 12.0%, or $27.8 million, primarily due to the decrease in front-end load mutual fund sales, and accordingly, commission revenue and distribution fees. Mutual fund advisory fees declined 14.2%, or $25.3 million, in 2002, primarily due to lower average assets under management.

  Other revenue increased 30.0%, or $55.7 million, from the prior year. The increase in other revenue is due to the Signature Fruit transaction in 2001, and is offset by Signature Fruit's expenses in other operating costs and expenses.

 The increase in revenues is due to the inclusion of the results of Signature Fruit for the nine months subsequent to the transaction in 2001. Signature Fruit is included in other revenue for all of 2002. Signature Fruit, a subsidiary of the Company as of April 2, 2001, acquired certain assets and assumed certain liabilities out of bankruptcy proceedings of Tri Valley Growers, Inc., a cooperative association. The revenues and expenses of Signature Fruit are included in the Company's income statement in other revenue and other operating costs and expenses, respectively. Signature Fruit generated $235.9 million and $177.8 million in revenue in the years ended December 31, 2002 and 2001, respectively.

  Benefits to policyholders decreased 12.1%, or $522.9 million, from the prior year. The decrease in benefits to policyholders was driven by a decrease in the G&SFP Segment of 36.5%, or $682.4 million. Benefits to policyholders in G&SFP Segment spread-based products decreased 36.5%, or $682.5 million, from the prior year, due to increased level of reinsurance arrangements and lower interest credited. Interest credited decreased 15.3%, or $184.1 million from the prior year. The decrease in interest credited was due to a decline in the average interest credited rate on account balances for spread-based products, due to the reset of approximately $10 billion of liabilities with floating rates and new business added at current market rates. The average crediting rate fell to 4.85% from 6.33% in the prior year. Partially offsetting the decrease in benefits to policyholders in the G&SFP Segment was an increase in the Protection Segment of 11.5%, or $184.3 million primarily due to growth in the long-term care insurance business where the Company increased reserves for premium growth and higher claim volume. In addition, benefits to policyholders increased in the non-traditional life insurance business due to growth in the in-force. The non-traditional life insurance business had an increase in benefits to policyholders of 20.8%, or $50.1 million, primarily due to a $29.0 million increase in interest credited on higher current year account balances, and also driven by a $15.3 million increase in death claims, net of reserves released.

  Other operating costs and expenses decreased $0.3 million from the prior year, despite an increase of $58.2 million in other operating costs and expenses related to Signature Fruit., which was included in only part of the prior year's results. The decrease was primarily due to cost containment measures. The Asset Gathering Segment other operating costs and expenses decreased $75.6 million driven by lower salary and commission expense in the mutual fund business. In addition, other operating costs and expenses decreased $5.9 million in the Investment Management Segment driven by lower interest expense from lower average levels of warehoused commercial mortgages held for sale and lower average interest rates during 2002. Included in other operating costs and expenses was $241.3 million in operating costs of Signature Fruit in 2002. The increase in Signature Fruit other operating costs and expenses is due to their inclusion in the 2002 results for the full year while included only for nine months in 2001 after its formation.

  Amortization of deferred policy acquisition costs increased 25.9%, or $64.4 million, from the prior year. The increase in amortization of deferred policy acquisition costs was primarily due to the $64.0 million Q3 2002 Unlocking of the Company's deferred policy acquisition costs (DAC) asset, which increased amortization of the DAC asset. Amortization of deferred policy acquisition costs increased due to the Q3 2002 Unlocking of the DAC asset based on changes in the future investment return assumptions and lowering the long-term growth rate assumption from 9% to 8%, gross of fees (which are approximately 1% to 2%).

 In addition, we lowered the average rates for the next five years from the mid-teens to 13%, gross of fees. We also increased certain fee rates on these policies (the VST fee increase). These changes in assumptions resulted in the Q3 2002 Unlocking of the DAC asset, which impacted the Asset Gathering and Protection Segments (See Note 1 - Summary of Significant Accounting Policies in the notes to consolidated financial statements and Critical Accounting Policies in this MD&A).

  Dividends to policyholders increased 1.0%, or $4.5 million from the prior year. The increase in dividends to policyholders was driven by the Protection Segment, which increased 2.3%, or $11.6 million. This increase was due to the lowering of the dividend scale during the year partially offset by growth in reserves and aging of the in-force business on traditional life insurance products. Traditional life insurance products average reserves increased approximately 4.2% from the prior period.

  Income taxes were $108.6 million in 2002, compared to $200.7 million for 2001. Our effective tax rate was 19.1% in 2002, as compared to 26.2% in 2001. The lower effective tax rate was primarily due to beneficial impact of additional option contracts under the lease residual management strategy, a decrease in the provision for prior year federal income tax audit issues, and increased affordable housing tax credits.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000


  The following discussion reflects the adoption of Statement of Position (SOP) 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formation of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts" for all periods subsequent to the adoption of the closed block on February 1, 2000. In addition, the following discussion reflects the December, 2001 transfer of both the Company's remaining portion of John Hancock Canadian Holdings Limited and certain international subsidiaries held by the Company, with a total carrying value of $300.1 million at December 31, 2001, to its parent, JHFS, in the form of a dividend. The transfer has been accounted for as a de-pooling of interests. As a result of the de-pooling of interests, all current and prior period consolidated financial data has been restated to exclude the results of operations, financial position, and cash flows of these transferred foreign subsidiaries from the Company's financial statements. No gain or loss was recognized on the transfer transaction. Consolidated income before income taxes and cumulative effect of accounting changes of $767.4 million for the year ended December 31, 2001 decreased by $333.7 million, or 30.3%, as compared to consolidated income before income taxes and cumulative effect of accounting changes of $1,101.1 million for the year ended December 31, 2000. The decrease in consolidated income before income taxes was driven by $245.8 million in net realized investment and other losses for the year ended December 31, 2001, compared to $78.3 million in net realized investment and other gains for the year ended December 31, 2000. The $245.8 million in net realized investment and other losses in 2001 are net of $42.3 million in net realized investment and other gains allocated to the participating pension contractholders and $17.0 million in net realized investment and other losses allocated to the policyholder dividend obligation in 2001. The change in net realized investment and other gains (losses) is the result of debt write-downs of approximately $380.7 million driven by write-downs on securities of issuers affiliated with Enron Corporation, the Argentina government and other investments in that country, K-Mart Corporation and equity interests in certain collateralized debt obligations (CDO). The Company's Enron Corporation related debt write-downs were mitigated by approximately $77.3 million in net realized investment and other gains in credit swap protection. In addition, partially offsetting the debt write-down were $224.8 million in net realized investment and other gains on common stock sold during the year.

  The decrease in income before income taxes and cumulative effect of accounting changes was primarily attributable to decreases of $220.2 million in the Corporate and Other Segment, $72.5 million in the Asset Gathering Segment, $41.5 million in the Investment Management Segment, and $24.2 million in the Guaranteed and Structured Financial Products Segment (G&SFP). These decreases in income before income taxes and cumulative effect of accounting changes were partially offset by a $24.7 million increase in the Protection Segment. The decrease in the Corporate and Other Segment was primarily due to lower net realized investment and other gains (losses), which decreased $116.5 million, and lower net investment income, which decreased $131.2 million. The decrease in the Asset Gathering Segment was primarily due to a $70.2 million increase in net realized investment and other losses primarily related to the annuity business and an increase in expenses in the mutual funds business which are one-time in nature related primarily to the sale of the full service retirement business. The decrease in the Investment Management Segment is driven by a $74.8 million decrease in management advisory fees due to lower assets under management, partially offset by a decrease in operating expenses primarily due to non-recurring prior year amounts related to timber management contracts and performance fees paid for the management of the mezzanine fund and lower compensation expense in the current period. The decrease in the G&SFP Segment is primarily due to decreases in the fee businesses on lower average reserves driven by customer withdrawals and an increase in net realized investment and other losses of $56.4 million. The Protection Segment experienced an increase in income before income taxes and cumulative effect of accounting changes primarily due to fee revenues on growth in non-traditional life insurance business, partially offset by an increase in net realized investment and other losses of $73.7 million.

  Premium revenue was $2,351.9 million for 2001, a decrease of $38.8 million, or 1.6%, from $2,390.7 million in 2000. The decrease was primarily due to a $137.1 million decrease in premiums in the G&SFP Segment, driven by reinsuring a larger portion of single premium annuity sales. The decrease in G&SFP was partially offset by a $68.3 million increase in premiums in the Protection Segment, driven by an increase of $45.6 in the long-term care business. Renewal premiums are growing due to the acquisition of the Fortis long-term care business in the prior year. Premiums in the Corporate and Other segment increased by $18.5 million primarily due to the international group insurance program, in addition, premiums increased in the Asset Gathering Segment by $11.5 million primarily due to continued growth in the single premium annuity business.

  Universal life and investment-type product fees were $600.8 million for 2001, an increase of $9.4 million, or 1.6%, from $591.4 million in 2000. These product fees consist primarily of cost of insurance fees on our variable life insurance and universal life insurance products and mortality and expense fees on our variable annuity products. The increase was primarily due to growth in the average account values in universal life insurance products, partially offset by lower average account balances in variable annuities and surrender fees.

  Net investment income was $3,646.2 million for 2001, an increase of $82.3 million, or 2.3%, from $3,563.9 million in 2000. The increase was primarily the result of higher average invested assets, which increased $4,580.3 million, or 10.0%, to $50,355.7 million in 2001, as compared to $45,775.4 million in 2000, partially offset by a lower net yield on average invested assets which decreased to 7.24% in 2001. The decrease in yield from the prior year is consistent with the average market rates in 2001 compared to 2000. The average 10-year U.S. Treasury rate in 2001 was 101 basis points lower than in 2000.

  Net realized investment and other losses were $245.8 million for 2001, a decrease of $324.1 million from net realized investment and other gains of $78.3 million in 2000. The decrease was driven by debt write-downs on securities of issuers affiliated with Enron Corporation, the Argentina government and other investments in that country, K-Mart Corporation and CDO. Partially offsetting debt losses were net realized investment and other gains on common stock of $224.8 million and approximately $77.3 million in net realized investment and other gains on credit swap protection investment strategy.

  Investment management revenues, commissions, and other fees were $585.1 million, a decrease of $161.4 million, or 21.6%, from $746.5 million in 2000. The decrease in fee revenue was the result of lower assets under management. Assets under management decreased $2,411.2 million compared to the prior year period. Underwriting and distribution fees decreased $72.1 million, or 23.7%, to $232.5 million in 2001 primarily due to the decrease in front-end load mutual fund sales, and accordingly, commission revenue. Mutual fund advisory fees declined $16.3 million in 2001, primarily due to lower average assets under management.

  Other revenue was $185.8 million in 2001, an increase of $182.4 million from $3.4 million reported in 2000. The increase in other revenue is due to the Signature Fruit transaction in 2001. Signature Fruit, a subsidiary of the Company as of April 2, 2001, acquired certain assets and assumed certain liabilities out of bankruptcy proceedings of Tri Valley Growers, Inc., a cooperative association. The revenues and expenses of Signature Fruit are included in the Company's income statement in other revenue and other operating costs and expenses, respectively. Signature Fruit generated $177.8 million in revenue in the year ended December 31, 2001.

  Benefits to policyholders were $4,328.1 million for 2001, an increase of $80.7 million, or 1.9%, from $4,247.4 million in 2000. The increase in benefits to policyholders was primarily driven by an increase in interest credited on fixed annuity account balances and growth in the long-term care insurance business on additions to reserves for premium growth and higher claim volume from the expansion of the long-term care insurance business. In addition, benefits to policyholders increased in the Corporate and Other Segment primarily due to a $30.0 million pre-tax charge in connection with the class action settlement involving individual life insurance policies sold from 1979 through 1996. These increases in benefit to policyholders were partially offset by a decrease in the G&SFP Segment, primarily due to reinsuring a larger proportion of single premium annuity contracts.

  Other operating costs and expenses were $1,227.8 million for 2001, a decrease of $61.0 million, or 4.7%, from $1,288.8 million for 2000. The decrease was primarily due to cost containment measures and lower commission expense in the mutual fund business on lower front-end load charge mutual fund sales and lowered deferred sales charges due to lower redemptions. In addition, lower compensation costs in our Investment Management Segment resulted from lower assets under management. Partially offsetting the decreases in other operating costs and expenses, was the inclusion of $183.0 million in operating costs of Signature Fruit in this balance in 2001.

  Amortization of deferred policy acquisition costs was $249.0 million for 2001, an increase of $61.9 million, or 33.1%, from $187.1 million for 2000. The increase was primarily due to higher amortization expense on non-traditional life insurance business resulting from improved gross profits in this business during 2001.

  Dividends to policyholders were $551.7 million in 2001, an increase of $12.5 million, or 2.3%, from $539.2 million in 2000. The increase primarily resulted from an increase in the dividend scale and aging of the in-force business on traditional insurance business.

  No demutualization costs were incurred during the year ended December 31, 2001. Demutualization expenses were $10.6 million for 2000. These expenses include printing and mailing fees, fees of the regulators' advisors and our financial, legal, actuarial and accounting advisors. While demutualization expenses were previously classified as an extraordinary item in our financial results, recent accounting literature now requires demutualization expenses to be classified as a single line item within income from continuing operations.

  Income taxes were $200.7 million in 2001, compared to $308.9 million for 2000. Our effective tax rate was 26.2% in 2001, as compared to 28.1% in 2000. The lower effective tax rate was primarily due to a decrease in the deferred tax liability associated with the lease residual management strategy, lower state taxes associated with conversions of Independence Investment Associates and our non life subsidiary holding company to limited liability corporations, and increased affordable housing tax credits. Increased tax benefits associated with dividends received deductions and employee stock ownership plan interest exclusions also contributed to the overall effective tax rate decrease.

Results of Operations by Segment

  We evaluate segment performance and base management's incentives on segment after-tax operating income, which excludes the effect of net realized investment gains and losses and unusual or non-recurring events and transactions. In addition, we believe most investors and analysts that follow our industry also measure results on the same basis. Segment after-tax operating income is a non-GAAP measure which is determined by adjusting GAAP net income for net realized investment gains and losses, and certain other items which we believe are not indicative of overall operating trends. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe that the presentation of segment after-tax operating income enhances the understanding of our results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, segment after-tax operating income is not a substitute for net income determined in accordance with GAAP.

  A discussion of the adjustments to GAAP reported income, many of which affect each operating segment, follows. A reconciliation of segment after-tax operating income, as adjusted, to GAAP reported net income precedes each segment discussion.


                                             FOR THE YEARS ENDED DECEMBER 31,
                                              2002        2001        2000
                                           -----------  ---------  ------------
                                                     (IN MILLIONS)
SEGMENT DATA: (1)
SEGMENT AFTER-TAX OPERATING INCOME:
 Protection Segment. . . . . . . . . . .    $ 309.7     $ 284.3     $  238.8
 Asset Gathering Segment . . . . . . . .      130.7       148.3        128.8
                                            -------     -------     --------
   Total Retail Segments . . . . . . . .      440.4       432.6        367.6

 Guaranteed and Structured Financial

  Products Segment . . . . . . . . . . .      268.7       238.0        211.6
 Investment Management Segment . . . . .       21.2        29.8         46.8
                                            -------     -------     --------
   Total Institutional Segments. . . . .      289.9       267.8        258.4

 Corporate and Other Segment                   44.3        55.4         82.4
                                            -------     -------     --------
   Total segment after-tax operating
    income . . . . . . . . . . . . . . .      774.6       755.8        708.4

AFTER-TAX ADJUSTMENTS: (1)
 Net realized investment and other gains
  (losses), net. . . . . . . . . . . . .     (285.8)     (157.5)        51.6
 Class action lawsuit. . . . . . . . . .      (19.5)      (19.5)          --
 Restructuring charges . . . . . . . . .      (10.4)      (25.4)       (12.0)
 Group pension dividend transfer . . . .         --          --          5.7
 Demutualization expenses. . . . . . . .         --          --          2.5
 Other demutualization related costs . .         --          --        (10.0)
 Surplus tax . . . . . . . . . . . . . .         --        13.3         46.0
                                            -------     -------     --------
   Total after-tax adjustments . . . . .      315.7      (189.1)        83.8
                                            -------     -------     --------

GAAP REPORTED:
 Income before cumulative effect of
  accounting changes . . . . . . . . . .      458.9       566.7        792.2
 Cumulative effect of accounting changes,
  net of tax . . . . . . . . . . . . . .         --         7.2           --
                                            -------     -------     --------
 Net income. . . . . . . . . . . . . . .    $ 458.9     $ 573.9     $  792.2
                                            =======     =======     ========

(1) See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

   Adjustments to GAAP Reported Net Income

  Our GAAP reported net income was significantly affected by net realized investment and other gains (losses) and unusual or non-recurring events and transactions presented above as after-tax adjustments. A description of these adjustments follows.

  In all periods, net realized investment and other gains (losses), except for gains and losses from mortgage securitizations have been excluded from segment after-tax operating income because such data are often excluded by analysts and investors when evaluating the overall financial performance of insurers. Net realized investment and other gains and losses from mortgage securitizations were not excluded from segment after-tax operating income because we view the related gains and losses as an integral part of the core business of those operations.

  Net realized investment and other gains (losses) have been reduced by: (1) amortization of deferred policy acquisition costs to the extent that such amortization results from net realized investment and other gains (losses), (2) the portion of net realized investment and other gains (losses) credited to certain participating contractholder accounts and (3) the portion of net realized investment and other gains (losses) credited to the policyholder dividend obligation. We believe presenting net realized investment and other gains (losses) in this format provides information useful in evaluating our operating performance. This presentation may not be comparable to presentations made by other insurers. Summarized below is a reconciliation of (a) net realized investment and other gains (losses) per the consolidated financial statements and (b) the adjustment made for net realized investment and other gains (losses) to calculate segment after-tax operating income for the years ended December 31, 2002, 2001 and 2000.


                                             FOR THE YEARS ENDED DECEMBER 31,
                                             2002         2001         2000
                                          ------------  ----------  -----------
                                                    (IN MILLIONS)
Net realized investment and other gains
 (losses) . . . . . . . . . . . . . . .     $(524.7)     $(249.9)     $ 89.9
Add amortization of deferred policy
 acquisition costs related to net
 realized investment and other gains
 (losses) . . . . . . . . . . . . . . .        38.9         29.4         9.4
Add amounts credited to participating
 pension contractholder accounts. . . .        23.4        (42.3)       (6.9)
Add amounts credited to the closed block
 policyholder dividend obligation . . .        11.9         17.0       (14.1)
                                            -------      -------      ------

Net realized investment and other gains
 (losses), net of related amortization of
 deferred policy acquisition costs,
 amounts credited to participating
 pension contractholders and amounts
 credited to the closed block
 policyholder dividend obligation
 per consolidated financial
 statements . . . . . . . . . . . . . .      (450.5)      (245.8)       78.3
Add net realized investment and other
 gains (losses) attributable to mortgage
 securitizations. . . . . . . . . . . .        (0.9)        (3.2)       (3.2)
                                            -------      -------      ------
Net realized investment and other gains
 (losses), net - pre-tax adjustment to
 calculate segment operating income . .      (451.4)      (249.0)       75.1
Income tax effect . . . . . . . . . . .       165.6         91.5       (23.5)
                                            -------      -------      ------

Net realized investment and other gains
 (losses), net - after-tax adjustment to
 calculate segment operating income . .     $(285.8)     $(157.5)     $ 51.6
                                            =======      =======      ======

  During 2002, the Company incurred a $19.5 million after-tax charge related to the settlement of the Modal Premium class action lawsuit. The settlement agreement involves policyholders who paid premiums on a monthly, quarterly, or semi-annual basis rather than annually. The settlement costs are intended to provide for relief to class members and for legal and administrative costs associated with the settlement. In entering into the settlement, the

Company specifically denied any wrongdoing. Although some uncertainty remains as to the entire cost of claims, it is expected that the final cost of the settlement will not differ materially from the amounts presently provided by the Company.

  During 1997, the Company entered into a court-approved settlement relating to a class action lawsuit involving certain individual life insurance policies sold from 1979 through 1996. In entering into the settlement, the Company specifically denied any wrongdoing. The total reserve held in connection with the settlement to provide for relief to class members and for legal and administrative costs associated with the settlement amounted to $11.9 million, and $52.7 million at December 31, 2002, and 2001, respectively. Costs incurred related to the settlement were $19.5 million, after tax, in 2001. No such costs were incurred in 2002, or 2000. The estimated reserve is based on a number of factors, including the estimated cost per claim and the estimated costs to administer the claims.

  During 2002, 2001 and 2000, we incurred restructuring charges as part of a plan to reduce costs and increase future operating efficiency by consolidating portions of our operations. The plan consists primarily of reducing staff in the home office.

  During 2001 and 2000, we recorded amounts for the transfer of certain assets from the Guaranteed and Structured Financial Products Segment to the corporate account. These assets included investments in certain subsidiaries and the home office real estate complex (collectively, corporate purpose assets). Certain group contracts have participating features, under which crediting rates and dividends are affected directly by portfolio earnings. Certain participating contractholders participate in contract experience related to net investment and other realized gains (losses) in the general account. These participating contractholders were compensated for transferred assets based on the fair value of the assets transferred. The difference between the fair value and carrying value of the assets transferred were credited to affected participating contractholders through the crediting rates and dividends on their contracts.

  In December 2000, the American Institute of Certified Public Accountants (AICPA) issued SOP 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts." The SOP, which was adopted with respect to accounting for demutualization expenses by the Company on December 31, 2000, requires that demutualization related expenses be classified as a single line item within income from continuing operations and should not be classified as an extraordinary item. The adoption of SOP 00-3 resulted in the reclassification of demutualization expenses previously recorded as an extraordinary item in 1999 of $93.6 million, after tax. In addition, the Company recognized $6.8 million, after tax credit, of demutualization expenses for the year ended December 31, 2000. The Company considers demutulization of expenses to be an adjustment to GAAP recorded net income.

  During 2000, we incurred other demutualization related costs to improve our financial analysis and financial reporting abilities. These charges primarily included consulting fees and planning and expense management costs. The Company considers these other demutualization related costs to be an adjustment to GAAP reported net income.

  We had been subject to the surplus tax imposed on mutual life insurance companies which disallows a portion of mutual life insurance company's policyholder dividends as a deduction from taxable income. As a stock company, we are no longer subject to surplus tax and have excluded the surplus tax from segment after-tax operating income in all periods.

   Amortization of Goodwill

  The excess of cost over the fair value of the net assets of businesses acquired was $108.6 million and $116.0 million at December 31, 2002 and 2001, respectively. Prior to 2002, goodwill was amortized on a systematic basis over periods not exceeding 40 years, which periods corresponded with the benefits estimated to be derived from the acquisitions. Accumulated amortization and other changes were $58.1 million at both December 31, 2002 and 2001, respectively. Amortization expense included in other operating costs and expenses was $11.3 million in 2001 and

2000, respectively. No amortization of goodwill occurred in 2002 pursuant to current accounting guidance. The Company evaluates goodwill for impairment using valuations of reporting units and book value multiples and by reference to similar multiples of publicly traded peers annually and also whenever significant events or changes indicate an impairment may exist. If the fair value analysis does not support the goodwill recorded, an impairment would be recognized resulting in a charge to current operations to reduce the carrying value of the goodwill to its fair value based on the valuation of the related reporting units.

  The following table shows the amount of goodwill amortization by applicable segment:


                                            FOR THE YEARS ENDED DECEMBER 31,
                                               2002        2001        2000
                                           ------------  ---------  -----------
                                                     (IN MILLIONS)
AMORTIZATION OF GOODWILL:
 Protection Segment. . . . . . . . . . .        --         $ 4.0       $ 3.3
 Asset Gathering Segment . . . . . . . .        --           6.8         6.8
                                              ----         -----       -----
   Total Retail Segments . . . . . . . .        --          10.8        10.1

 Guaranteed and Structured Financial

  Products Segment . . . . . . . . . . .        --            --          --
 Investment Management Segment . . . . .        --           0.5         1.1
                                              ----         -----       -----
   Total Institutional Segments. . . . .        --           0.5         1.1

 Corporate and Other Segment . . . . . .        --            --          --
                                              ----         -----       -----
   Total goodwill amortization expense .        --         $11.3       $11.2
                                              ====         =====       =====

   Segment Allocations

  We allocate surplus to the segments in amounts sufficient to support the associated liabilities of each segment and to maintain capital levels consistent with the overall business segment and corporate strategies. Allocations of net investment income are based on the assets owned by each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations utilizing time studies, and other allocation methodologies.

Protection Segment

  The following table presents certain summary financial data relating to the Protection Segment for the periods indicated.


                                           FOR THE YEARS ENDED DECEMBER 31,
                                             2002        2001         2000
                                           ----------  ----------  ----------
                                                     (IN MILLIONS)
OPERATING RESULTS:
Revenues

 Premiums. . . . . . . . . . . . . . . .   $1,506.0    $1,363.9     $1,295.6
 Universal life and investment-type
  product fees . . . . . . . . . . . . .      441.8       423.9        388.3
 Net investment income . . . . . . . . .    1,310.7     1,258.5      1,196.3
 Other revenue . . . . . . . . . . . . .        0.7         8.4          6.8
                                           --------    --------     --------
   Total revenues. . . . . . . . . . . .    3,259.2     3,054.7      2,887.0

Benefits and expenses

 Benefits to policyholders (3) . . . . .    1,773.4     1,603.3      1,550.1
 Other operating costs and expenses. . .      323.3       339.2        397.4
 Amortization of deferred policy
  acquisition costs, excluding amounts
  related to net realized and other
  investment gains (losses) (3). . . . .      171.1       171.3        106.0
 Dividends to policyholders. . . . . . .      511.5       499.9        475.6
                                           --------    --------     --------
   Total benefits and expenses . . . . .    2,779.3     2,613.7      2,529.1

Segment pre-tax operating income (1)(3).      479.9       441.0        357.9

Income taxes (3) . . . . . . . . . . . .      170.2       156.7        119.1
                                           --------    --------     --------

Segment after-tax operating income (1)(3)     309.7       284.3        238.8

After-tax adjustments: (1)
 Net realized investment and other
  (losses) gains, net (3). . . . . . . .      (41.4)      (62.2)       (18.2)
 Class action lawsuit. . . . . . . . . .      (18.7)         --           --
 Restructuring charges . . . . . . . . .       (5.7)       (4.4)        (6.7)
 Demutualization expenses. . . . . . . .         --          --          1.6
 Other demutualization related costs . .         --          --         (6.8)
 Surplus tax . . . . . . . . . . . . . .         --         9.6         20.8
                                           --------    --------     --------
   Total after-tax adjustments (3) . . .      (65.8)      (57.0)        (9.3)
                                           --------    --------     --------

GAAP REPORTED:
Income before cumulative effect of
 accounting changes (3). . . . . . . . .      243.9       227.3        229.5
Cumulative effect of accounting changes,
 net of tax. . . . . . . . . . . . . . .         --        11.7           --
                                           --------    --------     --------
Net income (3) . . . . . . . . . . . . .   $  243.9    $  239.0     $  229.5
                                           ========    ========     ========
Amortization of goodwill, net of tax . .         --         2.6          2.2
                                           --------    --------     --------
Net income before amortization of
 goodwill (3). . . . . . . . . . . . . .   $  243.9    $  241.6     $  231.7
                                           ========    ========     ========


                                            FOR THE YEARS ENDED DECEMBER 31,
                                              2002         2001        2000
                                           ------------  ---------  ---------
                                                     (IN MILLIONS)
OTHER DATA:
Segment after-tax operating income (loss)
 Non-traditional life (variable life and
  universal life). . . . . . . . . . . .    $  119.7      $121.0      $ 97.0
 Traditional life (3). . . . . . . . . .       110.6       107.8        97.1
 Long-term care. . . . . . . . . . . . .        83.6        58.6        46.6
 Other . . . . . . . . . . . . . . . . .        (4.3)       (3.1)       (1.9)
Statutory premiums (2) . . . . . . . . .
 Variable life . . . . . . . . . . . . .       926.8       948.5       922.0
 Universal life. . . . . . . . . . . . .     1,030.9       456.1       173.5
 Traditional life. . . . . . . . . . . .     1,035.9       997.3       965.5
 Long-term care. . . . . . . . . . . . .       451.2       337.3       292.0

(1) See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

(2) Statutory data have been derived from the annual statements of John Hancock Life Insurance Company (formerly John Hancock Mutual Life Insurance Company), John Hancock Variable Life Insurance Company and Investors Partner Life Insurance Company (formerly John Hancock Life Insurance Company of America) as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices. Universal life statutory premiums includes a $639.7 million deposit related to the acquisition of Allmerica's fixed universal life insurance business.

(3) Previously published 2000 amounts were adjusted for the adoption of the provisions of SOP 00-3, "Accounting by Insurance Enterprises for Demutualization and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts" as outlined in Note 1 to the consolidated financial statements.

   Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Segment after-tax operating income increased 8.9%, or $25.4 million, from the prior year. Traditional life insurance business after-tax operating income increased 2.6%, or $2.8 million, primarily due to increased premiums and lower amortization of deferred acquisition costs offset by increased benefits to policyholders and lower net investment income. Long-term care insurance segment after-tax operating income increased 42.7%, or $25.0 million, resulting from growth in the business and improved unit expenses. Non-traditional life insurance segment after-tax operating income decreased 1.1%, or $1.3 million, primarily due to higher amortization of deferred policy acquisition costs driven by the Q3 2002 Unlocking of the deferred policy acquisition costs (DAC) asset and higher benefits to policyholders, partially offset by increased universal life and product-type fee income and lower operating costs and expenses. Increased net investment income more than offset increased interest credited, resulting in higher universal life spread on the growing block of business.

  Revenues increased 6.7%, or $204.5 million. Premiums increased 10.4%, or $142.1 million, primarily due to long-term care insurance premiums, which increased 31.9%, or $113.1 million, driven by continued growth overall in the business. In addition, traditional life insurance premiums increased 2.9%, or $29.0 million, primarily due to the return of renewal premiums in the prior year of $34.4 million as part of the resolution of the class action lawsuit, offset by a corresponding change in the benefit reserves. Universal life and investment-type product fees increased 4.2%, or $17.9 million due primarily to increased expense charges of $11.8 million. Mostly offsetting this increase in amortization of deferred revenue was lower amortization in the current year due in part to lower gross profits from lower separate account performance and poor mortality. Segment net investment income increased 4.2%, or $52.2 million, primarily due to a 9.7% increase in average asset balances, partially offset by a 40 basis point decrease in yields.

  Benefits and expenses increased 6.3%, or $165.6 million. Benefits to policyholders increased 10.6%, or $170.1 million, primarily due to growth in the long-term care insurance business and non-traditional life insurance business in force. Long-term care insurance benefits and expenses increased 26.8%, or $109.9 million, primarily due to additions to reserves for premium growth and higher claim volume driven by business growth. Long-term care insurance business average policies have increased to 604.2 thousand from 538.7 thousand in the prior year and open claims increased to 5,449 from 4,483 in the prior year. The non-traditional life insurance business had an increase in benefits to policyholders of 21.4%, or $51.7 million, primarily due to a $29.0 million increase in interest credited on higher current year account balances, and also driven by a $15.3 million increase in death claims, net of reserves released.

 Other operating costs and expenses decreased 4.7%, or $15.9 million primarily due to a decrease of $30.4 million in operating expenses primarily due to expense reductions. Amortization of deferred policy acquisition costs decreased 0.1%, or $0.2 million, primarily due to the non-traditional life insurance business driven by the $27.9 million Q3 Unlocking of DAC asset (See Note 1 - Summary of Significant Accounting Policies in the notes to the unaudited financial statements and the Critical Accounting Policies in this MD&A). This was offset by a decrease in amortization of deferred policy acquisition costs in the traditional life insurance business of $19.7 million, due to improved persistency of term insurance, and lower margins. Dividends to policyholders increased 2.3%, or $11.6 million, due to a higher dividend scale and aging of the in-force business on traditional life insurance products. The Segment's effective tax rate on operating income was 35.5% for both 2002 and 2001.

   Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  Segment after-tax operating income was $284.3 million in 2001, an increase of $45.5 million, or 19.1%, from $238.8 million in 2000. Non-traditional life insurance segment after-tax operating income increased $24.0 million, or 24.7%, primarily due to higher fee income and an increase in net investment income partially offset by increased amortization of deferred policy acquisition costs. Traditional life insurance segment after-tax operating income increased $10.7 million, or 11.0%, primarily resulting from lower operating expenses partially offset by increased benefits to policyholders. Long-term care insurance segment after-tax operating income increased $12.0 million, or 25.8%, resulting from growth in the business, higher investment income and positive morbidity gains.

  Total revenues were $3,054.7 million in 2001, an increase of $167.7 million, or 5.8%, from $2,887.0 million in 2000. Premiums increased $68.3 million, or 5.3%, primarily due to an increase in long-term care insurance premiums, which increased $45.6 million, or 14.7%, driven by continued growth in the business. Universal life and investment-type product fees consist primarily of cost of insurance fees and separate account fees and were $423.9 million in 2001, an increase of $35.6 million, or 9.2%, from $388.3 million in 2000. The increase was primarily due to growth in average account values and variable life products fee increases. Net investment income increased $62.2 million, or 5.2%, primarily due to increased asset balances.

  Total benefits and expenses were $2,613.7 million in 2001, an increase of $84.6 million, or 3.3%, from $2,529.1 million in 2000. Benefits to policyholders increased $53.2 million, or 3.4%, due to growth in the long-term care insurance business. Long-term care insurance benefits increased $49.9 million primarily due to additions to reserves for premium growth and to higher claim volume from the expansion of the business. Other operating costs and expenses decreased $58.2 million, or 14.6%, to $339.2 million in 2001 from $397.4 million in 2000, primarily due to a decrease of $51.3 million in operating expenses on traditional life insurance products mainly attributable to ongoing operating cost reduction programs. Amortization of deferred policy acquisition costs of $171.3 million in 2001 increased $65.3 million, or 61.6%, from $106.0 million in 2000 primarily due to higher gross profits on non-traditional life products. Dividends to policyholders increased $24.3 million, or 5.1%, due to a higher dividend scale and aging of the in-force business on traditional life insurance products. The segment's effective tax rate on operating income increased to 35.5% in 2001 from 33.3% in 2000, primarily due to a tax charge in 2001 associated with the closed block policyholder dividend obligation.

  Amortization of goodwill in 2001 and 2000 relates to the acquisition of the individual long-term care insurance business from Fortis during 2000.

Asset Gathering Segment

  The following table presents certain summary financial data relating to the Asset Gathering Segment for the periods indicated.


                                            FOR THE YEARS ENDED DECEMBER 31,
                                             2002        2001         2000
                                           ----------  ----------  ----------
                                                     (IN MILLIONS)
OPERATING RESULTS:
Revenues

 Premiums. . . . . . . . . . . . . . . .   $   29.2    $   74.8     $   63.4
 Investment-type product fees. . . . . .      118.6       125.6        138.3
 Net investment income . . . . . . . . .      575.7       498.5        445.8
 Investment management revenues,
  commissions, and other fees. . . . . .      400.2       456.4        547.1
 Other revenue (expense) . . . . . . . .        1.1        (0.3)         1.3
                                           --------    --------     --------
   Total revenues. . . . . . . . . . . .    1,124.8     1,155.0      1,195.9

Benefits and expenses

 Benefits to policyholders . . . . . . .      446.7       441.6        371.3
 Other operating costs and expenses. . .      343.6       424.4        552.9
 Amortization of deferred policy
  acquisition costs, excluding amounts
  related to net realized investment and
  other gains (losses) . . . . . . . . .      140.5        75.0         78.8
 Dividends to policyholders. . . . . . .        0.1         0.1          0.1
                                           --------    --------     --------
   Total benefits and expenses . . . . .      930.9       941.1      1,003.1

Segment pre-tax operating income (1) . .      193.9       213.9        192.8

Income taxes . . . . . . . . . . . . . .       63.2        65.6         64.0
                                           --------    --------     --------

Segment after-tax operating income (1) .      130.7       148.3        128.8

After-tax adjustments (1):
 Net realized investment and other
  (losses) gains, net. . . . . . . . . .      (25.7)      (34.7)        18.6
 Restructuring charges . . . . . . . . .       (6.1)      (17.6)        (1.4)
 Demutualization expenses. . . . . . . .         --          --          0.4
 Other demutualization related costs . .         --          --         (1.3)
 Surplus tax . . . . . . . . . . . . . .         --         0.2          0.6
                                           --------    --------     --------
   Total after-tax adjustments . . . . .      (31.8)      (52.1)        16.9
                                           --------    --------     --------

GAAP REPORTED:
 Income before cumulative effect of
  accounting changes . . . . . . . . . .       98.9        96.2        145.7
 Cumulative effect of accounting changes,
  net of tax . . . . . . . . . . . . . .         --        (0.5)          --
                                           --------    --------     --------
 Net income. . . . . . . . . . . . . . .   $   98.9    $   95.7     $  145.7
                                           ========    ========     ========


 Amortization of goodwill, net of tax. .         --         4.5          4.5
                                           --------    --------     --------
 Net income before amortization of
  goodwill . . . . . . . . . . . . . . .   $   98.9    $  100.2     $  150.2
                                           ========    ========     ========


                                            FOR THE YEARS ENDED DECEMBER 31,
                                             2002        2001         2000
                                          ----------  ----------  -----------
                                                     (IN MILLIONS)
OTHER DATA:
Segment after-tax operating income
 Annuity. . . . . . . . . . . . . . . .   $    73.4   $    90.3    $    87.5
 Mutual funds . . . . . . . . . . . . .        52.1        55.5         46.3
 Other. . . . . . . . . . . . . . . . .         5.2         2.5         (5.0)
Annuity premiums and deposits (2)
 Fixed. . . . . . . . . . . . . . . . .     2,668.0     1,463.5        854.3
 Variable (3) . . . . . . . . . . . . .       746.1       639.6      1,120.8
Mutual fund assets under management, end
 of year. . . . . . . . . . . . . . . .    25,810.3    29,285.8     31,725.8

(1) See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

(2) Statutory data have been derived from the annual statements of John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.

(3) Variable annuity deposits exclude internal exchanges as part of the safe harbor internal exchange program of $92.0 million, $1,910.5 million and $25.0 million, respectively, for the years ending December 31, 2002, 2001 and 2000.

   Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Segment after-tax operating income decreased 11.9%, or $17.6 million from the prior year. The decrease in segment after-tax operating income was driven by a $31.1 million decrease in the variable annuity business. The variable annuity business suffered due to significant declines in the equity markets leading to increased amortization of deferred policy acquisition costs driven by the Q3 Unlocking (See Note 1 - Summary of Significant Accounting Policies in the notes to the consolidated financial statements and Critical Accounting Policies in this MD&A). Partially offsetting the losses in the variable annuity business was growth of 20.7%, or $14.3 million, in after-tax operating income in the fixed annuity business driven by higher net investment income, partially offset by higher interest credited on account balance growth. Mutual fund segment after-tax operating income was $52.1 million, declining 6.1% or $3.4 million primarily due to a 15.2%, or $55.1 million decrease in management advisory fees, partially offset by an 18.0%, or $50.2 million decrease in operating expenses. After-tax operating income for Essex, a distribution subsidiary primarily serving the financial institution channel, decreased $2.3 million from $2.6 million, during the same period in 2001. First Signature Bank after-tax operating income decreased $0.6 million. Signature Services after-tax operating income increased $1.7 million, driven by an increase in management advisory fees from the same period in 2001 and continued expense management. Signator Investors after-tax operating income increased $3.8 million.

  Revenues decreased 2.6%, or $30.2 million, from the prior year. The decrease in revenue was due to a $56.2 million decline in investment management revenues driven by the mutual fund business, a $45.5 million decline in premiums in the fixed annuity business on lower life-contingent fixed annuity sales and a $6.9 million decrease in investment-type product fees, primarily in the variable annuity business on lower average fund values. These declines in revenue were partially offset by an increase of 15.5%, or $77.2 million in net investment income. The increase in net investment income was primarily due to increases in invested assets backing fixed annuity products, partially offset by lower earned yields in the portfolio. Average invested assets backing fixed annuity products increased 29.1% to $7,719.2 million while the average investment yield decreased 77 basis points. Investment-type product fees decreased 5.5%, or $6.9 million, mostly due to a decline in the average variable annuity fund values of 13.9%, or $940.2 million, to $5,812.8 million from the prior year. Both market depreciation of $778.4 million and net outflows of $242.2 drove this decrease in average variable annuity fund values for the current year. For variable annuities the mortality and expense fees as a percentage of average account balances were 1.29% and 1.22% for the current and prior year periods.

  Investment management revenues, commissions, and other fees decreased 12.3%, or $56.2 million from the prior year. Average mutual fund assets under management were $26,803.3, a decrease of $2,757.9 million, or 9.3% from the prior year. The decrease in average mutual fund assets under management is primarily due to market depreciation of $3,548.0 million since December 31, 2001. The mutual fund business experienced net deposits of $379.1 million during 2002, compared to net deposits of $554.5 million in the prior year, a decline of $175.4 million. This change was primarily due to a decrease in deposits of $628.3 million driven by a decrease in retail open-end funds sales and institutional advisory account deposits in the current year compared to the prior year. The decrease was partially offset by $1,391.1 million in sales of the John Hancock Preferred Income series of closed-end funds, the acquisition of the U.S. Global Leaders Growth Fund, which had $238.5 million in sales and a $62.7 million increase in private managed account sales. In addition, the sale of the full service retirement plan business during 2001 contributed to the decrease in deposits in the current period. Investment advisory fees decreased 14.3%, or $25.4 million, to $152.3 million, from the prior period and were 0.57% and 0.60% of average mutual fund assets under management for the years ended December 31, 2002 and 2001. Underwriting and distribution fees decreased 12.0%, or $27.8 million, to $204.7 million compared to the prior period, primarily due to a decrease in front end load mutual fund sales, resulting in a decrease of $23.3 million in fees and accordingly, commission revenue. The decrease also included a $4.5 million decrease in distribution and other fees. Shareholder service and other fees were $66.3 million compared to $46.4 million in the prior year.

  Benefits and expenses decreased 1.1%, or $10.2 million from the prior year. Driving the decrease was a decline in other operating costs and expenses of 19.0%, or $80.8 million, from the prior year, primarily due to cost savings in the mutual fund business as well as company wide cost reduction programs, which drove the decline in expenses in the other Asset Gathering segment businesses.

 Benefits to policyholders increased 1.2%, or $5.1 million, primarily due to a $50.4 million increase in interest credited on fixed annuity account balances due to higher average account balances and $5.2 million in higher guaranteed minimum death benefit claims, partially offset by $49.6 million lower reserve provisions for life-contingent immediate fixed annuity fund values on lower sales of these contract types. Amortization of deferred policy acquisition costs increased 87.3%, or $65.5 million, primarily due to the variable annuity business driven by the $36.1 million Q3 Unlocking of the DAC asset mentioned previously. The Segment's effective tax rate on operating income was 32.6% compared to 30.6% for the prior year. The increase in the rate is due to lower dividends received deductions in the current period associated with lower dividends received on stocks in the variable annuity separate account investment funds.

   Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  Segment after-tax operating income was $148.3 million in 2001, an increase of $19.5 million, or 15.1%, from $128.8 million in 2000. Mutual fund segment after-tax operating income increased $9.2 million, or 19.9%, primarily due to a decrease in operating expenses, partially offset by a decrease in management advisory fees. Segment after-tax operating income increased $7.5 million in other Asset Gathering businesses, driven by John Hancock Signature Services. Annuity segment after-tax operating income increased $2.8 million, or 3.2%, primarily due to decreased operating expense related to distribution in variable annuities. The fixed annuity business remained stable despite decreasing investment spread, due to growth in invested assets. Spreads on fixed annuities decreased 42 basis points for the year ended December 31, 2001.

  Total revenues decreased $40.9 million, or 3.4%, to $1,155.0 million in 2001 from $1,195.9 million in 2000, primarily driven by lower investment management revenues. The decrease in investment management revenues was partially offset by growth in net investment income of $52.7 million, or 11.8%, and premiums of $11.4 million, or 18.0%. Net investment income increased primarily due to a higher level of invested assets backing fixed annuity products. The average investment yield on invested assets backing fixed annuity products decreased 23 basis points in 2001, reflecting lower market interest rates on new fixed income investments. Premiums increased due to continued growth in the single premium immediate annuity business. Investment-type product fees decreased $12.7 million, or 9.2%, due to a decrease in average variable fund values, which decreased 9.1% from 2000. Mortality and expense fees as a percentage of average account balances decreased 16 basis points in 2001, while the advisory fees increased 12 basis points.

  Investment management revenues, commissions, and other fees decreased $90.7 million, or 16.6%, to $456.4 million in 2001 from $547.1 million in 2000. Average mutual fund assets under management decreased $3,044.0 million, or 9.3%, to $29,561.2 million in 2001 from $32,605.2 million in 2000, primarily due to market depreciation of $2,633.0 million in 2001. During 2001, redemptions decreased $842.1 million compared to the prior year. The result was net deposits of $554.5 million for the year ended December 31, 2001 compared to net redemptions of $45.5 million for the year ended December 31, 2000, an improvement of $600.0 million. Redemptions improved despite $538.0 million in redemptions for the year ended December 31, 2001, related to the sale of the full service retirement plan business. Absent the impact on assets under management of the sale of the full service retirement plan business, the mutual fund business experienced net deposits of $1,092.5 million for the same period. The improvement in net deposits is primarily due to the marketing of both retail investment management services and increased sales of institutional separate accounts and private managed accounts. Investment advisory fees decreased $16.3 million, or 8.4%, to $177.6 million in 2001 and were 0.60% and 0.59% of average mutual fund assets under management for the years ended December 31, 2001 and 2000, respectively. Underwriting and distribution fees decreased $72.1 million, or 23.7%, to $232.5 million in 2001 primarily due to the decrease in front-end load mutual fund sales and, accordingly, commission revenue. Shareholder service and other fees were $46.4 million in 2001 compared to $48.6 million in 2000, primarily reflecting lower assets under management.

  Total benefits and expenses decreased $62.0 million, or 6.2%, to $941.1 million in 2001 from $1,003.1 million in 2000. Benefits to policyholders increased $70.3 million, or 18.9%, primarily due to an increase in interest credited on fixed annuity account balances of $50.2 million. In addition, benefits to policyholders increased due to growth in immediate annuities. Premiums on immediate annuities increased $11.3 million, or 19.1%, for the year ended December 31, 2001. Interest credited on fixed annuity account balances increased primarily due to higher average fixed annuity account balances in 2001. In addition to the increase in average fixed annuity account balances, the average interest credited rate on fixed annuity account balances increased 19 basis points in 2001. The average interest credited rate pattern is dependent upon the general trend of market interest rates, frequency of credited rate resets, bonus interest on new sales and business mix. Other operating costs and expenses decreased $128.5 million, or 23.2%, to $424.4 million in 2001 from $552.9 million in 2000. The decrease was primarily due to a decrease in operating expenses. Company wide cost reduction programs and the sale of the full service retirement plan business drove cost savings in the mutual fund business. The commission expenses incurred in the mutual funds business decreased primarily due to lower front-end load charge mutual fund sales and lower deferred sales charges due to lower redemptions. Amortization of deferred policy acquisition costs decreased $3.8 million, or 4.8%, to $75.0 million in 2001 from $78.8 million in 2000, largely due to favorable lapse and separate account experience in the variable annuity product line. The segment's effective tax rate on operating income was 30.6% and 33.2% in 2001 and 2000, respectively. The decrease in the effective tax rate is primarily due to increased dividend received deductions in variable annuity separate accounts and a one-time tax charge in 2000 associated with the repatriation of the mutual fund business' United Kingdom subsidiary.

  Amortization of goodwill did not change from the prior year. No new acquisitions were entered into by the Asset Gathering Segment in 2001.

Guaranteed and Structured Financial Products Segment

  The following table presents certain summary financial data relating to the Guaranteed and Structured Financial Products Segment for the periods indicated.


                                           FOR THE YEARS ENDED DECEMBER 31,
                                             2002        2001         2000
                                           ----------  ----------  ------------
                                                     (IN MILLIONS)
OPERATING RESULTS:
Revenues
 Premiums. . . . . . . . . . . . . . . .   $   18.3    $  483.2     $  620.3
 Investment-type product fees. . . . . .       45.4        51.4         64.7
 Net investment income . . . . . . . . .    1,703.9     1,834.5      1,741.9
 Net realized investment and other gains
  (losses), net (1). . . . . . . . . . .         --          --           --
 Other revenue . . . . . . . . . . . . .        0.8         0.4          0.3
                                           --------    --------     --------
   Total revenues. . . . . . . . . . . .    1,768.4     2,369.5      2,427.2

Benefits and expenses
 Benefits to policyholders, excluding
  amounts related to net realized
  investment and other gains (losses)
  credited to participating pension
  contractholders. . . . . . . . . . . .    1,186.8     1,869.3      1,972.4
 Other operating costs and expenses. . .      134.4       105.3         88.6
 Amortization of deferred policy
  acquisition costs. . . . . . . . . . .        2.2         2.4          2.6
 Dividends to policyholders. . . . . . .       44.2        36.1         43.5
                                           --------    --------     --------
   Total benefits and expenses . . . . .    1,367.6     2,013.1      2,107.1

Segment pre-tax operating income (1) . .      400.8       356.4        320.1

Income taxes . . . . . . . . . . . . . .      132.1       118.4        108.5
                                           --------    --------     --------

Segment after-tax operating income (1) .      268.7       238.0        211.6

After-tax adjustments: (1)
 Net realized investment and other
  (losses) gains, net. . . . . . . . . .     (199.6)      (77.0)       (40.5)
 Restructuring charges . . . . . . . . .       (0.6)       (1.2)        (2.6)
 Group pension dividend transfer . . . .         --          --          5.7
 Demutualization expenses. . . . . . . .         --          --          0.4
 Other demutualization related costs . .         --          --         (1.7)
 Surplus tax . . . . . . . . . . . . . .         --         2.6          6.5
                                           --------    --------     --------
   Total after-tax adjustments, net of
    tax. . . . . . . . . . . . . . . . .     (200.2)      (75.6)       (32.2)
                                           --------    --------     --------

GAAP REPORTED:
 Income before cumulative effect of
  accounting changes . . . . . . . . . .   $   68.5    $  162.4     $  179.4
 Cumulative effect of accounting changes,
  net of tax . . . . . . . . . . . . . .         --        (1.2)          --
                                           --------    --------     --------
Net income . . . . . . . . . . . . . . .   $   68.5    $  161.2     $  179.4
                                           ========    ========     ========


                                           FOR THE YEARS ENDED DECEMBER 31,
                                             2002         2001         2000
                                          -----------  ----------  ------------
                                                    (IN MILLIONS)
OTHER DATA:
Segment after-tax operating income
 Spread-based products. . . . . . . . .    $  246.4     $  214.5     $  178.1
 Fee-based products . . . . . . . . . .        22.3         23.5         33.5
Premiums and deposits
 Spread-based products

   Fund-type products . . . . . . . . .     3,847.9      4,718.8      4,442.0
   Single premium annuities . . . . . .         1.2        465.5        594.8
   SignatureNotes . . . . . . . . . . .       290.2           --           --
 Fee-based products
   Participating contracts and

    conversion annuity contracts. . . .       529.3        468.9        467.0
   Structured Separate Accounts . . . .       483.9         77.4         50.3
   Other separate account contracts . .       (26.1)       130.6        223.9

(1) See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

   Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Segment after-tax operating income increased 12.9%, or $30.7 million from the prior year. Spread-based products after-tax operating income increased 14.9%, or $31.9 million from the prior year, driven by a 39.7%, or $657.6 million decrease in benefits to policyholders, offset by a decrease in premiums of 99.8%, or $461.9 million and a decrease in net investment income of 6.9%, or $110.0 million. Lower benefits to policyholders reflect an increased level of reinsurance arrangements, resulting in a lower increase in policy reserves. The decrease in benefits to policyholders in the spread-based business was offset by an increase in operating costs of 48.2%, or $36.1 million related to higher level of reinsurance arrangements. Fee-based products after-tax operating income decreased $1.2 million from the prior year, primarily due to lower risk-based capital and lower underwriting gains.

  Revenues decreased 25.4%, or $601.1 million from the prior year, driven by a decline in premiums of 96.2%, or $464.9 million from the prior year reflecting the lower sales volume and increased level of reinsurance arrangements. Net investment income also decreased 7.1%, or $130.6 million, driven by lower spread-based net investment income of 6.9%, or $110.0 million, from the prior year, despite growth of 11.1%, or $2.3 billion in the average invested asset base. Net investment income declined as the average investment yield fell to 6.43% from the prior year. The decrease in the average investment yield is a reflection of the declining interest rate environment in the current period. Net investment income varies with market interest rates because the return on approximately $10 billion, or 43% of the asset portfolio floats with market rates. Matching the interest rate exposure on our asset portfolio to the exposure on our liabilities is a central feature of our asset/liability management process.Benefits and expenses decreased 32.1%, or $645.5 million from the prior year, driven by lower benefits to policyholders of 36.5%, or $682.5 million in the current year. Spread-based benefits to policyholders decreased due to increased level of reinsurance arrangements and lower interest credited. Interest credited decreased 15.3%, or $184.1 million from the prior year. The decrease resulted from the decline in the average interest credited rate on account balances, due to the reset of liabilities with floating rates and new business added at current market rates. The average interest credited rate fell to 4.85% from 6.33% in the prior year. Offsetting the decrease in benefits to policyholders was an increase in other operating costs and expenses of 27.6%, or $29.1 million from the prior year. This increase was primarily due to the increased level of reinsurance arrangements. Dividends to policyholders increased 22.4%, or $8.1 million from the prior year. The Segment's effective tax rate was 33.0% compared to 33.2% in the prior year.

   Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  Segment after-tax operating income was $238.0 million in 2001, an increase of $26.4 million, or 12.5% from $211.6 million in 2000. Spread-based products' after-tax operating income increased $36.4 million, or 20.4%, to $214.5 million in 2001 from $178.1 million in 2000 primarily due to higher investment spread as a result of an increase in average invested assets backing spread-based products. Fee-based products' after-tax operating income decreased $10.0 million, or 29.9%, to $23.5 million in 2001 from $33.5 million in 2000 primarily due to the transfer of non-participating annuities to the spread-based products at year end 2000.

  Total revenues decreased $57.7 million, or 2.4%, to $2,369.5 million in 2001 from $2,427.2 million in 2000, primarily due to a $137.1 million decrease in premiums, the result of reinsuring a larger portion of single premium annuity sales, partially offset by increased investment income. Investment-type product fees were $51.4 million for 2001, a decrease of $13.3 million, or 20.6%, primarily due to lower general account expense recoveries and slower Structured Separate Account sales in the current year. Investment-type product fees were 0.51% and 0.56% of average fee-based policy reserves in 2001 and 2000, respectively. The decrease primarily reflects lower expense charges on participating contracts and the impact of slower sales in the current year. Net investment income increased $92.6 million, or 5.3%, to $1,834.5 million in 2001 from $1,741.9 million in 2000, mainly due to the growth of average invested assets on spread-based products. Average invested assets backing spread-based products increased $3,844.1 million, or 22.8%, to $20,703.3 million in 2001 from $16,859.2 million in 2000 as a result of increased sales of spread-based products. The average investment yield on these invested assets decreased to 7.66% in 2001 compared to 8.65% in 2000, as a result of declining market interest rates.

  Total benefits and expenses decreased $94.0 million, or 4.5%, to $2,013.1 million in 2001 from $2,107.1 million in 2000, primarily due to the decrease in benefits to policyholders as a result of reinsuring a larger proportion of single premium annuity contracts, partially offset by an increase in interest credited. The increase in interest credited was driven by higher average account balances for spread-based products which were up $3,020.0 million to $18,996.5 million in 2001 from $15,976.5 million in 2000, partially offset by a decrease in the average interest credited rate on account balances for spread-based products. The average interest credited rate was 6.33% in 2001 compared to 7.18% in 2000 as a result of declining market interest rates. Other operating costs and expenses were $105.3 million in 2001, an increase of $16.7 million, or 18.8%, from $88.6 million in 2000. The increase was primarily due to the increased level of reinsurance arrangements. The increase in operating expenses from these arrangements is offset in lower benefits to policyholders. Dividends of $36.1 million in 2001, decreased $7.4 million, or 17.0%, from $43.5 million in 2000, reflecting a lower level of distributable surplus to participating contractholder accounts. The segment's effective tax rate on operating income was 33.2% in 2001, as compared to 33.9% in 2000.

Investment Management Segment

  The following table presents certain summary financial data relating to the Investment Management Segment for the periods indicated.


                                            FOR THE YEARS ENDED DECEMBER 31,
                                              2002        2001         2000
                                            ----------  ----------  -----------
                                                     (IN MILLIONS)
OPERATING RESULTS:
Revenues

Net investment income . . . . . . . . . .   $    15.1   $    28.7    $    22.7
 Net realized investment and other gains
  (losses), net (1) . . . . . . . . . . .         1.2         3.2          3.2
 Investment management revenues,
  commissions, and other fees . . . . . .       108.2       111.3        186.1
 Other revenue. . . . . . . . . . . . . .         0.1          --           --
                                            ---------   ---------    ---------
   Total revenues . . . . . . . . . . . .       124.6       143.2        212.0

Benefits and expenses

 Other operating costs and expenses . . .        90.9        96.4        132.7
                                            ---------   ---------    ---------
   Total benefits and expenses. . . . . .        90.9        96.4        132.7

Segment pre-tax operating income (1). . .        33.7        46.8         79.3

Income taxes. . . . . . . . . . . . . . .        12.5        17.0         32.5
                                            ---------   ---------    ---------

Segment after-tax operating income (1). .        21.2        29.8         46.8

After-tax adjustments: (1)
 Net realized investment and other gains
  (losses). . . . . . . . . . . . . . . .         0.4        (0.2)         4.4
 Restructuring charges. . . . . . . . . .        (0.8)       (0.9)          --
 Surplus tax. . . . . . . . . . . . . . .          --         0.1           --
                                            ---------   ---------    ---------
 Total after-tax adjustments. . . . . . .        (0.4)       (1.0)         4.4
                                            ---------   ---------    ---------

GAAP REPORTED:
 Income before cumulative effect of
  accounting changes. . . . . . . . . . .        20.8        28.8         51.2
 Cumulative effect of accounting changes,
  net of tax. . . . . . . . . . . . . . .          --        (0.2)          --
                                            ---------   ---------    ---------
Net income. . . . . . . . . . . . . . . .   $    20.8   $    28.6    $    51.2
                                            =========   =========    =========


Amortization of goodwill, net of tax. . .          --         0.5          0.8
                                            ---------   ---------    ---------

Net income before amortization of goodwill  $    20.8   $    29.1    $    52.0
                                            =========   =========    =========

OTHER DATA:
Assets under management, end of year (2).   $27,874.7   $28,921.8    $32,651.6

(1) See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

(2) Includes general account cash and invested assets of $383.1 million, $151.3 million, and $106.9 million as of December 31, 2002, 2001 and 2000, respectively.

   Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Segment after-tax operating income decreased $8.6 million, or 28.9%, from the prior year. The decline was primarily due to a drop of $13.6 million, or 47.4%, in net investment income, offset by a decrease of $5.5 million, or 5.7%, in benefits and expenses. The decrease in net investment income resulted primarily from non-recurring prior year income on the sales of investments at John Hancock Energy Resources Management and from a lower level of commercial mortgages held for sale this year at John Hancock Real Estate Finance. The decrease in expenses was primarily due to lower interest expense at John Hancock Real Estate Finance and operating expense savings at Hancock Natural Resources Group, offset by increased operating expenses at Independence Investments LLC due to higher compensation this year.

  Revenues decreased $18.6 million, or 13.0%, from the prior year. Net investment income declined $13.6 million, or 47.4%, to $15.1 million. Net investment income was down $6.6 million, or 95.7%, at John Hancock Energy Resources Management due to prior year income recognized from investment partnerships on the liquidation of underlying investments and down $5.4 million, or 37.8%, at John Hancock Real Estate Finance due to a lower average level of warehoused commercial mortgages. Investment management revenues, commissions, and other fees decreased $3.1 million, or 2.8% from the prior year. Advisory fees at Independence Investment LLC were down $8.6 million, or 13.6% based on declines in average assets under management which resulted from market depreciation of $3.0 billion offset by $1.1 billion of net sales. John Hancock Realty Advisors saw an increase of $3.5 million, or 61.4%, in higher portfolio acquisition fees based on higher acquisition activity compared to the prior year. Hancock Natural Resources Group saw an increase of $2.4 million, or 11.4% over the prior year, primarily based on higher management fees earned from higher assets under management. Mortgage origination and servicing fees at John Hancock Real Estate Finance were $6.6 million for both 2002 and 2001. Investment management revenues, commissions and other fees were 0.39% and 0.38% of average advisory assets under management in 2002 and 2001, respectively, for the segment. Net realized gains were down $2.0 million, or 62.5% at John Hancock Real Estate Finance, primarily due to a lower level of commercial mortgage securitizations.

  Other operating costs and expenses declined $5.5 million, or 5.7% from the prior year. John Hancock Real Estate Finance had $5.7 million lower interest expense compared to 2001, based on lower average levels of borrowings to support lower average levels of warehoused commercial mortgages, and lower prevailing interest rates. Operating expenses were down $4.9 million at Hancock Natural Resources Group based on ongoing cost reduction efforts partially offset by higher incentive compensation expense this year. Independence Investment LLC operating expenses were up $5.2 million due to compensation increases over the prior year. The segment's effective tax rate on operating income was 37.1% compared to 36.2% in the prior year. The underlying effective tax rate for the Investment Management Segment remains higher than for our other business segments due to state taxes on certain investment management subsidiaries, and fewer tax benefits from portfolio holdings in this segment.

   Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  Segment after-tax operating income was $29.8 million in 2001, a decrease of $17.0 million, or 36.3%, from $46.8 million in 2000. The decrease was primarily due to lower investment advisory fees, resulting from the non-recurrence of prior-year one-time events and from lower average assets under management in 2001, partially offset by lower operating expenses in 2001.

  Total revenues decreased $68.8 million, or 32.6%, to $143.2 million in 2001 from $212.0 million in 2000. Net investment income was $28.7 million in 2001, an increase of $6.0 million from $22.7 million in 2000. Investment management revenues, commissions, and other fees decreased $74.8 million, or 40.2% in 2001, due primarily to a decrease in investment advisory fees, which decreased $75.9 million to $104.7 million compared to $180.6 million reported in 2000. The decrease in investment advisory fees was primarily due to $60.6 million of non-recurring prior year items; $45.3 million in incentive fees received in connection with the restructuring of timber management contracts, and $15.3 million in performance fees earned by the mezzanine fund manager. Also, asset-based advisory fees decreased $17.2 million at Independence Investment LLC on lower average assets under management resulting from net redemptions and market declines during the year. Investment management revenues, commissions and other fees were .38% and .50% of average advisory assets under management in 2001 and 2000, respectively, for the segment. Mortgage origination and servicing fees were $6.6 million compared to $5.4 million in 2000. Net realized investment and other gains (losses) were flat at $3.2 million for both 2001 and 2000.

   Other operating costs and expenses were $96.4 million in 2001, a decrease of $36.3 million, or 27.4%, from $132.7 million in 2000. The decrease was primarily due to two non-recurring prior year amounts; $15.7 million in incentive compensation payments related to the receipt of incentive fees on timber management contracts and $9.1 million in performance fees paid for the management of the mezzanine fund. Operating expenses were down $14.7 million at Independence Investment LLC, based on lower compensation levels and the results of an overall expense management program. Operating expenses were down $5.2 million at John Hancock Real Estate Finance, primarily from lower borrowing costs due to lower lending activity and lower interest rates, and also from savings from on-going expense management efforts. The segment's effective tax rate on operating income was 36.2% and 41.0% in 2001 and 2000, respectively. The decrease in the effective tax rate is primarily due to lower state taxes associated with the conversion of Independence Investment Associates to a limited liability corporation.

Corporate and Other Segment

  The following table presents certain summary financial data relating to the Corporate and Other Segment for the periods indicated.


                                            FOR THE YEARS ENDED DECEMBER 31,
                                               2002        2001        2000
                                            -----------  ---------  -----------
                                                     (IN MILLIONS)
OPERATING RESULTS:
Segment after-tax operating income (loss)
 (1)
 International operations . . . . . . . .     $  7.4      $  3.5      $  5.4
 Corporate operations . . . . . . . . . .       33.2        42.7        69.4
 Non-core businesses. . . . . . . . . . .        3.7         9.2         7.6
                                              ------      ------      ------
   Total. . . . . . . . . . . . . . . . .       44.3        55.4        82.4

After-tax adjustments (1):
 Net realized investment and other gains
  (losses), net . . . . . . . . . . . . .      (19.5)       16.6        87.3
 Class action lawsuit . . . . . . . . . .       (0.8)      (19.5)         --
 Restructuring charges. . . . . . . . . .        2.8        (1.3)       (1.3)
 Demutualization expenses . . . . . . . .         --          --         0.1
 Other demutualization related costs. . .         --          --        (0.2)
 Surplus tax. . . . . . . . . . . . . . .         --         0.8        18.1
                                              ------      ------      ------
   Total after-tax adjustments. . . . . .      (17.5)       (3.4)      104.0
                                              ------      ------      ------

GAAP REPORTED:
 Income (loss) before cumulative effect of
  accounting changes. . . . . . . . . . .       26.8        52.0       186.4
 Cumulative effect of accounting changes,
  net of tax. . . . . . . . . . . . . . .         --        (2.6)         --
                                              ------      ------      ------
Net income (loss) . . . . . . . . . . . .     $ 26.8      $ 49.4      $186.4
                                              ======      ======      ======
Amortization of goodwill, net of tax. . .         --          --          --
                                              ------      ------      ------
Net income (loss) before amortization of
 goodwill . . . . . . . . . . . . . . . .     $ 26.8      $ 49.4      $186.4
                                              ======      ======      ======

(1) See "Adjustments to GAAP Reported Net Income" included in this Management's Discussion and Analysis.

   Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  After-tax operating income from international operations increased $3.9 million or 111.4% over the prior year primarily due to favorable foreign currency fluctuations within our international group insurance program.

  After-tax operating income from corporate operations decreased $9.5 million or 22.2% compared to 2001. The change was due to a decrease in net periodic pension credits of $21.1 million, a decrease of $1.7 million in other post employment benefit credits, increased taxes licenses and fees of $3.4 million and increased interest expense of $0.7 million. Partially offsetting these decreases was the impact of our corporate-owned life insurance program. The corporated-owned life insurance program's results were $20.8 million favorable due an increase in the asset base and improved performance of the underlying assets.

  After-tax operating income from non-core businesses decreased $5.5 million or 59.8% from the prior year. We continue with the orderly run-off of business in this segment.

   Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  After-tax operating income from international operations decreased $1.9 million or 35.2% compared to 2000 due to strong deficit recoveries in 2000 within our international group insurance program.

  After-tax operating income from corporate operations decreased $26.7 million or 38.5% compared to 2000. This decrease was caused by lower net investment income attributable to our use of cash for stockholder dividends and the stock buyback program, interest earned in 2000 on the IPO proceeds and worse performance within our portfolio of equity method investments.

  After-tax operating income from non-core businesses increased $1.6 million or 21.1% over 2000.

 General Account Investments

  We manage our general account assets in investment segments that support specific classes of product liabilities. These investment segments permit us to implement investment policies that both support the financial characteristics of the underlying liabilities, and also provide returns on our invested capital. The investment segments also enable us to gauge the performance and profitability of our various businesses.

Asset/Liability Risk Management

  Our primary investment objective is to maximize after-tax returns within acceptable risk parameters. We are exposed to two primary types of investment risk:

 . Interest rate risk, meaning changes in the market value of fixed maturity securities as interest rates change over time, and

 . Credit risk, meaning uncertainties associated with the continued ability of an obligor to make timely payments of principal and interest

  We use a variety of techniques to control interest rate risk in our portfolio of assets and liabilities. In general, our risk management philosophy is to limit the net impact of interest rate changes on our assets and liabilities. Assets are invested predominantly in fixed income securities, and the asset portfolio is matched with the liabilities so as to eliminate the Company's exposure to changes in the overall level of interest rates. Each investment segment holds bonds, mortgages, and other asset types that will satisfy the projected cash needs of its underlying liabilities. Another important aspect of our asset-liability management efforts is the use of interest rate derivatives. We selectively apply derivative instruments, such as interest rate swaps and futures, to reduce the interest rate risk inherent in combined portfolios of assets and liabilities. For a more complete discussion of our interest rate risk management practices, please see the Interest Rate Risk section in the Quantitative and Qualitative Disclosures about Market Risk section of this document.

  Management of credit risk is central to our business and we devote considerable resources to the credit analysis underlying each investment acquisition. Our corporate bond management group employs a staff of highly specialized, experienced, and well-trained credit analysts. We rely on these analysts' ability to analyze complex private financing transactions and to acquire the investments needed to profitably fund our liability requirements.

In addition, when investing in private fixed maturity securities, we rely upon broad access to proprietary management information, negotiated protective covenants, call protection features and collateral protection.

  Our bond portfolio is reviewed on a continuous basis to assess the integrity of current quality ratings. As circumstances warrant, specific investments are "re-rated" with the adjusted quality ratings reflected in our investment system. All bonds are evaluated regularly against the following criteria:

 . material declines in the issuer's revenues or margins;

 . significant management or organizational changes;

 . significant uncertainty regarding the issuer's industry;

 . debt service coverage or cash flow ratios that fall below industry-specific thresholds;

 . violation of financial covenants; and

 . other business factors that relate to the issuer.

  Insurance product prices are impacted by investment results. Accordingly, incorporated in insurance products prices is assumptions of expected default losses over the long-term. Actual losses therefore vary above and below this average, and the market value of the portfolio as a whole also changes as market credit spreads move up and down during an economic cycle.

  John Hancock is able to hold to this investment strategy over the long term, both because of its strong capital position, the fixed nature of its liabilities and the matching of those liabilities with assets, and because of the experience gained through many decades of a consistent investment philosophy. We generally intend to hold all of our fixed maturity investments to maturity to meet liability payments, and to ride out any unrealized gains and losses over the long term.

Overall Composition of the General Account

  Invested assets, excluding separate accounts, totaled $60.6 billion and $53.3 billion as of December 31, 2002 and December 31, 2001, respectively. Although the portfolio composition has not significantly changed at December 31, 2002 as compared to December 31, 2001, invested assets have grown 13.6% over the year. Included in this amount are $0.5 billion of invested assets from the previously discussed acquisition of the fixed universal life insurance business. Due to the timing of this transaction no income was earned on these assets in 2002. The following table shows the composition of investments in the general account portfolio.


                           AS OF DECEMBER 31, 2002   AS OF DECEMBER 31, 2001
                          ------------------------   --------------------------
                             CARRYING         %         CARRYING        % OF
                              VALUE       OF TOTAL       VALUE         TOTAL
                          --------------  ---------  --------------  ----------
                          (IN MILLIONS)               (IN MILLIONS
Fixed maturity
 securities (1) . . . .     $43,773.3       72.3%      $37,995.6        71.3%
Mortgage loans (2). . .      10,296.5       17.0         9,667.0        18.1
Real estate . . . . . .         255.3        0.4           380.4         0.7
Policy loans (3). . . .       2,014.2        3.3         1,927.0         3.6
Equity securities . . .         350.3        0.6           563.7         1.1
Other invested assets
 (4). . . . . . . . . .       2,839.1        4.7         1,676.9         3.1
Short-term investments.         137.3        0.2            78.6         0.2
Cash and cash
 equivalents (5). . . .         897.0        1.5         1,025.3         1.9
                            ---------      -----       ---------       -----
Total invested assets .     $60,563.0      100.0%      $53,314.5       100.0%
                            =========      =====       =========       =====

(1) In addition to bonds, the fixed maturity security portfolio contains redeemable preferred stock with a carrying value of $590.2 million and $691.8 million as of December 31, 2002 and December 31, 2001, respectively. The total fair value of the fixed maturity security portfolio was $43,823.5 million and $37,980.3 million, at December 31, 2002 and December 31, 2001, respectively.

(2) The fair value for the mortgage loan portfolio was $11,220.7 million and $10,215.0 million as of December 31, 2002 and December 31, 2001, respectively.

(3) Policy loans are secured by the cash value of the underlying life insurance policies and do not mature in a conventional sense, but expire in conjunction with the related policy liabilities. Policy loan amounts include $75.6 million from the acquisition of Allmerica Financial Corporation's fixed universal life insurance business.

(4) Other invested assets as of December 31, 2002 contains a receivable of $471.1 million from Allmerica Financial Corporation pursuant to the Company's agreement to reinsure Allmerica's fixed universal life insurance business. Additional detail about the credit quality of the investments underlying the premium receivable is provided at the end of this investments discussion.

(5) Cash and cash equivalents are included in total invested assets in the table above for the purposes of calculating yields on the income producing assets for the Company.

  Consistent with the nature of the Company's product liabilities, assets are heavily oriented toward fixed maturity securities. The Company determines the allocation of assets primarily on the basis of cash flow and return requirements of its products and by the level of investment risk.

  FIXED MATURITY SECURITIES. The fixed maturity securities portfolio is predominantly comprised of low risk, investment grade, publicly and privately traded corporate bonds and senior tranches of asset-backed securities (ABS) and mortgage-backed securities (MBS). The fixed maturity securities portfolio also includes redeemable preferred stock. As of December 31, 2002, fixed maturity securities represented 72.3% of general account invested assets with a carrying value of $43.8 billion, comprised of 56.4% public securities and 43.6% private securities. Each year, the Company directs the majority of net cash inflows into investment grade fixed maturity securities. Typically, between 5% and 15% of funds allocated to fixed maturity securities are invested in below-investment-grade bonds while maintaining a policy to limit the overall level of these bonds to no more than 10% of invested assets and the majority of that balance in the BB category. Allocations are based on an assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. While the Company has profited from the below-investment-grade asset class in the past, care is taken to manage its growth strategically by limiting its size relative to the Company's total assets.

  The Securities Valuation Office (SVO) of the National Association of Insurance Commissioners evaluates all public and private bonds purchased as investments by insurance companies. The SVO assigns one of six investment categories to each security it reviews. Category 1 is the highest quality rating, and Category 6 is the lowest. Categories 1 and 2 are the equivalent of investment grade debt as defined by rating agencies such as S&P and Moody's (i.e., BBB /Baa3 or higher), while Categories 3-6 are the equivalent of below-investment grade securities. SVO ratings are reviewed and may be revised at least once a year.

  The table below sets forth the SVO ratings for the bond portfolio along with an equivalent S&P rating agency designation. The majority of the fixed maturity investments are investment grade, with 88.0% and 87.4% of fixed maturity investments invested in Category 1 and 2 securities as of December 31, 2002 and 2001, respectively. Below investment grade bonds were 12.0% and 12.6% of fixed maturity investments and 8.6% and 8.8% of total invested assets as of December 31, 2002 and 2001, respectively. This allocation reflects the Company strategy of avoiding the unpredictability of interest rate risk in favor of relying on the Company's bond analysts' ability to better predict credit or default risk. The bond analysts operate in an industry-based, team-oriented structure that permits the evaluation of a wide range of below investment grade offerings in a variety of industries resulting in a well-diversified high yield portfolio.

  Valuation techniques for the bond portfolio vary by security type and the availability of market data. Pricing models and their underlying assumptions impact the amount and timing of unrealized gains and losses recognized, and the use of different pricing models or assumptions could produce different financial results. External pricing services are used where available, broker dealer quotes are used for thinly traded securities, and a spread pricing matrix is used when price quotes are not available, which typically is the case for our private placement securities.

The spread pricing matrix is based on credit quality, country of issue, market sector and average investment life and is created for these dimensions through brokers' estimates of public spreads derived from their respective publications. When utilizing the spread pricing matrix, securities are valued by utilizing a discounted cash flow method where each bond is assigned a spread, that is added to the current U.S. Treasury rates to discount the cash flows of the security. The spread assigned to each security is changed from month to month based on changes in the market. Certain market events that could impact the valuation of securities include issuer credit ratings, business climate, management changes, litigation, and government actions among others. The resulting prices are then reviewed by the pricing analysts and members of the Controller's Department.

 The Company's pricing analysts take appropriate actions to reduce valuations of securities where such an event occurs which negatively impacts the securities' value. Although the Company believes its estimates reasonably reflect the fair value of those securities, the key assumptions about risk premiums, performance of underlying collateral (if any) and other factors involve significant assumptions and may not reflect those of an active market. To the extent that bonds have longer maturity dates, management's estimate of fair value may involve greater subjectivity since they involve judgment about events well into the future. Then, every quarter, there is a comprehensive review of all impaired securities and problem loans by a group consisting of the CIO and the Bond Investment Committee. The valuation of impaired bonds for which there is no quoted price is typically based on the total value of the company relative to the amount of debt and other obligations outstanding. If the company is likely to continue operations, the valuation is typically based on a market multiple of expected cash flow. If the company is likely to liquidate, the valuation centers on the liquidation value of its assets.

  49.7% of our below investment grade bonds are in Category 3, the highest quality below investment grade. Category 6 bonds, those in or near default, represent securities that were originally acquired as long-term investments, but subsequently became distressed. The carrying value of bonds in or near default was $620.0 million and $388.7 million as of December 31, 2002 and 2001, respectively. For the years ended December 31, 2002 and 2001, $10.7 million and $2.4 million, respectively of interest on bonds near default was included in accrued investment income. Unless the Company reasonably expects to collect investment income on bonds in or near default, the accrual will be ceased and any accrued income reversed. Management judgment is used and the actual results could be materially different.


                                           AS OF DECEMBER 31, 2002   AS OF DECEMBER 31, 2001
                                          ------------------------   ------------------------
SVO         S&P EQUIVALENT                   CARRYING         %         CARRYING        % OF
RATING (1)  DESIGNATION (2)                VALUE (3)(4)   OF TOTAL     VALUE (3)       TOTAL
----------  ----------------------------  --------------  ---------  --------------  ----------
                                          (IN MILLIONS)               (IN MILLIONS
1           AAA/AA/A....................    $17,590.5       40.7%      $14,336.9        38.4%
2           BBB.........................     20,406.6       47.3        18,275.9        49.0
3           BB..........................      2,574.9        6.0         2,771.9         7.4
4           B...........................      1,215.3        2.8         1,095.1         2.9
5           CCC and lower...............        775.8        1.8           435.3         1.2
6           In or near default..........        620.0        1.4           388.7         1.1
                                            ---------      -----       ---------       -----
            Total.......................     43,183.1      100.0%       37,303.8       100.0%

            Redeemable Preferred Stock..        590.2                      691.8
                                            ---------      -----       ---------       -----
            Total Fixed Maturities......    $43,773.3                  $37,995.6
                                            =========      =====       =========       =====

(1) For securities that are awaiting an SVO rating, the Company has assigned a rating based on an analysis that it believes is equivalent to that used by the SVO.

(2) Comparisons between SVO and S&P ratings are published by the National Association of Insurance Commissioners.

(3) Includes 208 securities that are awaiting an SVO rating, with a carrying value of $4,767.4 million as of December 31, 2002. Due to lags between the funding of an investment, the processing of final legal documents, the filing with the SVO, and the rating by the SVO, there will always be a number of unrated securities at each statement date.

(4) Includes the effect of $55.0 million invested in our credit-linked note program, $10.0 million in credit default swaps on fixed maturity securities in the AAA/AA/A category and $45.0 million of credit default swaps on fixed maturity securities in the BBB category. There were no credit default swaps in 2001.

   The following table shows the composition by our internal industry classification of the fixed maturity securities portfolio and the unrealized gains and losses contained therein.

FIXED MATURITY SECURITIES - BY INDUSTRY CLASSIFICATION




                                                 AS OF DECEMBER 31, 2002
                        ---------------------------------------------------------------------------
                                                    CARRYING                CARRYING
                                                    VALUE OF                VALUE OF
                                                   SECURITIES              SECURITIES
                          TOTAL    NET UNREALIZED  WITH GROSS    GROSS     WITH GROSS     GROSS
                        CARRYING        GAIN       UNREALIZED  UNREALIZED  UNREALIZED   UNREALIZED
                          VALUE        (LOSS)        GAINS       GAINS       LOSSES       LOSSES
                        ---------  --------------  ----------  ----------  ----------  ------------
                                                      (IN MILLIONS)

Corporate securities:
 Banking and finance.   $ 5,469.0     $ 213.2      $ 4,361.7    $  264.0   $ 1,107.3    $   (50.8)
 Communications . . .     2,204.5        86.4        1,815.8       137.6       388.7        (51.2)
 Government . . . . .     2,570.5       120.7        1,805.1       139.7       765.4        (19.0)
 Manufacturing. . . .     7,211.3       202.4        5,502.8       384.6     1,708.5       (182.2)
 Oil & gas. . . . . .     4,318.1        85.0        3,305.7       274.4     1,012.4       (189.4)
 Services / trade . .     2,422.5       118.9        2,088.6       135.4       333.9        (16.5)
 Transportation . . .     2,740.5        28.9        2,044.4       158.2       696.1       (129.3)
 Utilities. . . . . .     8,482.3      (168.3)       5,426.7       354.0     3,055.6       (522.3)
 Other. . . . . . . .         0.1          --             --          --         0.1           --
                        ---------     -------      ---------    --------   ---------    ---------
   Total Corporate
    Securities. . . .    35,418.8       687.2       26,350.8     1,847.9     9,068.0     (1,160.7)

Asset-backed and
 mortgage-backed
 securities . . . . .     7,523.1       138.0        5,858.9       414.0     1,664.2       (276.0)
U.S. Treasury
 securities and
 obligations of U.S.
 government agencies.       184.4         8.7          183.3         8.7         1.1         (0.0)
Debt securities issued
 by foreign
 Governments. . . . .       325.0        33.5          316.9        36.0         8.1         (2.5)
Obligations of states
 and political
 Subdivisions . . . .       322.0        22.6          318.7        22.6         3.3         (0.0)
                        ---------     -------      ---------    --------   ---------    ---------
 Total. . . . . . . .   $43,773.3     $ 890.0      $33,028.6    $2,329.2   $10,744.7    $(1,439.2)
                        =========     =======      =========    ========   =========    =========

FIXED MATURITY SECURITIES - BY INDUSTRY CLASSIFICATION




                                                 AS OF DECEMBER 31, 2001
                        ---------------------------------------------------------------------------
                                                    CARRYING                CARRYING
                                                    VALUE OF                VALUE OF
                                                   SECURITIES              SECURITIES
                          TOTAL    NET UNREALIZED  WITH GROSS    GROSS     WITH GROSS     GROSS
                        CARRYING        GAIN       UNREALIZED  UNREALIZED  UNREALIZED   UNREALIZED
                          VALUE        (LOSS)        GAINS       GAINS       LOSSES       LOSSES
                        ---------  --------------  ----------  ----------  ----------  ------------
                                                      (IN MILLIONS)
Corporate securities:
 Banking and finance.   $ 4,218.7     $ 60.8       $ 2,503.6    $  118.4   $ 1,715.1    $   (57.6)
 Communications . . .     1,911.4       64.3         1,530.8        93.8       380.6        (29.5)
 Government . . . . .     1,070.0       64.1           729.5        70.2       340.5         (6.1)
 Manufacturing. . . .     7,363.8       (4.5)        4,208.9       250.5     3,154.9       (255.0)
 Oil & gas. . . . . .     3,994.9        7.3         2,354.5       137.4     1,640.4       (130.1)
 Services / trade . .     2,240.8       55.5         1,596.6        91.3       644.2        (35.8)
 Transportation . . .     2,906.2      (61.1)        1,421.4       101.5     1,484.8       (162.6)
 Utilities. . . . . .     7,272.6       51.1         4,072.6       268.7     3,200.0       (217.6)
 Other. . . . . . . .          --         --              --          --          --           --
                        ---------     ------       ---------    --------   ---------    ---------
Total Corporate
 Securities . . . . .    30,978.4      237.5        18,417.9     1,131.8    12,560.5       (894.3)

Asset-backed and
 mortgage-backed
 securities . . . . .     6,124.1       (2.2)        3,832.3       139.6     2,291.8       (141.8)
U.S. Treasury
 securities and
 obligations of U.S.
 government agencies.       291.9       (2.6)           79.2         3.9       212.7         (6.5)
Debt securities issued
 by foreign
 Governments. . . . .       497.7       40.8           400.8        44.7        96.9         (3.9)
Obligations of states
 and political
 Subdivisions . . . .       103.5        5.3            96.6         5.5         6.9         (0.2)
                        ---------     ------       ---------    --------   ---------    ---------
 Total. . . . . . . .   $37,995.6     $278.8       $22,826.8    $1,325.5   $15,168.8    $(1,046.7)
                        =========     ======       =========    ========   =========    =========

  As of December 31, 2002 and December 31, 2001, there are gross unrealized gains of $2,329.2 million and $1,325.5 million, and gross unrealized losses of $1,439.2 million and $1,046.7 million on the fixed maturities portfolio. The 2002 gross unrealized losses of $1,439.2 million include $1,299.2 million, or 90.3%, of gross unrealized losses concentrated in the utilities, manufacturing, oil and gas, transportation, and asset-backed and mortgage-backed securities.

 Only the utilities sector has net unrealized losses. The tables above show gross unrealized losses before amounts that are allocated to the closed block policyholders or participating pension contractholders. Of the $1,439.2 million of gross unrealized losses in the portfolio at December 31, 2002, $191.0 is in the closed block and $62.6 million has been allocated to participating pension contractholders, leaving $1,185.6 of gross unrealized losses after such allocations. The 2001 gross unrealized losses of $1,046.7 million include $907.1 million, or 86.7%, of unrealized losses concentrated in the utilities, manufacturing, oil and gas, transportation, asset-backed and mortgage backed securities. Only the transportation, manufacturing and ABS/ MBS sectors has net unrealized losses. Of the $1,046.7 million of gross unrealized losses in the portfolio at December 31, 2001, $122.1 is in the closed block and $44.2 million has been allocated to participating pension contractholders, leaving $880.4 of gross unrealized losses after such allocations.

  Manufacturing: Manufacturing is a large, diverse sector encompassing cyclical industries. Low commodity prices continue to pressure the sub sectors of mining, chemicals, metals, and forest products. When the economy recovers, these cyclical sub sectors should recover and the bonds of companies in these sub sectors should recover as well. We have financed these sub sectors though several economic cycles and will typically hold our investments until they recover in value or mature. Our portfolio also benefits from our underwriting process where we stress test each company's financial performance through a recession scenario.

  Oil & Gas: In the Oil & Gas industry much of our unrealized loss arises from companies in emerging markets, primarily Latin America and particularly in Venezuela. Our philosophy in emerging markets is to generally lend to those companies with dollar based export products such as oil companies. Emerging markets continue to experience significant stress and bond prices across most emerging market countries are down. However, our oil & gas investments are faring well as these companies have dollar based revenues to pay their debts and have continued to do so. In many cases, deals are structured so that all export revenues first pass through an offshore trust and our debt service is then paid before any dollars are released back to the company. This type of transaction is known as an export receivables deal. All of our Venezuelan transactions are structured in this manner. The strike in Venezuela raised the risk profile of our oil transactions in this country, because the investments we have in Venezuela require oil production in order for these deals to produce payments. The gross unrealized loss on our Venezuelan oil and gas holdings was $105.5 million as of December 31, 2002. The structure of the Venezuelan investment deals contemplate temporary disruptions in the oil flow and hence have six month debt service reserves to handle the interruption. We believe these debt services reserves will see us through the current turmoil in Venezula and expect our Venezuelan oil and gas based investments deals to recover.

  Transportation: The Transportation sector consists largely of air, rail, and automotive manufacturers and service companies. All of these subsectors are experiencing cyclical downturns, particularly the airline industry, having been hit both by the recession and the fallout from September 11, 2001. While most airlines are losing money, we lend to this industry almost exclusively on a secured basis (approximately 99% of our loans are secured). These secured airline financings are of two types: Equipment Trust Certificates (ETC's) and Enhanced Equipment Trust Certificates (EETC's). The ETC's initially have an 80% loan-to-value ratio and the EETC senior tranches initially have a 40-50% loan-to-value and include a provision for a third party to pay interest for eighteen months from a default. For us to lose money on an ETC, three things must happen: the airline must default, the airline must decide it does not want to fly our aircraft, and the aircraft must be worth less than our loan. When lending to this industry, we underwrite both the airline and the aircraft.

 We've been lending to this industry in this fashion for 25 years through several economic cycles and have seen values on our secured airline bonds fall and recover thorough these cycles. EETC's are classified as asset-backed securities and they account for $180.1 million of the $276.0 million gross unrealized loss in the asset-backed and mortgage-backed securities category.

  Utilities: The Utility sector has faced a number of challenges over the past few years including the California Power Crisis, the Enron bankruptcy and the recession which slowed the growth in demand. More recently, there have been issues around energy trading activities and the financial liquidity of some large merchant industry players. These events caused a general widening in utility and project finance bond spreads over the course of the year. We expect continued stress in this sector as owners of merchant plants work through their liquidity issues with the banks. Investors are likely to see continued restructurings and/or bankruptcy filings from those companies unable to reach agreement with the banks. Longer term we believe the reduction in power supply from reduced capital expenditures and the shutting of inefficient plants will support a gradual rise in power prices that will help this sector recover.

  Asset-backed and mortgage-backed securities: As described above, the main driver of the unrealized loss in this category is $180.1 million of gross unrealized loss on EETC's with a GAAP book value of $745.8 million. This $180.1 million of gross unrealized loss represents 65% of the total gross unrealized loss in this category. EETC's are financings secured by a pool of aircraft. The vast majority of our EETC holdings ($713.1 million of the $745.8 million) are the most senior tranches in the EETC structure. The most senior tranches are generally structured to have an initial loan-to-value of 40-50%. Given the drop in airline passenger traffic and the financial difficulties of most of the major carriers, aircraft values have dropped significantly and hence EETC's have declined in price. We still expect, however, that most of the senior tranche EETC have enough subordination and asset coverage to ensure full and timely repayment. The major risk to this portfolio is a further decline in passenger traffic due to an extended war or increased terrorist activity, further depressing aircraft values. Thus far, we have never lost money on a senior tranche EETC even though some of aircraft backing our transactions have been leased to airlines that have gone out of business. As airlines emerge from bankruptcy and it becomes clear that most senior tranche EETC's have ample asset coverage, we expect these bonds' prices will recover.

   The following table shows the composition by credit quality of the securities with gross unrealized losses in our fixed maturity securities portfolio.


                                                 AS OF DECEMBER 31, 2002
                                      ----------------------------------------------
                                        CARRYING
                                        VALUE OF
                                       SECURITIES
                                       WITH GROSS                 GROSS
SVO         S&P EQUIVALENT             UNREALIZED       %       UNREALIZED     % OF
RATING (1)  DESIGNATION (2)            LOSSES (3)    OF TOTAL   LOSSES (3)    TOTAL
                                      -------------  --------  ------------  --------
                                      (IN MILLIONS)            (IN MILLIONS
1           AAA/AA/A................    $ 3,134.5      29.9%    $  (148.2)     10.4%
2           BBB.....................      4,109.8      39.2        (376.7)     26.4
3           BB......................      1,622.1      15.5        (410.3)     28.7
4           B.......................        708.5       6.8        (218.4)     15.3
5           CCC and lower...........        541.2       5.2        (193.6)     13.6
6           In or near default......        362.4       3.4         (80.5)      5.6
                                        ---------     -----     ---------     -----
            Total...................     10,478.5     100.0%     (1,427.7)    100.0%

            Redeemable Preferred
            Stock...................        266.2                   (11.5)
                                        ---------     -----     ---------     -----
            Total...................    $10,744.7               $(1,439.2)
                                        =========     =====     =========     =====

(1) With respect to securities that are awaiting an SVO rating, the Company has assigned a rating based on an analysis that it believes is equivalent to that used by the SVO. Recent experience has shown that our ratings are generally comparable to those of the SVO.

(2) Comparisons between SVO and S&P ratings are published by the National Association of Insurance Commissioners.

(3) Includes 59 securities with gross unrealized losses that are awaiting an SVO rating with a carrying value of $1,658.1 million and unrealized losses of $62.7 million. Due to lags between the funding of an investment, the processing of final legal documents, the filing with the SVO, and the rating by the SVO, there will always be a number of unrated securities at each statement date. Unrated securities comprised 15.4% and 4.4% of the total carrying value and total gross unrealized losses of securities in a loss position, including redeemable preferred stock, respectively.

UNREALIZED LOSSES ON FIXED MATURITY SECURITIES - BY INVESTMENT GRADE AND AGE




                                                AS OF DECEMBER 31, 2001
                      -----------------------------------------------------------------------------
                                INVESTMENT GRADE                    BELOW INVESTMENT GRADE
                      -------------------------------------  --------------------------------------
                       CARRYING                               CARRYING
                       VALUE OF                               VALUE OF
                      SECURITIES                             SECURITIES
                      WITH GROSS                             WITH GROSS
                      UNREALIZED    HEDGING       MARKET     UNREALIZED    HEDGING        MARKET
                        LOSSES    ADJUSTMENTS  DEPRECIATION    LOSSES    ADJUSTMENTS   DEPRECIATION
                      ----------  -----------  ------------  ----------  -----------  --------------
                                  (IN MILLIONS)                          (IN MILLIONS)

Three months or less   $2,159.6    $ (19.3)      $ (46.9)     $  272.5    $  (2.2)       $ (12.9)
Greater than three
 months to six
 months . . . . . .       868.6      (15.7)        (31.6)        398.2       (6.9)        (110.3)
Greater than six
 months to nine
 months . . . . . .       914.3      (36.3)        (23.9)        561.3      (14.3)         (77.8)
Greater than nine
 months to twelve
 months . . . . . .       293.3       (9.7)        (23.6)        388.9       (4.7)         (59.6)
Greater than twelve
 months . . . . . .     3,008.5      (69.8)       (248.1)      1,613.3      (75.3)        (538.8)
                       --------    -------       -------      --------    -------        -------
 Total. . . . . . .     7,244.3     (150.8)       (374.1)      3,234.2     (103.4)        (799.4)
                       --------    -------       -------      --------    -------        -------

Redeemable Preferred
 Stock. . . . . . .       266.2        3/4         (11.5)           --         --             --
                       --------    -------       -------      --------    -------        -------
 Total. . . . . . .    $7,510.5    $(150.8)      $(385.6)     $3,234.2    $(103.4)       $(799.4)
                       ========    =======       =======      ========    =======        =======

  The table above shows the Company's investment grade and below investment grade securities that were in a loss position at December 31, 2002 by the amount of time the security has been in a loss position. Gross unrealized losses from hedging adjustments represents the amount of the unrealized loss that results from the security being designated as a hedged item in a fair value hedge. When a security is so designated, its cost basis is adjusted in response to movements in interest rates. These adjustments, which are non-cash and reverse over time as the asset and derivative mature, impact the amount of unrealized loss on a security. The remaining portion of the gross unrealized loss represents the impact of interest rates on the non-hedged portion of the portfolio and unrealized losses due to creditworthiness on the total fixed maturity portfolio.

  At December 31, 2002, the fixed maturity securities had a total gross unrealized loss of $1,185.0 million, excluding basis adjustments related to hedging relationships. Of this total, $870.1 million is due to securities that have had various amounts of unrealized loss for more than nine months. Of this, $271.7 million comes from securities rated investment grade. Unrealized losses on investment grade securities principally relate to changes in interest rates or changes in credit spreads since the securities were acquired. Credit rating agencies statistics indicate that investment grade securities have been found to be less likely to develop credit concerns.

  As of December 31, 2002, $598.4 million of the $1,185.0 million resides in below investment grade securities with various amounts of unrealized loss for over nine months. All of these securities are current as to the payments of principal and interest with the exception of 11 securities with a carrying value of $56.9 million and an unrealized loss of $0.3 million. Of the total $598.4 million, $68.5 million traded above 80% of amortized cost at December 31, 2002 and an additional $352.6 million traded above 80% of amortized cost within the last nine months, for a total of $421.1 million. Of the total $421.1 million in this category, utility related bonds make up over half, $211.3 million. As described earlier, the utility sector suffered from oversupply and slower than expected demand last year. This led to many credit quality downgrades in the sector and corresponding price declines. We have seen evidence of improvement in the utility sector recently as companies have curtailed expansion plans and sold assets to conserve cash flow and strengthen their balance sheets. On the other hand, $122.2 million of this $421.1 million total comes from airline related bonds and this sector has continued to deteriorate thus far in 2003. While, as described earlier, we expect the secured nature of our positions to protect our value, the increased stress in this industry is of concern.

  The remaining portion of the unrealized loss, $177.3 million, arises from below investment grade securities that have traded below 80 percent of amortized cost for over nine months. All of these bonds are current on payments of principal and interest and we believe, based on currently available information, that it is probable that these securities will continue to pay based on their original terms. We carefully track these investments to ensure our continued belief that their prices will recover. More detail on the most significant securities is contained below:

.. Two securities that have contracts with PDVSA, the Venezuelan national oil company accounted for $38.4 million. The increasing turbulence in Venezuela combined with a national strike that shut down oil production at the end of the year heightened credit concerns on these securities and caused their prices to decline. Since the end of the year, Venezuelan oil production has started up again, albeit at lower levels. The production levels have slowly increased and are expected to continue due to the importance of the oil sales to the Venezuelan economy. As this happens, we expect these prices to recover. $25.6 million relates to a holding that has an additional credit issue beyond its contracts with PDVSA. It is a fertilizer plant that has experienced operating problems. Its equity sponsors, however, have supported the project with additional contributions of equity and based on our review of this credit we expect their continued support. While there is risk the equity sponsors could drop their support, their past actions, strong capital positions, their large investment and the low cost nature of this project due to its inexpensive gas supply give us comfort in their continued support. $12.8 million is a loan to a refinery that purchases its crude supply from PDVSA. The refinery sells its output to a major US oil company. Those proceeds flow through an offshore trust, with our debt service paid first and the balance remitted to Venezuela. This financing has a six month debt service reserve and only requires production at about 60% of pre-strike levels for adequate debt service coverage. The production at this refinery is currently back to 100%.

.. Four structured transactions based in Argentina account for $43.4 million.
  While the Argentine crisis has depressed the pricing level on these bonds, their payment flows continue as the flows are based on dollar priced commodities. Companies or structures with dollar based products should continue to generate sufficient revenues to service their debts, unlike companies with peso denominated revenues that have seen their revenues decline precipitously in dollar terms due to the depreciation of the peso.

.. $28.6 million arises from another structured investment based on oil and gas payments to another Argentine province. This transaction benefits from (1) rights to 80% of the royalty payments received by the province, (2) a six month debt service reserve located in the U.S., and (3) a political risk insurance policy from a major reinsurer that will take over payments in the event the government imposes transfer or currency conversion limitations. Currently, the major risk is that the local oil and gas companies are making payments to the province based on a fixed exchange rate rather than the market exchange rate. While the province is working to correct this, if it does not change we will need to dip into the debt service reserve account for a portion of the debt service payments this year and we will ultimately need to restructure our rights to royalty payments to extend beyond the maturity of our notes, so a restructuring would likely extend the term of our note with interest.

     . $10.0 million of unrealized loss is on a loan to an Argentine oil company not in the form of a structured receivables transaction. This company, however, derives its revenue from dollar based energy products and hence it has the ability to service its dollar denominated debt. It is current on all its debt obligations and we expect it to remain so. The value of this company was validated in the fourth quarter when a company outside of Argentina purchased a controlling share of the company for $1.1 billion.

     . $4.4 million arises from a structured receivables transaction based on the export of soybeans from a major soybean producer in Argentina. The international buyers of the soybeans make payment to an offshore trust with our debt service paid before any dollars flow back to the Argentine company. We expect this structure to continue to protect our debt service payments.

     . The remaining $0.4 million arises from a holding collateralized by royalty payments made by oil and gas companies to an Argentine province. This deal matures in 2003 and we fully expect to be paid as scheduled.

.. $32.3 million on a large, national farmer-owned dairy cooperative. Margins have been squeezed as demand for their products has softened and thus prices have declined. The depressed price of our notes is a function of this cyclical downturn, the subordinated nature of our position, and a lack of trading in these bonds. We expect the price to recover as the company's margins improve due to a combination of lowered costs from restructuring efforts and increasing demand for its products as the economy improves.

.. $11.8 million on a franchise loan-backed structured transaction, with the franchise loans primarily in the gas/convenience sector. Delinquencies are higher than anticipated primarily due to the stress in the gas/ convenience sector due to pressure from the large discounters. Still, at the current level of delinquencies we expect to receive our debt service as originally anticipated and thus, no impairment is appropriate. While there is some risk the delinquencies could rise, we would expect a gradual decline in the delinquency rate as the weakest loans have already defaulted.

.. $12.9 million on a producer of manufactured homes. Overcapacity has hurt this industry and much of the production and retailing capacity has been removed over the past several years. This company is a leader in this industry and thus has been able to weather the downturn. As the industry recovers due to the reduction of capacity, so should the value of these bonds.

.. $11.3 million on a large copper producer based in Mexico. This company has suffered from the cyclical downturn in copper prices over the past two years and due to insufficient capital expenditures to keep its costs competitive. The company's owners have addressed the latter issue by recently injecting fresh capital into the company to improve the efficiency of its operations. The expected improvement in copper prices due to the improving US economy will also help the company and hence the bond price.

.. $11.7 million on a North American chemical producer that has suffered through the cyclical downturn in chemical prices and thus has violated financial covenants. The lenders have worked with the company to restructure these covenants. The company has sufficient liquidity to weather this downturn and return to profitability as prices recover. A recent comprehensive business assessment of the company performed by an outside consultant valued the company at twice its outstanding debt.

.. $3.5 million on a producer of coke, an input to the steel making process.
  This company produces coke almost exclusively for one plant of a steel company that filed for bankruptcy in 2002 and the resulting uncertainty drove down the bond's price. The plant this company supplies, however, is a top quartile producer and hence has continued to operate. Therefore our borrower has continued to be paid. Based on its contract with this low cost steel plant, we expect our borrower to continue to perform and our bonds to recover as the owner of the plant restructures its debts and emerges from bankruptcy.

  The Company believes, however, that after its comprehensive review of each borrower's ability to meet the obligations of the notes, and based on information available at this time, these securities will continue to pay as scheduled, and the Company has the ability and the intent to hold these securities until they recover in value or mature. The scheduled maturity dates for securities in an unrealized loss position at December 31, 2002 is shown in the next table.

UNREALIZED LOSSES ON FIXED MATURITY SECURITIES - BY MATURITY




                                                        DECEMBER 31, 2002
                                                        -----------------
                                                       CARRYING
                                                       VALUE OF
                                                      SECURITIES
                                                      WITH GROSS     GROSS
                                                      UNREALIZED   UNREALIZED
                                                        LOSSES        LOSS
                                                      ----------  ------------
                                                          (IN MILLIONS)
Due in one year or less . . . . . . . . . . . . . .   $   554.9    $   (35.5)
Due after one year through five years . . . . . . .     2,473.7       (268.4)
Due after five years through ten years. . . . . . .     2,478.4       (418.6)
Due after ten years . . . . . . . . . . . . . . . .     3,573.5       (440.7)
                                                      ---------    ---------
                                                        9,080.5     (1,163.2)

Asset-backed and mortgage-backed securities . . . .     1,664.2       (276.0)
                                                      ---------    ---------

Total . . . . . . . . . . . . . . . . . . . . . . .   $10,744.7    $(1,439.2)
                                                      =========    =========

  As of December 31, 2002 we had 76 securities representing 35 credit exposures that had an unrealized loss of $10 million or more. They include:


                                                       AMORTIZED    UNREALIZED
DESCRIPTION OF ISSUER                                     COST         LOSS
-----------------------------------------------------  ----------  ------------
                                                           (IN MILLIONS)
Large US Based merchant energy generator . . . . . .    $   95.0     $ (43.2)
Unregulated energy generator and supplier. . . . . .       116.9       (40.6)
Notes secured by leases on a pool of aircraft. . . .        76.6       (41.1)
US power generator with multiple plants. . . . . . .       107.3       (32.5)
Venezuelan oil company with US dollar based flows. .       154.9       (34.1)
US based agricultural cooperative. . . . . . . . . .        57.6       (32.3)
Lease financing with US fossil fuel power generator.        65.7       (23.7)
Argentinean trust holding rights to oil and gas
 royalty . . . . . . . . . . . . . . . . . . . . . .        44.0       (28.6)
US merchant energy generator . . . . . . . . . . . .        67.1       (22.9)
Joint venture with a Venezuelan oil company. . . . .        38.8       (25.6)
US natural gas fired power generator . . . . . . . .        80.4       (23.9)
Notes secured by leases on a pool of aircraft. . . .        76.4       (24.3)
Notes secured by leases on a pool of aircraft. . . .        35.5       (22.9)
Joint venture with a Venezuelan oil company and two
 large US oil companies. . . . . . . . . . . . . . .        53.9       (19.5)
Joint venture with a large Venezuelan oil company and
 a US oil company. . . . . . . . . . . . . . . . . .        58.4       (17.6)
Large US electric utility holding company. . . . . .        52.0       (16.4)
Franchise loan backed transaction. . . . . . . . . .        41.5       (17.9)
Joint venture in three US gas fired cogeneration
 power plants. . . . . . . . . . . . . . . . . . . .        46.9       (15.6)
Large integrated energy company. . . . . . . . . . .        91.5       (18.7)
Secured financings with a large US airline . . . . .        63.7       (13.4)
Holding company of large US integrated power
 generator . . . . . . . . . . . . . . . . . . . . .        73.1       (12.3)
Private toll road and bridge operator in US. . . . .        39.6       (12.9)
US integrated producer of petrochemicals and related
 products. . . . . . . . . . . . . . . . . . . . . .        62.9       (12.3)
Major independent power and merchant energy generator       30.4       (14.7)
Financing of a restructured power contract with a
 major US utility. . . . . . . . . . . . . . . . . .        38.3       (13.2)
Norwegian subsidiary of US oil field service company        28.3       (12.7)



                                                       AMORTIZED    UNREALIZED
DESCRIPTION OF ISSUER                                     COST         LOSS
-----------------------------------------------------  ----------  ------------
                                                           (IN MILLIONS)
US telecommunications company. . . . . . . . . . . .        44.7       (11.9)
Financing of multiple offshore power projects by US
 power/energy Company. . . . . . . . . . . . . . . .        57.0       (12.4)
Major US homebuilder . . . . . . . . . . . . . . . .        23.7       (12.9)
Large US regulated utility . . . . . . . . . . . . .       147.4       (12.1)
Large Mexican copper producer. . . . . . . . . . . .        36.0       (11.3)
Secured financings to large US airline . . . . . . .        23.9       (10.5)
Mid size US multi-line insurance company . . . . . .        20.9       (10.5)
Finance subsidiary of US paper/wood products
 manufacturer. . . . . . . . . . . . . . . . . . . .       207.0       (10.4)
Argentinean oil company with US based flows. . . . .        30.3       (10.0)
                                                        --------     -------
Total. . . . . . . . . . . . . . . . . . . . . . . .    $2,287.6     $(694.9)
                                                        ========     =======



  A major driver in the valuation of the fixed income portfolio at December 31, 2002 is the recent reduction in traded or quoted bond prices across most industries, especially in the below investment grade categories where, in the current environment, bond market investors are very risk averse and have severely penalized issues where there is any uncertainty. This effect was most pronounced in the reduction in the traded or quoted prices of the bonds of many energy companies with merchant exposure. In the third quarter, the rating agencies downgraded a number of companies that have exposure to the merchant energy sector. These downgrades in turn created liquidity issues for a few companies and uncertainty at many others. This market sentiment, which we believe to be temporary, has led to significant reductions in the prices of virtually every energy company that has any merchant exposure, including some in our portfolio and 15 on the list above. We believe many of these issuers are taking the right steps to strengthen their balance sheets through a combination of actions such as reducing capital expenditures, scaling back trading operations, reducing dividends, and issuing equity. All of the above securities have undergone thorough analysis by our investment professionals, and at this time we believe that the borrowers have the financial capacity to make all required contractual payments on the notes when due, and we intend to hold these securities until they either mature or recover in value.

  In keeping with the investment philosophy of tightly managing interest rate risk, the Company's MBS & ABS holdings are heavily concentrated in commercial MBS where the underlying loans are largely call protected, which means they are not pre-payable without penalty prior to maturity at the option of the issuer. By investing in MBS and ABS securities with relatively predictable repayments, the Company adds high quality, liquid assets to our portfolios without incurring the risk of cash flow variability. The Company believes the portion of our MBS/ABS portfolio subject to prepayment risk as of December 31, 2002 and December 31, 2001 was limited to 13.1% and 10.4% of our total MBS/ABS portfolio and 2.3% and 1.7% of our total fixed maturity securities holdings, respectively.

  MORTGAGE LOANS. As of December 31, 2002 and 2001, the Company held mortgage loans with a carrying value of $10.3 billion and $9.7 billion, including $2.6 billion and $2.5 billion respectively, of agricultural loans at each period end and $7.7 billion and $7.2 billion, respectively, of commercial loans. Impaired loans comprised 1.3% of the mortgage portfolio at December 31, 2002. The Company's average historical impaired loan percentage during the period of 1997 through 2002 is 1.5%. This historical percentage is higher than the current 1.3% because the historical percentage includes some remaining problem assets of the 1990's real estate downturn, some of which are still held.

   The following table shows the Company's agricultural mortgage loan portfolio by its three major sectors: agri-business, timber and production agriculture.


                                               AS OF DECEMBER 31,
                        ------------------------------------------------------------------
                                     2002                             2001
                        -------------------------------  ---------------------------------
                                             % OF TOTAL                        % OF TOTAL
                        AMORTIZED  CARRYING   CARRYING   AMORTIZED  CARRYING    CARRYING
                          COST      VALUE      VALUE       COST      VALUE       VALUE
                        ---------  --------  ----------  ---------  --------  ------------
                                 (IN MILLIONS)                    (IN MILLIONS)
Agri-business . . . .   $1,526.8   $1,520.8     57.7%    $1,480.6   $1,432.7      57.9%
Timber. . . . . . . .    1,090.4    1,086.7     41.3      1,017.5    1,009.5      40.8
Production agriculture      25.3       25.1      1.0         34.1       33.8       1.3
                        --------   --------    -----     --------   --------     -----
 Total. . . . . . . .   $2,642.5   $2,632.6    100.0%    $2,532.2   $2,476.0     100.0%
                        ========   ========    =====     ========   ========     =====

  The following table shows the distribution of our mortgage loan portfolio by property type as of the dates indicated. Our commercial mortgage loan portfolio consists primarily of non-recourse fixed-rate mortgages on fully, or nearly fully, leased commercial properties.

MORTGAGE LOANS - BY PROPERTY TYPE




                                          AS OF DECEMBER 31,
                         ------------------------------------------------------
                                   2002                       2001
                         -------------------------  ---------------------------
                                        % OF TOTAL                  % OF TOTAL
                           CARRYING      CARRYING     CARRYING       CARRYING
                             VALUE        VALUE         VALUE         VALUE
                         -------------  ----------  -------------  ------------
                         (IN MILLIONS)              (IN MILLIONS)
Apartment. . . . . . .     $ 1,408.4       13.7%      $1,590.3         16.5%
Office Buildings . . .       2,779.9       27.0        2,578.3         26.6
Retail . . . . . . . .       1,779.3       17.3        1,419.3         14.7
Agricultural . . . . .       2,632.6       25.6        2,476.0         25.6
Industrial . . . . . .         916.5        8.9          804.0          8.3
Hotels . . . . . . . .         447.3        4.3          448.4          4.6
Multi-Family . . . . .           1.4        0.0            1.8          0.1
Mixed Use. . . . . . .         155.2        1.5          107.3          1.1
Other. . . . . . . . .         175.9        1.7          241.6          2.5
                           ---------      -----       --------        -----
 Total . . . . . . . .     $10,296.5      100.0%      $9,667.0        100.0%
                           =========      =====       ========        =====

  The following table shows the distribution of our mortgage loan portfolio by geographical region, as defined by the American Council of Life Insurers (ACLI).

MORTGAGE LOANS - BY ACLI REGION




                                          AS OF DECEMBER 31,
                                     2002                        2001
                        -------------------------------  -----------------------
                         NUMBER     CARRYING      % OF     CARRYING       % OF
                        OF LOANS      VALUE      TOTAL       VALUE       TOTAL
                        --------  -------------  ------  -------------  --------
                                  (IN MILLIONS)          (IN MILLIONS)
East North Central. .      141      $ 1,102.0     10.7%    $1,061.7       11.0%
East South Central. .       36          430.5      4.2        457.7        4.7
Middle Atlantic . . .      112        1,447.4     14.1      1,478.2       15.3
Mountain. . . . . . .       91          488.5      4.7        414.3        4.3
New England . . . . .      103          794.7      7.7        884.8        9.2
Pacific . . . . . . .      252        2,134.5     20.7      1,802.2       18.6
South Atlantic. . . .      191        2,229.5     21.7      2,082.3       21.5
West North Central. .       70          450.5      4.4        382.0        4.0
West South Central. .      128          952.2      9.2        900.2        9.3
Canada. . . . . . . .        8          266.7      2.6        203.6        2.1
                         -----      ---------    -----     --------      -----
 Total. . . . . . . .    1,132      $10,296.5    100.0%    $9,667.0      100.0%
                         =====      =========    =====     ========      =====

MORTGAGE LOAN COMPARISONS




                                           AS OF DECEMBER 31,
                           --------------------------------------------------
                                     2002                      2001
                           ------------------------  ------------------------
                                            % OF                     % OF
                                            TOTAL                    TOTAL
                             CARRYING     MORTGAGE     CARRYING     MORTGAGE
                               VALUE      LOANS (1)      VALUE      LOANS (1)
                           -------------  ---------  -------------  ---------
                           (IN MILLIONS)             (IN MILLIONS)
Delinquent, not in
 foreclosure . . . . . .      $  6.1        0.1%        $ 29.6         0.3%
Delinquent, in
 foreclosure . . . . . .        44.4        0.4           14.2         0.1
Restructured . . . . . .        54.8        0.5          285.4         3.0
                              ------        ---         ------         ---

 Subtotal. . . . . . . .       105.3        1.0          329.2         3.4

Loans foreclosed during
 period. . . . . . . . .        25.8        0.3            5.0         0.1
                              ------        ---         ------         ---

 Total . . . . . . . . .      $131.1        1.3%        $334.2         3.5%
                              ======        ===         ======         ===

(1) As of December 31, 2002 and December 31, 2001 the Company held mortgage loans with a carrying value of $10.3 billion and $9.7 billion, respectively.

  The table above shows the carrying values of our mortgage loan portfolio that are delinquent but not in foreclosure, delinquent and in foreclosure, restructured and foreclosed. The table also shows the respective ratios of these items to the total carrying value of our mortgage loan portfolio. Mortgage loans are classified as delinquent when they are 60 days or more past due as to the payment of interest or principal. Mortgage loans are classified as restructured when they are in good standing, but the basic terms, such as interest rate or maturity date, have been modified as a result of a prior actual delinquency or an imminent delinquency. All foreclosure decisions are based on a thorough assessment of the property's quality and location and market conditions. The decision may also reflect a plan to invest additional capital in a property to make tenant improvements or renovations to secure a higher resale value at a later date. Following foreclosure, we rely on our real estate investment group's ability to manage foreclosed real estate for eventual return to investment real estate status or outright sale.

  The allowance for losses on mortgage loans on real estate and real estate to be disposed of is maintained at a level that is adequate enough to absorb estimated probable credit losses. Management's periodic evaluation of the adequacy of the allowance for losses is based on past experience, known and inherent risks, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying security, the general composition of the portfolio, current economic conditions and other factors. This evaluation is inherently subjective and is susceptible to significant changes and no assurance can be given that the allowances taken will in fact be adequate to cover all losses or that additional valuation allowances or asset write-downs will not be required in the future. The portion of the investment valuation allowances for the mortgage loan portfolio was $61.7 million, or 0.6% of the carrying value before reserves as of December 31, 2002. The portion of investment valuation allowance for our real estate to be disposed of was $83.6 million or 0.9% of carrying value before reserves as of December 31, 2001.

  Investment Results

 NET INVESTMENT INCOME. The following table summarizes the Company's investment results for the periods indicated:




                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------
                                                         2002                         2001                  2000
                                          ---------------------------------   --------------------  --------------------
                                             YIELD             AMOUNT         YIELD     AMOUNT      YIELD      AMOUNT
                                          ------------  --------------------  -----  -------------  -----  -------------
                                                           (IN MILLIONS)             (IN MILLIONS)         (IN MILLIONS)
GENERAL ACCOUNT ASSETS-EXCLUDING POLICY
 LOANS. . . . . . . . . . . . . . . . .
 Gross income . . . . . . . . . . . . .      6.70%           $ 3,685.5        7.79%   $ 3,768.3     8.44%    $ 3,706.3
 Ending invested assets (1)-excluding
  policy loans. . . . . . . . . . . . .                       58,548.9                 51,387.5               45,501.9
POLICY LOANS. . . . . . . . . . . . . .
 Gross income . . . . . . . . . . . . .      6.10%               120.1        6.20%       118.4     5.99%        112.7
 Ending assets. . . . . . . . . . . . .                        2,014.2                  1,927.0                1,894.9
 Total gross income . . . . . . . . . .      6.68%             3,806.0        7.73%     3,886.7     8.34%      3,819.0
 Less: investment expenses. . . . . . .                         (225.0)                  (240.5)                (255.1)
                                                             ---------                ---------              ---------
   Net investment income. . . . . . . .      6.29%           $ 3,581.0        7.25%   $ 3,646.2     7.79%    $ 3,563.9
                                                             =========                =========              =========

(1) Cash and cash equivalents are included in invested assets in the table above for the purposes of calculating yields on income producing assets for the Company.

  Net investment income decreased $65.2 million from the prior year. The decrease was primarily the result of lower yields, partially offset by asset growth and lower investment expenses. Overall, the 2002 yield, net of investment expenses, on the general account portfolio decreased to 6.29% from 7.25% in the prior year. The lower portfolio yield was driven primarily by the sharp drop in short-term interest rates during the year, which impacts floating rate investments and lower yields on investment acquisitions. The change in yields was impacted by the following drivers:

.. As of December 31, 2002, the Company's asset portfolio had approximately
  $12.0 billion of floating-rate exposure (primarily LIBOR). This compares to $8.9 billion of exposure as of December 31, 2001. This exposure was created mostly through interest rate swaps designed to match our floating-rate liability portfolio. As of December 31, 2002, approximately 90% of this exposure, excluding cash and short-term investments, was directly offset by exposure to floating-rate liabilities. Most of the remaining 10% of exposure is in floating-rate assets acquired for their relative value and is accounted for in the portfolio's interest rate risk management plan. As a result of the drop in short term rates over the year, as well as the increase in exposure, this floating-rate exposure reduced the portfolio yield by 60 basis points in 2002 compared to the prior year.

.. Certain of our tax-preferenced investments (lease residual management and affordable housing limited partnerships) dilute the Company's net portfolio yield on a pre-tax basis. In 2002, this dilutive effect was 10 basis points, compared to 8 basis points in 2001. However, adjusting for taxes, these investments increased the Company's net income by $7.9 million in 2002 relative to 2001.

.. Due to the late timing of the transaction, the previously described acquisition of the Allmerica fixed universal life insurance business in December 2002, resulted in a $0.5 billion invested asset increase, which reduced 2002 net investment income yields by 3 basis points. The assets related to the transaction were recorded on the last day of the year. Consequently, no investment income was earned by the Company in 2002 on these assets.

.. The inflow of new cash for the twelve-month period ending December 31, 2002 was invested at rates that were less than the overall portfolio earnings rate during 2001. In addition, maturing assets rolling over into new investments at rates less favorable than those present in the 2001 also contributed to the decline in yields.

  Partially offsetting the effects of these decreases to yields on investments was an increase in invested assets and a reduction in investment expenses. In 2002, weighted-average invested assets grew $6,583.1 million, or 13.1%, from the prior year. In addition, investment expenses were reduced $15.5 million in 2002 compared to the prior year. Also included are reductions in corporate complex expenses and in depreciation expenses associated with the planned sale of the Company's home office real estate.

  NET REALIZED INVESTMENT AND OTHER GAIN/LOSS. The following table shows the Company's net realized investment and other gains (losses) by asset class for the periods presented:


                                                                                     NET
                                                                                  REALIZED

                                           GROSS GAIN  GROSS LOSS                INVESTMENT
FOR THE YEAR ENDED                             ON          ON        HEDGING      AND OTHER
DECEMBER 31, 2002              IMPAIRMENT   DISPOSAL    DISPOSAL   ADJUSTMENTS   GAIN/(LOSS)
-----------------------------  ----------  ----------  ----------  -----------  -------------
                                                      (IN MILLIONS)
Fixed maturity securities. .    $(565.9)     $163.3     $(116.8)    $(141.5)      $(660.9)
Equity securities. . . . . .      (26.9)      149.6       (21.5)         --         101.2
Mortgage loans on real estate        --        55.2        (1.2)      (35.9)         18.1
Real estate. . . . . . . . .         --        10.5       (36.5)         --         (26.0)
Other invested assets. . . .      (61.3)       10.8       (12.7)         --         (63.2)
Derivatives. . . . . . . . .         --        63.8          --        42.4         106.2
                                -------      ------     -------     -------       -------
                Subtotal . .    $(654.1)     $453.2     $(188.7)    $(135.0)      $(524.6)
                                =======      ======     =======     =======       =======

             Amortization adjustment for deferred policy acquisition costs. .        38.9
             Amounts credited to participating pension contractholders. . . .        23.3
             Amounts credited to the policyholder dividend obligation . . . .        11.9
                                                                                  -------
                   Total. . . . . . . . . . . . . . . . . . . . . . . . . . .     $(450.5)
                                                                                  =======


                                                                                     NET
                                                                                  REALIZED
                                           GROSS GAIN  GROSS LOSS                INVESTMENT
FOR THE YEAR ENDED                             ON          ON        HEDGING      AND OTHER
DECEMBER 31, 2001              IMPAIRMENT   DISPOSAL    DISPOSAL   ADJUSTMENTS   GAIN/(LOSS)
-----------------------------  ----------  ----------  ----------  -----------  -------------
                                                      (IN MILLIONS)
Fixed maturity securities. .    $(398.7)     $166.9     $ (90.4)     $(70.4)      $(392.6)
Equity securities. . . . . .      (59.3)      266.2       (41.2)         --         165.7
Mortgage loans on real estate        --        31.9       (48.8)       (6.4)        (23.3)
Real estate. . . . . . . . .         --         8.1       (56.0)         --         (47.9)
Other invested assets. . . .      (58.0)       21.5       (52.1)         --         (88.6)
Derivatives. . . . . . . . .         --          --          --       136.8         136.8
                                -------      ------     -------      ------       -------
                Subtotal . .    $(516.0)     $494.6     $(288.5)     $ 60.0       $(249.9)
                                =======      ======     =======      ======       =======

             Amortization adjustment for deferred policy acquisition costs. .        29.4
             Amounts credited to participating pension contractholders. . . .       (42.3)
             Amounts credited to the policyholder dividend obligation . . . .        17.0
                                                                                  -------
                   Total. . . . . . . . . . . . . . . . . . . . . . . . . . .     $(245.8)
                                                                                  =======

  The hedging adjustments in the fixed maturities and mortgage loans asset classes are non-cash adjustments representing the amortization or reversal of prior fair value adjustments on assets in those classes that were or are designated as hedged items in fair value hedging relationships. The hedging adjustments on the derivatives represents non-cash adjustments on the derivative instruments and on assets and liabilities designated as hedged items reflecting the change in fair value of those items. The hedging adjustments of all asset classes represent temporary gains or losses caused primarily by interest rate movements that will reverse over time as the derivatives or assets mature.

  In 2002 we realized $154.4 million of losses upon disposal of bonds. $37.6 million of this is due to the write-off of hedging adjustments on these bonds and the remaining $116.8 million from the actual loss on the sale. These hedging adjustments are solely related to changes in interest rates. We generally intend to hold securities in unrealized loss positions until they recover. However, we do sell bonds to manage the portfolio for a variety of reasons, including managing interest rate risk, managing maximum credit exposures by rating, and in order to maximize our risk adjusted returns. Sales generate both gains and losses. Gross gains in 2002 exceeded gross losses. Excluding the aforementioned hedging adjustments, we realized $163.3 million of gains in 2002.

  Of the $116.8 million of realized losses, $85.1 million arose from the sale of securities with $1 million or more of realized loss. $25.7 million was related to a claim received on February 24, 2003 related to a prior year disposal and $21.7 million came from a bond that defaulted rather abruptly due to specific issues related to classification of expense and possible fraud, going from investment grade to default. Had the bond not been immediately sold, it would have been impaired. The next largest realized loss, $7.5 million, was on US Treasury sales. We use Treasuries to hedge interest rate risk and this loss was simply due to changes in interest rates. We realized a $5.5 million loss on the sale of a utility bond after a rating downgrade caused our position in the utility sector to exceed our maximum guidelines. $4.2 million and $1.5 million of losses on 2 bonds resulted from the sale of holding company bonds and purchase of operating company bonds in the same credit family. These "swaps" were done to maximize relative value as we improved our credit standing for a modest yield give-up.

  The Company has a process in place to identify securities that could potentially have an impairment that is other than temporary. This process involves monitoring market events that could impact issuers' credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts and cash flow projections as indicators of credit issues.

  At the end of each quarter, our Investment Review Committee reviews all securities where market value is less than ninety percent of amortized cost for three months or more to determine whether impairments need to be taken. This committee includes the head of workouts, the head of each industry team, and the head of portfolio management. The analysis focuses on each company's or project's ability to service its debts in a timely fashion and the length of time the security has been trading below cost. The results of this analysis are reviewed by the Company's Committee of Finance, a subcommittee of the Board of Directors, quarterly. This quarterly process includes a fresh assessment of the credit quality of each investment in the entire fixed maturities portfolio.

  The Company considers relevant facts and circumstances in evaluating whether the impairment of a security is other than temporary. Relevant facts and circumstances considered include (1) the length of time the fair value has been below cost; (2) the financial position of the issuer, including the current and future impact of any specific events; and (3) the Company's ability and intent to hold the security to maturity or until it recovers in value. To the extent the Company determines that a security is deemed to be other than temporarily impaired, the difference between amortized cost and fair value would be charged to earnings.

  There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if an impairment is other than temporary. These risks and uncertainties include (1) the risk that our assessment of an issuer's ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) information, or fraudulent financial statements, could be provided to our investment professionals who determine the fair value estimates and other temporary impairments and (4) the risk that new information obtained by us or changes in other facts and circumstances lead us to change our intent to hold the security to maturity or until it recovers in value. Any of these situations could result in a charge to earnings in a future period.

  As disclosed in our discussion of the Results of Operations in this MD&A, the Company recorded losses due to other than temporary impairments of fixed maturity securities for the year ended December 31, 2002 of $603.0 million (including impairment losses of $565.9 million and $37.1 million of previously recognized gains where the bond was part of a hedging relationship). The following list shows the largest losses recognized during the quarter, the related circumstances giving rise to the loss and a discussion of how those circumstances impacted other material investments held. Unless noted otherwise, all of the items shown are impairments of securities held at December 31, 2002.

.. $113.2 million (including an impairment loss of $99.4 million and $13.8 million in previously recognized gains where the bonds were part of a hedging relationship) on fixed maturity securities relating to a national airline that faced heavy operating losses due to the economic downturn, a high cost structure, and competition from low-cost carriers. This national airline filed for Chapter 11 bankruptcy protection. We also have $88.9 million in Enhanced Equipment Trust Certificates (EETC) investments with this national airline on which we do not anticipate a loss due to very low initial loan-to-values and the attractiveness of the underlying aircraft.

.. $56.1 million on a large energy company that filed for Chapter 11 bankruptcy protection in late 2001. $47.6 million is on redeemable preferred stock secured by equity investments in energy storage and transportation assets in Latin America, predominantly Argentina. Continued economic weakness and devaluation of the Argentina Peso suggested the value of the investments securing the Company's redeemable preferred stock has dropped significantly. Consequently, we impaired the redeemable preferred stock investments and have now assigned no value to these assets. The remaining $8.5 million is for a bond issuer affiliated with this large energy company.

.. $33.5 million (including an impairment loss of $31.7 million and $1.8 million in previously recognized gains where the bonds were part of a hedging relationship) on fixed maturity securities for a unregulated power and pipeline energy company. The unregulated power and pipeline energy company's problems stem from a decline in profits in its merchant energy business plus the high debt leverage from a plant construction program. We also took a $5.1 million impairment loss on a secured loan to a subsidiary of this company. The oversupply of power in the market is generally hurting all utilities as previously described in our investment sector analysis.

.. $31.6 million of fixed maturity investments of U.K. based projects providing power and other essential services to an industrial complex. The projects suffered from a combination of high leverage and excess capacity in the U.K. power market. We have two other loans with a total carrying value of $99.2 million to companies participating in the U.K. power market. $59.0 million is backed by a U.K. pump storage facility investment where debt service coverages have been reduced by the weak environment for power in the U.K., but we continue to anticipate positive debt service coverages for this investment. $40.2 million is a loan to the owner of a U.K. regional electric company. Regional electric companies have monopolies to distribute and supply power to their regions and hence are less affected by the over supply of power.

.. $48.0 million (including an impairment loss of $41.6 million and $6.4 million in previously recognized gains where the fixed maturities were part of a hedging relationship) on secured financings backed by an airline, or its subsidiaries that filed for Chapter 11 bankruptcy protection during the third quarter. With the bankruptcy filing, the airline had the right to affirm or reject certain leases on aircraft, which underlie these collaterized structured financing investments. We have resolved most of the lease terms, including rates, but continue to negotiate new lease rates on any aircraft leases that were rejected and have written down these loans to fair value based on the appraised value of the underlying aircraft. We have $85.9 million of other secured investments with this airline that are guaranteed by AA or higher rated guarantors and $33.5 million rated investment grade that are not guaranteed. Finally, we have $22 million in equity leveraged leases that were affirmed. Hence, we expect no payment defaults and no loss on these investments.

.. $45.5 million on securities issued by the holding company of a large domestic power producer that was downgraded to below investment grade status in July due to liquidity concerns. We also hold senior debt of $61.0 million at various projects of subsidiaries of this holding company that is supported by the cash flows of those projects and does not depend on the financial support of the parent. The oversupply of power in the market is generally hurting all utilities as previously described in our investment sector analysis.

.. $35.3 million on issuers affiliated with the Argentina government and other investments in that country, due to the continued political and economic difficulties of that country. We hold a number of other investments in Argentina that we expect to collect according to the original terms of the agreements. They consist of mainly oil and gas investments dependent upon U.S. dollar based cash flows. We intend to hold these until they recover or mature.

.. $33.8 million on securities issued by a large telecommunications company that filed for bankruptcy in July. $22.0 million of this amount was the loss on sale of holdings that were sold in response to the issuer losing its investment grade rating. While the issuer had specific issues related to classification of expenses and possible fraud, the telecommunications industry in general is under extreme pressure. Our exposure in this sector has typically been limited to large investment grade names with solid assets backing the investments. We continue to carefully monitor developments within the sector.

.. $28.3 million on fixed maturity securities relating to an oil field service company. This oil field service company's problems stem from a combination of excess industry capacity and high leverage. We do hold another $33.5 million investment in this Company which is secured and, based on that security, is expected to continue its scheduled payments.

.. $19.2 million on redeemable preferred stock of a technology based manufacturer of engineering products with a tight liquidity position. The circumstances of this impairment has no impact on other investments.

.. $19.0 million on securities of an Australian power project that failed to produce the benefits expected from the deregulation of that country's power industry. The circumstances of this impairment has no impact on other investments.

.. $24.8 million on redeemable preferred stock of a large domestic farm cooperative due to the cyclical nature of the business and a heavy debt load. The circumstances of this impairment has no impact on other investments.

.. $13.6 million on securities of a diversified producer of single-use, specialty medical products. This diversified producer of single-use, specialty medical products' cash flow deteriorated significantly due to increased competition and the loss of a major customer. The circumstances of this impaired investment has no impact on other investments.

.. $9.9 million on subordinated private placement securities funding a toll road between the US and Mexico. We also hold $27.0 million of senior securities in this project. The regulatory authorities are working on the sale of this toll road which we expect to result in the full recovery of these senior bonds.

.. $16.9 million on securities issued by a Mexican producer of corrugated boxes and newsprint. During the 1990's this company grew by acquisitions financed with debt. Today this company suffers from high leverage and low prices for newsprint and containerboard. The circumstances of this impairment has no impact on other investments.

  The Company recorded losses due to other than temporary impairments of CDO equity investments of $61.3 million. Default rates on high yield bonds (as reported by Moody's) in 2002 were well above the average of the prior 20 years of 2.9%. Equity in these CDOs take the first loss risk in a pool of high yield debt and hence underperform in a high yield default environment. These impairments were recognized using the guidance in EITF 99-20. We have a total remaining carrying value of $48.7 million of CDO equity as of December 31, 2002, which is currently supported by expected cash flows.

  The Company also recognized losses on other than temporary impairments of equity securities of $26.9 million as the result of market values falling below cost for more than six months, and loss on disposal of $36.5 million on real estate as the declining real estate market impacts some of our foreclosed properties held for sale. Offsetting these losses were $163.3 million of gains on disposal of fixed maturities resulting primarily from gains on sale and fee income from the early repayment by the borrower of private placement securities, gains of $149.6 million on the sale of equity securities as part of our overall investment strategy of using equity gains to minimize credit losses in the long term and gains of $55.2 million on the disposal of mortgage loans resulting primarily from pre-payments.

RECEIVABLE FROM ALLMERICA FINANCIAL CORPORATION


  As of December 31, 2002 the Company acquired the fixed universal life insurance business of Allmerica Financial Corporation (Allmerica). The result of this reinsurance agreement was the obligation of Allmerica to transfer $471.1 million in financial assets and the rights and obligations to approximately 48,000 fixed universal life insurance policies to the Company. The obligation to transfer these assets was created at the signing of the agreement on December 31, 2002 therefore the receivable was recorded at an estimated balance. The $471.1 million premium receivable at December 31, 2002 has been offset by fixed maturity securities at a carrying value of $470.3 million and $0.8 million in cash and cash equivalents and $75.6 million in policy loans have also been recorded as of December 31, 2002.

FIXED MATURITY SECURITIES - BY INDUSTRY CLASSIFICATION INCLUDED IN ALLMERICA PREMIUM RECEIVABLE




                                                       AS OF DECEMBER 31, 2002
                                                        TOTAL CARRYING VALUE
                                                      -------------------------
                                                            (IN MILLIONS)
Corporate securities:
 Banking and finance. . . . . . . . . . . . . . . .            $ 23.1
 Communications . . . . . . . . . . . . . . . . . .              57.4
 Manufacturing. . . . . . . . . . . . . . . . . . .              55.7
 Oil & gas. . . . . . . . . . . . . . . . . . . . .              23.0
 Services / trade . . . . . . . . . . . . . . . . .              75.0
 Transportation . . . . . . . . . . . . . . . . . .              11.1
 Utilities. . . . . . . . . . . . . . . . . . . . .                --
                                                               ------
 Total Corporate Securities . . . . . . . . . . . .             245.3

Asset-backed and mortgage-backed securities . . . .             225.0
                                                               ------
 Total. . . . . . . . . . . . . . . . . . . . . . .            $470.3
                                                               ======

FIXED MATURITY SECURITIES - BY CREDIT QUALITY INCLUDED IN ALLMERICA PREMIUM RECEIVABLE


                                                     AS OF DECEMBER 31, 2002
                                                    ------------------------
SVO         S&P EQUIVALENT                             CARRYING          %
RATING (1)  DESIGNATION (2)                           VALUE (3)      OF TOTAL
----------  --------------------------------------  --------------  -----------
                                                    (IN MILLIONS)
1           AAA/AA/A................................     $300.9         64.0%
2           BBB.....................................      169.4         36.0
3           BB......................................         --           --
4           B.......................................         --           --
5           CCC and lower...........................         --           --
6           In or near default......................         --           --
                                                         ------        -----
            Total..................................      $470.3        100.0%
                                                         ======        =====

Liquidity and Capital Resources

  Liquidity describes the ability of a company to generate sufficient cash flows to meet the immediate needs to facilitate business operations. Historically, our principal cash flow sources have been premiums, deposits and charges on policies and contracts, investment income, maturing investments, and proceeds from sales of investment assets. Our liquidity requirements relate principally to the liabilities associated with our various life insurance, annuity, and structured investment products, and to the funding of investments in new products, processes, and technologies and general operating expenses. Product liabilities include the payment of benefits under life insurance, annuity and structured investment products and the payment of policy surrenders, withdrawals and policy loans. The Company periodically adjusts its investment policy to respond to changes in short-term and long-term cash requirements and provide adequate funds to pay benefits without forced sales of investments.

  The Company is wholly-owned by, and the primary operating subsidiary of, John Hancock Financial Services, Inc. (JHFS). As an insurance holding company, JHFS is reliant on dividends from its operating subsidiaries for its operating cash flows. State insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of prescribed limitations without prior approval from the applicable state insurance commissioner. The Company's limit is the greater of 10% of the statutory surplus or the prior calendar year's statutory net gain from operations. The ability of the Company to pay shareholder dividends is and will continue to be subject to restrictions set forth in the insurance laws and regulations of Massachusetts, its domiciliary state. The Massachusetts insurance law limits how and when the Company can pay shareholder dividends. The Company, in the future, could also be viewed as being commercially domiciled in New York. If so, dividend payments may also be subject to New York's holding company act as well as Massachusetts law.

  Currently, the Company does not expect such regulatory requirements to impair its ability to dividend sufficient cash flows to sustain JHFS' liquidity and capital needs. However, the Company can give no assurance it will declare or pay dividends on a regular basis.

  In February and May 2002, the Commissioner of Insurance for the Commonwealth of Massachusetts approved, and the Company paid, dividends to JHFS in the amount of $11.0 million and $100.0 million respectively. Both dividend payments were cash transfers. None of these dividends were classified as extraordinary by state regulators.

  The liquidity of our insurance operations is also related to the overall quality of our investments. As of December 31, 2002, $37,997.1 million, or 88.0% of the fixed maturity securities held by us and rated by Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. (S&P) or the National Association of Insurance Commissioners were rated investment grade (BBB- or higher by S&P, Baa3 or higher for Moody's, or 1 or 2 by the National Association of Insurance Commissioners). The remaining $5,186.0 million, or 12.0% of fixed maturity investments were rated non-investment grade. For additional discussion of our investment portfolio see the General Account Investments section of this Management's Discussion and Analysis of Financial Condition and Results of Segment Operations.

  We employ an asset/liability management approach tailored to the specific requirements of each of our product lines. Each product line has an investment strategy based on the specific characteristics of the liabilities in the product line. As part of this approach, we develop investment policies and operating guidelines for each portfolio based upon the return objectives, risk tolerance, liquidity, and tax and regulatory requirements of the underlying products and business segments.

  Net cash provided by operating activities was $2,466.6 million, $2,774.9 million, and $2,043.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. Cash flows from operating activities are affected by the timing of premiums received, fees received and investment income. The $308.3 million decrease in 2002 as compared to 2001 is largely attributable to a decrease in premium received of $376.4 million, an increase in operating expenses of $78.9 million and an increase in income taxes paid of $106.0 million, partially offset by a decrease in policyholder benefits of $281.5 million. The net increase in 2001 as compared to 2000 is primarily due to a decrease in policyholder benefits, a smaller increase in other assets net of other liabilities and an increase in investment income received.

  Net cash used in investing activities was $6,212.6 million, $6,551.1 million and $1,371.8 million for the years ended December 31, 2002, 2001, and 2000, respectively. Changes in the cash provided by investing activities primarily relate to the management of the Company's investment portfolios and the investment of excess capital generated by operating and financing activities. The net cash used in investing activities decreased by $338.5 million in 2002 compared to 2001 primarily due to decreases in net acquisitions of fixed maturities, partially offset by net issuances of mortgages and purchases of other invested assets, and increased net purchases of short-term investments. The decrease in cash used in 2001 compared to 2000 resulted primarily from a decrease in net acquisitions of fixed maturity securities.

  Net cash provided by financing activities was $3,617.7 million, $1,835.2 million and $691.9 million, for the years ended December 31, 2002, 2001 and 2000, respectively. Changes in cash provided by financing activities primarily relate to excess deposits or withdrawals under investment type contracts, the issuance of debt and borrowings or re-payments of the Company's debt. The increase in 2002 as compared to 2001 is attributed to a smaller decrease in universal life and investment-type contract deposits of $1,520.9 million, as compared to increase of cash payments on withdrawals of $2,766.4 million, new issuance of consumer notes and the prior year cessation of the commercial paper program. The increase in 2001 as compared to 2000 resulted from a larger increase in deposits received on universal life insurance and investment-type contracts than withdrawals or surrenders.

  Cash flow requirements are also supported by a committed line of credit of $1.0 billion, through a syndication of banks including Fleet National Bank, JPMorgan Chase, Citicorp USA, Inc., The Bank of New York, The Bank of Nova Scotia, Fleet Securities, Inc. and JP Morgan Securities, Inc. The line of credit agreement provides for two facilities: one for $500 million pursuant to a 364-day commitment (renewed effective July 26, 2002) and a second for $500 million (renewable in 2005). The line of credit is available for general corporate purposes. The line of credit agreement contains various covenants, among these being that statutory total capital and surplus plus asset valuation reserve meet certain requirements. To date, we have not borrowed any amounts under the line of credit.

  As of December 31, 2002, we had $689.7 million of principal and interest amounts of debt outstanding consisting of $447.4 million of surplus notes, and $356.0 million of other notes payable, including current maturities and a fair value adjustment for interest rate swaps. A new commercial paper program has been established at the Company that has replaced the commercial paper program that was in place at the Company's indirect subsidiary, John Hancock Capital Corporation, and there were no commercial paper borrowings outstanding at December 31, 2002.

  A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. The following table summarizes our annuity policy reserves and deposit fund liabilities for the contractholder's ability to withdraw funds for the indicated periods:


                                              AS OF DECEMBER 31,
                                         2002                   2001
                                 --------------------   --------------------
                                    AMOUNT        %        AMOUNT         %
                                 -------------  ------  -------------  --------
                                 (IN MILLIONS)          (IN MILLIONS)
Not subject to discretionary
 withdrawal provisions . . . .    $28,820.2      78.8%    $25,846.3      81.7%
Subject to discretionary withdrawal adjustment:

 With market value adjustment.       (228.7)     (0.6)          7.6       0.0
 At contract value . . . . . .      2,535.8       6.9       2,312.4       7.3
Subject to discretionary
 withdrawal at contract value
 less surrender charge . . . .      5,455.6      14.9       3,493.3      11.0
                                  ---------     -----     ---------     -----
Total annuity reserves and
 deposit funds liability . . .    $36,582.9     100.0%    $31,659.6     100.0%
                                  =========     =====     =========     =====

  Individual life insurance policies are less susceptible to withdrawal than are individual annuity contracts because policyholders may incur surrender charges and undergo a new underwriting process in order to obtain a new insurance policy. Annuity benefits under group annuity contracts are generally not subject to early withdrawal. As indicated in the table above, there is a substantial percentage of annuity reserves and deposit fund liabilities that are not subject to withdrawal. As a matter of policy, we seek to include provisions limiting withdrawal rights from general account institutional structured investment products. These include GICs and funding agreements sold to plan sponsors where the contract prohibits the contractholder from making withdrawals other than on a scheduled maturity date. In addition, none of these obligations can be accelerated based on any change in the Company's credit rating.

  Individual life insurance policies (other than term life insurance policies) increase in cash value over their lives. Policyholders have the right to borrow from us an amount generally up to the cash value of their policy at any time. As of December 31, 2002, we had approximately $18.6 billion in cash values in which policyholders have rights to policy loans. The majority of cash values eligible for policy loans are at variable interest rates which are reset annually on the policy anniversary. Moreover, a portion of our fixed interest rate policy loans have features that provide for reduced crediting rates on the portion of cash values loaned. The amount of policy loans has remained consistent over the past three years, at approximately $2.0 billion, $1.6 billion of which are in the closed block at December 31, 2002.

   The following table summarizes the Company's information about contractual obligations by due date as of December 31, 2002. Contractual obligations of the Company are those obligations fixed by agreement as to dollar amount and date of payment. These obligations are inputs into the Company's asset liability management system described elsewhere in this document. Other commercial commitments are those commitments entered into by the Company with known expiration dates. No such other commercial commitments existed at December 31, 2002.

Contractual Obligations


                                         PAYMENTS DUE BY PERIOD
                        ----------------------------------------------------------
                                   LESS THAN
                          TOTAL     1 YEAR    1-3 YEARS  4-5 YEARS   AFTER 5 YEARS
                        ---------  ---------  ---------  ---------   -------------
                                              (IN MILLIONS)
Debt. . . . . . . . .   $   689.7  $   99.5   $   48.2   $   29.3      $   512.7
Consumer notes. . . .       296.0        --        4.8       39.0          252.2
GIC's . . . . . . . .     6,855.9   1,558.7    2,687.8    1,136.2        1,473.2
Funding agreements. .    13,988.2   2,032.2    4,516.3    3,303.8        4,135.9
Institutional
 structured
 settlements. . . . .     3,209.9      15.5       31.9       32.4        3,130.1
Annuity certain . . .    12,120.1     651.7    1,323.6    1,116.9        9,028.0
Investment commitments    1,714.5   1,714.5         --         --             --
Operating lease
 obligations. . . . .       103.2      21.2       34.7       17.4           29.9
                        ---------  --------   --------   --------      ---------
 Total contractual

  cash obligations. .   $38,977.5  $6,093.3   $8,647.3   $5,675.0      $18,562.0
                        =========  ========   ========   ========      =========

  The risk-based capital standards for life insurance companies, as prescribed by the National Association of Insurance Commissioners, establish a risk-based capital ratio comparing adjusted surplus to required surplus for each of our United States domiciled insurance subsidiaries. If the risk-based capital ratio falls outside of acceptable ranges, regulatory action may be taken ranging from increased information requirements to mandatory control by the domiciliary insurance department. The risk-based capital ratios of all our insurance subsidiaries as of December 31, 2002, were above the ranges that would require regulatory action.

  We maintain reinsurance programs designed to protect against large or unusual losses. Based on our periodic review of our reinsurers' financial statements, financial strength ratings and reputations in the reinsurance marketplace, we believe that our reinsurers are financially sound, and, therefore, that we have no significant exposure to uncollectible reinsurance in excess of uncollectible amounts recognized in our consolidated financial statements.

  Given the historical cash flow of our subsidiaries and current financial results, management believes that the cash flow from the operating activities over the next year will provide sufficient liquidity for our operations, as well as to satisfy debt service obligations and to pay other operating expenses. Although we anticipate that we will be able to meet our cash requirements, we can give no assurances in this regard.

Quantitative and Qualitative Disclosure about Market Risk

   Capital Markets Risk Management

  The Company maintains a disciplined, comprehensive approach to managing capital market risks inherent in its business and investment operations.

  To mitigate capital market risks, and effectively support Company objectives, investment operations are organized and staffed to focus investment management expertise on specific classes of investments, with particular emphasis placed on private placement markets. In addition, a dedicated unit of asset/liability risk management

(ALM) professionals centralizes the Company's and its U.S. Life Insurance subsidiaries' implementation of the interest rate risk management program. As an integral component of its ALM program, derivative instruments are used in accordance with risk reduction techniques established through Company policy and with formal approval granted from the New York Insurance Department. The Company's use of derivative instruments is monitored on a regular basis by the Company's Investment Compliance Department and reviewed quarterly with senior management and the Committee of Finance.

  The Company's principal capital market exposures are credit and interest rate risk, which includes the impact of inflation, although we have certain exposures to changes in equity prices and foreign currency exchange rates. Credit risk pertains to the uncertainty associated with the ability of an obligor or counterparty to continue to make timely and complete payments of contractual principal and interest. Interest rate risk pertains to the change in fair value that occurs within fixed maturity securities or liabilities as market interest rates move. Equity and foreign currency risk pertain to price fluctuations, associated with the Company's ownership of equity investments or non-US dollar denominated investments and liabilities, driven by dynamic market environments.

   Credit Risk

  The Company manages the credit risk inherent in its fixed maturity securities by applying strict credit and underwriting standards, with specific limits regarding the proportion of permissible below investment grade holdings. We also diversify our fixed maturity securities with respect to investment quality, issuer, industry, geographical, and property-type concentrations. Where possible, consideration of external measures of creditworthiness, such as ratings assigned by nationally recognized rating agencies such as Moody's and Standard & Poor's, supplement our internal credit analysis. The Company uses simulation models to examine the probability distribution of credit losses to ensure that it can readily withstand feasible adverse scenarios. In addition, the Company periodically examines, on various levels of aggregation, its actual default loss experience on significant asset classes to determine if the losses are consistent with the (1) levels assumed in product pricing and (2) rating agencies' quality-specific cohort default data. These tests have generally found the Company's aggregate experience to be favorable relative to the external benchmarks and consistent with priced for levels.

  The Company has a process in place to identify securities that could potentially have an impairment that is other than temporary. This process involves monitoring market events that could impact issuers' credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts and cash flow projections as indicators of credit issues.

  At the end of each quarter, our Investment Review Committee reviews all securities where market value is less than ninety percent of amortized cost for three months or more, to determine whether impairments need to be taken. This committee includes the head of workouts, the head of each industry team, and the head of portfolio management. The analysis focuses on each company's or project's ability to service its debts in a timely fashion and the length of time the security has been trading below cost. The results of the analysis are reviewed by the Committee of Finance, a subcommittee of the Board of Directors, quarterly. To supplement this process, a bi-annual review is made of the entire fixed maturity portfolio to assess credit quality, including a review of all impairments with the Committee of Finance.

  The Company considers and documents relevant facts and circumstances in evaluating whether the impairment of a security is other than temporary.

 Relevant facts and circumstances considered include (1) the length of time the fair value has been below cost; (2) the financial position of the issuer, including the current and future impact of any specific events; and (3) the Company's ability and intent to hold the security to maturity or until it recovers in value. To the extent the Company determines that a security is deemed to be other than temporarily impaired, the difference between amortized cost and fair value would be charged to earnings.

  There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if an impairment is other than temporary. These risks and uncertainties include (1) the risk that our assessment of an issuer's ability to meet all of its contractual obligations will change based on changes in the credit

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characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated,
(3) information, or fraudulent financial statements, could be provided to our investment professionals who determine the fair value estimates and other than temporary impairments, and (4) the risk that new information obtained by us or changes in other facts and circumstances lead us to change our intent to hold the security to maturity or until it recovers in value.

  Any of these situations could result in a charge to earnings in a future period to the extent of the impairment charge recorded. Because the majority of our portfolio is classified as available-for-sale and held at fair value with the related unrealized gains (losses) recorded in shareholders' equity, the charge to earnings should not have a significant impact on shareholders' equity.

  As of December 31, 2002 and 2001, the Company's fixed maturity portfolio was comprised of 88.0% and 87.4% investment grade securities and 12.0% and 12.6% below-investment-grade securities, respectively. These percentages are consistent with recent experience and indicative of the Company's long-standing investment philosophy of pursuing moderate amounts of credit risk in return for higher expected returns. We believe that credit risk can be successfully managed given our proprietary credit evaluation models and experienced personnel.

   Interest Rate Risk

  The Company maintains a tightly controlled approach to managing its potential interest rate risk. Interest rate risk arises from many of our primary activities, as we invest substantial funds in interest-sensitive assets to support the issuance of our various interest-sensitive liabilities, primarily within our Protection, Asset Gathering and Guaranteed and Structured Financial Products Segments.

  We manage interest rate sensitive segments of our business, and their supporting investments, under one of two broadly defined risk management methods designed to provide an appropriate matching of assets and liabilities. For guaranteed rate products, where contractual liability cash flows are highly predictable (e.g., GICs or immediate annuities) we apply sophisticated duration-matching techniques to manage the segment's exposure to both parallel and non-parallel yield curve movements. Typically this approach involves a targeted duration mismatch of zero, with an operational tolerance of less than +/- 18 days, with other techniques used for limiting exposure to non-parallel risk. Duration measures the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, should interest rates increase by 100 basis points, the fair value of an asset with a 5-year duration is expected to decrease in value by approximately 5.0%. For non-guaranteed rate products we apply scenario-modeling techniques to develop investment policies with what we believe to be the optimal risk/return tradeoff given our risk constraints. Each scenario is based on near term reasonably possible hypothetical changes in interest rates that illustrate the potential impact of such events.

  We project asset and liability cash flows on guaranteed rate products and then discount them against credit-specific interest rate curves to attain fair values. Duration is then calculated by re-pricing these cash flows against a modified or "shocked" interest rate curve and evaluating the change in fair value versus the base case. As of December 31, 2002 and 2001, the fair value of fixed maturity securities and mortgage loans supporting duration managed liabilities was approximately $31,645.9 million and $27,788.4 million, respectively. Based on the information and assumptions we use in our duration calculations in effect as of December 31, 2002, we estimate that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would have no effect on the net fair value, or surplus, of our duration managed assets and liabilities based on our targeted mismatch of zero, but could be -/+ $15.8 million based on our operational tolerance of +/- 18 days years.

  The risk management method for non-guaranteed rate products, such as whole life insurance or single premium deferred annuities, is less formulaic, but more complex, due to the less predictable nature of the liability cash flows. For these products, we manage interest rate risk based on scenario-based portfolio modeling that seeks to identify the most appropriate investment strategy given probable policyholder behavior and liability crediting needs under a wide range of interest rate environments. As of December 31, 2002 and 2001, the fair value of fixed maturity securities and mortgage loans supporting liabilities managed under this modeling was approximately $28,003.8 million and $23,091.2 million, respectively. A rate shock (as defined above) as of December 31, 2002

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would decrease the fair value of these assets by $1,037.1 million, which we estimate would be offset by a comparable change in the fair value of the associated liabilities, thus minimizing the impact on surplus.

   Derivative Instruments

  The Company uses a variety of derivative financial instruments, including swaps, caps, floors, and exchange traded futures contracts, in accordance with Company investment policy. Permissible derivative applications include the reduction of economic risk (i.e., hedging) related to changes in yields, prices, cash flows, and currency exchange rates. In addition, certain limited applications of income generation are allowed. Examples of this type of use include the purchase of call options to offset the sale of embedded options in Company liability issuance or the purchase of swaptions to offset the purchase of embedded put options in certain investments. The Company does not make a market or trade derivatives for speculative purposes.

  As of January 1, 2001, SFAS No. 133 became effective for all companies reporting under GAAP in the United States. Briefly stated, SFAS No. 133 requires that all derivative instruments must be recorded as either assets or liabilities on the Company's balance sheet, with quarterly recognition thereafter of changes in derivative fair values through its income statement. The income effect of derivatives that meet all requirements of a "qualified hedge" under SFAS No. 133 guidance may be offset, in part or in its entirety, by recognition of changes in fair value on specifically identified underlying hedged-items. These hedged-items must be identified at the inception of the hedge and may consist of assets, liabilities, firm commitments or forecasted transactions. Depending upon the designated form of the hedge (i.e., fair value or cash flow), changes in fair value must either be recorded immediately through income or through shareholder's equity (Other Comprehensive Income) for subsequent amortization into income.

  Through the year ended December 31, 2002, the reported income volatility attributable to SFAS No. 133 accounting treatment was $21.6 million and well in line with our pre-SFAS No. 133 implementation expectations. We also reported income volatility of $101.4 million during 2002 due to GAAP derivatives accounting treatment on options that predated SFAS No. 133. This volatility relates to the "inherent ineffectiveness" associated with marking-to-market each quarter out-of-the-money interest rate and equity options. These options hedge interest rate and equity risks present in certain of our asset and liability portfolios. The Company continues to seek process improvements to further reduce expected income volatility, without unduly hindering our objective of aggressively managing economic risks inherent in its lines of business.

  The Company's Investment Compliance Unit monitors all derivatives activity for consistency with internal policies and guidelines. All derivatives trading activity is reported monthly to the Company's Committee of Finance for review, with a comprehensive governance report provided jointly each quarter by the Company's Derivatives Supervisory Officer and Chief Investment Compliance Officer. The table below reflects the Company's derivative positions hedging interest rate risk as of December 31, 2002. The notional amounts in the table represent the basis on which pay or receive amounts are calculated and are not reflective of credit risk.

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 These fair value exposures represent only a point in time and will be subject to change as a result of ongoing portfolio and risk management activities.


                                       AS OF DECEMBER 31, 2002
                        --------------------------------------------------------
                                                         FAIR VALUE
                                   WEIGHTED-  ----------------------------------
                                    AVERAGE   -100 BASIS             +100 BASIS
                        NOTIONAL     TERM       POINT      AS OF       POINT
                         AMOUNT     (YEARS)   CHANGE (2)  12/31/02   CHANGE (2)
                        ---------  ---------  ----------  --------  ------------
                           (IN MILLIONS, EXCEPT FOR WEIGHTED-AVERAGE TERM)

Interest rate swaps .   $20,853.3     9.2      $(981.8)   $(842.1)     (686.8)
CMT swaps . . . . . .       155.7     0.6          2.1        2.0         2.0
Futures contracts (1)       292.4     6.5          4.6        0.2        (4.6)
Interest rate caps. .       709.3     5.3         13.4       15.9        23.1
Interest rate floors.     4,593.0     7.3        194.2       93.2        40.1
Swaptions . . . . . .        30.0    22.4         (7.0)      (3.2)       (1.0)
                        ---------              -------    -------     -------
 Totals . . . . . . .   $26,633.7     8.7      $(774.5)   $(734.0)    $(627.2)
                        =========              =======    =======     =======

(1)  Represents the notional value on open contracts as of December 31, 2002.

(2) The selection of a 100 basis point immediate change in interest rates should not be construed as a prediction by us of future market events but rather as an illustration of the potential impact of such an event.

  Our non-exchange-traded derivatives are exposed to the possibility of loss from a counterparty failing to perform its obligations under terms of the derivative contract. We believe the risk of incurring losses due to nonperformance by our counterparties is remote. To manage this risk, Company procedures include (a) the on-going evaluation of each counterparty's credit ratings, (b) the application of credit limits and monitoring procedures based on an internally developed, scenario-based risk assessment system, (c) quarterly reporting of each counterparty's "potential exposure", (d) master netting agreements, and (e) the use of collateral agreements. Futures contracts trade on organized exchanges and have effectively no credit risk.

   Equity Risk

  Equity risk is the possibility that we will incur economic losses due to adverse changes in a particular common stock or warrant that we hold in our portfolio. In order to reduce our exposure to market fluctuations on some of our common stock portfolio, we use equity collar agreements. These equity collar agreements limit the market value fluctuations on their underlying equity securities. Our equity collars are comprised of an equal number of purchased put options and written call options, each with strike rates equidistant from the stock price at the time the contract is established. As of December 31, 2002, the fair value of our common stock portfolio was $149.7 million. The fair value of our equity collar agreements as of December 31, 2002 was $12.4 million. A hypothetical 15% decline in the December 31, 2002 value of the equity securities would result in an unrealized loss of approximately $17.2 million. The selection of a 15% immediate change in the value of equity securities should not be construed as a prediction by us of future market events but rather as an illustration of the potential impact of such an event. The fair value of any unhedged common stock holdings will rise or fall with equity market and company-specific trends. In certain cases the Company classifies its equity holdings as trading securities. These holdings are marked-to-market through the income statement, creating investment income volatility that is effectively neutralized by changes in corresponding liability reserves.

   Foreign Currency Risk

  Foreign currency risk is the possibility that we will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises in part from our international operations and the issuance of certain foreign currency-denominated funding agreements sold to non-qualified institutional investors in the international market.

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We apply currency swap agreements to hedge the exchange risk inherent in our investments and funding agreements denominated in foreign currencies. We also own fixed maturity securities that are denominated in foreign currencies. We use derivatives to hedge the foreign currency risk of these securities (both interest and principal payments). At December 31, 2002, the fair value of our foreign currency denominated fixed maturity securities was approximately $775.2 million. The fair value of our currency swap agreements at December 31, 2002 supporting foreign denominated bonds was $(21.9) million.

  We estimate that as of December 31, 2002, a hypothetical 10% immediate change in each of the foreign currency exchange rates to which we are exposed, including the currency swap agreements, would result in no material change to the net fair value of our foreign currency-denominated instruments identified above. The selection of a 10% immediate change in all currency exchange rates should not be construed as a prediction by us of future market events but rather as an illustration of the potential impact of such an event.

  The modeling technique we use to calculate our exposure does not take into account correlation among foreign currency exchange rates or correlation among various markets. Our actual experience may differ from the results noted above due to the correlation assumptions utilized or if events occur that were not included in the methodology, such as significant illiquidity or other market events.

   Effects of Inflation

  Inflation has not been a material factor in our operations during the past decade in terms of our investment performance, expenses, or product sales.

 LEGAL AND REGULATORY MATTERS

General

  Our business is subject to extensive regulation at both the state and Federal level, including regulation under state insurance and Federal and state securities laws.

State Insurance Regulation

  The Company and its insurance subsidiaries are subject to supervision and regulation by the insurance authorities in each jurisdiction in which they transact business. Currently, we are licensed to transact business in all fifty states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Northern Mariana Islands, and several Asian countries, including one city in the People's Republic of China and therefore are subject to regulation in all these jurisdictions. Most states have laws and regulations governing such issues as: what lines of business a company may engage in; underwriting practices, including a company's ability to request results of applicants' genetic tests; what premium rates may be charged in various lines of business; what products a company may sell; mandating certain insurance benefits and policy forms; minimum rates for accumulation of cash values and maximum rates for policy loans; licensing of insurance companies and agents; advertising and marketing practices; statutory accounting and reporting requirements; reserve requirements and solvency standards; admitted statutory assets; the appropriate mix of investments; dividend payments; transactions with affiliates; and level of ownership regarding acquisitions of control. State insurance departments periodically review the business and operations of an insurance company by examining its financial condition and how its agents sell its products. Our insurance subsidiaries are also required to file various reports, relating to their financial condition, including quarterly filings and detailed annual financial statements. This is required in each jurisdiction where an insurance business is licensed.

  State insurance regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries concerning whether our insurance businesses are in compliance with the regulations covering their businesses. We reasonably and promptly respond to such inquiries and take corrective action if warranted.

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

  The New York and Vermont insurance departments have ongoing market conduct examinations involving John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company. The Company believes that it conducts its business in accordance with all applicable state regulations and does not expect that the outcome of these examinations will have a material impact on our business, financial condition or results of operations.

  State insurance regulators and the National Association of Insurance Commissioners are continually re-examining existing laws and regulations. Among other things, these laws and regulations may focus on insurance company investments, financial reporting and solvency issues, risk-adjusted capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid.

Regulation Governing Potential Acquisitions of Control

  We are subject to regulation under the insurance holding company statutes of the states in which our insurance subsidiaries are organized, principally Massachusetts, which is our state of domicile. The Massachusetts insurance law contains provisions which, in general, provide that the acquisition or change of "control" of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the Massachusetts Commissioner of Insurance. In general, a presumption of "control" arises from the ownership, control, possession with the power to vote or possession of proxies with respect to, 10% or more of the voting securities of an insurer or of a person that controls an insurer. A person seeking to acquire control, directly or indirectly, of a Massachusetts insurance company or of any person controlling a Massachusetts insurance company must file an application for approval of the acquisition of control with the Massachusetts Commissioner of Insurance and obtain the approval of the Massachusetts Commissioner of Insurance before consummating the acquisition.

  The restrictions described above may deter, delay or prevent a future acquisition of control, including transactions that could be perceived as advantageous to our sole shareholder, JHFS.

Regulation of Dividends and Other Payments from Insurance Subsidiaries

   As a result of the demutualization of John Hancock Mutual Life Insurance Company, a parent holding company, called John Hancock Financial Services, Inc., has been created. John Hancock Financial Services, Inc. (JHFS) is a holding company and its primary asset is the outstanding capital stock of John Hancock Life Insurance Company. As an insurance holding company, JHFS depends primarily on dividends from John Hancock Life Insurance Company to pay dividends to its shareholders, pay operating expenses and implement its capital management strategies. Any inability of John Hancock Life Insurance Company to pay dividends to JHFS in the future in an amount sufficient for JHFS to pay dividends to its shareholders, meet its cash obligations and implement its capital management strategies, may materially adversely affect the market price of JHFS common stock and its business, financial condition or results of operations.

  The Massachusetts insurance law limits how and when John Hancock Life Insurance Company can pay dividends to JHFS. Under the Massachusetts insurance law, no insurer may pay any shareholder dividend from any source other than statutory unassigned funds without the prior approval of the Massachusetts Commission of Insurance. The Massachusetts insurance holding company act requires that a report be given to the Massachusetts Commissioner of Insurance no later than five days following declaration, and at least ten days' prior to payment, of any dividend or distribution by a Massachusetts insurance company. Further, this act provides that no extraordinary dividend may be paid without thirty days' prior written notice to the Massachusetts Commissioner of Insurance, and only if the Massachusetts Commissioner of Insurance has not disapproved, or has approved, the payment within the thirty day notice period. An extraordinary dividend is any dividend or distribution of cash or other property whose fair market value, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of (1) 10% of an insurance company's surplus as regards policyholders as of the preceding December 31, or (2) a life insurance company's statutory net gain from operations for the twelve months ending on the preceding December 31. Although not currently viewed as such, the Company, in the future, could also be viewed

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

as being commercially domiciled in New York and, if so, dividend payments may also be subject to New York's insurance holding company act as well as Massachusetts law.

Surplus and Capital Requirements

  Insurance regulators have the discretionary authority, in connection with the ongoing licensing of our insurance businesses, to limit or prohibit the ability to issue new policies if, in the regulators' judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Limits may also be established on the ability to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year.

Risk-Based Capital

  The National Association of Insurance Commissioners (NAIC) has established risk-based capital (RBC) standards for life insurance companies as well as a model act to apply such standards at the state level. The model act provides that life insurance companies must submit an annual risk-based capital report to state regulators reporting their risk-based capital based on five categories of risk: asset risk-affiliates, asset risk-other, insurance risk, interest rate risk and business risk. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

  In 2001, the NAIC changed the risked-based capital formula which resulted in RBC charges or a higher risk-based capital ratio. The most significant change made by NAIC is to tax effect the RBC, which is similar to reducing the risk factors being applied to the different risk categories. One other change was the creation of a common stock asset risk category and its treatment in the covariance calculation. This change also lowered RBC. John Hancock took certain actions to improve the risk-based capital ratio. The two most significant actions were the partial reinsurance of the closed block and the upstreaming of some of the Company's foreign insurance affiliates to JHFS. John Hancock Life Insurance Company exceeded the level of risk-based capital that would require it to propose actions to correct a deficiency by 205 percentage points as of December 31, 2002.

Statutory Investment Valuation Reserves

  Life insurance companies are required to establish an asset valuation reserve
(AVR) consisting of two components: (i) a "default component," which provides for future credit-related losses on fixed maturity investments, and (ii) an "equity component," which provides for losses on all types of equity investments, including equity securities and real estate. Insurers also are required to establish an interest maintenance reserve (IMR) for net realized capital gains and losses on fixed maturity securities, net of tax, related to changes in interest rates. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. These reserves are required by state insurance regulatory authorities to be established as a liability on a life insurer's statutory financial statements, but do not affect our financial statements prepared in accordance with GAAP. Although future additions to AVR will reduce the future statutory capital and surplus of John Hancock Life Insurance Company, we do not believe that the impact under current regulations of such reserve requirements will materially affect the ability of John Hancock Life Insurance Company to increase its statutory capital and surplus and pay future dividends to John Hancock Financial Services, Inc.

IRIS Ratios

  The National Association of Insurance Commissioners has developed a set of financial tests known as the Insurance Regulatory Information System (IRIS) for early identification of companies which may require special attention by insurance regulators. Insurance companies submit data on an annual basis to the National Association of Insurance Commissioners. This data is used to calculate ratios covering various categories of financial data, with defined "usual ranges" for each category. IRIS consists of 13 key financial ratios for life insurance companies. An insurance company may fall out of the usual range with respect to one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Departure from the usual range on four or more of the ratios may lead to inquiries from individual states' insurance departments. During the five-year period

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

ended December 31, 2002, John Hancock Life Insurance Company was outside the usual range for Net Change in Capital Surplus ratio for the year 2000, and the Change in Product Mix and Change in Reserving ratios in 2001. The Change in Capital Surplus ratio fell outside the usual range in 2000 because of the demutualization transaction. Specifically, under the applicable statutory accounting rules, the Company was required to exclude the proceeds from the stock offering from surplus while the demutualization consideration paid in cash was deducted from surplus, thereby distorting the ratio. This adjustment did not recur in the years 2001 and 2002. The unusual ratios in 2001 were the result of the implementation of new statutory accounting rules and are not expected to recur. During the same period, John Hancock Variable Life Insurance Company and Investors Partner Life Insurance Company, which are wholly owned direct and indirect subsidiaries of John Hancock Life Insurance Company, respectively, had several ratios outside of the usual range. John Hancock Variable Life Insurance Company had eight unusual ratios, all of which resulted from growth in the business and the effect of reinsurance contracts with John Hancock Life Insurance Company. Investors Partner Life Insurance Company had ten unusual ratios due to the fact it writes no new business.

Regulation of Investments

  Our insurance businesses are subject to state laws and regulations that require diversification of their investment portfolios. Some of these laws and regulations also limit the amount of investments in specified investment categories, such as below investment grade fixed maturity securities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as nonadmitted assets for purposes of measuring statutory surplus, in some instances, requiring divestiture. State regulatory authorities from the domiciliary states of our insurance subsidiaries have not indicated any non-compliance with any such regulations.

Valuation of Life Insurance Policies Model Regulation

  The National Association of Insurance Commissioners has adopted a revision to the Valuation of Life Insurance Policies Model Regulation (known as Revised
XXX). This model regulation established new minimum statutory reserve requirements for certain individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must adopt the model regulation. Massachusetts adopted the Regulation effective January 1, 2001 and the Company established increased reserves to be consistent with the new minimum standards with respect to policies issued after the effective date of the regulation. In addition, the Company revised its term life insurance products with guaranteed premium periods and is in the process of revising and expanding its universal life insurance products with no-lapse guarantees.

Federal Insurance Initiatives and Legislation

  Although the Federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on our business. Current and proposed measures that may significantly affect the insurance business generally include limitations on anti-trust immunity, minimum solvency requirements and health care reform.

  On November 12, 1999, the Gramm-Leach-Bliley Act of 1999 became law, implementing fundamental changes in the regulation of the financial services industry in the United States. The act permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. Under the act, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance, including annuities. A financial holding company can own any kind of insurance company or insurance broker or agent, but its bank subsidiary cannot own the insurance company. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the act provides that the commissioner, in considering the application, may not

                                      108

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discriminate against the financial holding company because it is affiliated with a bank. Under the act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker.

  On October 26, 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 was enacted into law as part of the USA PATRIOT Act. Among its many provisions the law requires that financial institutions adopt anti-money laundering programs that include policies, procedures and controls to detect and prevent money laundering, designate a compliance officer to oversee the program and provide for employee training, and periodic audits in accordance with regulations to be issued by the U.S. Treasury Department. The Company has developed a program designed to fully comply with the applicable provisions of the Act and the related Treasury Regulations.

Tax Legislation

  Currently, under the Internal Revenue Code, holders of many life insurance and annuity products, including both traditional and variable products, are entitled to tax-favored treatment on these products. For example, income tax payable by policyholders on investment earnings under traditional and variable life insurance and annuity products which are owned by natural persons is deferred during the product's accumulation period and is payable, if at all, only when the insurance or annuity benefits are actually paid or to be paid. Also, for example, interest on loans up to $50,000 secured by the cash value of life insurance policies owned by businesses on key employees is eligible for deduction even though investment earnings during the accumulation period are tax-deferred.

  In the past, legislation has been proposed that would have curtailed the tax-favored treatment of some of our insurance and annuity products. If any such proposals were enacted, market demand for such products would be adversely affected. In addition, the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA), enacted by Congress in 2001, provides for the gradual reduction and eventual elimination of Federal estate taxes by the year 2010. But EGTRRA also contains a sunset provision, which would reinstate Federal estate taxes in the year 2011, based on the Internal Revenue Code in effect prior to the enactment of EGTRRA. Many insurance products are designed and sold to help policyholders reduce the effect of Federal estate taxation on their estates. The enactment of EGTRRA has adversely affected sales of certain of our insurance and investment advisory products, but this effect is mitigated somewhat by the sunset provision. If the sunset provision of EGTRRA is eliminated in the future, the adverse affect on the sales of these products could increase. In addition, sales of split dollar life insurance products have been adversely affected by proposed changes being considered by the Internal Revenue Service. Recently the President of the United States of America has also put forth proposals that would significantly increase tax-favored savings vehicles for individuals. These proposals, if enacted in its current form, could adversely affect the sale of our tax-favored annuity products.

Securities Laws

  Certain of our investment advisory activities are subject to federal and state securities laws and regulations. Our mutual funds are registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act. All of our separate investment accounts that fund retail variable annuity contracts and retail variable life insurance products issued by us, other than those which fund private placement investment options that are exempt from registration or support fixed rate investment options that are also exempt from registration, are registered both under the Securities Act and the Investment Company Act. Institutional products such as group annuity contracts, guaranteed investment contracts and funding agreements are sold to tax qualified pension plans or are sold to other sophisticated investors as "private placements," and are exempt from registration under both acts. Some of our subsidiaries are registered as broker/dealers under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and with the National Association of Securities Dealers, Inc., and a number are registered as investment advisers under the Investment Advisers Act of 1940. One subsidiary is registered as a commodity pool operator and also as a commodity trading advisor under the Commodity Exchange Act. Our insurance companies or other subsidiaries also own or manage other investment vehicles that are exempt from registration under the Securities Act and the Investment Company Act but may be subject to other requirements of those laws, such as antifraud provisions and the terms of applicable exemptions. We are also subject

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

to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or non-variable life and annuity products or conduct other securities and investment related activities.

Environmental Considerations

  As owners and operators of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. When deemed appropriate, we routinely conduct environmental assessments for real estate being acquired for investment and before taking title to property acquired through foreclosure or deed in lieu of foreclosure. Based on these environmental assessments and compliance with our internal environmental procedures, we believe that any costs associated with compliance with environmental laws and regulations or any remediation of such properties would not be material to our consolidated financial position or results of operations. Furthermore, although we hold equity positions in subsidiaries and investments that could potentially be subject to environmental liabilities, we believe, based on our assessment of the business and properties of these companies and our level of involvement in the operation and management of such companies, that we would not be subject to any environmental liabilities with respect to these investments which would have a material adverse effect on our business, financial position or results of operations.

ERISA Considerations

  Certain of our lines of business, including our management of employee benefit plan assets in our advisory capacity in separate accounts, are subject to the requirements of ERISA. In addition, the Small Business Job Protection Act, which we refer to as the SBJPA, offers insurers protection from potential litigation exposure prompted by the 1993 U.S. Supreme Court decision in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank, which we refer to as the Harris Trust Decision, in which the Court held that, with respect to a portion of the funds held under certain general account group annuity contracts, an insurer is subject to the fiduciary requirements of ERISA. The pertinent SBJPA provisions provide that insurers are protected from liability for breaches of fiduciary duties under ERISA for past actions with respect to their general account contracts. However, insurers remain subject to federal criminal law and liable for actions brought by the U.S. Secretary of Labor alleging breaches of fiduciary duties that also constitute a violation of federal or state criminal law. The SBJPA also provides that contracts issued from an insurer's general account on or before December 31, 1998, that are not guaranteed benefit policies, will not be subject to ERISA's fiduciary requirements if they meet the requirements of regulations issued by the United States Department of Labor. The SBJPA further provides that contracts issued from an insurer's general account after December 31, 1998 that are not guaranteed benefit policies will be subject to ERISA. In January 2000, the Department of Labor published a regulation pursuant to the SBJPA which provides, among other things, that if an employee benefit plan acquired an insurance policy (other than a guaranteed benefit policy) issued on or before December 31, 1998 that is supported by the assets of the insurer's general account, the plan's assets for purposes of ERISA will not be deemed to include any of the assets of the insurer's general account, provided that the requirements of the regulation are met. Accordingly, if those requirements are met, the insurer is not subject to the fiduciary obligations of ERISA in connection with such an insurance policy. These requirements include detailed disclosures to be made to the employee benefit plan and the requirement that the insurer must permit the policyholder to terminate the policy on 90 days' notice and receive without penalty, at the policyholder's option, either
(1) the accumulated fund balance (which may be subject to market value adjustment) or (2) a book value payment of such amount in annual installments with interest. John Hancock Life Insurance Company has implemented procedures to comply with the requirements set forth therein to secure the exemption provided by the regulations from the fiduciary obligations of ERISA. However, John Hancock Life Insurance Company's exposure to disintermediation risk could increase due to the termination options that it would be required to provide to policyholders. Any such increase, however, would not be material. Since there has been no final ruling in the Harris Trust case (described under "Legal Proceedings," below), we are unable at this time to determine the effects of the decision, and therefore cannot compare the litigation risk to the disintermediation risk created by compliance with the regulations. With respect to employee welfare benefit plans subject to ERISA, Congress periodically has considered amendments to the law's Federal preemption provision, which would expose John Hancock Life Insurance Company, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA have been defeated.

Employees

  As of January 6, 2003, we employed approximately 4,915 people. We believe our relations with our employees are satisfactory.

Legal Proceedings

   Sales Practice Class Action Settlement

  Over the past several years, companies engaged in the life insurance business have faced extensive claims, including class-action lawsuits, alleging improper marketing and sales of individual life insurance policies or annuities. On December 31, 1997, the United States District Court for the District of Massachusetts approved a settlement of a nationwide class action lawsuit regarding sales practices against John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company and John Hancock Distributors, Inc., Duhaime, et al. v. John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company and John Hancock Distributors, Inc. With certain limited exceptions, the class that is bound by the terms of the settlement includes persons and entities who at any time during the class period (January 1, 1979 through December 31, 1996) had an ownership interest in one or more of our whole life, universal life or variable life insurance policies (and certain annuities and mutual funds) issued during the class period.

  In conjunction with this settlement, we had a total reserve that stood at $11.9 million and $52.7 million at December 31, 2002 and 2001, respectively. We incurred settlement related costs of $30.0 million in 2001. No such costs were incurred in 2002, or 2000. In 1999, the Company updated its estimate of the cost of claims subject to alternative dispute resolution (ADR) relief and revised its reserve estimate accordingly. The reserve estimate was further evaluated quarterly, and was adjusted as noted above in 2001. The adjustment to the reserve in 2001 was the result of the Company being able to better estimate the cost of settling the remaining claims, which on average tend to be the larger more complicated claims. The better estimate is from experience with actual settlement of similar claims.

  Administration of the ADR component of the settlement continues to date. Although some uncertainty remains as to the cost of claims in the final phase

(i.e. arbitration) of the ADR process, it is expected that the final cost of the settlement will not differ materially from the amounts presently provided for by the Company.

   Harris Trust Litigation

  Since 1983, the Company has been involved in complex litigation known as Harris Trust and Savings Bank, as Trustee of Sperry Master Retirement Trust No. 2 v. John Hancock Mutual Life Insurance Company (S.D.N.Y. Civ. 83-5491). After successive appeals to the Second Circuit and to the U.S. Supreme Court, the case was remanded to the District Court and tried to a Federal District Court judge in 1997. The judge issued an opinion in November 2000.

  In that opinion the Court found against the Company and awarded the Trust approximately $13.8 million in relation to this claim together with unspecified additional pre-judgment interest on this amount from October 1988. The Court also found against the Company on issues of liability valuation and ERISA law. Damages in the amount of approximately $5.7 million, together with unspecified pre-judgment interest from December 1996, were awarded on these issues. As part of the relief, the judge ordered the removal of Hancock as a fiduciary to the plan. On April 11, 2001, the Court entered a judgment against the Company for approximately $84.9 million, which includes damages to the plaintiff, pre-judgment interest, attorney's fees and other costs.

  On May 14, 2001 the Company filed an appeal in this case. On August 20, 2002, the Second Circuit Court of Appeals issued a ruling, affirming in part, reversing in part, and vacating in part the District Court's judgment in this case. The Second Circuit Court of Appeals' opinion overturned substantial portions of the District Court's opinion, representing the vast majority of the lower court's award of damages and fees, and sent the matter back to the District Court for further proceedings. The matter remains in litigation, and no final judgment has been entered. Notwithstanding what the Company believes to be the merits of its position in this case, if unsuccessful, its ultimate liability, including fees, costs and interest could have a material adverse impact on net income. However, the Company does not believe that any such liability would be material in relation to its financial position or liquidity.

   Modal Premium Litigation

  On July 19, 2002, the Company announced it had entered into a class action lawsuit settlement agreement involving policyholders who paid premiums on a monthly, quarterly or semiannual basis, rather than annually. The class action lawsuit, known as the "Modal Premium" action, was filed in a New Mexico state court. As a result of the settlement, the Company established a $30.0 million reserve ($19.5 million after taxes) as of June 30, 2002 to provide for economic relief in the form of a Settlement Death Benefit to the approximately 1.5 million class members who purchased various insurance products from the Company and paid on a monthly, quarterly or semi-annual basis. The reserve also provides for the legal and administrative costs associated with the settlement. In entering into the settlement, the Company specifically denied any wrongdoing. The Settlement Death Benefit Period began on February 19, 2003 and extends for either nine or twelve months, depending upon the age of the class member. Although some uncertainty remains as to the final cost of the settlement, it is expected that it will not differ materially from the amounts presently provided for by the Company.

Other Legal and Regulatory Proceedings

  We are regularly involved in other litigation, both as a defendant and as a plaintiff. The litigation naming us as a defendant ordinarily involves our activities as a provider of insurance protection products, as well as an investment adviser, employer and taxpayer. In addition, state regulatory bodies, the United States Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and other regulatory bodies regularly make inquiries and, from time to time conduct examinations concerning our compliance with, among other things, insurance laws, securities laws, and laws governing the activities of broker/dealers. We do not believe at this time that the ultimate resolution of any of these legal or regulatory matters that are currently pending, either individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

 DIRECTORS AND EXECUTIVE OFFICERS OF JOHN HANCOCK

  The Directors and executive officers of John Hancock and their principal occupations during the past five years are as follows:

Directors                                                                Principal Occupations
---------                                                                ---------------------
David F. D'Alessandro . . . . . . . . . . . . . . . .   Chairman of the Board, President and Chief Executive
                                                        Officer, John Hancock
Foster L. Aborn . . . . . . . . . . . . . . . . . . .   Director, formerly Vice Chairman of the Board and Chief
                                                        Investment Officer, John Hancock

Wayne A. Budd . . . . . . . . . . . . . . . . . . . .   Executive Vice President and General Counsel, John
                                                        Hancock; formerly Group President, Bell Atlantic - New
                                                        England (telecommunications)
John M. Connors, Jr . . . . . . . . . . . . . . . . .   Chairman and Chief Executive Officer and Director,
                                                        Hill, Holliday, Connors, Cosmopoulos, Inc.
                                                        (advertising).
Robert J. Davis . . . . . . . . . . . . . . . . . . .   Venture Partner, Highland Capital Partners (venture
                                                        capital), formerly Chief Executive Officer, Terra Lycos
                                                        (global media) and Lycos, Inc.
John M. DeCiccio. . . . . . . . . . . . . . . . . . .   Executive Vice President and Chief Investment Officer,
                                                        John Hancock
Richard B. DeWolfe  . . . . . . . . . . . . . . . . .   Managing Partner, DeWolfe & Company (investment
                                                        management consulting and services), formerly Chairman
                                                        and Chief Excutive Officer, The DeWolfe Companies (real
                                                        estate, mortgage banking and insurance)
Robert E. Fast. . . . . . . . . . . . . . . . . . . .   Of Counsel, Hale and Dorr (law firm)
Thomas P. Glynn . . . . . . . . . . . . . . . . . . .   Chief Operating Officer, Partners HealthCare System,
                                                        Inc. (health care)

                                      112


Directors                            Principal Occupations
---------                            ---------------------
Michael C. Hawley . .   Retired Chairman and Chief Executive Officer, The
                        Gillette Company (razors, etc.)
Edward H. Linde . . .   President and Chief Executive Officer, Boston
                        Properties, Inc. (real estate)
Judith A.  McHale . .   President and Chief Operating Officer, Discovery
                        Communications, Inc. (multimedia communications)
R. Robert Popeo . . .   Chairman, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo
                        (law firm)
Richard F. Syron. . .   Executive Chairman, Thermo Electron Corp. (scientific
                        and industrial instruments)
Robert J. Tarr, Jr. .   Special Partner, Chartwell Investments LLC (private
                        equity), formerly Chairman, President and Chief
                        Executive Officer, HomeRuns.com (online grocer)

Other Executive Officers
------------------------
Michael  A. Bell. . .   Senior Executive Vice President; Founder and Director
                        of Monitor Company (management consulting)
James M. Benson . . .   Senior Executive Vice President; formerly, President -
                        Individual Business, MetLife, Inc.(insurance)and Chief
                        Executive Officer and Chairman, New England Financial
                        (insurance)
Derek Chilvers. . . .   Executive Vice President; Chairman and Chief Executive
                        Officer of John Hancock International Holdings, Inc.
Maureen R. Ford . . .   Executive Vice President; Chairman and
                        Chief Executive Officer of John Hancock Funds, Inc.
Deborah H. McAneny. .   Executive Vice President
Thomas E. Moloney . .   Senior Executive Vice President and Chief Financial Officer
Robert F. Walters . .   Executive Vice President and Chief Information Officer
                        The business address of all Directors and officers of John
                        Hancock is John Hancock Place, Boston, Massachusetts 02117.
                        Executive officers of John Hancock also serve one or more of the affiliated companies of John Hancock. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of John Hancock.

                                      113

   Executive  Compensation

  The following table describes the compensation paid to John Hancock's Chief Executive Officer and the compensation paid to the Company's four other most highly compensated executive officers in 2002 for services rendered as executive officers of the Company and its parent, John Hancock Financial Services, Inc., during the fiscal years ended December 31, 2002, 2001 nd 2000 (the "Named Executive Officers").


                                    Annual compensation                     Long-TermCompensation
                                    -------------------                     ---------------------
                                                                             Awards                  Payouts
                                                                             ------                  -------
                                                                 Restricted       Number of
                                                                    Stock           Shares            LTIP           All Other
      Name and Position         Year    Salary     Bonus(1)      Awards (2)   Underlying Options   Payouts (3)    Compensation(4)
      -----------------         ----    ------     --------      ----------   ------------------   -----------    ---------------
----------------------------------------------------------------------------------------------------------------------------------
D. F. D'Alessandro              2002  $1,000,000  $1,100,000     $11,695,101        750,000       $7,855,143         $ 84,412
  President and Chief           2001   1,000,000   1,600,000       1,852,549      1,300,000        3,575,011          221,366
Executive Officer               2000     916,923   1,960,000              --             --        1,013,148           97,566

T.E. Moloney                    2002     607,693     539,000       4,586,102        250,000        1,969,476           62,108
  Senior Executive              2001     516,346     672,000         900,038        450,000        1,131,430           95,897
Vice President and              2000     475,000     558,600              --             --          431,216           71,145
Chief Financial Officer

M.A. Bell                       2002     600,000     462,000       4,396,217        250,000          755,211(5)        72,126
Senior Executive                2001     115,385   1,422,000(6)      600,284        500,000          272,009(5)        76,981
 Vice President

M.R. Ford (7)                   2002     500,000     385,000         194,208        275,000          410,982           12,753
  Executive Vice President      2001     500,000     560,000         195,924        290,855          992,250           63,984

W.A. Budd                       2002     500,000     330,000       2,531,200        150,000        1,556,750           69,456
Executive Vice                  2001     500,000     480,000         388,384        275,000        1,323,000(9)       103,065
 President and General Counsel  2000     301,923     838,000(8)           --             --          997,298(9)        70,121

----------------------------------------------------------------------------------------------------------------------------------

(1) The amounts in this column report annual Incentive Compensation Plan awards paid in 2003, 2002 and 2001 for the prior performance years of 2002, 2001 and 2000 and, as noted below, certain sign-on bonuses.

(2) Based on the closing market price of the Common Stock on March 18, 2003 of $29.13 the value of such restricted stock awards granted in 2002 was $8,268,551, $3,237,421, $3,092,849, $1,800,030 and $147,864 for shares held by Messrs. D'Alessandro, Moloney, Bell and Budd and Ms. Ford, respectively, and the value of such restricted stock awards granted in 2001 was $1,522,188, $739,698, $487,898, $316,730 and $159,778 for shares held by
    Messrs. D'Alessandro, Moloney, Bell and Budd and Ms. Ford, respectively. The amounts in this column report the aggregate dollar value of restricted stock awards calculated by multiplying the closing market price of the Common Stock on the date of each respective grant by the number of shares granted. In 2002, the following number of shares were granted to the Named Executive Officers indicated subject to forfeiture prior to a change of control of the Company in the event of termination of employment (other than due to death, disability or retirement) within five years from the date of grant: Mr.
    D'Alessandro: 250,000 shares; Mr. Moloney: 100,000 shares; Mr. Bell: 100,000 shares; and Mr. Budd: 50,000 shares; and the following number of shares were granted to the Named Executive Officers indicated as matching restricted stock awards under the 1999 Long-Term Stock Incentive Plan in accordance with the Long-Term Incentive Plan or the annual Incentive Compensation Plan, subject to forfeiture prior to a change of control of the Company if within three years the executive terminates employment (other than due to death, disability or retirement) or sells any of the purchased shares with respect to which the matching restricted stock award was made (provided that such restrictions lapse as to one-third of the shares subject to each grant on each of the three deemed anniversary dates of the grant): Mr. D'Alessandro:
    33,850 shares; Mr. Moloney: 11,137 shares; Mr. Bell: 6,174 shares; Ms. Ford:
    5,076 shares; and Mr. Budd: 11,793 shares.

    In 2001, the following number of shares were granted to the Named Executive Officers indicated subject to forfeiture prior to a change of control of the Company in the event of termination of employment (other than due to death, disability or retirement) within five years from the date of grant: Mr.
    D'Alessandro: 28,000 shares; Mr. Moloney: 14,000 shares; and Mr. Bell:
    16,749 shares; and the following number of shares were granted to the Named Executive Officers indicated as matching restricted stock awards under the 1999 Long-Term Stock Incentive Plan in accordance with the Long-Term Incentive Plan or the annual Incentive Compensation Plan, subject to forfeiture prior to a change of control of the Company if within three years the executive terminates employment (other than due to death, disability or retirement) or sells any of the purchased shares with respect to which the matching restricted stock award was made (provided that such restrictions lapse as to one-third of the shares subject to each grant on each of the three deemed anniversary dates of the grant): Mr. D'Alessandro: 24,255 shares; Mr. Moloney: 11,393 shares; Ms. Ford: 5,485 shares; and Mr. Budd:
    10,873 shares.

    The aggregate number of restricted shares held by the Named Executive Officers and the respective aggregate values thereof as of December 31, 2002, based on the closing market price on such date of the Common Stock of $27.90 per share, were as follows: Mr. D'Alessandro: 340,147 shares with a value of $9,490,101; Mr. Moloney: 138,203 shares with a value of $3,855,864; Mr. Bell: 124,381 shares with a value of $3,470,230; Ms. Ford: 19,143 shares with a value of $534,090; and Mr. Budd: 73,535 shares with a value of $2,051,627. Dividends paid on restricted shares of Common Stock are reinvested in additional restricted shares that are subject to the same terms of forfeiture as the restricted shares on which the dividends are paid.

(3) The amounts in this column report Long-Term Incentive Plan payouts earned for each of the three-year performance cycles ended December 31, 2002, 2001 and 2000; and for Mr. D'Alessandro for 2002, $3,506,243 paid as a retention award in 2003 pursuant to a program established in 1998 under which Mr. D'Alessandro was required to remain in the Company's employ for five years in order to receive an award of $2,000,000, adjusted for certain operating results of the Company during the five year period.

(4) Of the amounts shown in this column for 2002, $73,412, $51,108, $61,126, $58,456 and $1,753, with regard to Messrs. D'Alessandro, Moloney, Bell and Budd and Ms. Ford, respectively, reflect the value of premiums paid by the Company on behalf of the Named Executive Officers under split-dollar life insurance policies. The amounts represent the value of the benefits to the Named Executive Officers received on the portions of the premiums paid by the Company. In presenting amounts relating to split-dollar life insurance policies in this year's proxy statement, the Company has changed the actuarial methodologies from those previously used to more conservative methodologies considered more likely to reflect the value of the benefit to the Named Executive Officers. The amounts in this column also include Company match contributions under a 401(k) Plan. Total Company match contributions for 2002 were capped at $11,000, in all cases shown.

(5) Upon becoming an executive officer, Mr. Bell participated (on an approximately pro rata basis as to the number of equity rights granted) in the three-year performance cycles ended December 31, 2002 and 2001 based on his starting salary and retroactive to January 1, 1999.

(6) Includes a $750,000 sign-on bonus paid to Mr. Bell upon his becoming an executive officer in October 2001. Mr. Bell also participated in the Incentive Compensation Plan upon becoming an executive officer based on his starting salary and retroactive to January 1, 2001.

(7) Ms. Ford became an executive officer of the Company in May 2001. (8) Includes a $250,000 sign-on bonus paid to Mr. Budd upon his becoming an executive officer.

(9) Upon becoming an executive officer in May 2000, Mr. Budd participated in the three-year performance cycles ended December 1, 2001 and 2000 based on his starting salary and retroactive to January 1, 1999.

  Directors of John Hancock receive no compensation from us in addition to their compensation as employees of John Hancock, except where otherwise indicated above.

VARIATIONS IN CHARGES OR RATES FOR ELIGIBLE CLASSES

  We may allow a reduction in or the elimination of the withdrawal charge, or an increase in a credited interest rate. The affected contracts would involve sales to groups or classes of individuals under special circumstances that we expect to result in a reduction in our expenses associated with the sale or maintenance of the contracts, or that we expect to result in mortality or other risks that are different from those normally associated with the contracts.

  The entitlement to such variation in charges or rates will be determined by us based upon such factors as the following:

.. the size of the premium payment,

.. the size of the group or class,

.. the total amount of premium payments expected to be received from the group or class and the manner in which the premium payments are remitted,

.. the nature of the group or class for which the contracts are being purchased and the persistency expected from that group or class as well as the mortality or morbidity risks associated with that group or class;

.. the purpose for which the contracts are being purchased and whether that purpose makes it likely that the costs and expenses will be reduced, or

.. the level of commissions paid to selling broker-dealers or certain financial institutions with respect to contracts within the same group or class.

  We will make any reduction in charges or increase in initial guarantee rates according to our rules in effect at the time an application for a contract is approved. We reserve the right to change these rules from time to time. Any variation in charges or rates will reflect differences in costs and services, will apply uniformly to all prospective contract purchasers in the group or class, and will not be unfairly discriminatory to the interests of any owner.

DISTRIBUTION OF CONTRACTS

   Signator Investors, Inc.("Signator") act as principal distributor of the contracts sold through this prospectus. Signator is registered as a broker-dealer under the Securities Exchange Act of 1934, and each is a member of the National Association of Securities Dealers, Inc. Signator's address is 197 Clarendon Street, John Hancock Place, Boston, Massachusetts 02116.

  You can purchase a contract through registered representatives of broker-dealers and certain financial institutions who have entered into selling agreements with John Hancock and Signator. We pay broker-dealers compensation for promoting, marketing and selling our variable insurance and variable annuity products. In turn, the broker-dealers pay a portion of the compensation to their registered representatives, under their own arrangements. Signator will also pay its own registered representatives for sales of the contracts to their customers. We do not expect the compensation we pay to such broker-dealers (including Signator) and financial institutions to exceed 8.0% of premium payments (on a present value basis) for sales of the contracts described in this prospectus. For limited periods of time, we may pay additional compensation to broker-dealers as part of special sales promotions. We offer these contracts on a continuous basis, but neither John Hancock nor Signator is obligated to sell any particular amount of contracts. We also reimburse Signator for direct and indirect expenses actually incurred in connection with the marketing of these contracts. Signator is a subsidiary of John Hancock.

EXPERTS

  Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of John Hancock Life Insurance Company at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their report. We've included these financial statements and schedules in the prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

REGISTRATION STATEMENT

  John Hancock complies with the reporting requirements of the Securities Act of 1934. You can get more details from the SEC upon payment of prescribed fees or through the SEC's internet web site (www.sec.gov).

  This prospectus omits certain information contained in the registration statement that we filed with the SEC.

                 APPENDIX A - DETAILS ABOUT OUR GUARANTEE PERIODS

INVESTMENTS THAT SUPPORT OUR GUARANTEE PERIODS

     We back our obligations under the guarantee periods with John Hancock's general account assets. Subject to applicable law, we have sole discretion over the investment of our general account assets (including those held in our "non-unitized" separate account that primarily supports the guarantee periods). We invest these amounts in compliance with applicable state insurance laws and regulations concerning the nature and quality of our general account investments.

     We invest the non-unitized separate account assets, according to our detailed investment policies and guidelines, in fixed income obligations, including:

.. corporate bonds,

.. mortgages,

.. private placements,

.. mortgage-backed and asset-backed securities, and

.. government and agency issues.

     We invest primarily in domestic investment-grade securities. In addition, we use derivative contracts only for hedging purposes, to reduce ordinary business risks associated with changes in interest rates, and not for speculating on future changes in the financial markets. Notwithstanding the foregoing, we are not obligated to invest according to any particular strategy.

GUARANTEED INTEREST RATES

     We declare the guaranteed rates from time to time as market conditions and other factors dictate. We advise you of the guaranteed rate for a selected guarantee period at the time we:

.. receive your premium payment,

.. effectuate your transfer, or

.. renew your guarantee period

     We have no specific formula for establishing the guaranteed rates for the guarantee periods. The rates may be influenced by interest rates generally available on the types of investments acquired with amounts allocated to the guarantee period. In determining guarantee rates, we may also consider, among other factors, the duration of the guarantee period, regulatory and tax requirements, sales and administrative expenses we bear, risks we assume, our profitability objectives, and general economic trends.

COMPUTATION OF MARKET VALUE ADJUSTMENT

     We determine the amount of the market value adjustment by multiplying the amount being taken from the guarantee period (in excess of the Free Withdrawal Amount and before any applicable withdrawal charge) by a factor expressed by the following formula:

                                   1+g
                              (----------)n/12-1
                               1+c+0.0025

     where,

     . G is the guaranteed rate in effect for the current guarantee period (expressed as a decimal).

     . c is the current rate (expressed as a decimal) in effect for durations equal to the time remaining in the current Guaranteed Period. If the time remaining in the Guarantee Period is not a whole number of years, then the rate will be interpolated between the current rates offered from the closest durations. If not available, we will declare a rate solely for this purpose that is consistent with rates for durations that are currently available.

     . N is the number of complete months from the date of withdrawal to the end of the current guarantee period. (If less than one complete month remains, N equals one unless the withdrawal is made on the last day of the guarantee period, in which case no adjustment applies.)

SAMPLE CALCULATION 1: POSITIVE ADJUSTMENT


Amount withdrawn or transferred          $10,000
-------------------------------------------------------------------------------------
Guarantee period                         7 years

-------------------------------------------------------------------------------------
Time of withdrawal or transfer           beginning of 3rd year of guaranteed period

-------------------------------------------------------------------------------------
Guaranteed rate (g)                      8%
-------------------------------------------------------------------------------------
Guaranteed rate for new 5 year           7%
guarantee (c)
-------------------------------------------------------------------------------------
Remaining guarantee period (n)           60 months

-------------------------------------------------------------------------------------

Market value adjustment:


                                 1+0.08
                      10,000[(------------)60/12-1]=-354.57
                              1+0.07+0.025

Amount withdrawn or transferred (adjusted for market value adjustment): $10,000 + $354.57 = $10,354.57

SAMPLE CALCULATION 2: NEGATIVE ADJUSTMENT


Amount withdrawn or transferred          $10,000
-------------------------------------------------------------------------------------
Guarantee period                         7 years

-------------------------------------------------------------------------------------
Time of withdrawal or transfer           beginning of 3rd year of guaranteed period
-------------------------------------------------------------------------------------
Guaranteed rate (g)                      8%
-------------------------------------------------------------------------------------
Guaranteed rate for new 5 year           9%
guarantee (c)
-------------------------------------------------------------------------------------
Remaining guarantee period(n)            60 months
-------------------------------------------------------------------------------------

Market value adjustment:

                                 1+0.08
                      10,000[(------------)60/12-1]=-559.14
                              1+0.09+0.025


Amount withdrawn or transferred (adjusted for market value adjustment): $10,000
- 559.14 = $9,440.86

       -----------------------------------------------------------------


 *All interest rates shown have been arbitrarily chosen for purposes of these examples. In most cases they will bear little or no relation to the rates we are actually guaranteeing at any time.

               APPENDIX B - EXAMPLE OF WITHDRAWAL CHARGE CALCULATION

 ASSUME THE FOLLOWING FACTS:

..    On January 1, 2001, you make a $10,000 premium payment and we issue you a contract.

..    On January 1, 2004, the total value of your contract has grown to $12,000 because of credited interest.

..    Now assume you make a partial withdrawal of $6,000 (no tax withholding) on
     January 2, 2004. Also, assume that for this example the market value adjustment ("MVA") is zero.

     In this case, assuming no prior withdrawals, we would deduct a withdrawal charge of $200. We withdraw a total of $6,200 from your contract:

  $6,000   --  withdrawal request payable to you
  +  200   --  withdrawal charge payable to us
  ------
  $6,200   --  total amount withdrawn from your contract

HERE IS HOW WE DETERMINE THE WITHDRAWAL CHARGE:

..    We first distribute to you the 10% free amount you have under the free withdrawal provision in your contract, which equals $1,200 (10% of $12,000).

..    Now, you need an additional $4,800 to complete your withdrawal of $6,000.
     However, because your deposit has been in the contract more than 3 years, but less than 4, you will have to pay a withdrawal charge of 4% on any amounts withdrawn over $1,200.

..    We will make an additional withdrawal of $5,000 from your contract to cover the surrender charges. We will assess a withdrawal charge of 4%, or $200, and you will have the necessary $4,800 to complete the $6,000 withdrawal request.

..    We determine the additional withdrawal amount of $5,000 by dividing the needed amount, $4,800 by (1 minus the withdrawal charge):

                           $4,800 / (1-0.04) = $5,000

  Another way to look at this is:
                               4% of $5,000 = $200

                             $5,000 - $200 = $4,800

Total Withdrawal = $1,200 (free withdrawal amount) plus $4,800 (additional withdrawal amount to cover the requested amount) plus $200 (withdrawal charge) = $6,200.

                APPENDIX C - FINANCIAL STATEMENTS OF JOHN HANCOCK

                      JOHN HANCOCK LIFE INSURANCE COMPANY


               INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors...............................................123

Audited Consolidated Financial Statements:

Consolidated Balance Sheets as of December 31, 2002 and 2001.................124

Consolidated Statements of Income for the Years Ended
  December 31, 2002, 2001 and 2000...........................................126

Consolidated Statements of Changes in Shareholder's Equity and Comprehensive
  Income for the Years Ended December 31, 2002, 2001 and 2000..127

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2002, 2001 and 2000...........................................128

Notes to Consolidated Financial Statements...................................130

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
John Hancock Life Insurance Company

We have audited the accompanying consolidated balance sheets of John Hancock Life Insurance Company (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholder's equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of John Hancock Life Insurance Company at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets and in 2001 the Company changed its method of accounting for its employee pension plan and postretirement health and welfare plans and derivatives.

                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 14, 2003

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS




                                                               DECEMBER 31
                                                          ----------------------
                                                            2002        2001
                                                          ---------  -----------
                                                             (IN MILLIONS)
ASSETS

Investments - Notes 3 and 5 Fixed maturities:
 Held-to-maturity-at amortized cost
  (fair value: 2002-$1,777.2; 2001-$1,908.2). . . . . .   $ 1,727.0   $ 1,923.5
 Available-for-sale-at fair value
 (cost: 2002-$41,206.5; 2001-$35,778.0) . . . . . . . .    42,046.3    36,072.1
Equity securities:
 Available-for-sale-at fair value
 (cost: 2002-$307.5; 2001-$433.1) . . . . . . . . . . .       349.6       562.3
 Trading securities-at fair value
  (cost: 2002-$0.3; 2001-$2.7). . . . . . . . . . . . .         0.7         1.4
Mortgage loans on real estate . . . . . . . . . . . . .    10,296.5     9,667.0
Real estate . . . . . . . . . . . . . . . . . . . . . .       255.3       380.4
Policy loans. . . . . . . . . . . . . . . . . . . . . .     2,014.2     1,927.0
Short-term investments. . . . . . . . . . . . . . . . .       137.3        78.6
Other invested assets . . . . . . . . . . . . . . . . .     2,839.1     1,676.9
                                                          ---------   ---------
 Total Investments. . . . . . . . . . . . . . . . . . .    59,666.0    52,289.2
Cash and cash equivalents . . . . . . . . . . . . . . .       897.0     1,025.3
Accrued investment income . . . . . . . . . . . . . . .       743.2       745.9
Premiums and accounts receivable. . . . . . . . . . . .       114.1       117.2
Deferred policy acquisition costs . . . . . . . . . . .     3,352.6     3,186.3
Reinsurance recoverable - Note 10 . . . . . . . . . . .     2,958.9     2,464.3
Other assets. . . . . . . . . . . . . . . . . . . . . .     2,660.3     2,298.4
Separate account assets . . . . . . . . . . . . . . . .    17,414.9    18,998.1
                                                          ---------   ---------
 Total Assets . . . . . . . . . . . . . . . . . . . . .   $87,807.0   $81,124.7
                                                          =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                   (CONTINUED)


                                                               DECEMBER 31,
                                                         ----------------------
                                                           2002        2001
                                                         ---------  -----------
                                                            (IN MILLIONS)
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities
Future policy benefits . . . . . . . . . . . . . . . .   $34,233.8   $29,715.0
Policyholders' funds . . . . . . . . . . . . . . . . .    22,571.0    20,530.3
Consumer notes - Note 8. . . . . . . . . . . . . . . .       290.2          --
Unearned revenue . . . . . . . . . . . . . . . . . . .       368.9       346.0
Unpaid claims and claim expense reserves . . . . . . .       160.7       203.8
Dividends payable to policyholders . . . . . . . . . .       463.0       472.8
Short-term debt - Note 8 . . . . . . . . . . . . . . .        99.5       124.6
Long-term debt - Note 8. . . . . . . . . . . . . . . .       703.9       661.7
Income taxes - Note 6. . . . . . . . . . . . . . . . .       925.0       803.9
Other liabilities. . . . . . . . . . . . . . . . . . .     4,397.3     3,632.5
Separate account liabilities . . . . . . . . . . . . .    17,414.9    18,998.1
                                                         ---------   ---------
 Total Liabilities . . . . . . . . . . . . . . . . . .    81,628.2    75,488.7
Minority interest - Note 9 . . . . . . . . . . . . . .         7.3        28.8
Commitments and contingencies - Note 12 Shareholder's Equity - Note 13 Common
stock, $10,000 par value; 1,000 shares
  authorized and outstanding . . . . . . . . . . . . .        10.0        10.0
Additional paid in capital . . . . . . . . . . . . . .     4,763.2     4,763.4
Retained earnings. . . . . . . . . . . . . . . . . . .       956.1       608.2
Accumulated other comprehensive income . . . . . . . .       442.2       225.6
                                                         ---------   ---------
 Total Shareholder's Equity. . . . . . . . . . . . . .     6,171.5     5,607.2
                                                         ---------   ---------
 Total Liabilities and Shareholder's Equity. . . . . .   $87,807.0   $81,124.7
                                                         =========   =========

The accompanying notes are an integral part of these consolidated financial statements.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                   (CONTINUED)


                                                 YEARS ENDED DECEMBER 31,
                                               ------------------------------
                                                 2002       2001        2000
                                               ---------  ---------  ----------
                                                       (IN MILLIONS)
REVENUES

 Premiums. . . . . . . . . . . . . . . . . .   $1,984.2   $2,351.9    $2,390.7
 Universal life and investment-type product
  charges. . . . . . . . . . . . . . . . . .      606.0      600.8       591.4
 Net investment income - Note 3. . . . . . .    3,581.0    3,646.2     3,563.9
 Net realized investment and other gains
  (losses), net of related amortization of
  deferred policy acquisition costs,
  amounts credited to participating pension
  contractholders and the policyholder
  dividend obligation ($(74.2), $(4.1), and
  $11.6, respectively) - Notes 1, 3 and 14 .     (450.5)    (245.8)       78.3
 Investment management revenues, commissions
  and other fees . . . . . . . . . . . . . .      507.6      585.1       746.5
 Other revenue . . . . . . . . . . . . . . .      241.5      185.8         3.4
                                               --------   --------    --------
   Total revenues. . . . . . . . . . . . . .    6,469.8    7,124.0     7,374.2

BENEFITS AND EXPENSES
 Benefits to policyholders, excluding amounts
  related to net realized investment
  and other gains (losses) credited to
  participating pension contractholders and
  the policyholder dividend obligation
  ($(35.3), $25.3, and $21.0,
  respectively) - Notes 1, 3 and 14. . . . .    3,805.2    4,328.1     4,247.4
 Other operating costs and expenses. . . . .    1,227.5    1,227.8     1,288.8
 Amortization of deferred policy acquisition
  costs, excluding amounts related to net
  realized investment and other gains
  (losses) ($(38.9) $(29.4) and $(9.4),
  respectively) - Notes 1, 3 and 14. . . . .      313.4      249.0       187.1
 Dividends to policyholders. . . . . . . . .      556.2      551.7       539.2
 Demutualization expenses. . . . . . . . . .         --         --        10.6
                                               --------   --------    --------
   Total benefits and expenses . . . . . . .    5,902.3    6,356.6     6,273.1
                                               --------   --------    --------
Income before income taxes and cumulative
 effect of accounting changes. . . . . . . .      567.5      767.4     1,101.1
Income taxes - Note 6. . . . . . . . . . . .      108.6      200.7       308.9
                                               --------   --------    --------
Income before cumulative effect of accounting
 changes . . . . . . . . . . . . . . . . . .      458.9      566.7       792.2
Cumulative effect of accounting changes, net
 of income tax - Note 1. . . . . . . . . . .         --        7.2          --
                                               --------   --------    --------
Net income . . . . . . . . . . . . . . . . .   $  458.9      573.9    $  792.2
                                               ========   ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                   (CONTINUED)


                                                                             ACCUMULATED

                                     ADDITIONAL                  OTHER          TOTAL
                           COMMON     PAID IN     RETAINED    COMPREHENSIVE  SHAREHOLDER'S    OUTSTANDING
                           STOCK      CAPITAL     EARNINGS    INCOME (LOSS)    EQUITY            SHARES
                        -----------  ----------  ----------  -------------  -------------    -------------
                                          IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)
Balance at January 1,
 2000 . . . . . . . .            --        --    $ 4,352.5      $  5.4        $4,357.9              --
 Demutualization
  transaction . . . .   $      10.0  $4,722.1     (4,394.4)                      337.7           1,000
 Comprehensive income:
   Net income before
    demutualization .                                 41.9                        41.9
   Net income after
    demutualization .                                750.3                       750.3
                                                 ---------                    --------
    Net income. . . .                                792.2                       792.2
 Other comprehensive
  income, net of tax:
   Net unrealized
    investment gains.                                             54.6            54.6
   Foreign currency
    translation
    adjustment. . . .                                             (1.5)           (1.5)
   Minimum pension
    liability . . . .                                              8.2             8.2
                                                                              --------
 Comprehensive income                                                            853.5
 Capital contributions
  from parent company                    42.5                                     42.5
 Dividend paid to
  parent company. . .                               (466.0)                     (466.0)
                        -----------  --------    ---------      ------        --------           -----
Balance at December
 31, 2000 . . . . . .          10.0   4,764.6        284.3        66.7         5,125.6           1,000

 Demutualization
  transaction . . . .                    (1.2)                                    (1.2)
 Comprehensive income:
    Net income. . . .                                573.9                       573.9
   Other comprehensive
    income, net of
    tax:
    Net unrealized
     investment losses                                           (81.1)          (81.1)
    Foreign currency
     translation
     adjustment . . .                                              1.0             1.0
    Minimum pension
     liability. . . .                                             15.2            15.2
    Cash flow hedges.                                             (3.8)           (3.8)
                                                                              --------
 Comprehensive income                                                            505.2
 Dividend paid to
  parent company. . .                               (250.0)                     (250.0)
 Change in accounting
  principles. . . . .                                            227.6           227.6
                        -----------  --------    ---------      ------        --------          -----
Balance at December
 31, 2001 . . . . . .          10.0   4,763.4        608.2       225.6         5,607.2          1,000

 Demutualization
  transaction . . . .                    (0.2)                                    (0.2)
 Comprehensive income:
   Net income . . . .                                458.9                       458.9
 Other comprehensive
  income, net of tax:
    Net unrealized
     investment gains                                             65.7            65.7
    Minimum pension
     liability. . . .                                            (24.4)          (24.4)
    Cash flow hedges.                                            175.3           175.3
                                                                              --------
 Comprehensive income                                                            675.5
 Dividends paid to
  parent company. . .                               (111.0)                     (111.0)
                        -----------  --------    ---------      ------        --------          -----
Balance at December
 31, 2002 . . . . . .   $      10.0  $4,763.2        956.1      $442.2        $6,171.5          1,000
                        ===========  ========    =========      ======        ========          =====



The accompanying notes are an integral part of these consolidated financial statements.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                   (CONTINUED)


                                              YEARS ENDED DECEMBER 31,
                                         -----------------------------------
                                            2002         2001         2000
                                         -----------  -----------  ------------
                                                    (IN MILLIONS)
Cash flows from operating activities:
Net income . . . . . . . . . . . . . .   $    458.9   $    573.9    $   792.2
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Amortization of discount - fixed
    maturities . . . . . . . . . . . .        (78.3)      (134.0)      (102.9)
   Net realized investment and other
    (gains) losses . . . . . . . . . .        450.5        245.8        (78.3)
   Change in deferred policy
    acquisition costs. . . . . . . . .       (194.1)      (204.0)      (235.4)
   Depreciation and amortization . . .         47.4         72.1         78.8
   Net cash flows from trading
    securities . . . . . . . . . . . .          0.7          0.2         (0.1)
   Decrease (increase) in accrued
    investment income. . . . . . . . .          2.7        (46.5)       (89.8)
   Decrease in premiums and accounts
    Receivable . . . . . . . . . . . .          3.1         11.8          8.4
   Increase in other assets and other
    liabilities, net . . . . . . . . .       (308.4)      (263.5)      (464.5)
   Increase in policy liabilities and
    accruals, net. . . . . . . . . . .      2,086.8      2,323.7      1,798.1
   Increase (decrease) in income taxes         (2.7)       195.4        336.7
                                         ----------   ----------    ---------
    Net cash provided by operating
     activities. . . . . . . . . . . .      2,466.6      2,774.9      2,043.2
Cash flows used in investing
 activities:
 Sales of:
   Fixed maturities available-for-sale      4,897.1     16,058.9      4,360.5
   Equity securities available-for-sale       316.4        614.6        669.9
   Real estate . . . . . . . . . . . .        127.7         53.8         59.8
   Short-term investments and other
    invested assets. . . . . . . . . .        458.7        113.4         81.5
 Maturities, prepayments and scheduled
  redemptions of:
   Fixed maturities held-to-maturity .        214.2        241.8      1,807.2
   Fixed maturities available-for-sale      2,720.1      3,087.0      1,490.0
   Short-term investments and other
    invested assets. . . . . . . . . .        149.3        168.4        418.8
   Mortgage loans on real estate . . .      1,520.6      1,342.0      1,447.4
 Purchases of:

   Fixed maturities held-to-maturity .        (27.6)       (66.7)    (2,092.4)
   Fixed maturities available-for-sale    (12,984.7)   (26,321.9)    (6,961.4)
   Equity securities available-for-sale       (90.9)      (285.8)      (425.3)
   Real estate . . . . . . . . . . . .         (8.1)       (52.8)       (58.7)
   Short-term investments and other
    invested assets. . . . . . . . . .     (1,369.2)      (448.5)      (784.8)
 Mortgage loans on real estate issued.     (2,036.5)    (1,204.5)    (1,499.9)
 Net cash (paid) received related to
  acquisition/sale of businesses . . .           --        (28.2)       141.3
 Other, net. . . . . . . . . . . . . .        (99.7)       177.4        (25.7)
                                         ----------   ----------    ---------
    Net cash used in investing
     activities. . . . . . . . . . . .   $ (6,212.6)  $ (6,551.1)   $(1,371.8)

The accompanying notes are an integral part of these consolidated financial statements.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                   (CONTINUED)


                                               YEARS ENDED DECEMBER 31,
                                           ---------------------------------
                                             2002        2001         2000
                                           ----------  ----------  ------------
                                                     (IN MILLIONS)
Cash flows from financing activities:
 Issuance of common stock. . . . . . . .          --          --         10.0
 Contribution from Parent. . . . . . . .          --          --      1,552.0
 Payments to eligible policyholders under
  Plan of Reorganization                          --          --     (1,076.7)
 Dividend paid to parent company . . . .   $  (111.0)  $  (250.0)      (466.0)
 Universal life and investment-type
  contract deposits. . . . . . . . . . .     8,999.4    10,520.3      7,918.2
 Universal life and investment-type
  contract maturities and withdrawals. .    (5,505.4)   (8,271.8)    (7,034.2)
 Issuance of consumer notes. . . . . . .       290.2          --           --
 Issuance of short-term debt . . . . . .        92.8       105.4           --
 Issuance of long-term debt. . . . . . .        20.0         6.5         20.0
 Repayment of short-tem debt . . . . . .      (110.6)      (23.0)           -
 Repayment of long-term debt . . . . . .       (57.7)      (29.9)       (73.2)
 Net decrease in commercial paper. . . .          --      (222.3)      (158.2)
                                           ---------   ---------    ---------
 Net cash provided by financing
  activities . . . . . . . . . . . . . .     3,617.7     1,835.2        691.9
                                           ---------   ---------    ---------
 Net (decrease) increase in cash and cash
  equivalents. . . . . . . . . . . . . .      (128.3)   (1,941.0)     1,363.3
Cash and cash equivalents at beginning of
 year. . . . . . . . . . . . . . . . . .     1,025.3     2,966.3      1,603.0
                                           ---------   ---------    ---------
Cash and cash equivalents at end of year   $   897.0   $ 1,025.3    $ 2,966.3
                                           =========   =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BUSINESS

John Hancock Life Insurance Company, (the Company), formerly known as John Hancock Mutual Life Insurance Company (the Mutual Company), is a diversified financial services organization that provides a broad range of insurance and investment products and investment management and advisory services.

BASIS OF PRESENTATION

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the current year presentation.

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries, and investment partnerships, other equity investments and special purpose entities (SPEs) in which the Company has a controlling financial interest. All significant intercompany transactions and balances have been eliminated.

Partnerships, joint venture interests and other equity investments in which the Company does not have a controlling financial interest, but has significant influence, are recorded using the equity method of accounting and are included in other invested assets. SPEs in which the Company does not have a controlling financial interest are accounted for under guidance appropriate to each relationship, whether the Company invests in the debt or equity securities of the SPE, issues funding agreements to the SPE, manages the SPE as investment advisor, or performs other services for them. Please refer to the Recent Accounting Pronouncements section below for a discussion of new accounting guidance relative to Variable Interest Entities (VIEs).

In December 2001, the Company transferred both its remaining portion of John Hancock Canadian Holdings Limited and certain international subsidiaries held by the Company, with a carrying value at December 31, 2001 of $300.1 million, to its parent, John Hancock Financial Services, Inc. (JHFS or the Parent Company), which is a holding company, in the form of a dividend. The transfer was accounted for as a transfer of entities under common control. As a result of the transfer, all current and prior period consolidated financial data was restated to exclude the results of operations, financial position, and cash flows of these transferred foreign subsidiaries from the Company's financial statements. No gain or loss was recognized on the transaction.

RECENT ACQUISITIONS

The acquisitions described under the table below were recorded under the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the applicable date of acquisition. Each purchase price was allocated to the assets acquired and the liabilities assumed based on estimated fair values, with the excess, if any, of the applicable purchase price over the estimated fair values of the acquired assets and liabilities recorded as goodwill. These entities or books of business generally were acquired by the Company in execution of its plan to acquire businesses that have strategic value, meet its earnings requirements and advance the growth of its current businesses. The following table presents actual and proforma data for comparative purposes, for the periods indicated to demonstrate the proforma effect of all acquisitions as if they occurred on January 1, 2000.


                                              YEAR ENDED DECEMBER 31,
                        ---------------------------------------------------------------------
                           2002                   2001                   2000
                         PROFORMA      2002     PROFORMA      2001     PROFORMA       2000
                        -----------  --------  -----------  --------  -----------  ----------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
                        (UNAUDITED)            (UNAUDITED)            (UNAUDITED)
Revenue . . . . . . .    $6,557.2    $6,469.8   $7,266.5    $7,124.0   $7,715.1     $7,374.2
Net income. . . . . .    $  471.5    $  458.9   $  582.7    $  573.9   $  791.7     $  792.2

                      JOHN HANCOCK LIFE INSURANCE COMPANY

On December 31, 2002, the Company acquired the fixed universal life insurance business of Allmerica Financial Corporation (Allmerica) through a reinsurance agreement for approximately $104.3 million. There was no impact on the Company's results of operations from the acquired insurance business during 2002.

On April 2, 2001, a subsidiary of the Company, Signature Fruit Company, LLC (Signature Fruit), purchased certain assets and assumed certain liabilities out of the bankruptcy proceedings of Tri Valley Growers, Inc., a cooperative association, for approximately $53.0 million. The net losses related to the acquired operations included in the Company's results from the date of acquisition through December 31, 2001 were $3.4 million.

On March 1, 2000, the Company acquired the individual long-term care insurance business of Fortis, Inc. (Fortis) through a coinsurance agreement for approximately $165.0 million. The net income relating to the acquired operations is included in the Company's results from the date of acquisition through December 31, 2000.

REORGANIZATION

In connection with the Mutual Company's Plan of Reorganization (the Plan), effective February 1, 2000, the Mutual Company converted from a mutual life insurance company to a stock life insurance company (i.e., demutualized) and became a wholly-owned subsidiary of JHFS. All policyholder membership interests in the Mutual Company were extinguished on that date and eligible policyholders of the Mutual Company received, in the aggregate, 212.8 million shares of common stock of JHFS, $1,438.7 million of cash and $43.7 million of policy credits as compensation. In addition, the Company established a closed block to fund the guaranteed benefits and dividends of certain participating insurance policies. In connection with the Plan, the Mutual Company changed its name to John Hancock Life Insurance Company.

In addition, on February 1, 2000, JHFS completed its initial public offering
(IPO), in which 102.0 million shares of common stock were issued at a price of $17.00 per share. Net proceeds from the IPO were $1,657.7 million, of which $105.7 million was retained by JHFS and $1,552.0 million was contributed to the Company.

INVESTMENTS

The Company classifies its debt and equity investment securities into one of three categories: held-to-maturity, available-for-sale or trading. The Company determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Fixed maturity investments include bonds, mortgage-backed securities, and redeemable preferred stock and are classified as held-to-maturity or available-for-sale. Those bonds and mortgage-backed securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Fixed maturity investments not classified as held-to-maturity are classified as available-for-sale and are carried at fair value. Unrealized gains and losses related to available-for-sale securities are reflected in shareholder's equity, net of related amortization of deferred policy acquisition costs, amounts credited to participating pension contractholders, amounts credited to the policyholder dividend obligation, and applicable taxes. Interest income is generally recorded on an accrual basis. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. The amortized cost of fixed maturity investments is adjusted for impairments in value deemed to be other than temporary and such adjustments are reported as a component of net realized investment and other gains (losses).

For the mortgage-backed bond portion of the fixed maturity investment portfolio, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date plus anticipated future payments, and any resulting adjustment is included in net investment income.

Equity securities include common stock and non-redeemable preferred stock. Equity securities that have readily determinable fair values are carried at fair value. For equity securities that the Company has classified as available-for-sale, unrealized gains and losses are reflected in shareholder's equity, as described above for available-for-sale fixed maturity securities. Impairments in value deemed to be other than temporary are reported as a component of net realized investment and other gains (losses). Gains and losses, both realized and unrealized, on equity securities classified as trading are included in net realized investment and other gains (losses).

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Mortgage loans on real estate are carried at unpaid principal balances adjusted for amortization of premium or discount, less allowance for probable losses.

 When it is probable that the Company will be unable to collect all amounts of principal and interest due according to the contractual terms of the mortgage loan agreement, the loan is deemed to be impaired and a valuation allowance for probable losses is established. The valuation allowance is based on the present value of the expected future cash flows, discounted at the loan's original effective interest rate or is based on the collateral value of the loan if the loan is collateral dependent. The Company estimates this level to be adequate to absorb estimated probable credit losses that exist at the balance sheet date.

 Any change to the valuation allowance for mortgage loans on real estate is reported as a component of net realized investment and other gains (losses).

 Interest received on impaired mortgage loans on real estate is included in interest income in the period received. If foreclosure becomes probable, the measurement method used is based on the collateral value. Foreclosed real estate is then recorded at the collateral's fair value at the date of foreclosure, which establishes a new cost basis.

Investment real estate, which the Company has the intent to hold for the production of income, is carried at depreciated cost, using the straight-line method of depreciation, less adjustments for impairments in value. In those cases where it is determined that the carrying amount of investment real estate is not recoverable, an impairment loss is recognized based on the difference between the depreciated cost and fair value of the asset. The Company reports impairment losses as part of net realized investment and other gains (losses).

Real estate to be disposed of, including the Company's Home Office, which is held in the Corporate and Other segment, is carried at the lower of cost or fair value less costs to sell. Any change to the valuation allowance for real estate to be disposed of is reported as a component of net realized investment and other gains (losses). The Company does not depreciate real estate to be disposed of. During the fourth quarter of 2002, the Company announced its intent to sell the majority of its Home Office real estate and ceased depreciating its Home Office real estate held for sale. As of December 31, 2002 the Home Office real estate held for sale had a carrying value of $314.6 million and was reported in other assets on the consolidated balance sheets. The carrying value of the Company's other real estate to be disposed of was $143.8 million and $280.0 million at December 31, 2002 and 2001, respectively and is reported in real estate in the Investment section of the consolidated balance sheets.

Policy loans are carried at unpaid principal balances, which approximate fair value.

Short-term investments are carried at amortized cost, which approximates fair value.

Net realized investment and other gains (losses), other than those related to separate accounts for which the Company does not bear the investment risk, are determined on the basis of specific identification and are reported net of related amortization of deferred policy acquisition costs, amounts credited to participating pension contractholder accounts, and amounts credited to the policyholder dividend obligation.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses various derivative instruments to hedge and manage its exposure to changes in interest rate levels, foreign exchange rates, and equity market prices, and to manage the duration of assets and liabilities. All derivative instruments are carried on the consolidated balance sheets at fair value.

In certain cases, the Company uses hedge accounting as allowed by Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," by designating derivative instruments as either fair value hedges or cash flow hedges. For derivative instruments that are designated and qualify as fair value hedges, any change in fair value of the derivative instrument as well as the offsetting change in fair value of the hedged items are recorded in net realized investment and other gains (losses). For fair value hedges, when the derivative has been terminated, a final fair value change will be recorded in net realized investment and other gains (losses), as well as the offsetting changes in fair value for the hedged item. At maturity, expiry or sale of the hedged item, a final fair value change for the hedged item will be recorded in net realized investment and other gains (losses), as well as the offsetting changes in fair value for the derivative.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Basis adjustments are amortized into income through net realized investment and other gains (losses). For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the change in fair value of the derivative instrument is recorded in other comprehensive income, and then reclassified into income when the hedged item affects income. When a cash flow hedge is terminated, the effective portion of the accumulated derivative gain or loss will continue to be reported in other comprehensive income and then reclassified into income when the hedged item affects income. If it is determined that the forecasted transaction is not probable of occurring, the accumulated derivative gain or loss included in other comprehensive income would be immediately recognized in earnings.

Hedge effectiveness is assessed quarterly using a variety of techniques including regression analysis and cumulative dollar offset. When it is determined that a derivative is not effective as a hedge, the Company discontinues hedge accounting. In certain cases, there is no hedge ineffectiveness because the derivative instrument was constructed such that all the terms of the derivative exactly match the hedged risk in the hedged item.

In cases where the Company receives or pays a premium as consideration for entering into a derivative instrument (i.e., interest rate caps and floors, swaptions, and equity collars), the premium is amortized into investment income over the term of the derivative instrument. The change in fair value of such premiums (i.e., the inherent ineffectiveness of the derivative) is excluded from the assessment of hedge effectiveness and is included in net realized investment and other gains (losses). Changes in fair value of derivatives that are not hedges are included in net realized investment and other gains (losses).

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid debt investments with a remaining maturity of three months or less when purchased.

DEFERRED POLICY ACQUISITION COSTS

Deferred acquisition costs (DAC) are costs that vary with, and are related primarily to, the production of new business and have been deferred to the extent that they are deemed recoverable. Such costs include commissions, certain costs of policy issue and underwriting, and certain agency expenses.

 The Company tests the recoverability of its DAC quarterly with a model that uses data such as market performance, lapse rates and expense levels. As of December 31, 2002, the Company's DAC costs are deemed recoverable.

Similarly, any amounts assessed as initiation fees, or front-end loads are recorded as unearned revenue. For non-participating term life and long-term care insurance products, such costs are being amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For participating traditional life insurance policies, such costs are being amortized over the life of the contracts at a constant rate based on the present value of the estimated gross margin amounts expected to be realized over the lives of the contracts.

Estimated gross margin amounts include anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. For universal life insurance contracts and investment-type products, such costs and revenues are being amortized generally in proportion to the present value of expected gross profits arising principally from surrender charges, investment results and mortality and expense margins.

In the development of expected gross profits, the Company is required to estimate the growth in the policyholder account balances upon which certain asset-based fees are charged. In doing so, the Company assumes that, over the long term, account balances will grow from investment performance. The rate of growth takes into account the current fixed income/equity mix of account balances as well as historical fixed income and equity returns. The Company also assumes that historical variances from the long-term rate will reverse over the next five-year period. The resulting rates for the next five years are reviewed for reasonableness, and they are raised or lowered if they produce an annual growth rate that the Company believes to be unreasonable.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The effects on the amortization of DAC and unearned revenues of revisions to estimated gross margins and profits are reflected in earnings in the period such revisions are made. Expected gross profits or expected gross margins are discounted at periodically revised interest rates and are applied to the remaining benefit period. At December 31, 2002, the average discount rate was 8.4% for participating traditional life insurance products and 6.2% for universal life products. The total amortization period was 30 years for both participating traditional life insurance products and universal life products.

As of September 30, 2002, the Company changed several future assumptions with respect to the expected gross profits in its variable life and variable annuity businesses. First, we lowered the long-term growth rate assumption from 9%, to 8%, gross of fees. Second, we lowered the average growth rates for the next five years from the mid-teens to 13%. In addition, we increased certain fee rates on these policies (the variable series trust (VST) fee increase). These three changes are referred to collectively as the Q3 Unlocking. The direct effect of the Q3 Unlocking at September 30, 2002 was an acceleration of amortization of DAC of $36.1 million in the variable annuity business in the Asset Gathering Segment and $13.1 million (net of $12.3 million of unearned revenue and $2.5 million in policy benefit reserves) in the variable life business in the Protection Segment. The impact on net income of the Q3 Unlocking was a reduction of approximately $27.5 million. Total amortization of DAC, including the acceleration of amortization of DAC mentioned above, was $313.4 million, $249.0 million and $187.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Amortization of DAC is allocated to: (1) net realized investment and other gains (losses) for those products in which such gains (losses) have a direct impact on the amortization of DAC; (2) unrealized investment gains and losses, net of tax, to provide for the effect on the DAC asset that would result from the realization of unrealized gains and losses on assets backing participating traditional life insurance and universal life and investment-type contracts; and
(3) a separate component of benefits and expenses to reflect amortization related to the gross margins or profits, excluding realized gains and losses, relating to policies and contracts in force.

Net realized investment and other gains (losses) related to certain products have a direct impact on the amortization of DAC as such gains and losses affect the amount and timing of profit emergence. Accordingly, to the extent that such amortization results from net realized investment and other gains (losses), management believes that presenting realized investment gains and losses net of related amortization of DAC provides information useful in evaluating the operating performance of the Company. This presentation may not be comparable to presentations made by other insurers.

REINSURANCE

The Company utilizes reinsurance agreements to provide for greater diversification of business, allowing management to control exposure to potential losses arising from large risks and provide additional capacity for growth.

Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The accompanying statements of income reflect premiums, benefits and settlement expenses net of reinsurance ceded. Reinsurance premiums, commissions, expense reimbursements, benefits and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company remains liable to its policyholders to the extent that counterparties to reinsurance ceded contracts do not meet their contractual obligations.

GOODWILL AND OTHER INTANGIBLE ASSETS

The excess of cost over the fair value of net assets of businesses acquired in business combinations (goodwill) is recognized as indefinite-lived intangible assets which are included in other assets in the consolidated balance sheets. Starting in 2002, goodwill is not amortized, rather it is reviewed for impairment annually using valuations of reporting units based on earnings and book value multiples and by reference to similar multiples of publicly traded peers, and additionally reviewed whenever significant events or changing circumstances indicate that an impairment may exist. Prior to 2002, goodwill relating to acquisitions completed before July 1, 2001 was amortized on a systematic basis over periods not exceeding 40 years.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The Company records intangible assets representing the present value of estimated future profits of insurance policies inforce related to businesses acquired. These assets are recorded as the value of business acquired (VOBA), and are included in other assets in the consolidated balance sheets. VOBA is amortized over the related policy periods, up to 30 years. VOBA amortization expense is recognized each period in proportion to the change in the present value of expected gross profits, or in proportion to the recognition of premiums related to the policies acquired, depending on the nature of the policies acquired.

The cost of mutual fund investment management contracts acquired is recorded as indefinite-lived intangible assets and is included in other assets in the consolidated balance sheets. These management contract intangible assets are not amortized, instead they are reviewed for impairment using the same testing regimen as is used for goodwill. Refer to Note 17 - Goodwill and Other Intangible Assets for presentation of summarized financial information regarding all of these intangible assets.

SEPARATE ACCOUNTS

Separate account assets and liabilities reported in the accompanying consolidated balance sheets represent funds that are administered and invested by the Company to meet specific investment objectives of the contractholders. Net investment income and net realized investment and other gains (losses) generally accrue directly to such contractholders who bear the investment risk, subject, in some cases, to principal guarantees and minimum guaranteed rates of income. The assets of each separate account are legally segregated and are not subject to claims that arise out of any other business of the Company. Separate account assets are reported at fair value. Deposits, net investment income and net realized investment and other gains (losses) of separate accounts are not included in the revenues of the Company. Fees charged to contractholders, principally mortality, policy administration and surrender charges, are included in universal life and investment-type product charges.

FUTURE POLICY BENEFITS AND POLICYHOLDERS' FUNDS

Future policy benefits for participating traditional life insurance policies are based on the net level premium method. This net level premium reserve is calculated using the guaranteed mortality and dividend fund interest rates, which range from 2.5% to 6.2%. The liability for annual dividends represents the accrual of annual dividends earned. Settlement dividends are accrued in proportion to gross margins over the life of the contract.

For non-participating traditional life insurance policies, future policy benefits are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency, interest and expenses established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Company's experience, which, together with interest and expense assumptions, include a margin for adverse deviation. Benefit liabilities for annuities during the accumulation period are equal to accumulated contractholders' fund balances and after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 2.5% to 9.5% for life insurance liabilities, from 2.0% to 14.2% for individual annuity liabilities and from 2.0% to 11.3% for group annuity liabilities.

Future policy benefits for long-term care insurance policies are based on the net level premium method. Assumptions established at policy issue as to mortality, morbidity, persistency, interest and expenses, which include a margin for adverse deviation, are based on estimates developed by management. Interest rates used in establishing such liabilities range from 6.0% to 8.5%.

Liabilities for unpaid claims and claim expenses include estimates of payments to be made on reported individual and group life, long-term care, and group accident and health insurance claims and estimates of incurred but not reported claims based on historical claims development patterns.

Estimates of future policy benefit reserves, claim reserves and expenses are reviewed continually and adjusted as necessary; such adjustments are reflected in current earnings. Although considerable variability is inherent in such estimates, management believes that future policy benefit reserves and unpaid claims and claims expense reserves are adequate.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Policyholders' funds for universal life and investment-type products, including guaranteed investment contracts and funding agreements, are equal to the policyholder account values before surrender charges. Policy benefits that are charged to expense include benefit claims incurred in the period in excess of related policy account balances and interest credited to policyholders' account balances. Interest crediting rates range from 4.25% to 7.17% for universal life products and from 1.4% to 13.8% for investment-type products.

Major components of policyholders' funds presented in the consolidated balance sheets are summarized as follows:


                                                            DECEMBER 31,

                                                        ---------------------
                                                          2002        2001
                                                        ---------  ----------
                                                           (IN MILLIONS)
Liabilities for policyholders' funds
 Guaranteed investment contracts. . . . . . . . . . .   $ 5,952.4   $ 6,808.5
 U.S. funding agreements. . . . . . . . . . . . . . .       143.4        67.1
 Global funding agreements backing medium-term notes.    12,264.7     9,490.4
   Other investment-type contracts. . . . . . . . . .     2,274.3     2,247.7
                                                        ---------   ---------
    Total liabilities for investment type contracts .    20,634.8    18,613.7
Liabilities for individual annuities. . . . . . . . .        54.8        56.6
Universal life and other reserves . . . . . . . . . .     1,881.4     1,860.0
                                                        ---------   ---------
    Total liabilities for policyholders' funds. . . .   $22,571.0   $20,530.3
                                                        =========   =========

Global Funding Agreements

The Company has two distribution programs for global funding agreements that back medium-term notes sold world-wide. Under these programs, global funding agreements are purchased by special purpose entities (SPEs) that fund their purchases of the global funding agreements with the proceeds from their issuance of medium-term notes to investors. These entities pledge the global funding agreements as security for the repayment of their medium-term notes, but the notes are non-recourse to the Company and its subsidiaries. Under the two distribution programs, as of December 31, 2002 and 2001, the Company had $12.0 billion and $9.5 billion, respectively, of global funding agreements outstanding. These global funding agreements are investment products that pay a stated rate of interest on the principal amount and repay the principal at maturity, and may not be terminated or surrendered prior to maturity. Claims for principal and interest under these kinds of global funding agreements are afforded equal priority to claims of life insurance and annuity policyholders under the insolvency provisions of the Massachusetts Insurance Laws. If a medium-term note issued by one of the SPEs is denominated in a currency different from the currency of the related global funding agreement, the Company also enters into a currency swap with the SPE, or with a third party, to match currencies. Similarly, the Company may enter into an interest rate swap with the SPE to match the interest rate characteristics of the global funding agreement to those of the related medium-term note.

Under the first program, established in May 1998 for $2.5 billion, expanded to $7.5 billion in 1999, an SPE issued medium-term notes in Europe, Asia and Australia. As of December 31, 2002 and 2001, there was $3.8 billion and $3.9 billion, respectively, outstanding under this program. This SPE is consolidated in the Company's financial statements. The medium-term notes issued by this SPE are reported with global funding agreements in the Company's consolidated balance sheets.

Under the second program, established in June 2000, for $5.0 billion, expanded to $7.5 billion in 2001 and expanded again to $10.0 billion in 2002, an SPE issued medium-term notes in Europe, Asia, and to institutional investors in the United States. As of December 31, 2002 and 2001, there was $8.2 billion and $5.6 billion, respectively, outstanding under this program. This SPE is a qualifying special purpose entity (QSPE) in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", and is therefore not consolidated in the Company's financial statements. The funding agreements backing the related medium-term notes are included in policyholders' funds in the Company's consolidated balance sheets.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

At December 31, 2002, the annual contractual maturities of global funding agreements on notes issued under both programs were as follows: 2003 - $1,761.0 million; 2004 - $2,004.5 million; 2005 - $1,897.0 million; 2006 - $2,144.5 million; 2007 - $661.6 million; 2008 and thereafter - $3,531.8 million.

PARTICIPATING INSURANCE

Participating business represents approximately 81.6%, 76.6%, and 86.3% of the Company's life insurance in force, 96.3%, 98.1%, and 97.9% of the number of life insurance policies in force, and 92.5%, 92.1% and 99.6%, of life insurance premiums in 2002, 2001 and 2000, respectively.

The portion of earnings allocated to participating pension contractholders and closed block policyholders that cannot be expected to inure to the Company is excluded from net income and shareholder's equity.

The amount of policyholders' dividends to be paid is approved annually by the Company's Board of Directors. The determination of the amount of policyholder dividends is complex and varies by policy type. In general, the aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity, persistency and expense experience for the year and is also based on management's judgment as to the appropriate level of statutory surplus to be retained by the Company. For policies included in the closed block, expense experience is not included in determining policyholders' dividends.

REVENUE RECOGNITION

Premiums from participating and non-participating traditional life insurance and annuity policies with life contingencies are recognized as income when due.

Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges.

Premiums for contracts with a single premium or a limited number of premium payments, due over a significantly shorter period than the total period over which benefits are provided, are recorded in income when due. The portion of such premium that is not required to provide for all benefits and expenses is deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

Premiums from long-term care insurance contracts are recognized as income when due. Premiums from group life and health insurance contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.

Investment advisory, transfer agent, distribution and service fees are recognized as revenues when services are performed. Commissions related to security transactions and related expenses are recognized as income on the trade date. Contingent deferred selling charge commissions are recognized as income in the year received. Selling commissions paid to the selling broker/dealer for sales of mutual funds that do not have a front-end sales charge are deferred and amortized on a straight-line basis over periods not exceeding six years. This is the approximate period of time expected to be benefited and during which fees earned pursuant to Rule 12b-1 distribution plans are received from the funds and contingent deferred sales charges are received from shareholders of the funds.

STOCK-BASED COMPENSATION

At December 31, 2002, the Company has two stock-based compensation plans, which are described more fully in Note 16 - Stock Compensation Plans. For the periods covered by this report, the Company applies the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for those plans. No compensation expense is reflected in net income for stock option grants to employees and non-employee board members of the Company. All options granted under those plans had an exercise price equal to the market value of JHFS common stock on the date of grant. The Company did recognize compensation expense for grants of non-vested stock to employees and non-employee board members and grants of stock options to non-employee general agents. See Note 16
- Stock Compensation Plans for additional discussion. The following table illustrates the pro forma effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                      JOHN HANCOCK LIFE INSURANCE COMPANY


                                                    FOR THE PERIOD      YEAR ENDED
                                                      FEBRUARY 1       DECEMBER 31,
                         YEAR ENDED    YEAR ENDED     THROUGH              2000
                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,       PRO FORMA
                            2002          2001           2000          (UNAUDITED)
                        ------------  -------------  -------------   ----------------
                                                  (IN MILLIONS)
Net income, as                                                            $792.2
 reported . . . . . .      $458.9         $573.9       $750.3
Add: Stock-based
 employee compensation
 expense included in
 reported net income,
 net of related tax
 effects. . . . . . .         0.9            0.8           --                 --
Deduct: Total
 stock-based employee
 compensation expense
 determined under fair
 value method for all
 awards, net of
 related tax effects
 (unaudited). . . . .        55.0           34.1          1.5                2.2
                           ------         ------      -------             ------
Pro forma net income
 (unaudited). . . . .      $404.8         $540.6       $748.8             $790.0
                           ======         ======      =======             ======

FEDERAL INCOME TAXES

The provision for federal income taxes includes amounts currently payable or recoverable and deferred income taxes, computed under the liability method, resulting from temporary differences between the tax basis and book basis of assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutory rates.

FOREIGN CURRENCY TRANSLATION

The assets and liabilities of operations in foreign currencies are translated into United States dollars at current exchange rates. Revenues and expenses are translated at average rates during the year. The resulting net translation adjustments for each year are accumulated and included in shareholder's equity. Gains or losses on foreign currency transactions are reflected in earnings.

SEVERANCE

During 2002, the Company continued its ongoing Competitive Position Project.
 This project was initiated in the first quarter of 1999 to reduce costs and increase future operating efficiency by consolidating portions of the Company's operations and is expected to continue through at least 2003. The project consists primarily of reducing staff in the home office and terminating certain operations outside the home office.

Since the inception of the project, approximately 1,400 employees have been terminated. As of December 31, 2002 and 2001, the liability for employee termination costs included in other liabilities was $12.4 million and $18.0 million, respectively. Employee termination costs, net of related pension and other post employment benefit curtailment gains, are included in other operating costs and expenses and were $18.6 million, $40.0 million and $18.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. Benefits paid since the inception of the project were $97.1 million through December 31, 2002.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

CUMULATIVE EFFECT OF ACCOUNTING CHANGES

During the first quarter of 2001, the Company changed the method of accounting for the recognition of deferred gains and losses considered in the calculation of the annual expense for its employee pension plan under SFAS No. 87, "Employers' Accounting for Pensions," and for its postretirement health and welfare plans under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company changed the method of recognizing gains and losses from deferral within a 10% corridor and amortization of gains outside this corridor over the future working careers of the participants to deferral within a 5% corridor and amortization of gains and losses outside this corridor over the future working careers of the participants. The new method is preferable because in the Company's situation, it produces results that more closely match current economic realities of the Company's retirement and welfare plans through the use of the current fair values of assets while still mitigating the impact of extreme gains and losses. As a result, on January 1, 2001, the Company recorded a credit of $18.6 million (net of tax of $9.9 million), related to its employee benefit pension plans, and a credit of $4.7 million (net of tax of $2.6 million), related to its postretirement health and welfare plans. The total credit recorded as a cumulative effect of an accounting change was $23.3 million (net of tax of $12.5 million) for the year ended December 31, 2001. This change in accounting increased net income for the year ended December 31, 2001 by $4.4 million. The unaudited pro forma results for the years ended December 31, 2001 and 2000, assuming this change in accounting had taken place as of the beginning of 2001 and 2000, would not be materially different from the reported results.

On January 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement 133." The adoption of SFAS No. 133, as amended, resulted in a charge to operations accounted for as a cumulative effect of accounting change of $16.1 million (net of tax benefit of $8.3 million) as of January 1, 2001. In addition, as of January 1, 2001, a $227.6 million (net of tax of $122.6 million) cumulative effect of accounting change was recorded in other comprehensive income for (1) the transition adjustment in the adoption of SFAS No. 133, as amended, an increase of $40.5 million (net of tax of $21.8 million), and (2) the reclassification of $12.1 billion in securities from the held-to-maturity category to the available-for-sale category, an increase of $187.1 million (net of tax of $100.8 million).

RECENT ACCOUNTING PRONOUNCEMENTS


FASB Derivative Implementation Group Issue No. 36 - Embedded Derivatives:
Bifurcation of a Debt Instrument that Incorporates Both Interest Rate Risk and Credit Rate Risk Exposures that are Unrelated or Only Partially Related to the Creditworthiness of the Issuer of that Instrument

In February 2002, the Derivative Implementation Group (DIG) exposed for comment SFAS No. 133 Implementation Issue No. 36, "Embedded Derivatives: Bifurcation of a Debt Instrument that Incorporates Both Interest Rate Risk and Credit Rate Risk Exposures that are Unrelated or Only Partially Related to the Creditworthiness of the Issuer of that Instrument" (DIG B36). DIG B36 addresses whether FAS 133 requires bifurcation of a debt instrument into a debt host contract and an embedded derivative if the debt instrument incorporates both interest rate risk and credit risk exposures that are unrelated or only partially related to the creditworthiness of the issuer of that instrument. Under DIG B36 modified coinsurance and coinsurance with funds withheld reinsurance agreements as well as other types of receivables and payables where interest is determined by reference to a pool of fixed maturity assets or a total return debt index are examples of arrangements containing embedded derivatives requiring bifurcation. DIG B36 is not expected to be finalized by the FASB until the second quarter of 2003.

If DIG B36 is finalized in its current form, the Company has determined that certain of its reinsurance receivables/ (payables) and certain of its insurance products would contain embedded derivatives requiring bifurcation. The Company has not yet determined the fair value of the related embedded derivatives in these products. Management believes that the embedded derivatives would not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Interpretation 46 - Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51

In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," (FIN 46) which clarifies the consolidation accounting guidance of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," (ARB No. 51) to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Such entities are known as variable interest entities (VIEs).

Controlling financial interests of a VIE are identified by the exposure of a party to the VIE to a majority of either the expected losses or residual rewards of the VIE, or both. Such parties are primary beneficiaries of the VIE and FIN 46 requires that the primary beneficiary of a VIE consolidate the VIE. FIN 46 also requires new disclosures for significant relationships with VIEs, whether or not consolidation accounting is either used or anticipated. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to VIEs in which an enterprise holds a variable interest that is acquired before February 1, 2003.

The Company cannot, at this time, reliably estimate the future potential impact of consolidating any VIEs with which it is involved. Additional liabilities recognized as a result of consolidating VIEs with which the Company is involved would not represent additional claims on the general assets of the Company; rather, they would represent claims against additional assets recognized by the Company as a result of consolidating the VIEs. Conversely, additional assets recognized as a result of consolidating these VIEs would not represent additional assets which the Company could use to satisfy claims against its general assets, rather they would be used only to settle additional liabilities recognized as a result of consolidating the VIEs. Refer to Note 4 - Relationships with Variable Interest Entities for a more complete discussion of the Company's relationships with VIEs, their assets and liabilities, and the Company's maximum exposure to loss as a result of its involvement with them.

SFAS No. 148 - Accounting for Stock-Based Compensation -Transition and Disclosure, an amendment of FASB Statement No. 123

In December 2002, FASB issued SFAS No. 148 , "Accounting for Stock-Based Compensation -Transition and Disclosure, an amendment of SFAS No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation which is an optional alternative method of accounting presented in SFAS No. 123, "Accounting for Stock-Based Compensation." In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148's amendment of the transition and annual disclosure provisions of SFAS No. 123 are effective for fiscal years ending after December 15, 2002. The Company will adopt the fair value provisions of SFAS No. 123 as of January 1, 2003 and utilize the transition provisions described in SFAS No. 148, on a prospective basis to awards granted after December 31, 2002. Adoption of the fair value provisions of SFAS No. 123 will have a material impact on the Company's net income. The Company has adopted the disclosure provisions of SFAS No. 148, see Note 1 - Summary of Significant Accounting Policies, Stock-Based Compensation above, and Note 16 - Stock Compensation Plans.

For the periods covered by this report, Accounting Principles Board Opinion
(APB) No. 25, "Accounting for Stock Issued to Employees" was applied. APB No. 25 provides guidance on how to account for the issuance of stock and stock options to employees. The Company adopted APB No. 25 upon its demutualization and JHFS' IPO effective February 1, 2000. Compensation cost for stock options, if any, is measured as the excess of the quoted market price of JHFS' stock at the date of grant over the amount an employee must pay to acquire the stock. Any resulting compensation cost is recognized over the requisite vesting period based on market value on the date of the grant. APB No. 25 was amended by SFAS No. 123, to require pro forma disclosures of net income and earnings per share as if a "fair value" based method was used. On March 31, 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB No. 25" (FIN 44). FIN 44 clarifies guidance for certain issues that arose in the application of APB No. 25. The Company was required to adopt the Interpretation on July 1, 2000. FIN 44 did not have a material impact on the Company's results of operations or financial position.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

FASB Interpretation No. 45 - Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires certain types of guarantees to be recorded by the guarantor as liabilities to the guarantor, at fair value.

 This differs from current practice, which generally requires recognition of a liability only when a potential loss is deemed to be probable and is reasonably estimable in amount. FIN 45 does not apply to guarantees that are accounted for under existing insurance accounting principles. FIN 45 requires more extensive disclosures of certain other types of guarantees, including certain categories of guarantees which are already accounted for under specialized accounting principles, such as SFAS No. 133, even when the likelihood of making any payments under the guarantee is remote.

Disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. Refer to Note 12 - Commitments, Guarantees and Contingencies. Initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company cannot determine the impact, if any, of adopting FIN 45.

SFAS No. 146 - Accounting for Costs Associated with Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires recognition of a liability for exit or disposal costs, including restructuring costs, when the liability is incurred rather than at the date of an entity's commitment to a formal plan of action. SFAS No. 146 applies to one-time termination benefits provided to current employees that are involuntarily terminated under the terms of a one-time benefit arrangement. An ongoing benefit arrangement is presumed to exist if a company has a past practice of providing similar benefits. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

SFAS No. 142 - Goodwill and Other Intangible Assets

In January 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and other intangible assets deemed to have indefinite lives no longer be amortized to earnings, but instead be reviewed at least annually for impairment. Intangible assets with definite lives will continue to be amortized over their useful lives. The Company's adoption of SFAS No. 142 on January 1, 2002, and the cessation of amortization of previously amortizable goodwill and management contracts resulted in an increase in net income of $7.4 million (net of tax of $3.4 million) for the year ended December 31, 2002. The Company has performed the required initial impairment tests of goodwill and management contracts as of January 1, 2002, and has also performed the first annual impairment test as of September 30, 2002, based on the guidance in SFAS No. 142. The Company evaluated the goodwill and indefinite lived management contracts for impairment using valuations of reporting units based on earnings and book value multiples and by reference to similar multiples of publicly traded peers. No goodwill or management contract impairments resulted from these required impairment tests.

Issue 01-10 - Accounting for the Impact of the Terrorist Attacks of September 11, 2001

In September 2001, FASB's Emerging Issues Task Force (EITF) reached a consensus on Issue 01-10, "Accounting for the Impact of the Terrorist Attacks of September 11, 2001." Issue 01-10 presents guidance relative to accounting for and financial reporting of the events of September 11, 2001 (the Events), including both how and when to measure, record and report losses and any resulting liabilities which are directly attributable to the Events. Based on a comprehensive review of the Company's operations, the Company believes that the Events had no material financial impact on the Company's results of operations or financial position.

SFAS No. 141 - Business Combinations

In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under a single method, the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also clarifies the criteria to recognize intangible assets separately from goodwill, and prohibits the amortization of goodwill relating to acquisitions completed after July 1, 2001. SFAS No. 141 is effective for business combinations initiated after June 30, 2001.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Issue No. 99-20 - Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets

In January 2001, the FASB's Emerging Issues Task Force (EITF) reached a consensus on Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets."

 Issue 99-20 requires investors in certain asset-backed securities to record changes in their estimated yield on a prospective basis and specifies evaluation methods with which to evaluate these securities for an other-than-temporary decline in value. The adoption of EITF 99-20 did not have a material financial impact on the Company's results of operations or financial position.

Statement of Position 00-3 - Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts

In December 2000, the AICPA issued SOP 00-3, "Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and Certain Long-Duration Participating Contracts." The SOP, which was adopted with respect to accounting for demutualization expenses by the Company on December 31, 2000, requires that demutualization related expenses be classified as a single line item within income from continuing operations and should not be classified as an extraordinary item. On October 1, 2001, the Company adopted the remaining provisions of SOP 00-3 which required the reclassification of $9,710.0 million and $12,035.9 million of closed block assets and liabilities, respectively at December 31, 2000, and $1,467.7 million and $1,343.6 million of closed block revenues, and benefits and expenses, respectively, for the period from February 1, 2000 (date of demutualization) to December 31, 2000, all of which were reclassified to other existing asset, liability, revenue, and benefit and expense accounts. The required implementation of SOP 00-3 also resulted in a reduction of net income of $20.2 million (net of tax of $6.6 million), for the period from February 1, 2000 to December 31, 2000 and $3.4 million (net of tax of $1.8 million), for the nine months ended September 30, 2001. Previously reported net income included higher than expected closed block results primarily due to higher investment earnings and better mortality and lapse experience, which upon the adoption of SOP 00-3, were excluded from net income and set up in the PDO liability. Finally, adoption also resulted in the recognition of a policyholder dividend obligation of $77.0 million at December 31, 2000, which represents cumulative actual closed block earnings in excess of expected periodic amounts calculated at the date of the demutualization. See Note 7 for a summary description of the closed block assets, liabilities, revenues and expenses.

SFAS No. 140 - Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 provides new accounting and reporting standards which are based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS No. 140 did not have a material impact on the Company's results of operations or financial position.

CODIFICATION

In March 1998, the National Association of Insurance Commissioners (NAIC) adopted codified statutory accounting principles (Codification) effective January 1, 2001. Codification changes prescribed statutory accounting practices and resulted in changes to the accounting practices that the Company and its domestic life insurance subsidiaries use to prepare their statutory-basis financial statements. The states of domicile of the Company and its domestic life insurance subsidiaries have adopted Codification as the prescribed basis of accounting on which domestic insurers must report their statutory-basis results effective January 1, 2001. The cumulative effect of changes in accounting principles adopted to conform to the requirements of Codification is reported as an adjustment to surplus in the statutory-basis financial statements as of January 1, 2001. Implementation of Codification did not have a material impact on the Company's domestic life insurance subsidiaries' statutory-basis capital and surplus, and these companies remain in compliance with all regulatory and contractual obligations.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 2 - RELATED PARTY TRANSACTIONS

Certain directors of the Company are members or directors of other entities that periodically perform services for or have other transactions with the Company. Such transactions are either subject to bidding procedures or are otherwise entered into on terms comparable to those that would be available to unrelated third parties and are not material to the Company's results of operations or financial condition.

The Company provides JHFS, its parent, with personnel, property, and facilities in carrying out certain of its corporate functions. The Company annually determines a fee (the parent company service fee) for these services and facilities based on a number of criteria, which are periodically revised to reflect continuing changes in the Company's operations. The parent company service fee is included in other operating costs and expenses within the Company's income statements. The Company charged JHFS service fees of $23.0 million, $28.5 million and $19.8 million for the years ending December 31, 2002, 2001 and 2000, respectively. As of December 31, 2002, JHFS was current in its payments to the Company related to these services.

The Company provides certain administrative and asset management services to its pension plans and employee welfare trust (the Plans). Fees paid to the Company for these services were $6.9 million, $8.4 million and $6.4 million during the years ended December 31, 2002, 2001 and 2000, respectively.

During the year ended 2002, the Company paid approximately $180.0 million in premiums to an affiliate, John Hancock Insurance Company of Vermont (JHIC of Vermont) for certain insurance services. Approximately $100.0 million of these premiums were for corporate owned life insurance (COLI), which provides insurance coverage for key management employees. The death benefit on this COLI product would cover the cost of replacing these employees, including recruiting, training, and development. The remaining $80.0 million were in Trust Owned Health Insurance (TOHI) premiums, a funding vehicle for postretirement medical benefit plans, which offers customers an insured medical benefit-funding program in conjunction with a broad range of investment options.

The Company has reinsured certain portions of its long term care insurance and group pension businesses with John Hancock Reassurance Company, Ltd. of Bermuda (JHReCo), an affiliate and wholly owned subsidiary of JHFS. The Company entered into these reinsurance contracts in order to facilitate its capital management process. These reinsurance contracts are primarily written on a funds withheld basis where the related financial assets remain invested at the Company. As a result, the Company recorded a liability for coinsurance amounts withheld from JHReCo of $1,631.5 million and $1,158.9 million at December 31, 2002 and 2001, respectively, which are included with other liabilities in the consolidated balance sheets and recorded reinsurance recoverable from JHReCo of $2,043.7 million and $1,504.6 million at December 31, 2002 and 2001, respectively, which are included with other reinsurance recoverables on the consolidated balance sheets. Premiums ceded to JHReCo were $596.8 million, $740.8 million and $396.7 during the years ended December 31, 2002, 2001 and 2000 respectively.

During the year ended 2002, the Company reinsured certain portions of its group pension businesses with an affiliate, JHIC of Vermont. The Company entered into these reinsurance contracts in order to facilitate its capital management process. These reinsurance contracts are primarily written on a funds withheld basis where the related financial assets remain invested at the Company. As a result, the Company recorded a liability for coinsurance amounts withheld from JHIC of Vermont of $98.6 million at December 31, 2002, which is included with other liabilities in the consolidated balance sheets. At December 31, 2002, the Company had not recorded any reinsurance recoverable from JHIC of Vermont. Reinsurance recoverable is typically recorded with other reinsurance recoverables on the consolidated balance sheet. Premiums ceded by the Company to JHIC of Vermont were $0.8 million during the year ended December 31, 2002.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 3 - INVESTMENTS

The following information summarizes the components of net investment income and net realized investment and other gains (losses):


                                                 YEARS ENDED DECEMBER 31,
                                              ------------------------------
                                                2002       2001        2000
                                              ---------  ---------  -----------
                                                      (IN MILLIONS)
NET INVESTMENT INCOME
 Fixed maturities . . . . . . . . . . . . .   $3,017.3   $2,721.2    $2,456.2
 Equity securities. . . . . . . . . . . . .       10.6       29.7        23.3
 Mortgage loans on real estate. . . . . . .      775.8      774.4       796.2
 Real estate. . . . . . . . . . . . . . . .       72.1       67.7        82.7
 Policy loans . . . . . . . . . . . . . . .      120.1      118.4       112.7
 Short-term investments . . . . . . . . . .       20.5       73.9       147.1
 Other. . . . . . . . . . . . . . . . . . .     (210.4)     101.4       200.7
                                              --------   --------    --------
 Gross investment income. . . . . . . . . .    3,806.0    3,886.7     3,818.9
   Less investment expenses . . . . . . . .      225.0      240.5       255.0
                                              --------   --------    --------
    Net investment income . . . . . . . . .   $3,581.0   $3,646.2    $3,563.9
                                              --------   --------    --------

NET REALIZED INVESTMENT AND OTHER GAINS
 (LOSSES),  NET OF RELATED AMORTIZATION OF
 DEFERRED POLICY ACQUISITION COSTS, AMOUNTS
 CREDITED TO THE POLICYHOLDER DIVIDEND
 OBLIGATION AND AMOUNTS CREDITED TO
 PARTICIPATING PENSION CONTRACTHOLDERS
 Fixed maturities . . . . . . . . . . . . .     (660.9)    (392.6)   $ (135.3)
 Equity securities. . . . . . . . . . . . .      101.2      165.7       196.1
 Mortgage loans on real estate and real
  estate to be disposed of. . . . . . . . .       (7.9)     (71.2)      (15.2)
 Derivatives and other invested assets. . .       43.0       48.2        44.3
 Amortization adjustment for deferred policy
  acquisition costs . . . . . . . . . . . .       38.9       29.4         9.4
 Amounts credited to the policyholder
  dividend obligation . . . . . . . . . . .       11.9       17.0       (14.1)
 Amounts credited to participating pension
  contractholders . . . . . . . . . . . . .       23.3      (42.3)       (6.9)
                                              --------   --------    --------
 Net realized investment and other gains (losses), net of related amortization of deferred policy acquisition costs, amounts credited to the policyholder dividend obligation and amounts credited

  to participating pension contractholders    $ (450.5)  $ (245.8)   $   78.3
                                              ========   ========    ========

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Gross gains of $320.0 million in 2002, $433.1 million in 2001 and $294.6 million in 2000, and gross losses of $176.0 million in 2002, $150.6 million in 2001 and $123.6 million in 2000, were realized on the sale of available-for-sale securities.

The Company's investments in held-to-maturity securities and available-for-sale securities are summarized below:


                                              GROSS       GROSS
                                 AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                   COST       GAINS       LOSSES       VALUE
                                 ---------  ----------  ----------  -----------
                                                (IN MILLIONS)
DECEMBER 31, 2002

HELD-TO-MATURITY:

 Corporate securities. . . . .   $ 1,189.6   $   32.2    $    4.5    $ 1,217.3
 Mortgage-backed securities. .       533.3       30.0         7.6        555.7
 Obligations of states and
  political subdivisions . . .         4.1        0.1          --          4.2
                                 ---------   --------    --------    ---------
   Total fixed maturities

    held-to-maturity . . . . .   $ 1,727.0   $   62.3    $   12.1    $ 1,777.2
                                 =========   ========    ========    =========
AVAILABLE-FOR-SALE:
 Corporate securities. . . . .   $33,569.7   $1,815.7    $1,156.2    $34,229.2
 Mortgage-backed securities. .     6,874.2      384.0       268.4      6,989.8
 Obligations of states and
  political subdivisions . . .       295.4       22.5          --        317.9
 Debt securities issued by
  foreign governments. . . . .       291.5       36.0         2.5        325.0
 U.S. Treasury securities and
  obligations of U.S.
  government corporations and
  agencies . . . . . . . . . .       175.7        8.7          --        184.4
                                 ---------   --------    --------    ---------
 Fixed maturities

  available-for-sale . . . . .    41,206.5    2,266.9     1,427.1     42,046.3
 Equity securities . . . . . .       307.5       69.4        27.3        349.6
                                 ---------   --------    --------    ---------
   Total fixed maturities and
    equity securities
    available-for-sale . . . .   $41,514.0   $2,336.3    $1,454.4    $42,395.9
                                 =========   ========    ========    =========


                                              GROSS       GROSS
                                 AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                   COST       GAINS       LOSSES       VALUE
                                 ---------  ----------  ----------  -----------
                                                (IN MILLIONS)
DECEMBER 31, 2001

HELD-TO-MATURITY:

 Corporate securities. . . . .   $ 1,073.9   $   28.3    $   15.2    $ 1,087.0
 Mortgage-backed securities. .       844.9       14.5        43.0        816.4
 Obligations of states and
  political subdivisions . . .         4.7        0.1          --          4.8
                                 ---------   --------    --------    ---------
   Total fixed maturities

    held-to-maturity . . . . .   $ 1,923.5   $   42.9    $   58.2    $ 1,908.2
                                 =========   ========    ========    =========
AVAILABLE-FOR-SALE:
 Corporate securities. . . . .   $29,680.2   $1,103.5    $  879.1    $29,904.6
 Mortgage-backed securities. .     5,252.7      125.1        98.7      5,279.1
 Obligations of states and
  political subdivisions . . .        93.3        5.5         0.2         98.6
 Debt securities issued by
  foreign governments. . . . .       457.1       44.7         4.0        497.8
 U.S. Treasury securities and
  obligations of U.S.
  government corporations and
  agencies . . . . . . . . . .       294.7        3.8         6.5        292.0
                                 ---------   --------    --------    ---------
 Fixed maturities

  available-for-sale . . . . .    35,778.0    1,282.6       988.5     36,072.1
 Equity securities . . . . . .       433.1      175.5        46.3        562.3
                                 ---------   --------    --------    ---------
   Total fixed maturities and
    equity securities
    available-for-sale . . . .   $36,211.1   $1,458.1    $1,034.8    $36,634.4
                                 =========   ========    ========    =========

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The amortized cost and fair value of fixed maturities at December 31, 2002, by contractual maturity, are shown below:


                                                         AMORTIZED      FAIR
                                                            COST        VALUE
                                                         ----------  -----------
                                                             (IN MILLIONS)
HELD-TO-MATURITY:
Due in one year or less. . . . . . . . . . . . . . . .   $    17.7    $    18.1
Due after one year through five years. . . . . . . . .        30.7         42.3
Due after five years through ten years . . . . . . . .       194.1        200.3
Due after ten years. . . . . . . . . . . . . . . . . .       951.2        960.8
                                                         ---------    ---------
                                                           1,193.7      1,221.5

Mortgage-backed securities . . . . . . . . . . . . . .       533.3        555.7
                                                         ---------    ---------
Total. . . . . . . . . . . . . . . . . . . . . . . . .   $ 1,727.0    $ 1,777.2
                                                         =========    =========
AVAILABLE-FOR-SALE:
Due in one year or less. . . . . . . . . . . . . . . .   $ 2,049.3    $ 2,090.1
Due after one year through five years. . . . . . . . .    10,509.1     10,700.3
Due after five years through ten years . . . . . . . .    12,421.6     12,768.1
Due after ten years. . . . . . . . . . . . . . . . . .     9,352.3      9,498.0
                                                         ---------    ---------
                                                          34,332.3     35,056.5

Mortgage-backed securities . . . . . . . . . . . . . .     6,874.2      6,989.8
                                                         ---------    ---------
Total. . . . . . . . . . . . . . . . . . . . . . . . .   $41,206.5    $42,046.3
                                                         =========    =========

Expected maturities may differ from contractual maturities because eligible borrowers may exercise their right to call or prepay obligations with or without call or prepayment penalties.

The change in net unrealized gains (losses) on trading securities that has been included in earnings during 2002, 2001 and 2000 amounted to $1.7 million, $(1.8) million and $0.1 million, respectively.

The Company participates in a security lending program for the purpose of enhancing income on securities held. At December 31, 2002 and 2001, $625.5 million and $775.4 million, respectively, of the Company's securities, at market value, were on loan to various brokers/dealers, and were fully collateralized by cash and highly liquid securities. The market value of the loaned securities is monitored on a daily basis, and the collateral is maintained at a level of at least 102.0% of the loaned securities' market value.

For 2002, 2001 and 2000, investment results passed through to participating pension contractholders as interest credited to policyholders' account balances amounted to $168.3 million, $170.5 million and $171.7 million, respectively.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Mortgage loans on real estate are evaluated periodically as part of the Company's loan review procedures and are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The allowance for losses is maintained at a level believed adequate by management to absorb estimated probable credit losses that exist at the balance sheet date. Management's periodic evaluation of the adequacy of the allowance for losses is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires estimating the amounts and timing of future cash flows expected to be received on impaired mortgage loans that may be susceptible to significant change.

Changes in the allowance for probable losses on mortgage loans on real estate and real estate to be disposed of are summarized below.


                                BALANCE AT                          BALANCE AT
                                BEGINNING                              END
                                 OF YEAR    ADDITIONS  DEDUCTIONS    OF YEAR
                                ----------  ---------  ----------  ------------
                                                (IN MILLIONS)
Year ended December 31, 2002

 Mortgage loans on real estate    $112.8      $ 8.0      $ 59.1       $ 61.7
 Real estate to be disposed of      83.6       29.6       113.2           --
                                  ------      -----      ------       ------
 Total. . . . . . . . . . . .     $196.4      $37.6      $172.3       $ 61.7
                                  ======      =====      ======       ======
Year ended December 31, 2001

 Mortgage loans on real estate    $ 81.6      $37.8      $  6.6       $112.8
 Real estate to be disposed of      43.5       46.0         5.9         83.6
                                  ------      -----      ------       ------
 Total. . . . . . . . . . . .     $125.1      $83.8      $ 12.5       $196.4
                                  ======      =====      ======       ======
Year ended December 31, 2000

 Mortgage loans on real estate    $107.9      $ 4.6      $ 30.9       $ 81.6
 Real estate to be disposed of      58.1       17.1        31.7         43.5
                                  ------      -----      ------       ------
 Total. . . . . . . . . . . .     $166.0      $21.7      $ 62.6       $125.1
                                  ======      =====      ======       ======

At December 31, 2001 and 2000, the total recorded investment in mortgage loans that are considered to be impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," along with the related provision for losses were as follows:


                                                                    DECEMBER 31,

                                                            ----------------
                                                             2002       2001
                                                            --------  ---------
                                                             (IN MILLIONS)
Impaired mortgage loans on real estate with provision for
 losses . . . . . . . . . . . . . . . . . . . . . . . . .   $ 57.2     $ 92.5
Provision for losses. . . . . . . . . . . . . . . . . . .    (17.1)     (42.6)
                                                            ------     ------
Net impaired mortgage loans on real estate. . . . . . . .   $ 40.1     $ 49.9
                                                            ======     ======

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The average recorded investment in impaired loans and the interest income recognized on impaired loans were as follows:


                                                    YEARS ENDED DECEMBER 31,
                                                   -------------------------
                                                    2002     2001       2000
                                                   -------  -------  ----------
                                                         (IN MILLIONS)
Average recorded investment in impaired loans. .    $74.9    $62.5     $100.3
Interest income recognized on impaired loans . .      5.0      8.4        2.9

The payment terms of mortgage loans on real estate may be restructured or modified from time to time. Generally, the terms of the restructured mortgage loans call for the Company to receive some form or combination of an equity participation in the underlying collateral, excess cash flows or an effective yield at the maturity of the loans sufficient to meet the original terms of the loans.

Restructured mortgage loans aggregated $54.8 million and $285.4 million as of December 31, 2002 and 2001, respectively. The expected gross interest income that would have been recorded had the loans been current in accordance with the original loan agreements and the actual interest income recorded were as follows:


                                                    YEARS ENDED DECEMBER 31,
                                                   -------------------------
                                                    2002      2001      2000
                                                   -------  --------  ---------
                                                         (IN MILLIONS)
Expected . . . . . . . . . . . . . . . . . . . .    $4.8     $24.3      $16.7
Actual . . . . . . . . . . . . . . . . . . . . .     4.7      23.0       16.6

At December 31, 2002, the mortgage portfolio was diversified by specific collateral property type and geographic region as displayed below:


COLLATERAL                CARRYING     GEOGRAPHIC                  CARRYING
PROPERTY TYPE              AMOUNT      CONCENTRATION                AMOUNT
----------------------  -------------  -----------------------  ---------------
                        (IN MILLIONS)                            (IN MILLIONS)
Apartments. . . . . .    $ 1,416.8     East North Central . .     $ 1,108.6
Hotels. . . . . . . .        450.0     East South Central . .         433.1
Industrial. . . . . .        921.9     Middle Atlantic. . . .       1,456.1
Office buildings  . .      2,796.4     Mountain . . . . . . .         491.4
Retail. . . . . . . .      1,790.0     New England. . . . . .         799.5
Multi family. . . . .          1.4     Pacific. . . . . . . .       2,147.5
Mixed Use . . . . . .        156.1     South Atlantic . . . .       2,242.7
Agricultural. . . . .      2,648.6     West North Central . .         453.2
Other . . . . . . . .        177.0     West South Central . .         957.8
                                       Canada/Other . . . . .         268.3
Allowance for losses.        (61.7)    Allowance for losses .         (61.7)
                         ---------                                ---------
Total . . . . . . . .    $10,296.5     Total. . . . . . . . .     $10,296.5
                         =========                                =========

Mortgage loans with outstanding principal balances of $18.1 million, bonds with amortized cost of $365.0 million and real estate with a carrying value of $0.5 million were non-income producing for the year ended December 31, 2002.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The Company originates commercial mortgages and sells them to Commercial Mortgage Backed Securities Trusts (Trusts), and in certain cases, retains servicing rights to the mortgages sold. These Trusts are QSPEs in accordance with SFAS No. 140 and therefore, as transferor of financial assets to these Trusts, the Company is prohibited from using consolidation accounting for its relationships with them. In accordance with FIN 46, this prohibition will continue. During 2002, 2001 and 2000, the Company sold $343.5 million, $542.9 million and $359.2 million of commercial mortgage loans in securitization transactions, respectively, for which it received net proceeds of $345.2 million, $546.5 million and $362.2 million, respectively, from which it recognized pre-tax gains of $1.9 million, $4.1 million and $3.4 million, respectively, and from which it retained servicing assets of $0.3 million, $0.5 million and $0.4 million, respectively. The Company's mortgage servicing assets were valued, in the aggregate, at $1.3 million and $1.2 million at December 31, 2002 and 2001, respectively.

Depreciation expense on investment real estate was $3.0 million, $4.6 million, and $7.9 million in 2002, 2001, and 2000, respectively. Accumulated depreciation was $49.4 million and $65.1 million at December 31, 2002 and 2001, respectively.

Investments in other assets, which include unconsolidated joint ventures, partnerships, and limited liability corporations, accounted for using the equity method of accounting totaled $1,341.0 million and $1,062.1 million at December 31, 2002 and 2001, respectively. Total combined assets of such investments were $13,864.9 million and $12,541.6 million (consisting primarily of investments), and total combined liabilities were $2,107.5 million and $1,108.6 million (including $1,109.6 million and $580.0 million of loans payable) at December 31, 2002 and 2001, respectively. Total combined revenues and expenses of these investments in 2002 were $779.9 million and $819.1 million, respectively, resulting in ($39.2) million of total combined loss from operations. Total combined revenues and expenses were $942.5 million and $645.2 million, respectively, resulting in 297.3 million of total combined income from operation in 2001. Net investment income on investments accounted for on the equity method totaled $67.7 million, $56.4 million and $143.8 million in 2002, 2001, and 2000, respectively.

NOTE 4 - RELATIONSHIPS WITH VARIABLE INTEREST ENTITIES

The Company has relationships with various types of special purpose entities
(SPEs) and other entities, some of which are variable interest entities (VIEs), as discussed in Note 1 - Summary of Significant Accounting Policies above.

 Presented below are discussions of the Company's significant relationships with and certain summarized financial information for these entities.

As explained in Note 1 - Summary of Significant Accounting Policies above, additional liabilities recognized as a result of consolidating VIEs in which the Company is involved would not represent additional claims on the general assets of the Company; rather, they would represent claims against additional assets recognized by the Company as a result of consolidating the VIEs. These additional liabilities are non-recourse to the general assets of the Company.

 Conversely, additional assets recognized as a result of consolidating these VIEs would not represent additional assets which the Company could use to satisfy claims against its general assets, rather they would be used only to settle additional liabilities recognized as a result of consolidating the VIEs.

Collateralized Debt Obligations (CDOs)

The Company acts as investment advisor to certain asset backed investment vehicles, commonly known as collateralized debt obligations (CDOs). The Company also invests in the debt and/or equity of these CDOs, and in the debt and/or equity of CDOs managed by others. CDOs raise capital by issuing debt and equity securities, and use their capital to invest in portfolios of interest bearing securities. The returns from a CDOs portfolio of investments are used by the CDO to finance its operations including paying interest on its debt and paying advisory fees and other expenses. Any net income or net loss is shared by the CDO's equity owners and, in certain circumstances where we manage the CDO, positive investment experience is shared by the Company through variable performance management fees. Any net losses are borne first by the equity owners to the extent of their investments, and then by debt owners in ascending order of subordination or are borne by the issuer of separate account insurance policies. See Note 1 - Summary of Significant Accounting Policies above for a discussion of separate account accounting.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

If a CDO does not have sufficient controlling equity capital to finance its expected losses at its origination, in accordance with FASB Interpretation No. 46 - "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51" (FIN 46), the CDO is defined as a VIE for purposes of determining and evaluating the appropriate consolidation criteria. While not all CDOs are VIEs, in accordance with FIN 46, where the Company is the primary beneficiary of the CDO, and the CDO is a VIE, the Company will consolidate the financial statements of the CDO into its own financial statements as of July 1, 2003.

In accordance with previous consolidation accounting principles, the Company currently consolidates a CDO only when the Company owns a majority of the CDO's equity, and will continue this practice for CDOs which are not considered VIEs.

 The Company has not yet finalized its determination of whether each CDO should be considered a VIE, or if each is a VIE, whether the Company would be the primary beneficiary of each.

Owners of securities of CDOs advised by the Company have no recourse to the Company's assets in the event of default by the CDO, unless the Company has guaranteed such securities directly for investors. The Company's risk of loss from any CDO it manages, or in which it invests, is limited to its investment in the CDO and any such guarantees it may have made. All of these guarantees are accounted for under existing insurance industry accounting principles, and the guaranteed assets are recorded on the Company's consolidated balance sheet, at their fair value, as separate account assets. The Company believes it is reasonably possible that it may consolidate one or more of the CDOs which it manages, or will be required to disclose information related to them, or both, as of September 30, 2003, as a result of adopting FIN 46. The table below presents summary financial data for CDOs which the Company manages, and data relating to the Company's maximum exposure to loss as a result of its relationships with them. The Company has determined that it is not the primary beneficiary of any CDO in which it invests in but does not manage and thus will not be required to consolidate any of them. Credit ratings are provided by credit rating agencies, and relate to the debt issued by the CDOs in which the Company has invested.


                                                              DECEMBER 31,
                                                          --------------------
                                                            2002       2001
                                                          --------  ----------
                                                            (IN MILLIONS)
TOTAL SIZE OF COMPANY-MANAGED CDOS
Total assets. . . . . . . . . . . . . . . . . . . . . .   $6,220.9   $6,368.3
                                                          ========   ========

      Total debt. . . . . . . . . . . . . . . . . . . .    3,564.4    3,436.0
      Total other liabilities . . . . . . . . . . . . .    2,429.7    2,664.3
                                                          --------   --------
Total liabilities . . . . . . . . . . . . . . . . . . .    5,994.1    6,100.3
                                                          --------   --------
Total equity. . . . . . . . . . . . . . . . . . . . . .      226.8      268.0
                                                          --------   --------
Total liabilities and equity. . . . . . . . . . . . . .   $6,220.9   $6,368.3
                                                          ========   ========


                                               DECEMBER 31,
                                 ----------------------------------------
                                       2002                    2001
                                 ----------------       -----------------
                                    (IN MILLIONS, EXCEPT PERCENTS)
MAXIMUM EXPOSURE OF THE
 COMPANY TO LOSSES FROM
 COMPANY-MANAGED CDOS
Investments in Tranches of Company-managed CDOs, by credit rating (Moody's/
 Standard & Poor's):

   Aaa/AAA. . . . . . . . .       $380.2    53.8%        $502.9    58.9%
    A3/A- . . . . . . . . .         14.5     2.1           14.5     1.7
    Baa2/BBB. . . . . . . .        218.0    31.0          218.0    25.6
    Ba2/BB. . . . . . . . .          7.0     1.0           18.5     2.2
    B3/B- . . . . . . . . .          6.0     0.8             --      --
    Not rated (equity). . .         79.8    11.3           98.9    11.6
                                  ------   -----         ------   -----
Total Company exposure. . .       $705.5   100.0%        $852.8   100.0%
                                  ======   =====         ======   =====

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The Company has determined that each of its relationships with any CDO which it does not manage is not significant, and has therefore not included information related to CDOs which it does not manage above.

LOW-INCOME HOUSING PROPERTIES

The Company generates income tax benefits by investing in apartment properties (the Properties) that qualify for low income housing and/or historic tax credits. The Company invests in the Properties directly, and also invests indirectly via limited partnership real estate investment funds (the Funds), and which are consolidated into the Company's financial statements. The Properties are each organized as limited partnerships or limited liability companies each having a managing general partner or a managing member. The Company is usually the sole limited partner or investor member in each Property; it is not the general partner or managing member in any Property.

The Properties typically raise additional capital by qualifying for long-term debt, which at times is guaranteed or otherwise subsidized by federal or state agencies, or by Fannie Mae. In certain cases, the Company invests in the mortgages of the Properties, which are non-recourse to the general assets of the Company. In the event of default by a mortgagee of a Property, the mortgage is subject to foreclosure. Conversely, the assets of the Properties are not available to satisfy claims against the general assets of the Company. No Property in which the Company has been involved has undergone foreclosure. The Company's maximum loss in relation to the Properties is limited to its equity investment in the Properties, future equity commitments made, and where the Company is the mortgagor, the outstanding balance of the mortgages originated for the Properties, and outstanding mortgage commitments the Company has made to the Properties.

The Company currently uses the equity method of accounting for its investments in the Properties. In some cases, the Company receives distributions from the Properties which are based on a portion of the actual cash flows and receives Federal income tax credits in recognition of its investments in each of the Properties for a period of ten years.

The Company is evaluating whether the Properties are VIEs in accordance with FIN
46. The Company considers it reasonably possible that it may consolidate each property, or be required to disclose information about them, as a result of adopting FIN 46. The table below presents summary financial data for the Properties, and data relating to the Company's maximum exposure to loss as a result of these relationships.


                                                                DECEMBER 31,
                                                             -----------------
                                                              2002      2001
                                                             -------  --------
                                                              (IN MILLIONS)
TOTAL SIZE OF PROPERTIES (1)
Total assets . . . . . . . . . . . . . . . . . . . . . . .   $682.2    $550.2
                                                             ======    ======

      Total debt . . . . . . . . . . . . . . . . . . . . .    396.4     326.6
      Total other liabilities. . . . . . . . . . . . . . .    101.8      81.1
                                                             ------    ------
Total liabilities. . . . . . . . . . . . . . . . . . . . .    498.2     407.7
                                                             ------    ------
Total equity . . . . . . . . . . . . . . . . . . . . . . .    184.0     142.5
                                                             ------    ------
Total liabilities and equity . . . . . . . . . . . . . . .   $682.2    $550.2
                                                             ======    ======

                      JOHN HANCOCK LIFE INSURANCE COMPANY


                                                                     DECEMBER 31,
                                                                  -----------------
                                                                   2002      2001
                                                                  -------  --------
                                                                   (IN MILLIONS)
MAXIMUM EXPOSURE OF THE COMPANY TO LOSSES FROM PROPERTIES
Equity investment in the Properties (1) . . . . . . . . . . . .   $177.0    $134.3
Outstanding equity capital commitments to the Properties. . . .    139.4     102.9
Carrying value of mortgages for the Properties. . . . . . . . .     65.2      62.5
Outstanding mortgage commitments to the Properties. . . . . . .      5.1       4.8
                                                                  ------    ------
Total Company exposure. . . . . . . . . . . . . . . . . . . . .   $386.7    $304.5
                                                                  ======    ======

(1) Certain data is reported with a one-year delay, due to the delayed availability of audited financial statements of the Funds.

OTHER

The Company has a number of relationships with a disparate group of entities (Other Entities), which result from the Company's direct investment in the equity and/or debt of the Other Entities. Two are energy investment partnerships, one is an investment fund organized as a limited partnership, one is a ski resort developer / operator, one is a step van manufacturer and one is a manufacturing company whose debt the Company invested in, and which subsequently underwent a corporate reorganization. The Company is evaluating whether each is a VIE, but considers it reasonably possible that it may consolidate each of these entities, or be required to disclose information about them, as a result of adopting FIN 46. The Company has made no guarantees to any other parties involved with these entities, and has no further equity or debt commitments to them. The Company's maximum exposure to loss as a result of its relationships with these entities is limited to its investment in them.

The table below presents summary financial data for the Properties, and data relating to the Company's maximum exposure to loss as a result of its relationships with the Other Entities.


                                                                DECEMBER 31,
                                                             ---=-------------
                                                              2002      2001
                                                             -------  --------
                                                              (IN MILLIONS)
TOTAL SIZE OF OTHER EQUITIES (1)
Total assets . . . . . . . . . . . . . . . . . . . . . . .   $301.6    $339.7
                                                             ======    ======

      Total debt . . . . . . . . . . . . . . . . . . . . .    310.7     308.3
      Total other liabilities. . . . . . . . . . . . . . .     66.2      88.0
                                                             ------    ------
Total liabilities. . . . . . . . . . . . . . . . . . . . .    376.9     396.3
Total equity (2) . . . . . . . . . . . . . . . . . . . . .    (75.3)    (56.6)
                                                             ------    ------
Total liabilities and equity . . . . . . . . . . . . . . .   $301.6    $339.7
                                                             ======    ======


                                                                 DECEMBER 31,
                                                               ----------------
                                                                2002      2001
                                                               -------  -------
                                                                (IN MILLIONS)
MAXIMUM EXPOSURE OF THE COMPANY TO LOSSES FROM OTHER EQUITIES
Combined equity and debt investments in the Other Entities .   $153.7    $126.8
                                                               ------    ------
Total Company exposure . . . . . . . . . . . . . . . . . . .   $153.7    $126.8
                                                               ======    ======

(1) Certain data is reported with a one-year delay, due to the delayed availability of audited financial statements of the Other Entities.

(2) The negative equity results from the inclusion of the ski resort operator mentioned above in the table. The entity has an accumulated deficit from prior operations, but is current on its debt service and is cash flow positive. The total equity shown above has not been adjusted to remove the portion attributable to other shareholders.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 5 - DERIVATIVES AND HEDGING INSTRUMENTS

The fair value of derivative instruments classified as assets at December 31, 2002 and 2001 were $346.9 million and $331.2 million, respectively, and appear on the consolidated balance sheet in other assets. The fair value of derivative instruments classified as liabilities at December 31, 2002 and 2001were $1,165.2 million and $580.0 million, respectively, and appear on the consolidated balance sheet in other liabilities.

Fair Value Hedges

The Company uses interest rate futures contracts and interest rate swap agreements as part of its overall strategies of managing the duration of assets and liabilities or the average life of certain asset portfolios to specified targets. Interest rate swap agreements are contracts with a counterparty to exchange interest rate payments of a differing character (e.g., fixed-rate payments exchanged for variable-rate payments) based on an underlying principal balance (notional principal). The net differential to be paid or received on interest rate swap agreements is accrued and recognized as a component of net investment income.

The Company also manages interest rate exposure by using interest rate swap agreements to modify certain liabilities, such as fixed rate debt and Constant Maturity Treasuries (CMT) indexed liabilities, by converting them to a LIBOR-based floating rate.

The Company enters into purchased interest rate cap agreements, cancelable interest rate swap agreements, and written swaptions to manage the interest rate exposure of options that are embedded in certain assets and liabilities. A written swaption obligates the Company to enter into an interest rate agreement on the expiration date contingent on future interest rates. Purchased interest rate cap and floor agreements are contracts with a counterparty which require the payment of a premium for the right to receive payments for the difference between the cap or floor interest rate and a market interest rate on specified future dates based on an underlying principal balance (notional principal). Amounts earned on interest rate cap and floor agreements and swaptions are recorded as an adjustment to net investment income.

The Company uses equity collar agreements to reduce its equity market exposure with respect to certain common stock investments that the Company holds. A collar consists of a written call option that limits the Company's potential for gain from appreciation in the stock price as well as a purchased put option that limits the Company's potential for loss from a decline in the stock price.

Currency rate swap agreements are used to manage the Company's exposure to foreign exchange rate fluctuations. Currency rate swap agreements are contracts to exchange the currencies of two different countries at the same rate of exchange at specified future dates. The net differential to be paid or received on currency rate swap agreements is accrued and recognized as a component of net investment income.

For the years ended December 31, 2002 and 2001, the Company recognized a net loss of $ 19.5 million and a net loss of $16.5 million, respectively, related to the ineffective portion of its fair value hedges, and a net loss of $ 6.4 million and a net gain of $1.9 million, respectively, related to the portion of the hedging instruments that were excluded from the assessment of hedge effectiveness. Both of these amounts are recorded in net realized investment and other gains and losses. For years ended December 31, 2002 and 2001, all of the Company's hedged firm commitments qualified as fair value hedges.

Cash Flow Hedges

The Company uses forward starting interest rate swap agreements to hedge the variable cash flows associated with future fixed income asset acquisitions, which will support the Company's long-term care and life insurance businesses. These agreements will reduce the impact of future interest rate changes on the cost of acquiring adequate assets to support the investment income assumptions used in pricing these products. During the periods in the future when the acquired assets are held by the Company, the accumulated gain or loss will be amortized into investment income as a yield adjustment on the assets.

The Company used interest rate futures contracts to hedge the variable cash flows associated with variable benefit payments that it will make on certain annuity contracts. Amounts are reclassified from other comprehensive income when benefit payments are made.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

For the years ended December 31, 2002 and 2001, the Company recognized a gain of $7.2 million and a loss of $0.2 million, respectively, related to the ineffective portion of its cash flow hedges. These amounts are recorded in net realized investment and other gains and losses. For the years ended December 31, 2002 and 2001, all of the Company's hedged forecast transactions qualified as cash flow hedges.

For the years ended December 31, 2002 and 2001, a net gain of $0.5 million and a net loss of $0.2 million, respectively, were reclassified from other accumulated comprehensive income to earnings. It is anticipated that approximately $3.5 million will be reclassified from other accumulated comprehensive income to earnings within the next twelve months. The maximum length for which variable cash flows are hedged is 24 years.

For the years ended December 31, 2002 and 2001, none of the Company's cash flow hedges have been discontinued because it was probable that the original forecasted transactions would not occur by the end of the originally specified time period documented at inception of the hedging relationship.

The transition adjustment for the adoption of SFAS No. 133, as amended, resulted in an increase in other comprehensive income of $23.0 million (net of tax of $12.3 million) representing the accumulation in other comprehensive income of the effective portion of the Company's cash flow hedges as of January 1, 2001. For the years ended December 31, 2002 and 2001, $175.4 million of gains (net of tax of $94.5 million) and $3.8 million of loss (net of tax of $2.1 million) representing the effective portion of the change in fair value of derivative instruments designated as cash flow hedges was added to accumulated other comprehensive income, resulting in balances of $194.5 million (net of tax of $104.8 million) and $19.1 million (net of tax of $10.3 million), respectively.

Derivatives Not Designated as Hedging Instruments

The Company enters into interest rate swap agreements, cancelable interest rate swap agreements, total return swaps, interest rate futures contracts, and interest rate cap and floor agreements to manage exposure to interest rates as described above under Fair Value Hedges without designating the derivatives as hedging instruments.

In addition, the Company uses interest rate floor agreements to hedge the interest rate risk associated with minimum interest rate guarantees in certain of its life insurance and annuity businesses without designating the derivatives as hedging instruments.

NOTE 6 - INCOME TAXES

The Company participates in the filing of a life/non-life insurance consolidated federal income tax return. The life insurance company sub-group includes three domestic life insurance companies (the Company, John Hancock Variable Life Insurance Company and Investors Partner Life Insurance Company) and a Bermuda life insurance company (John Hancock Reassurance Company, Ltd.) that is treated as a U.S. company for federal income tax purposes. The non-life insurance company subgroup consists of John Hancock Financial Services, Inc., John Hancock Subsidiaries, LLC and John Hancock International Holdings, Inc.

In addition to taxes on operations, mutual life insurance companies are charged an equity base tax. The Mutual Company was a mutual life insurance company for the entire year 1999, therefore it was subject to the re-computation of its 1999 equity base tax liability in its 2000 tax return. The equity base tax is determined by application of an industry-based earnings rate to the Mutual Company's average equity base, as defined by the Internal Revenue Code. The industry earnings rate is determined by the Internal Revenue Service (IRS) and is not finalized until the subsequent year.

Income before income taxes and cumulative effect of accounting changes includes the following:


                                                          DECEMBER 31,

                                                    -------------------------
                                                     2002     2001      2000
                                                    -------  ------  ----------
                                                          (IN MILLIONS)
Domestic. . . . . . . . . . . . . . . . . . . . .   $559.5   $761.8   $1,093.5
Foreign . . . . . . . . . . . . . . . . . . . . .      8.0      5.6        7.6
                                                    ------   ------   --------
Income before income taxes and cumulative effect
 of accounting changes. . . . . . . . . . . . . .   $567.5   $767.4   $1,101.1
                                                    ======   ======   ========

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The components of income taxes were as follows:


                                                          DECEMBER 31,
                                                    --------------------------
                                                     2002     2001      2000
                                                    -------  -------  --------
                                                         (IN MILLIONS)
Current taxes:

 Federal. . . . . . . . . . . . . . . . . . . . .   $ 93.4   $ (9.9)   $ 15.7
 Foreign. . . . . . . . . . . . . . . . . . . . .      2.0      3.1       1.2
 State. . . . . . . . . . . . . . . . . . . . . .      4.6      4.6      12.0
                                                    ------   ------    ------
                                                     100.0     (2.2)     28.9
                                                    ------   ------    ------
Deferred taxes:

 Federal. . . . . . . . . . . . . . . . . . . . .     14.6    210.5     279.4
 Foreign. . . . . . . . . . . . . . . . . . . . .      0.7     (0.9)      1.6
 State. . . . . . . . . . . . . . . . . . . . . .     (6.7)    (6.7)     (1.0)
                                                    ------   ------    ------
                                                       8.6    202.9     280.0
                                                    ------   ------    ------
 Total income taxes . . . . . . . . . . . . . . .   $108.6   $200.7    $308.9
                                                    ======   ======    ======

A reconciliation of income taxes computed by applying the federal income tax rate to income before income taxes and the consolidated income tax expense charged to operations follows:


                                                          DECEMBER 31,
                                                    --------------------------
                                                     2002     2001      2000
                                                    -------  -------  --------
                                                         (IN MILLIONS)
Tax at 35%. . . . . . . . . . . . . . . . . . . .   $198.6   $268.6    $385.4
Add (deduct):
 Equity base tax. . . . . . . . . . . . . . . . .       --    (13.4)    (46.0)
 Prior year taxes . . . . . . . . . . . . . . . .     (2.7)     9.9      (0.3)
 Tax credits. . . . . . . . . . . . . . . . . . .    (36.4)   (28.1)    (20.6)
 Foreign taxes. . . . . . . . . . . . . . . . . .      2.0      1.3       0.4
 Tax exempt investment income . . . . . . . . . .    (25.7)   (25.7)    (11.5)
 Lease income . . . . . . . . . . . . . . . . . .    (25.5)      --        --
 Other. . . . . . . . . . . . . . . . . . . . . .     (1.7)   (11.9)      1.5
                                                    ------   ------    ------
   Total income taxes . . . . . . . . . . . . . .   $108.6   $200.7    $308.9
                                                    ======   ======    ======

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The significant components of the Company's deferred tax assets and liabilities were as follows:


                                                              DECEMBER 31
                                                           --------------------
                                                             2002       2001
                                                           --------  ----------
                                                             (IN MILLIONS)
DEFERRED TAX ASSETS:
 Policy reserve adjustments. . . . . . . . . . . . . . .   $  550.2   $  555.4
 Other employee benefits . . . . . . . . . . . . . . . .      154.5      144.8
 Book over tax basis of investments. . . . . . . . . . .      329.6      268.9
 Dividends payable to policyholders. . . . . . . . . . .      135.2      158.6
 Interest. . . . . . . . . . . . . . . . . . . . . . . .       32.5       26.0
                                                           --------   --------
   Total deferred tax assets . . . . . . . . . . . . . .    1,202.0    1,153.7
                                                           --------   --------
DEFERRED TAX LIABILITIES:
 Deferred policy acquisition costs . . . . . . . . . . .      879.4      829.0
 Depreciation. . . . . . . . . . . . . . . . . . . . . .       13.3       27.7
 Basis in partnerships . . . . . . . . . . . . . . . . .       65.1       61.7
 Market discount on bonds. . . . . . . . . . . . . . . .       18.9       18.0
 Pension plan expense. . . . . . . . . . . . . . . . . .       73.9       80.3
 Capitalized charges related to mutual funds . . . . . .       12.7       31.5
 Lease income. . . . . . . . . . . . . . . . . . . . . .      772.7      623.9
 Unrealized gains. . . . . . . . . . . . . . . . . . . .      156.4      135.8
 Other . . . . . . . . . . . . . . . . . . . . . . . . .       29.9       48.7
                                                           --------   --------
   Total deferred tax liabilities. . . . . . . . . . . .    2,022.3    1,856.6
                                                           --------   --------
   Net deferred tax liabilities. . . . . . . . . . . . .   $  820.3   $  702.9
                                                           ========   ========

(1) Reclassifications of certain prior year data have been made for comparative purposes.

The Company made income tax payments of $104.9 million and $3.7 million, and received an income tax refund of $21.7 million in 2002, 2001 and 2000, respectively.

NOTE 7 - CLOSED BLOCK

As of February 1, 2000, the Company established a closed block for the benefit of certain classes of individual or joint traditional participating whole life insurance policies for which the Company had a dividend scale payable in 1999 and individual term life insurance policies that were in force on February 1, 2000. Assets were allocated to the closed block in an amount that, together with anticipated revenues from policies included in the closed block, was reasonably expected to be sufficient to support such business, including provision for payment of benefits, direct asset acquisition and disposition costs, and taxes, and for continuation of dividend scales payable in 1999, assuming experience underlying such dividend scales continues. Assets allocated to the closed block inure solely to the benefit of the holders of the policies included in the closed block and will not revert to the benefit of the shareholders of the Company. No reallocation, transfer, borrowing, or lending of assets can be made between the closed block and other portions of the Company's general account, any of its separate accounts, or any affiliate of the Company without approval of the Massachusetts Division of Insurance.

If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will be increased. If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 7 - CLOSED BLOCK

The assets and liabilities allocated to the closed block are recorded in the Company's financial statements on the same basis as other similar assets and liabilities. The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date of demutualization (adjusted to eliminate the impact of related amounts in accumulated other comprehensive income) represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income over the period the policies in the closed block remain in force. The Company has developed an actuarial calculation of the timing of such maximum future shareholder earnings, and this is the basis of the policyholder dividend obligation.

If actual cumulative earnings are greater than expected cumulative earnings, only expected earnings will be recognized in income. Actual cumulative earnings in excess of expected cumulative earnings represents undistributed accumulated earnings attributable to policyholders, which are recorded as a policyholder dividend obligation because the excess will be paid to closed block policyholders as an additional policyholder dividend unless otherwise offset by future performance of the closed block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, only actual earnings will be recognized in income.

The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholders' benefits, policyholder dividends, premium taxes, guaranty fund assessments, and income taxes. The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized investment gains and losses of investment assets outside the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies for the purpose of the amortization of deferred acquisition costs. The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The following tables set forth certain summarized financial information relating to the closed block as of the dates indicated:


                                                           DECEMBER 31,

                                                       ---------------------
                                                         2002         2001
                                                       ----------  ------------
                                                           (IN MILLIONS)
LIABILITIES
Future policy benefits . . . . . . . . . . . . . . .   $10,509.0    $10,198.7
Policyholder dividend obligation . . . . . . . . . .       288.9        251.2
Policyholders' funds . . . . . . . . . . . . . . . .     1,504.0      1,460.9
Policyholder dividends payable . . . . . . . . . . .       432.3        433.4
Other closed block liabilities . . . . . . . . . . .       111.7         53.7
                                                       ---------    ---------
 Total closed block liabilities. . . . . . . . . . .   $12,845.9    $12,397.9
                                                       ---------    ---------
ASSETS

Investments
Fixed maturities:

 Held-to-maturity-at amortized cost (fair value:

  2002-$97.1; 2001-$100.7) . . . . . . . . . . . . .   $    86.0    $   103.3
 Available-for-sale-at fair value (cost:
  2002-$5,580.2; 2001-$5,204.0). . . . . . . . . . .     5,823.2      5,320.7
Equity securities: . . . . . . . . . . . . . . . . .
 Available-for-sale-at fair value (cost: 2002-$10.5;

  2001-$8.8) . . . . . . . . . . . . . . . . . . . .        12.4         13.4
Mortgage loans on real estate. . . . . . . . . . . .     1,665.8      1,837.0
Policy loans . . . . . . . . . . . . . . . . . . . .     1,555.1      1,551.9
Short-term investments . . . . . . . . . . . . . . .        25.2           --
Other invested assets. . . . . . . . . . . . . . . .       212.4         83.1
                                                       ---------    ---------
 Total investments . . . . . . . . . . . . . . . . .     9,380.1      8,909.4
Cash and cash equivalents. . . . . . . . . . . . . .       244.0        192.1
Accrued investment income. . . . . . . . . . . . . .       156.3        158.9
Other closed block assets. . . . . . . . . . . . . .       327.6        297.5
                                                       ---------    ---------
 Total closed block assets . . . . . . . . . . . . .   $10,108.0    $ 9,557.9
                                                       ---------    ---------
Excess of reported closed block liabilities over
 assets designated to the closed block . . . . . . .   $ 2,737.9    $ 2,840.0
                                                       ---------    ---------
Portion of above representing other comprehensive
 income:
 Unrealized appreciation (depreciation), net of tax
  of $(84.0) million and $(43.3) million at 2002 and
  2001, respectively . . . . . . . . . . . . . . . .       155.9         80.1
 Allocated to the policyholder dividend obligation,
  net of tax of $88.8 million and $50.8 million at
  2002 and 2001, respectively. . . . . . . . . . . .      (164.9)       (94.4)
                                                       ---------    ---------
   Total . . . . . . . . . . . . . . . . . . . . . .        (9.0)       (14.3)
                                                       ---------    ---------
Maximum future earnings to be recognized from closed
 block assets and liabilities. . . . . . . . . . . .   $ 2,728.9    $ 2,825.7
                                                       =========    =========
Change in the policyholder dividend obligation:

 Balance at beginning of period. . . . . . . . . . .   $   251.2    $    77.0
   Impact on net income before income taxes. . . . .       (70.8)        42.5
   Unrealized investment gains (losses). . . . . . .       108.5         67.1
   Cumulative effect of change in accounting
    principle (1). . . . . . . . . . . . . . . . . .          --         64.6
                                                       ---------    ---------
 Balance at end of period. . . . . . . . . . . . . .   $   288.9    $   251.2
                                                       =========    =========

(1) The cumulative effect of change in accounting principle represents the impact of transferring fixed maturities from held-to-maturity to available-for-sale as part of the adoption of SFAS No. 133 effective January 1, 2001. See Note 1.

                      JOHN HANCOCK LIFE INSURANCE COMPANY


                                                                FOR THE PERIOD
                                             YEARS ENDED          FEBRUARY 1
                                            DECEMBER 31,           THROUGH
                                         -------------------     DECEMBER 31,
                                           2002       2001           2000
                                         ---------  ---------  ----------------
                                                    (IN MILLIONS)
REVENUES

 Premiums. . . . . . . . . . . . . . .   $  969.9   $  940.0      $  865.0
 Net investment income . . . . . . . .      663.9      667.5         591.6
 Net realized investment and other
  gains (losses), net of amounts
  credited to the policyholder dividend
  obligation of $(11.9) million,
  $(17.0) million and $14.1 million,
  respectively . . . . . . . . . . . .       (5.2)      (3.6)         (2.9)
 Other closed block revenues . . . . .        0.1        0.6          (0.6)
                                         --------   --------      --------
   Total closed block revenues . . . .    1,628.7    1,604.5       1,453.1


BENEFITS AND EXPENSES
 Benefits to policyholders . . . . . .    1,057.6      924.4         870.0
 Change in the policyholder dividend
  obligation . . . . . . . . . . . . .      (60.2)      54.9          46.6
 Other closed block operating costs and
  expenses . . . . . . . . . . . . . .       (5.2)      (6.3)        (10.0)
 Dividends to policyholders. . . . . .      489.7      474.9         407.1
                                         --------   --------      --------
   Total benefits and expenses . . . .    1,481.9    1,447.9       1,313.7
                                         --------   --------      --------
 Closed block revenues, net of closed
  block benefits and expenses, before
  income taxes and cumulative effect of
  accounting change. . . . . . . . . .      146.8      156.6         139.4
 Income taxes, net of amounts credited
  to the policyholder dividend
  obligation of $1.3 million, $4.6
  million, and $2.8 million,
  respecitively. . . . . . . . . . . .       50.0       53.0          52.3
                                         --------   --------      --------
 Closed block revenues, net of closed
  block benefits and expenses and
  income taxes, before cumulative
  effect of accounting change. . . . .       96.8      103.6          87.1
                                         --------   --------      --------
 Cumulative effect of accounting
  change, net of tax. . . . . . . . .          --       (1.4)           --
                                         --------   --------      --------
 Closed block revenues, net of closed
  block benefits and expenses, income
  taxes and the cumulative effect of
  accounting change. . . . . . . . . .   $   96.8   $  102.2      $   87.1
                                         ========   ========      ========

Maximum future earnings from closed block assets and liabilities:


                                                               DECEMBER 31,
                                                          ---------------------
                                                            2002        2001
                                                          ---------  ----------
                                                             (IN MILLIONS)
Beginning of period . . . . . . . . . . . . . . . . . .   $2,825.7    $2,927.9
End of period . . . . . . . . . . . . . . . . . . . . .    2,728.9     2,825.7
                                                          --------    --------
 Change during period . . . . . . . . . . . . . . . . .   $  (96.8)   $ (102.2)
                                                          ========    ========

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 8 - DEBT AND LINE OF CREDIT

Short-term and long-term debt consists of the following:


                                                                DECEMBER 31,
                                                            ------------------
                                                             2002      2001
                                                            -------  ---------
                                                             (IN MILLIONS)
Short-term debt:
 Current maturities of long-term debt . . . . . . . . . .   $ 99.5    $ 124.6
Long-term debt:
 Surplus notes, 7.38% maturing in 2024 (1). . . . . . . .    447.4      447.3
 Notes payable, interest ranging from 4.67% to 12.0%, due
  in varying amounts to 2013. . . . . . . . . . . . . . .    242.3      296.0
                                                            ------    -------
Total long-term debt. . . . . . . . . . . . . . . . . . .    689.7      743.3
Less current maturities . . . . . . . . . . . . . . . . .    (99.5)    (124.6)
                                                            ------    -------
Long-term debt. . . . . . . . . . . . . . . . . . . . . .    590.2      618.7
                                                            ------    -------
 Total long and short-term debt before fair value
  adjustments . . . . . . . . . . . . . . . . . . . . . .    689.7      743.3
Fair value adjustments related to interest rate swaps (1)    113.7       43.0
                                                            ------    -------
Total long and short-term debt after fair value
 adjustments. . . . . . . . . . . . . . . . . . . . . . .   $803.4    $ 786.3
                                                            ======    =======
Consumer notes:
 Notes payable, interest ranging from 2.65% to 6.00% due
  in varying amounts to 2032. . . . . . . . . . . . . . .   $290.2         --
                                                            ======    =======

(1) As part of its interest rate management, the Company uses interest rate swaps to convert the interest expense on the Surplus Notes from fixed to variable. Under FAS 133, these swaps are designated as fair value hedges, which results in the carrying value of the notes being adjusted for changes in fair value.

The issuance of Surplus Notes by the Company was approved by the Massachusetts Commissioner of Insurance, and any payments of interest or principal on the Surplus Notes requires the prior approval of the Massachusetts Commissioner of Insurance. The notes payable consists of debt issued by various other operating subsidiaries of the Company.

At December 31, 2002, the Company had a committed line of credit through a group of banks including Fleet National Bank, JPMorgan Chase, Citicorp USA, Inc., The Bank of New York, The Bank of Nova Scotia, Fleet Securities, Inc. and JPMorgan Securities, Inc., totaling $1.0 billion, $500.0 million pursuant to a 364-day commitment (renewed effective July 26, 2002) and $500.0 million pursuant to a multi-year facility (renewable in 2005). The banks will commit, when requested, to loan funds at prevailing interest rates as determined in accordance with the line of credit agreement. Under the terms of the agreement, the Company is required to maintain certain minimum levels of net worth and comply with certain other covenants, which were met at December 31, 2002. At December 31, 2002, the Company had no outstanding borrowings under the agreement.

Aggregate maturities of long-term debt are as follows: 2003-$99.5 million; 2004-$19.7 million; 2005-$28.5 million; 2006-$16.3 million; 2007-$13.0 million and thereafter-$512.7 million.

Interest expense on debt, included in other operating costs and expenses, was $52.6 million, $59.0 million and $62.6 million in 2002, 2001 and 2000, respectively. Interest paid amounted to $47.0 in 2002, $55.8 million in 2001, and $63.4 million in 2000.

Consumer Notes

The Company issues consumer notes through its SignatureNotes program. SignatureNotes is an investment product sold through a broker-dealer network to retail customers in the form of publicly traded fixed and/or floating rate securities. SignatureNotes are issued weekly with a variety of maturities, interest rates, and call provisions. SignatureNotes may be redeemed upon the death of the holder, subject to an annual overall program redemption limitation of 1% of the aggregate securities outstanding, or $1,000,000, or an individual redemption limitation of $200,000 of aggregate principal.

Aggregate maturities of consumer notes are as follows: 2005-$4.8 million; 2006-$12.2 million; 2007-$26.8 million and thereafter-$252.2 million. As of December 31, 2002, there are no maturities of consumer notes in 2003 or 2004.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 8 - DEBT AND LINE OF CREDIT

Interest expense on consumer notes, included in benefits to policyholders, was $2.5 million in 2002. No interest expense was incurred in 2001 and 2000. Interest paid amounted to $1.4 million in 2002. No interest was paid in 2001 or 2000.

NOTE 9 - MINORITY INTEREST

Minority interest relates to preferred stock issued by Signature Tomato, a subsidiary of Signature Fruit, a subsidiary of the Company, which acquired certain assets and assumed certain liabilities out of bankruptcy proceedings of Tri-Valley Growers, Inc., a cooperative association, and equity interests in consolidated partnerships. For financial reporting purposes, the assets, the liabilities, and earnings of Signature Fruit and the partnerships are consolidated in the Company's financial statements.

In conjunction with the transaction discussed above, Signature Tomato, a subsidiary of Signature Fruit, issued $2.1 million of 14.24% cumulative, voting preferred stock in exchange for debt. In addition, Signature Fruit sold 3.0% of its Class A membership shares to outside third parties with put options exercisable in a period from one to three years from acquisition.

The minority interest in the equity of consolidated partnerships of approximately $5.2 million reflects the original investment by minority shareholders in various consolidated partnerships, along with their proportional share of the earnings or losses of these partnerships.

The minority interest in the equity of unconsolidated partnerships reflect the original investment by minority shareholders in a consolidated partnership, along with their proportional share of the earnings or losses of this partnership.

NOTE 10 - REINSURANCE

The effect of reinsurance on premiums written and earned was as follows:


                                2002                    2001                    2000
                              PREMIUMS                PREMIUMS                PREMIUMS
                        ---------------------   ---------------------   ---------------------
                         WRITTEN     EARNED      WRITTEN     EARNED      WRITTEN      EARNED
                        ----------  ----------  ----------  ----------  ----------  ------------
                                                    (IN MILLIONS)
Life, Health and
 Annuity:

 Direct . . . . . . .   $ 2,570.1   $ 2,565.0   $ 3,076.8   $ 3,080.7   $ 3,181.1    $ 3,180.3
 Assumed. . . . . . .       469.3       469.3       427.7       427.7       465.3        465.4
 Ceded. . . . . . . .    (1,050.1)   (1,050.1)   (1,156.5)   (1,156.5)   (1,255.0)    (1,255.0)
                        ---------   ---------   ---------   ---------   ---------    ---------
   Net life, health
    and annuity

    premiums. . . . .   $ 1,989.3   $ 1,984.2   $ 2,348.0   $ 2,351.9   $ 2,391.4    $ 2,390.7
                        =========   =========   =========   =========   =========    =========

For the years ended December 31, 2002, 2001 and 2000, benefits to policyholders under life, health and annuity ceded reinsurance contracts were $645.9 million, $552.7 million, and $649.4 million, respectively.

On February 28, 1997, the Company sold a major portion of its group insurance business to UNICARE Life & Health Insurance Company (UNICARE), a wholly owned subsidiary of WellPoint Health Networks, Inc. The business sold included the Company's group accident and health business and related group life business and Cost Care, Inc., Hancock Association Services Group and Tri-State, Inc., all of which were indirect wholly-owned subsidiaries of the Company. The Company retained its group long-term care operations. The insurance business sold was transferred to UNICARE through a 100% coinsurance agreement. The Company remains liable to its policyholders to the extent that UNICARE does not meet its contractual obligations under the coinsurance agreement.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 10 - REINSURANCE

Through the Company's group health insurance operations, the Company entered into a number of reinsurance arrangements in respect of personal accident insurance and the occupational accident component of workers compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, the Company both assumed risks as a reinsurer, and also passed 95% of these risks on to other companies. This business had originally been reinsured by a number of different companies, and has become the subject of widespread disputes. The disputes concern the placement of the business with reinsurers and recovery of the reinsurance. The Company is engaged in disputes, including a number of legal proceedings, in respect of this business. The risk to the Company is that other companies that reinsured the business from the Company may seek to avoid their reinsurance obligations. However, the Company believes that it has a reasonable legal position in this matter. During the fourth quarter of 1999 and early 2000, the Company received additional information about its exposure to losses under the various reinsurance programs. As a result of this additional information and in connection with global settlement discussions initiated in late 1999 with other parties involved in the reinsurance programs, during the fourth quarter of 1999 the Company recognized a charge for uncollectible reinsurance of $133.7 million, after tax, as its best estimate of its remaining loss exposure. The Company believes that any exposure to loss from this issue, in addition to amounts already provided for as of December 31, 2002, would not be material.

Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under the reinsurance agreements. Failure of the reinsurers to honor their obligations could result in losses to the Company; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar characteristics of the reinsurers.

NOTE 11 - PENSION BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company provides pension benefits to substantially all employees and general agency personnel. These benefits are provided through both qualified and non-qualified defined benefit and qualified defined contribution pension plans. Through the non-qualified defined benefit plans, the Company provides supplemental pension benefits to employees with salaries and/or pension benefits in excess of the qualified plan limits imposed by U.S. tax law. Prior to 2002, pension benefits under the Company's defined benefit plans were also based on years of service and final average compensation (generally during the three years prior to retirement). In 2001, the defined benefit pension plans were amended to a cash balance basis under which benefits are based on career average compensation. Under grandfathering rules, employees within 5 years of early retirement eligibility or employees over age 40 and with at least 10 years of service will receive pension benefits based on the greater of the benefit from the cash balance basis or the prior final average salary basis. This amendment became effective on January 1, 2002. Benefits related to the Company's defined benefit pension plans paid to employees and retirees covered by annuity contracts issued by the Company amounted to $141.8 million in 2002, $115.9 million in 2001, and $102.2 million in 2000. Plan assets consist principally of listed domestic and international equity securities, private equity securities including timber and agricultural real estate, corporate obligations, and U.S. and foreign government securities.

The Company's funding policy for qualified defined benefit plans is to contribute annually an amount at least equal to the minimum annual contribution required under the Employee Retirement Income Security Act (ERISA) and other applicable laws, and, generally, not greater than the maximum amount that can be deducted for federal income tax purposes. In 2002 and 2001, $3.0 million and $0.0 million, respectively, were contributed to these plans. $3.0 million was contributed to only one plan to ensure that the plan's assets continued to exceed the plan's Accumulated Benefit Obligation. This contribution is not deductible for 2002, but is expected to be deductible for 2003. The funding policy for non-qualified defined benefit plans is to contribute the amount of the benefit payments made during the year.

The Company recognized a loss of $41.2 million in 2002 and a gain of $19.7 million in 2001 in other comprehensive income, before taxes from the increase in the additional minimum liability (less the increase in the intangible asset) over the value at the end of the prior year.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 11 - PENSION BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFIT PLANS
 (CONTINUED)

Defined contribution plans include The Investment Incentive Plan and the Savings and Investment Plan. The expense for defined contribution plans was $10.4 million, $10.6 million, and $8.3 million, in 2002, 2001 and 2000, respectively.

In addition to the Company's defined benefit pension plans, the Company has employee welfare plans for medical, dental, and life insurance covering most of its retired employees and general agency personnel. Substantially all employees may become eligible for these benefits if they reach certain age and service requirements while employed by the Company. The postretirement health care and dental coverages are contributory based for post January 1, 1992 non-union retirees. A small portion of pre-January 1, 1992 non-union retirees also contribute. The applicable contributions are based on the number of years of service.

The Company's policy is to fund postretirement benefits in amounts at or below the annual tax qualified limits. As of December 31, 2002 and 2001, plan assets related to non-union employees were comprised of an irrevocable health insurance contract to provide future health benefits to retirees and a 401(h) account under the pension plan. The plan assets underlying the insurance contract are comprised of approximately 60% equity securities and 40% fixed income investments. The plan assets in the 401(h) account are comprised of approximately 75% equity securities and 25% fixed income investments. Plan assets related to union employees were comprised of approximately 60% equity securities and 40% fixed income investments, held in a 501(c) (9) trust.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 11 - PENSION BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFIT PLANS
 (CONTINUED)

The changes in benefit obligation and plan assets related to the Company's qualified and nonqualified benefit plans are summarized as follows:


                                       YEARS ENDED DECEMBER 31,
                           -----------------------------------------------
                                                       OTHER POSTRETIREMENT
                               PENSION BENEFITS              BENEFITS
                           -------------------------   ---------------------
                              2002          2001         2002         2001
                           ------------  ------------  ----------  ---------
                                             (IN MILLIONS)
Change in benefit
 obligation:
 Benefit obligation at
  beginning of year. . .    $1,933.1      $1,803.6      $ 441.4      $ 486.8
 Service cost. . . . . .        27.8          30.7          4.0          5.9
 Interest cost . . . . .       133.9         129.1         33.5         31.8
 Amendments. . . . . . .         9.9          50.1           --        (48.3)
 Actuarial loss (gain) .        91.9          46.7        143.9         (1.3)
 Benefits paid . . . . .      (161.0)       (127.1)       (37.4)       (29.6)
 Curtailment . . . . . .        (6.3)           --         (1.1)        (3.9)
                            --------      --------      -------      -------
 Benefit obligation at
  end of year. . . . . .     2,029.3       1,933.1        584.3        441.4
                            --------      --------      -------      -------
Change in plan assets:
 Fair value of plan
  assets at beginning of
  year . . . . . . . . .     2,196.9       2,410.9        245.7        261.4
 Actual return on plan
  assets . . . . . . . .      (201.5)       (105.8)       (25.5)        (6.7)
 Employer contribution .        26.6          18.9         21.4         20.6
 Employee contribution .          --            --          3.9          6.5
 Benefits paid . . . . .      (161.0)       (127.1)       (41.3)       (36.1)
                            --------      --------      -------      -------
 Fair value of plan
  assets at end of year.     1,861.0       2,196.9        204.2        245.7
                            --------      --------      -------      -------
Funded status. . . . . .      (168.3)        263.8       (380.1)      (195.7)
Unrecognized actuarial
 loss (gain) . . . . . .       511.5          24.3         98.8        (95.3)
Unrecognized prior

 service cost. . . . . .        67.9          67.9        (42.3)       (47.5)
Unrecognized net
 transition asset. . . .         0.1           0.1           --           --
                            --------      --------      -------      -------
Prepaid (accrued) benefit

 cost, net . . . . . . .    $  411.2      $  356.1      $(323.6)     $(338.5)
                            ========      ========      =======      =======
Amounts recognized in the
 consolidated balance
 sheets consist of:
 Prepaid benefit cost. .    $  581.7      $  523.9
 Accrued benefit
  liability including
  minimum liability. . .      (275.1)       (231.6)
 Intangible asset. . . .         0.1           0.5
 Accumulated other
  comprehensive income .       104.5          63.3
                            --------      --------
Net amount recognized. .    $  411.2      $  356.1
                            ========      ========

The assumptions used in accounting for the Company's qualified and nonqualified benefit plans were as follows:


                                        YEARS ENDED DECEMBER 31,
                            --------------------------------------------
                                                        OTHER POSTRETIREMENT
                                 PENSION BENEFITS             BENEFITS
                            -------------------------   ---------------------
                                2002          2001         2002        2001
                            -------------  -----------  ----------  -----------
                                              (IN MILLIONS)
Discount rate . . . . . .       6.75%         7.25%       6.75%        7.25%
Expected return on plan
 assets . . . . . . . . .       9.50%         9.50%       9.50%        9.50%
Rate of compensation
 increase . . . . . . . .       3.50%         4.20%         --           --

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 11 - PENSION BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFIT PLANS
 (CONTINUED)

The expected return on plan assets rates shown above are the rates used in computing the net periodic costs for the year. The rates of compensation increase and the discount rate shown above are the rates used in computing the year-end measurements and for computing the net periodic costs for the following year.

For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5.25% in 2008 and remain at that level thereafter.

For the prior valuation, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.25% in 2006 and remain at that level thereafter.

The net periodic benefit (credit) cost related to the Company's qualified and nonqualified benefit plans includes the following components:


                                       YEARS ENDED DECEMBER 31,
                        ------------------------------------------------------
                                                        OTHER POSTRETIREMENT
                             PENSION BENEFITS                 BENEFITS
                        ---------------------------   ------------------------
                         2002      2001      2000      2002     2001      2000
                        --------  --------  --------  -------  -------  ---------
                                            (IN MILLIONS)
Service cost. . . . .   $  27.8   $  30.7   $  34.0   $  4.0   $  5.9    $  7.8
Interest cost . . . .     133.9     129.1     129.2     33.5     31.8      30.9
Expected return on
 plan assets. . . . .    (201.5)   (223.8)   (209.9)   (22.8)   (24.4)    (24.1)
Amortization of
 transition asset . .       0.1       0.1     (12.0)      --       --        --
Amortization of prior
 service cost . . . .       7.0       6.5       4.6     (3.2)    (2.2)     (0.2)
Recognized actuarial
 gain . . . . . . . .       7.6     (18.3)     (9.3)    (1.9)    (6.8)     (8.7)
Other . . . . . . . .        --        --        --       --     (3.9)       --
                        -------   -------   -------   ------   ------    ------
 Net periodic benefit
  (credit) cost . . .   $ (25.1)  $ (75.7)  $ (63.4)  $  9.6   $  0.4    $  5.7
                        =======   =======   =======   ======   ======    ======

Assumed health care cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:


                                               1-PERCENTAGE    1-PERCENT POINT
                                              POINT INCREASE      DECREASE
                                              --------------  -----------------
                                                       (IN MILLIONS)

Effect on total of service and interest
 costs in 2002. . . . . . . . . . . . . . .       $ 3.4            $ (3.1)
Effect on postretirement benefit obligations
 as of December 31, 2002. . . . . . . . . .        45.0             (41.5)

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 11 - PENSION BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFIT PLANS
 (CONTINUED)

The information that follows shows supplemental information for the Company's defined benefit pension plans. Certain key summary data is shown separately for qualified plans and non-qualified plans.


                                               YEARS ENDED DECEMBER 31,
                        ---------------------------------------------------------------------
                                       2002                                2001
                        ---------------------------------   ---------------------------------
                        QUALIFIED  NONQUALIFIED             QUALIFIED  NONQUALIFIED
                          PLANS       PLANS       TOTAL       PLANS       PLANS        TOTAL
                        ---------  ------------  ---------  ---------  ------------  -----------
                                                    (IN MILLIONS)
Benefit obligation at

 the end of year. . .   $1,727.4     $ 301.9     $2,029.3   $1,674.4     $ 258.7      $1,933.1
Fair value of plan
 assets at end of year   1,855.8         5.2      1,861.0    2,192.3         4.6       2,196.9
                        --------     -------     --------   --------     -------      --------
Funded status . . . .      128.4      (296.7)      (168.3)     517.9      (254.1)        263.8
Unrecognized net
 actuarial (gain)loss      374.7       136.8        511.5      (65.7)       90.0          24.3
Unrecognized prior
 service cost . . . .       78.6       (10.7)        67.9       71.7        (3.8)         67.9
Unrecognized
 transition (asset)
 liability. . . . . .         --         0.1          0.1         --         0.1           0.1
                        --------     -------     --------   --------     -------      --------
Prepaid benefit
 (accrued) cost . . .   $  581.7     $(170.5)    $  411.2   $  523.9     $(167.8)     $  356.1
Prepaid benefit cost.   $  581.7           -     $  581.7   $  523.9           -      $  523.9
Accrued benefit
 liability including
 minimum liability. .         --     $(275.1)      (275.1)        --     $(231.6)       (231.6)
Intangible asset. . .         --         0.1          0.1         --         0.5           0.5
Accumulated other
 comprehensive income         --       104.5        104.5         --        63.3          63.3
                        --------     -------     --------   --------     -------      --------
 Net amount recognized  $  581.7     $(170.5)    $  411.2   $  523.9     $(167.8)     $  356.1
                        --------     -------     --------   --------     -------      --------
Service cost. . . . .   $   26.1     $   1.7     $   27.8   $   26.0     $   4.7      $   30.7
Interest cost . . . .      115.9        18.0        133.9      110.1        19.0         129.1
Expected return on
 plan assets. . . . .     (201.3)       (0.2)      (201.5)    (223.7)       (0.1)       (223.8)
Amortization of
 transition asset . .          -         0.1          0.1         --         0.1           0.1
Amortization of prior
 service cost . . . .        6.5         0.5          7.0        4.5         2.0           6.5
Recognized actuarial
 gain . . . . . . . .        1.5         6.1          7.6      (24.8)        6.5         (18.3)
                        --------     -------     --------   --------     -------      --------
 Net periodic benefit
  (credit) cost . . .   $  (51.3)    $  26.2     $  (25.1)  $ (107.9)    $  32.2      $  (75.7)
                        ========     =======     ========   ========     =======      ========

NOTE 12 - COMMITMENTS, GUARANTEES AND CONTINGENCIES


COMMITMENTS

The Company has extended commitments to purchase fixed maturity investments, preferred and common stock, and other invested assets and to issue mortgage loans on real estate totaling $485.2 million, $0.3 million, $729.9 million and $279.8 million, respectively at December 31, 2002. If funded, loans related to real estate mortgages would be fully collateralized by related properties. The Company monitors the creditworthiness of borrowers under long-term bond commitments and requires collateral as deemed necessary. The estimated fair values of the commitments described above aggregate $1.2 billion at December 31, 2001. The majority of these commitments expire in 2003.

GUARANTEES

In the course of business the Company enters into guarantees which vary in nature and purpose. The following guarantee is disclosed pursuant to FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others".

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The Company guarantees certain mortgage securitizations transactions the Company entered into with FNMA and FHLMC. This guarantee will persist until the pool of mortgages is paid off in full by the mortgagees. The Company must perform under this guarantee where the mortgagees fail to repay their mortgages. The maximum amount of future payments the Company may be required to make pursuant to the guarantee is approximately equivalent to the December 31, 2002 aggregate outstanding principal balance of the pool of FNMA loans of $19.2 million and the FHMLC loans of $20.1 million.

CONTINGENCIES

Class Action

During 1997, the Company entered into a court-approved settlement relating to a class action lawsuit involving certain individual life insurance policies sold from 1979 through 1996. In entering into the settlement, the Company specifically denied any wrongdoing. The total reserve held in connection with the settlement to provide for relief to class members and for legal and administrative costs associated with the settlement amounted to $11.9 million and $52.7 million at December 31, 2002 and 2001, respectively. The Company incurred no costs related to the settlement in 2002 or 2000. Costs incurred related to the settlement were $30.0 million in 2001. The estimated reserve is based on a number of factors, including the estimated cost per claim and the estimated costs to administer the claims.

During 1996, management determined that it was probable that a settlement would occur and that a minimum loss amount could be reasonably estimated. The Company recorded its best estimate based on the information available at the time. The terms of the settlement agreement were negotiated throughout 1997 and approved by the court on December 31, 1997. In accordance with the terms of the settlement agreement, the Company contacted class members during 1998 to determine the actual type of relief to be sought by class members. The majority of the responses from class members were received by the fourth quarter of 1998.

 The type of relief sought by class members differed from the Company's initial estimates. In 1999, the Company updated its estimate of the cost of claims subject to alternative dispute resolution relief and revised its reserve estimate accordingly. The reserve estimate was further evaluated quarterly, and was adjusted as noted above, in 2001. The adjustment to the reserve in the fourth quarter of 2001 was the result of the Company being able to better estimate the cost of settling the remaining claims, which on average tend to be larger, more complicated claims. The better estimate comes from experience with actual settlements on similar claims.

Administration of the alternative dispute resolution (ADR) component of the settlement continues to date. Although some uncertainty remains as to the cost of claims in the final phase (i.e., arbitration) of the ADR process, it is expected that the final cost of the settlement will not differ materially from the amounts presently provided for by the Company.

HARRIS TRUST

Since 1983, the Company has been involved in complex litigation known as Harris Trust and Savings Bank, as Trustee of Sperry Master Retirement Trust No. 2 v. John Hancock Mutual Life Insurance Company (S.D.N.Y. Civ. 83-5491). After successive appeals to the Second Circuit and to the U.S. Supreme Court, the case was remanded to the District Court and tried to a Federal District Court judge in 1997. The judge issued an opinion in November 2000.

In that opinion the Court found against the Company and awarded the Trust approximately $13.8 million in relation to this claim together with unspecified additional pre-judgment interest on this amount from October 1988. The Court also found against the Company on issues of liability valuation and ERISA law. Damages in the amount of approximately $5.7 million, together with unspecified pre-judgment interest from December 1996, were awarded on these issues. As part of the relief, the judge ordered the removal of Hancock as a fiduciary to the plan. On April 11, 2001, the Court entered a judgment against the Company for approximately $84.9 million, which includes damages to the plaintiff, pre-judgment interest, attorney's fees and other costs.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

On May 14, 2001 the Company filed an appeal in this case. On August 20, 2002, the Second Circuit Court of Appeals issued a ruling, affirming in part, reversing in part, and vacating in part the District Court's judgment in this case. The Second Circuit Court of Appeals' opinion overturned substantial portions of the District Court's opinion, representing the vast majority of the lower court's award of damages and fees, and sent the matter back to the District Court for further proceedings. The matter remains in litigation, and no final judgment has been entered.

Notwithstanding what the Company believes to be the merits of its position in this case, if unsuccessful, its ultimate liability, including fees, costs and interest could have a material adverse impact on net income. However, the Company does not believe that any such liability would be material in relation to its financial position or liquidity.

MODAL PREMIUM LITIGATION

On July 19, 2002, the Company announced it had entered into a class action lawsuit settlement agreement involving policyholders who paid premiums on a monthly, quarterly or semiannual basis, rather than annually. The class action lawsuit, known as the "Modal Premium" action, was filed in a New Mexico state court. As a result of the settlement, the Company established a $30.0 million reserve ($19.5 million after taxes) as of June 30, 2002 to provide for economic relief in the form of a Settlement Death Benefit to the approximately 1.5 million class members who purchased various insurance products from the Company and paid on a monthly, quarterly or semi-annual basis. The reserve also provides for the legal and administrative costs associated with the settlement. In entering into the settlement, the Company specifically denied any wrongdoing. The Settlement Death Benefit Period began on February 19, 2003 and extends for either nine or twelve months, depending upon the age of the class member. Although some uncertainty remains as to the final cost of the settlement, it is expected that it will not differ materially from the amounts presently provided for by the Company.

OTHER

In the normal course of its business operations, the Company is involved with litigation from time to time with claimants, beneficiaries and others, and a number of litigation matters were pending as of December 31, 2002. It is the opinion of management, after consultation with counsel, that the ultimate liability with respect to these claims, if any, will not materially affect the financial position or results of operations of the Company.

NOTE 13 - SHAREHOLDER'S EQUITY

(a) Common Stock

As result of the Reorganization, as described in Note 1, the Company converted to a stock life insurance company. The Company has one class of capital stock, common stock ($10,000 par value, 1,000 shares authorized and outstanding). All of the outstanding common stock of the Company is owned by JHFS, the parent.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

(b) Other Comprehensive Income

The components of accumulated other comprehensive income are as follows:


                                        NET

                           NET      ACCUMULATED    FOREIGN                 ACCUMULATED
                        UNREALIZED  GAIN (LOSS)   CURRENCY     MINIMUM        OTHER
                          GAINS       ON CASH    TRANSLATION   PENSION    COMPREHENSIVE
                         (LOSSES)   FLOW HEDGES  ADJUSTMENT   LIABILITY      INCOME
                        ----------  -----------  -----------  ---------  ---------------
                                                (IN MILLIONS)
Balance at December
 31, 1999 . . . . . .    $ 69.1          --        $(2.5)      $(61.2)       $  5.4
Gross unrealized gains
 (losses) (net of
 deferred income tax
 benefit of $8.1
 million) . . . . . .     (12.7)         --           --           --         (12.7)
Reclassification
 adjustment for gains
 (losses), realized in
 net income (net of
 tax expense of $59.8
 million) . . . . . .     111.2          --           --           --         111.2
Adjustment for
 participating group
 annuity contracts
 (net of deferred
 income tax benefit of
 $3.6 million). . . .      (6.8)         --           --           --          (6.8)
Adjustment for
 deferred policy
 acquisition costs and
 present value of
 future profits (net
 of deferred income
 tax benefit of $15.4
 million) . . . . . .     (28.3)         --           --           --         (28.3)
Adjustment for
 policyholder dividend
 obligation (net of
 deferred income tax
 benefit of $4.7
 million) . . . . . .      (8.8)         --           --           --          (8.8)
                         ------          -         -----       ------        ------
Net unrealized gains
 (losses) . . . . . .      54.6          --           --           --          54.6
Foreign currency
 translation
 adjustment . . . . .        --          --         (1.5)          --          (1.5)
Minimum pension
 liability (net of
 deferred income tax
 expense of $4.4
 million) . . . . . .        --          --           --          8.2           8.2
                         ------          -         -----       ------        ------
Balance at December
 31, 2000 . . . . . .    $123.7          --        $(4.0)      $(53.0)       $ 66.7
                         ------          -         -----       ------        ------

                      JOHN HANCOCK LIFE INSURANCE COMPANY


                                        NET
                                    ACCUMULATED
                           NET         GAIN        FOREIGN                 ACCUMULATED
                        UNREALIZED    (LOSS)      CURRENCY     MINIMUM        OTHER
                          GAINS       ON CASH    TRANSLATION   PENSION    COMPREHENSIVE
                         (LOSSES)   FLOW HEDGES  ADJUSTMENT   LIABILITY      INCOME
                        ----------  -----------  -----------  ---------  ---------------
                                                (IN MILLIONS)
Balance at December
 31, 2000 . . . . . .    $123.7           --       $(4.0)      $(53.0)       $ 66.7
Gross unrealized gains
 (losses) (net of
 deferred income tax
 benefit of $49.1
 million) . . . . . .     (88.3)          --          --           --         (88.3)
Reclassification
 adjustment for gains
 (losses), realized in
 net income (net of
 tax expense of $80.8
 million) . . . . . .     150.1           --          --           --         150.1
Adjustment for
 participating group
 annuity contracts
 (net of deferred
 income tax benefit of
 $5.1 million). . . .      (9.5)          --          --           --          (9.5)
Adjustment for
 deferred policy
 acquisition costs and
 present value of
 future profits (net
 of deferred income
 tax benefit of $25.8
 million) . . . . . .     (47.8)          --          --           --         (47.8)
Adjustment for
 policyholder dividend
 obligation (net of
 tax expense of $46.1
 million) . . . . . .     (85.6)          --          --           --         (85.6)
                         ------       ------       -----       ------        ------
Net unrealized gains
 (losses) . . . . . .     (81.1)          --          --           --         (81.1)
Foreign currency
 translation
 adjustment . . . . .        --           --         1.0           --           1.0
Minimum pension
 liability (net of
 deferred income tax
 expense of $8.2
 million) . . . . . .        --           --          --         15.2          15.2
Net accumulated gains
 (losses) on cash flow
 hedges (net of tax
 benefit of $2.1
 million) . . . . . .        --         (3.8)         --           --          (3.8)
Change in accounting
 principle (net of
 income tax expense of
 $122.6 million). . .     204.7         22.9          --           --         227.6
                         ------       ------       -----       ------        ------
Balance at December
 31, 2001 . . . . . .    $247.3       $ 19.1       $(3.0)      $(37.8)       $225.6
                         ======       ======       =====       ======        ======

Gross unrealized gains
 (losses) (net of
 deferred income tax
 expense of $32.1
 million) . . . . . .      87.2           --          --           --          87.2
Reclassification
 adjustment for gains
 (losses), realized in
 net income (net of
 income tax benefit of
 $61.6 million) . . .     114.4           --          --           --         114.4
Adjustment for
 participating group
 annuity contracts
 (net of deferred
 income tax benefit of
 $14.6 million) . . .     (27.2)          --          --           --         (27.2)
Adjustment for
 deferred policy
 acquisition costs and
 present value of
 future profits (net
 of deferred income
 tax benefit of $20.5
 million) . . . . . .     (38.0)          --          --           --         (38.0)
Adjustment for
 policyholder dividend
 obligation - (net of
 deferred income tax
 expense of $38.0
 million) . . . . . .     (70.7)          --          --           --         (70.7)
                         ------       ------       -----       ------        ------
Net unrealized gains
 (losses) . . . . . .      65.7           --          --           --          65.7
Foreign currency
 translation
 adjustment . . . . .        --           --          --           --            --
Minimum pension
 liability (net of
 deferred income tax
 benefit of $13.2
 million) . . . . . .        --           --          --        (24.4)        (24.4)
Net accumulated gains
 (losses) on cash flow
 hedges (net of income
 tax expense of $94.5
 million) . . . . . .        --        175.3          --           --         175.3
                         ------       ------       -----       ------        ------
Balance at December
 31, 2002 . . . . . .    $313.0       $194.4       $(3.0)      $(62.2)       $442.2
                         ======       ======       =====       ======        ======

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Net unrealized investment and other gains (losses), included in the consolidated balance sheets as a component of shareholder's equity, are summarized as follows:


                                           FOR THE YEARS ENDED DECEMBER 31,
                                          ---------------------------------
                                             2002        2001         2000
                                          -----------  ----------  ------------
                                                    (IN MILLIONS)
Balance, end of year comprises:
 Unrealized investment gains (losses) on:

   Fixed maturities . . . . . . . . . .    $ 839.8      $ 294.1      $ 103.0
   Equity investments . . . . . . . . .       42.1        129.2        258.5
   Derivatives and other. . . . . . . .       41.7        205.0       (155.8)
                                           -------      -------      -------
Total . . . . . . . . . . . . . . . . .      923.6        628.3        205.7
Amounts of unrealized investment (gains)
 losses attributable to:
 Participating group annuity contracts.      (90.8)       (49.0)       (34.4)
 Deferred policy acquisition cost and
  present value of future profits . . .     (109.5)       (51.0)        22.6
 Policyholder dividend obligation . . .     (253.9)      (145.2)       (13.5)
 Deferred federal income taxes. . . . .     (156.4)      (135.8)       (56.7)
                                           -------      -------      -------
Total . . . . . . . . . . . . . . . . .     (610.6)      (381.0)       (82.0)
                                           -------      -------      -------
Net unrealized investment gains . . . .    $ 313.0      $ 247.3      $ 123.7
                                           =======      =======      =======

(c) Statutory Results

The Company adopted the new codified statutory accounting principles (Codification) effective January 1, 2001. Codification changes prescribe statutory accounting practices and results in changes to the accounting practices that the Company and its domestic life insurance subsidiaries use to prepare their statutory-basis financial statements.

The Company and its domestic insurance subsidiaries prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the state of domicile. For the Company, the Commonwealth of Massachusetts only recognizes statutory accounting practices prescribed or permitted by Massachusetts insurance regulations and laws. The National Association of Insurance Commissioners' "Accounting Practices and Procedures" manual (NAIC SAP) has been adopted as a component of prescribed or permitted practices by Massachusetts. The Commissioner of Insurance has the right to permit other specific practices that deviate from prescribed practices, otherwise known as permitted practices.

From time to time the Company has requested permission from the Commonwealth of Massachusetts Division of Insurance for a permitted accounting practice. The Company currently has three permitted practices which relate to an admitted asset for the pension plan prepaid expense, an admitted asset for the start-up and launch costs due from the experience fund of the Federal Long-Term Care Program, and an admitted asset for an after-tax ceding commission in the acquisition of the fixed universal life insurance business of Allmerica Financial.

Prior to 2001, the Commissioner had provided the Company approval to recognize as an admitted asset the pension plan prepaid expense in accordance with the requirements of SFAS No. 87, "Employers' Accounting for Pensions." Beginning in 2001, the Commissioner has provided the Company with approval to phase-in over a three-year period the impact of implementing the material provisions of statutory SSAP No. 8, "Pensions." As a result of this permitted practice, the Company's reported statutory surplus as of December 31, 2002 is increased by $159.7 million over what it would be under NAIC SAP. Statutory net income is not impacted by this permitted practice.

During 2002, the Company received permission from the Commonwealth of Massachusetts Division of Insurance to record an admitted asset for the Federal Long-Term Care Program start-up and launch costs due from its experience fund of $19.3 million at December 31, 2002.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

During 2002, the Company received permission from the Commonwealth of Massachusetts Division of Insurance to record an admitted asset for the after-tax ceding commission in the acquisition of the fixed universal life insurance business of Allmerica Financial of $60.5 million at December 31, 2002, which will be amortized over five years. There are no other material permitted practices.

Statutory net income and surplus include the accounts of the Company and its variable life insurance subsidiary, John Hancock Variable Life Insurance Company, including its wholly-owned subsidiary, Investors Partner Life Insurance Company. Investors Guaranty Life Insurance Company, a former subsidiary of the Company, was sold in 2001, and its statutory net income for the period January 1, 2001 to May 22, 2001 and for the year 2000, and its statutory surplus at December 31, 2000, are included in the table below.


                                  AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                 ------------------------------------------
                                      2002            2001            2000
                                 ---------------  -------------  --------------
                                                (IN MILLIONS)
Statutory net income . . . . .      $  271.7        $  631.4        $  617.6
Statutory surplus. . . . . . .      $3,524.1        $3,513.6        $3,700.5

Massachusetts has enacted laws governing the payment of dividends by insurers. Under Massachusetts insurance law, no insurer may pay any shareholder dividends from any source other than statutory unassigned funds without the prior approval of the Massachusetts Division of Insurance. Massachusetts law also limits the dividends an insurer may pay in any twelve month period, without the prior permission of the Massachusetts Division of Insurance, to the greater of (i) 10% of its statutory policyholders' surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year, if such insurer is a life company.

NOTE 14 - SEGMENT INFORMATION

The Company's reportable segments are strategic business units offering different products and services. The reportable segments are managed separately, as they focus on different products, markets or distribution channels.

PROTECTION SEGMENT. Offers a variety of individual life insurance and individual and group long-term care insurance products, including participating whole life, term life, universal life, variable life, and retail and group long-term care insurance. Products are distributed through multiple distribution channels, including insurance agents and brokers and alternative distribution channels that include banks, financial planners, direct marketing and the Internet.

ASSET GATHERING SEGMENT. Offers individual annuities and mutual fund products and services. Individual annuities consist of fixed deferred annuities, fixed immediate annuities, single premium immediate annuities, and variable annuities. Mutual fund products and services primarily consist of open-end mutual funds and closed end funds. This segment distributes its products through distribution channels including insurance agents and brokers affiliated with the Company, securities brokerage firms, financial planners, and banks.

GUARANTEED AND STRUCTURED FINANCIAL PRODUCTS (G&SFP) SEGMENT. Offers a variety of retirement products to qualified defined benefit plans, defined contribution plans and non-qualified buyers. The Company's products include guaranteed investment contracts, funding agreements, single premium annuities, and general account participating annuities and fund type products. These contracts provide non-guaranteed, partially guaranteed, and fully guaranteed investment options through general and separate account products. The segment distributes its products through a combination of dedicated regional representatives, pension consultants and investment professionals. The segment's new consumer notes program distributes primarily through brokers affiliated with the Company and securities brokerage firms.

INVESTMENT MANAGEMENT SEGMENT. Offers a wide range of investment management products and services to investors covering a variety of private and publicly traded asset classes including fixed income, equity, mortgage loans, and real estate. This segment distributes its products through a combination of dedicated sales and marketing professionals, independent marketing specialists, and investment professionals.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

CORPORATE AND OTHER SEGMENT. Primarily consists of the Company's international group insurance program, certain corporate operations, and businesses that are either disposed or in run-off. The international group insurance program consists of an international network of 46 insurers that coordinate and/or reinsure group life, health, disability and pension coverage for foreign and globally mobile employees of multinational companies in 50 countries and territories. Corporate operations primarily include certain financing activities, income on capital not specifically allocated to the reporting segments and certain non-recurring expenses not allocated to the segments. The disposed businesses primarily consist of group health insurance and related group life insurance, property and casualty insurance and selected broker/dealer operations.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Allocations of net investment income are based on the amount of assets allocated to each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations utilizing time studies, and other relevant allocation methodologies.

Management of the Company evaluates performance based on segment after-tax operating income, which excludes the effect of net realized investment and other gains (losses) and unusual or non-recurring events and transactions. Segment after-tax operating income is determined by adjusting GAAP net income for net realized investment and other gains (losses), including gains and losses on disposals of businesses and certain other items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of after-tax operating income enhances its understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business.

Amounts reported as after-tax adjustments to segment net income in the tables below primarily relate to:

(i) certain net realized investment and other gains (losses), net of related amortization adjustment for deferred policy acquisition costs, amounts credited to participating pension contractholder accounts and policyholder dividend obligation (the adjustment for net realized investment and other gains (losses) excludes gains and losses from mortgage securitizations because management views the related gains and losses as an integral part of the core business of those operations);

(ii) a 2002 charge to benefits to policyholders and expenses incurred relating to the settlement of a class action lawsuit against the Company involving a dispute regarding disclosure of costs on various modes of life insurance policy premium payment and a 2001 charge to benefits to policyholders and expenses incurred relating to the settlement of a class action lawsuit against the Company involving certain individual life insurance policies sold from 1979 through 1996;

(iii) restructuring costs related to reducing staff in the home office and terminating certain operations outside the home office;

(iv) the surplus tax on mutual life insurance companies which, as a stock company is no longer applicable to the Company;

(v)    cumulative effect of accounting changes;

(vi)   a charge for one time costs associated with the demutualization process;
       and

(vii) a 2000 charge for a group pension dividend resulting from demutualization related asset transfers and the formation of a corporate account.

The following table summarizes selected financial information by segment for the year ended or as of December 31 and reconciles segment revenues and segment after-tax operating income to amounts reported in the consolidated statements of income (in millions):

                      JOHN HANCOCK LIFE INSURANCE COMPANY


                                      ASSET                 INVESTMENT  CORPORATE
2002                    PROTECTION  GATHERING     G&SFP     MANAGEMENT  AND OTHER   CONSOLIDATED
----------------------  ----------  ----------  ----------  ----------  ---------  --------------
REVENUES:

 Revenues from
  external customers.   $ 1,948.5   $   548.0   $    64.5   $   76.0    $  703.2     $ 3,340.2
 Net investment income    1,310.7       575.7     1,703.9       15.1       (24.4)      3,581.0
 Inter-segment
  revenues. . . . . .          --         1.1          --       33.5       (34.6)           --
                        ---------   ---------   ---------   --------    --------     ---------
 Segment revenues . .     3,259.2     1,124.8     1,768.4      124.6       644.2       6,921.2
 Net realized
  investment and other
  gains (losses). . .       (65.1)      (42.5)     (313.8)       0.4       (30.4)       (451.4)
                        ---------   ---------   ---------   --------    --------     ---------
 Revenues . . . . . .   $ 3,194.1   $ 1,082.3   $ 1,454.6   $  125.0    $  613.8     $ 6,469.8
                        =========   =========   =========   ========    ========     =========
NET INCOME:
 Segment after-tax
  operating income. .   $   309.7   $   130.7   $   268.7   $   21.2    $   44.3     $   774.6
 Realized investment
  gains (losses). . .       (41.4)      (25.7)     (199.6)       0.4       (19.5)       (285.8)
 Class action lawsuit       (18.7)         --          --         --        (0.8)        (19.5)
 Restructuring charges       (5.7)       (6.1)       (0.6)      (0.8)        2.8         (10.4)
                        ---------   ---------   ---------   --------    --------     ---------
 Net income . . . . .   $   243.9   $    98.9   $    68.5   $   20.8    $   26.8     $   458.9
                        =========   =========   =========   ========    ========     =========
SUPPLEMENTAL
 INFORMATION:

 Equity in net income
  of investees
  Accounted for by the
  equity method . . .   $    17.9   $     8.7   $    34.5   $    0.3    $    3.4     $    64.8
 Amortization of
  deferred policy
  Acquisition costs .       171.1       140.5         2.2         --        (0.4)        313.4
 Interest expense . .         0.5         0.5          --        6.7        44.9          52.6
 Income tax expense .       133.4        42.5        17.6       12.2       (97.1)        108.6
 Segment assets . . .    31,772.9    16,052.8    34,967.0    2,370.8     2,643.5      87,807.0
NET REALIZED
 INVESTMENT AND OTHER
 GAINS (LOSSES) DATA:
 Net realized
  investment and other
  gains (losses). . .   $   (87.8)  $   (70.9)  $  (337.2)  $    1.6    $  (30.4)    $  (524.7)
 Less amortization of
  deferred policy
  acquisition costs
  related to net
  realized investment
  and other gains
  (losses). . . . . .        10.8        28.1          --         --          --          38.9
 Less amounts credited
  to participating
  pension
  contractholder
  accounts. . . . . .          --          --        23.4         --          --          23.4
 Add amounts credited
  to the policyholder
  dividend obligation        11.9          --          --         --          --          11.9
                        ---------   ---------   ---------   --------    --------     ---------
 Net realized investment
  and other gains
  (losses), net of
  related amortization
  of deferred policy
  acquisition costs,
  amounts credited to
  participating pension
  contractholders and
  amounts credited to
  the policyholder
  dividend obligation--
  per the consolidated
  financial statements      (65.1)      (42.8)     (313.8)       1.6       (30.4)       (450.5)
 Less net realized
  investment and other
  gains (losses)
  attributable to
  mortgage
  securitizations . .          --         0.3          --       (1.2)         --          (0.9)
                        ---------   ---------   ---------   --------    --------     ---------
 Net realized
  investment and other
  gains (losses),
  net-pre-tax
  adjustment made to
  calculate segment
  operating income. .       (65.1)      (42.5)     (313.8)       0.4       (30.4)       (451.4)
 Less income tax
  effect. . . . . . .        23.7        16.8       114.2         --        10.9         165.6
                        ---------   ---------   ---------   --------    --------     ---------
 Net realized
  investment and other
  gains (losses),
  net-after-tax
  adjustment made to
  calculate segment
  operating income. .   $   (41.4)  $   (25.7)  $  (199.6)  $    0.4    $  (19.5)    $  (285.8)
                        =========   =========   =========   ========    ========     =========

                      JOHN HANCOCK LIFE INSURANCE COMPANY


                                                       ASSET                 INVESTMENT  CORPORATE
2001                                     PROTECTION  GATHERING     G&SFP     MANAGEMENT  AND OTHER   CONSOLIDATED
---------------------------------------  ----------  ----------  ----------  ----------  ---------  --------------
REVENUES:

 Revenues from external customers. . .   $ 1,796.2   $   656.5   $   535.0   $   86.5    $  652.6     $ 3,726.8
 Net investment income . . . . . . . .     1,258.5       498.5     1,834.5       28.7        26.0       3,646.2
 Inter-segment revenues. . . . . . . .          --          --          --       28.0       (28.0)           --
                                         ---------   ---------   ---------   --------    --------     ---------
 Segment revenues. . . . . . . . . . .     3,054.7     1,155.0     2,369.5      143.2       650.6       7,373.0
 Net realized investment and other
  gains (losses) . . . . . . . . . . .       (98.1)      (54.8)     (121.1)      (0.2)       25.2        (249.0)
                                         ---------   ---------   ---------   --------    --------     ---------
 Revenues. . . . . . . . . . . . . . .   $ 2,956.6   $ 1,100.2   $ 2,248.4   $  143.0    $  675.8     $ 7,124.0
                                         =========   =========   =========   ========    ========     =========
NET INCOME:
 Segment after-tax operating income. .   $   284.3   $   148.3   $   238.0   $   29.8    $   55.4     $   755.8
 Realized investment gains (losses). .       (62.2)      (34.7)      (77.0)      (0.2)       16.6        (157.5)
 Class action lawsuit. . . . . . . . .          --          --          --         --       (19.5)        (19.5)
 Restructuring charges . . . . . . . .        (4.4)      (17.6)       (1.2)      (0.9)       (1.3)        (25.4)
 Surplus tax . . . . . . . . . . . . .         9.6         0.2         2.6        0.1         0.8          13.3
 Cumulative effect of accounting
  changes, net of tax. . . . . . . . .        11.7        (0.5)       (1.2)      (0.2)       (2.6)          7.2
                                         ---------   ---------   ---------   --------    --------     ---------
 Net income. . . . . . . . . . . . . .   $   239.0   $    95.7   $   161.2   $   28.6    $   49.4     $   573.9
                                         =========   =========   =========   ========    ========     =========
SUPPLEMENTAL INFORMATION:
 Equity in net income of investees
  accounted for by the equity method .   $    12.9   $     7.0   $    24.8   $    6.9    $    4.8     $    56.4
 Amortization of deferred policy
  acquisition costs. . . . . . . . . .       171.3        75.0         2.4          -         0.3         249.0
 Interest expense. . . . . . . . . . .         0.9         1.9          --       12.4        43.8          59.0
 Income tax expense. . . . . . . . . .       108.8        35.0        71.0       16.2       (30.3)        200.7
 Segment assets. . . . . . . . . . . .    28,912.5    14,740.5    32,253.9    2,049.8     3,168.0      81,124.7
NET REALIZED INVESTMENT AND OTHER GAINS
 (LOSSES) DATA:
 Net realized investment and other
  gains (losses) . . . . . . . . . . .      (122.9)      (76.4)      (78.8)       3.0        25.2        (249.9)
 Less amortization of deferred policy
  acquisition costs related to net
  realized investment and other gains
  (losses) . . . . . . . . . . . . . .         7.8        21.6          --         --          --          29.4
 Less amounts credited to participating
  pension contractholder accounts. . .          --          --       (42.3)        --          --         (42.3)
 Add amounts credited to the
  policyholder dividend obligation . .        17.0          --          --         --          --          17.0
                                         ---------   ---------   ---------   --------    --------     ---------
 Net realized investment and other
  gains (losses), net of related
  amortization of deferred policy
  acquisition costs, amounts credited
  to participating pension
  contractholders and amounts
  credited to the policyholder
  dividend obligation - per the
  consolidated financial statements. .       (98.1)      (54.8)     (121.1)       3.0        25.2        (245.8)
 Less net realized investment and
  other gains (losses) attributable to
  mortgage securitizations . . . . . .          --          --          --       (3.2)         --          (3.2)
                                         ---------   ---------   ---------   --------    --------     ---------
 Net realized investment and other
  gains (losses), net-pre-tax
  adjustment made to calculate segment
  operating income . . . . . . . . . .       (98.1)      (54.8)     (121.1)      (0.2)       25.2        (249.0)
 Less income tax effect. . . . . . . .        35.9        20.1        44.1         --        (8.6)         91.5
                                         ---------   ---------   ---------   --------    --------     ---------
 Net realized investment and other
  gains (losses), net-after-tax
  adjustment made to calculate segment
  operating income . . . . . . . . . .   $   (62.2)  $   (34.7)  $   (77.0)  $   (0.2)   $   16.6     $  (157.5)
                                         =========   =========   =========   ========    ========     =========

                      JOHN HANCOCK LIFE INSURANCE COMPANY


                                                       ASSET                 INVESTMENT  CORPORATE
2000                                     PROTECTION  GATHERING     G&SFP     MANAGEMENT  AND OTHER   CONSOLIDATED
---------------------------------------  ----------  ----------  ----------  ----------  ---------  --------------
REVENUES:

 Revenues from external customers. . .   $ 1,690.7   $   750.1   $   685.3   $  150.2    $  458.9     $ 3,735.2
 Net investment income . . . . . . . .     1,196.3       445.8     1,741.9       22.7       157.2       3,563.9
 Inter-segment revenues. . . . . . . .          --          --          --       39.1       (39.1)           --
                                         ---------   ---------   ---------   --------    --------     ---------
 Segment revenues. . . . . . . . . . .     2,887.0     1,195.9     2,427.2      212.0       577.0       7,299.1
 Net realized investment and other
  gains (losses) . . . . . . . . . . .       (24.4)       15.4       (64.7)       7.1       141.7          75.1
                                         ---------   ---------   ---------   --------    --------     ---------
 Revenues. . . . . . . . . . . . . . .   $ 2,862.6   $ 1,211.3   $ 2,362.5   $  219.1    $  718.7     $ 7,374.2
                                         =========   =========   =========   ========    ========     =========
NET INCOME:
 Segment after-tax operating income. .       238.8       128.8       211.6       46.8        82.4         708.4
 Realized investment gains (losses). .       (18.2)       18.6       (40.5)       4.4        87.3          51.6
 Restructuring charges . . . . . . . .        (6.7)       (1.4)       (2.6)        --        (1.3)        (12.0)
 Surplus tax . . . . . . . . . . . . .        20.8         0.6         6.5         --        18.1          46.0
 Demutualization expenses. . . . . . .         1.6         0.4         0.4         --         0.1           2.5
 Other demutualization related costs .        (6.8)       (1.3)       (1.7)        --        (0.2)        (10.0)
 Group pension dividend transfer . . .          --          --         5.7         --          --           5.7
                                         ---------   ---------   ---------   --------    --------     ---------
 Net income. . . . . . . . . . . . . .   $   229.5   $   145.7   $   179.4   $   51.2    $  186.4     $   792.2
                                         =========   =========   =========   ========    ========     =========
SUPPLEMENTAL INFORMATION:
 Equity in net income of investees
  accounted for by the equity method .   $     7.5   $     3.5   $    11.2   $   16.8    $  104.8     $   143.8
 Amortization of deferred policy
  acquisition costs. . . . . . . . . .       106.0        78.8         2.6         --        (0.3)        187.1
 Interest expense. . . . . . . . . . .         2.9         3.5         1.0       12.1        43.1          62.6
 Income tax expense. . . . . . . . . .        82.0        57.9        78.3       35.2        55.5         308.9
 Segment assets. . . . . . . . . . . .    27,091.5    14,067.2    31,161.1    3,124.5     2,967.7      78,412.0
NET REALIZED INVESTMENT AND OTHER GAINS
 (LOSSES) DATA:
 Net realized investment and other
  gains (losses) . . . . . . . . . . .       (23.2)       18.9       (57.8)      10.3       141.7          89.9
 Less amortization of deferred policy
  acquisition costs related to net
  realized investment and other gains
  (losses) . . . . . . . . . . . . . .        12.9        (3.5)         --         --          --           9.4
 Less amounts credited to participating
  pension contractholder accounts. . .          --          --        (6.9)        --          --          (6.9)
 Less amounts credited to policyholder
  dividend obligation. . . . . . . . .       (14.1)         --          --         --          --         (14.1)
                                         ---------   ---------   ---------   --------    --------     ---------
 Net realized investment and other
  gains (losses), net of related
  amortization of deferred policy
  acquisition costs, amounts credited
  to participating pension
  contractholders and amounts
  credited to the policyholder
  dividend obligation - per
  consolidated financial
  statements . . . . . . . . . . . . .       (24.4)       15.4       (64.7)      10.3       141.7          78.3
 Less net realized investment and other
  gains (losses) attributable to
  mortgage securitizations . . . . . .          --          --          --       (3.2)         --          (3.2)
                                         ---------   ---------   ---------   --------    --------     ---------
 Net realized investment and other
  gains (losses), net-pre-tax
  adjustment made to calculate segment
  operating income                           (24.4)       15.4       (64.7)       7.1       141.7          75.1
 Less income tax effect                        6.2         3.2        24.2       (2.7)      (54.4)        (23.5)
                                         ---------   ---------   ---------   --------    --------     ---------
 Net realized investment and other
  gains (losses), net-after-tax
  adjustment made to calculate segment
  operating income                       $   (18.2)  $    18.6   $   (40.5)  $    4.4    $   87.3     $    51.6
                                         =========   =========   =========   ========    ========     =========

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The Company operates primarily in the United States and also in Indonesia. In addition, the international program consists of a network of 46 insurers that coordinate and/or reinsure group life, health, disability and pension coverage for foreign and globally mobile employees of multinational companies in 50 countries and territories. The following table summarizes selected financial information by geographic location for the year ended or at December 31:


                                                              INCOME BEFORE
                                                            INCOMES TAXES AND
                                                               CUMULATIVE
                                    LONG-LIVED                  EFFECT OF
LOCATION                  REVENUES    ASSETS     ASSETS     ACCOUNTING CHANGES
------------------------  --------  ----------  ---------  --------------------
                                             (IN MILLIONS)
2002

United States . . . . .   $6,191.6    $525.1    $87,719.6        $  556.8
Foreign - other . . . .      278.2       0.6         87.4            10.7
                          --------    ------    ---------        --------
                          $6,469.8    $525.7    $87,807.0        $  567.5
                          ========    ======    =========        ========
2001
United States . . . . .   $6,917.4    $533.8    $81,052.9        $  761.4
Foreign - other . . . .      206.6       0.6         71.8             6.0
                          --------    ------    ---------        --------
                          $7,124.0    $534.4    $81,124.7        $  767.4
                          --------    ------    ---------        --------
2000
United States . . . . .   $7,201.4    $419.6    $78,346.9        $1,093.4
Foreign - other . . . .      172.8       0.3         65.1             7.7
                          --------    ------    ---------        --------
                          $7,374.2    $419.9    $78,412.0        $1,101.1
                          ========    ======    =========        ========

The Company has no reportable major customers and revenues are attributed to countries based on the location of customers.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following discussion outlines the methodologies and assumptions used to determine the fair value of the Company's financial instruments. The aggregate fair value amounts presented herein do not represent the underlying value of the Company and, accordingly, care should be exercised in drawing conclusions about the Company's business or financial condition based on the fair value information presented herein.

The following methods and assumptions were used by the Company to determine the fair values of financial instruments:

    Fair values for publicly traded fixed maturities (including redeemable preferred stocks) are obtained from an independent pricing service. Fair values for private placement securities and fixed maturities not provided by the independent pricing service are estimated by the Company by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. Quarterly, a review is made of the entire fixed maturity portfolio to assess credit quality, including a review of all impairments with the Company's Committee of Finance, a sub-committee to the Board of Directors. At the end of each quarter our Investment Review Committee reviews all securities trading below ninety cents on the dollar to determine whether impairments need to be taken. The results of this quarterly analysis are reviewed by the Company's Committee of Finance. The fair value for equity securities is based on quoted market prices.

    The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses using interest rates adjusted to reflect the credit characteristics of the loans. Mortgage loans with similar characteristics and credit risks are aggregated into qualitative categories for purposes of the fair value calculations. Fair values for impaired mortgage loans are measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral for loans that are collateral dependent.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

    The carrying amount in the balance sheet for policy loans, short-term investments and cash and cash equivalents approximates their respective fair values.

    The fair value of the Company's long-term debt is estimated using discounted cash flows based on the Company's incremental borrowing rates for similar types of borrowing arrangements. Carrying amounts for short-term borrowings approximate fair value.

    Fair values for the Company's guaranteed investment contracts and funding agreements are estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. The fair value for fixed-rate deferred annuities is the cash surrender value, which represents the account value less applicable surrender charges. Fair values for immediate annuities without life contingencies and supplementary contracts without life contingencies are estimated based on discounted cash flow calculations using current market rates.

    The Company's derivatives include futures contracts, interest rate swap, cap and floor agreements, swaptions, currency rate swap agreements and equity collar agreements. Fair values for these contracts are based on current settlement values. These values are based on quoted market prices for the financial futures contracts and brokerage quotes that utilize pricing models or formulas using current assumptions for all swaps and other agreements.

    The fair value for commitments approximates the amount of the initial commitment.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The following table presents the carrying amounts and fair values of the Company's financial instruments:


                                                 DECEMBER 31,

                                 -------------------------------------------
                                         2002                   2001
                                 --------------------   --------------------
                                 CARRYING     FAIR      CARRYING      FAIR
                                   VALUE      VALUE       VALUE       VALUE
                                 ---------  ----------  ---------  ------------
                                                (IN MILLIONS)
ASSETS:

 Fixed maturities:
   Held-to-maturity. . . . . .   $ 1,727.0  $ 1,777.2   $ 1,923.5   $ 1,908.2
   Available-for-sale. . . . .    42,046.3   42,046.3    36,072.1    36,072.1
 Equity securities:
   Available-for-sale. . . . .       349.6      349.6       562.3       562.3
   Trading securities. . . . .         0.7        0.7         1.4         1.4
 Mortgage loans on real estate    10,296.5   11,220.7     9,667.0    10,215.0
 Policy loans. . . . . . . . .     2,014.2    2,014.2     1,927.0     1,927.0
 Short-term investments. . . .       137.3      137.3        78.6        78.6
 Cash and cash equivalents . .       897.0      897.0     1,025.3     1,025.3
Derivatives:
 Futures contracts, net. . . .         0.3        0.3          --          --
 Interest rate swap agreements       165.4      165.4        24.9        24.9
 Interest rate swap CMT. . . .         1.7        1.7         7.5         7.5
 Interest rate cap agreements.        15.9       15.9         3.6         3.6
 Interest rate floor agreements       93.2       93.2        56.5        56.5
 Currency rate swap agreements       281.7      281.7       401.6       401.6
 Equity collar agreements. . .        12.8       12.8        16.7        16.7
LIABILITIES:
 Consumer notes. . . . . . . .       290.2      272.9          --          --
 Debt. . . . . . . . . . . . .       803.4      643.3       786.3       758.8
 Guaranteed investment
  contracts and funding
  agreements . . . . . . . . .    17,961.3   18,022.2    16,142.7    15,947.0
 Fixed rate deferred and
  immediate annuities. . . . .     8,466.9    8,310.6     6,212.2     6,123.3
 Supplementary contracts
  without life contingencies .        52.8       59.1        54.4        58.4
Derivatives:
 Futures contracts, net. . . .         0.2        0.2         0.9         0.9
 Interest rate swap agreements     1,229.1    1,229.1       420.3       420.3
 Interest rate swaption
  agreements . . . . . . . . .         3.2        3.2         1.3         1.3
 Currency rate swap agreements       156.8      156.8       318.2       318.2
 Equity collar agreements. . .          --         --        18.9        18.9
 Equity swaps. . . . . . . . .          --         --         0.1         0.1
Commitments. . . . . . . . . .          --   (1,537.9)         --    (1,241.3)

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 16 - STOCK COMPENSATION PLANS

On January 5, 2000, the Company, as sole shareholder of John Hancock Financial Services, Inc., approved and adopted the 1999 Long-Term Stock Incentive Plan (the Incentive Plan), which originally had been approved by the Board of Directors (the Board) of the Company on August 31, 1999. Under the Incentive Plan, which became effective on February 1, 2000, the effective date of the Plan of Reorganization of the Company, options of JHFS common stock granted may be either non-qualified options or incentive stock options qualifying under Section 422 of the Internal Revenue Code. The Incentive Plan objectives include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire JHFS' common stock. In 2001, JHFS' Board adopted and the JHFS stockholders approved the amended and restated 1999 Long-Term Stock Incentive Plan (as amended, the Long-Term Stock Incentive Plan) and the Non-Employee Directors' Long-Term Stock Incentive Plan (the Directors' Plan, collectively, the Incentive Plans).

The maximum number of shares of JHFS common stock available under the Long-Term Stock Incentive Plan is 40,741,403. In addition, no more than 8,148,281 of these shares shall be available for stock awards. The maximum number of shares that may be granted as incentive stock options is 32,593,122 shares. The aggregate number of shares that may be covered by awards for any one participant over the period that the Long-Term Stock Incentive Plan is in effect shall not exceed 8,148,281 shares. Subject to these overall limits, there is no annual limit on the number of stock options or stock awards that may be granted in any one year.

The maximum number of shares of JHFS common stock available in the Non-Employee Directors' Long-Term Stock Incentive Plan is 1,000,000 shares of common stock. Pursuant to the Non-Employee Directors' Long-Term Stock Incentive Plan, each director receives 50% of the annual retainer paid to eligible directors in the form of stock awards. Where a director elects to have the remaining 50% of their retainer invested in shares of JHFS' common stock through open market purchases the Company grants a partial matching stock award, which is forfeitable. Commencing on April 1, 2002, the matching stock award is transferred from the Non-Employee Directors' Long-Term Stock Incentive Plan. In addition, on JHFS stockholder approval of the Non-Employee Directors' Long-Term Stock Incentive Plan, each non-employee director received a non-qualified stock option award of 15,000 shares. As any new non-employee director is appointed that person will receive an initial option award of 15,000 shares and annually thereafter, at the date of the JHFS' annual meeting, each will receive non-qualified stock option awards for 5,000 shares.


                                               NUMBER OF JHFS                               NUMBER OF JHFS
                                                SHARES TO BE                               SHARES REMAINING
                                                 ISSUED UPON       WEIGHTED-AVERAGE      AVAILABLE FOR FUTURE
                                                 EXERCISE OF        EXERCISE PRICE      ISSUANCE UNDER EQUITY
                                             OUSTANDING OPTIONS,    OF OUTSTANDING        COMPENSATION PLANS
                                                WARRANT, AND      OPTIONS, WARRANTS,    (EXCLUDING JHFS SHARES
PLAN CATEGORY                                      RIGHTS             AND RIGHTS       REFLECTED IN COLUMN (A))
-------------------------------------------  -------------------  ------------------  --------------------------
                                                     (A)                 (B)                      (C)
                                               (IN THOUSANDS)                               (IN THOUSANDS)
Equity compensation plans approved by JHFS
 stockholders. . . . . . . . . . . . . . .        22,312.8              $34.39                 15,169.3
Equity compensation plans not approved by
 JHFS stockholders . . . . . . . . . . . .              --                  --                       --
                                                  --------              ------                 --------
Total. . . . . . . . . . . . . . . . . . .         2,312.8              $34.39                 15,169.3
                                                  ========              ======                 ========

The Incentive Plans have options exercisable at the dates listed in the table below. JHFS granted 10.6 million options to the Company's employees during the year ended December 31, 2002. Options outstanding under the Long-Term Incentive Plan were granted at a price equal to the market value of the JHFS stock on the date of grant, vest over a two-year period, and expire five years after the grant date. Options outstanding under the Non-Employee Director's Long-Term Stock Incentive Plan were granted at a price equal to the market value of the stock on the date of grant, vest immediately, and expire five years after grant date. During 2002, JHFS granted approximately 1.1 million options to the Company's employees as part of its incentive compensation program. These options were granted at market value, vested on the date of grant and expire five years after grant.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The status of stock options under the Incentive Plans are summarized below as of December 31:


                                                           JHFS SHARES
                        NUMBER OF JHFS                       SUBJECT       WEIGHTED-AVERAGE
                            SHARES      WEIGHTED-AVERAGE  TO EXERCISABLE       EXERCISE
                        (IN THOUSANDS)   EXERCISE PRICE      OPTIONS       PRICE PER SHARE
                        --------------  ----------------  --------------  ------------------
Outstanding at

 February 1, 2000                --              --
 Granted. . . . . . .       4,066.8          $14.06
 Exercised. . . . . .           0.2           13.94
 Canceled . . . . . .         260.2           13.94
                           --------          ------          -------            ------
Outstanding at

 December 31, 2000          3,806.4          $14.07
                           --------          ------          -------            ------
 Granted. . . . . . .      10,819.9          $35.96
 Exercised. . . . . .         726.5           14.05
 Canceled . . . . . .         969.6           29.61
                           --------          ------          -------            ------
Outstanding at

 December 31, 2001         12,930.2          $31.21          2,270.5            $26.03
                           --------          ------          -------            ------
 Granted. . . . . . .      10,571.6          $36.94
 Exercised. . . . . .         848.7           14.74
 Canceled . . . . . .         340.3           35.38
                           --------          ------          -------            ------
Outstanding at

 December 31, 2002         22,312.8          $34.39          8,911.2            $30.48
                           --------          ------          -------            ------

Through December 31, 2002, the Company accounted for stock-based compensation using the intrinsic value method prescribed by APB Opinion No. 25, under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value, with the exception of the Signator Stock Option Program. Had compensation expense for the remaining Company's stock-based compensation plan been determined based upon fair values at the grant dates for awards under the plan in accordance with SFAS No. 123, the Company's income would have been reduced to the pro forma amounts indicated below. Stock option awards granted after December 31, 2002 will be accounted for using the fair value method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation.

The estimated weighted-average fair value per share using the Black-Scholes option valuation model is $7.70, $9.35, and $3.66 respectively, for the years ending December 31, 2002, 2001 and 2000, using the following assumptions:


                                    2002          2001            2000
                                ------------  ------------  ---------------
Expected term . . . . . . . .     3 years      3-5 years        2-5 years
Risk free rate (1). . . . . .      2.51%      4.6% - 6.0%      4.8% - 5.6%
Dividend yield. . . . . . . .      1.05%          1.0%            1.8%
Expected volatility . . . . .      28.8%         32.0%            24.0%

(1) Dependent on grant date.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                            YEAR           YEAR        FOR THE PERIOD        YEAR ENDED
                            ENDED          ENDED         FEBRUARY 1       DECEMBER 31, 2000
                         DECEMBER 31,   DECEMBER 31,       THROUGH            PRO FORMA
                            2002           2001       DECEMBER 31, 2000      (UNAUDITED)
                        -------------  -------------  -----------------  -------------------
                                                  (IN MILLIONS)
Net income, as
 reported . . . . . .      $458.9         $573.9           $750.3              $792.23
Add: Stock-based
 employee compensation
 expenseincluded in
 reported net income,
 net of related tax
 effects. . . . . . .         0.9            0.8               --                   --
Deduct: Total
 stock-based
 employee compensation
 expense determined
 under fair value
 method for all
 awards, net of
 related tax effects
 (unaudited). . . . .        55.0           34.1              1.5                  2.2
                           ------         ------           ------              -------
Pro forma net income
 (unaudited). . . . .      $404.8         $540.6           $748.8              $ 790.0
                           ======         ======           ======              =======

The following table summarizes information about stock options outstanding at December 31, 2002:


                                    WEIGHTED-AVERAGE                      NUMBER OF
RANGE OF         NUMBER OF OPTIONS     REMAINING                         EXERCISABLE      WEIGHTED-AVERAGE
EXERCISE          OUTSTANDING AT    CONTRACTUAL LIFE  WEIGHTED-AVERAGE    OPTIONS AT      EXERCISE PRICE OF
PRICE                12/31/02           (YEARS)        EXERCISE PRICE     12/313/02      EXERCISABLE OPTIONS
---------------  -----------------  ----------------  ----------------  --------------  ---------------------
                  (IN THOUSANDS)                                        (IN THOUSANDS)
$12.49 - $16.65       1,953.3             2.2              $13.94          1,953.2             $13.94
$20.81 - $24.97          35.0             2.6               23.59             35.0              23.59
$24.97 - $29.13       2,364.7             5.0               28.96               --                 --
$29.13 - $33.30       1,387.3             4.9               30.45          1,137.3              30.61
$33.30 - $37.46       8,996.3             3.2               35.51          4,999.8              35.55
$37.46 - $41.62       7,576.2             3.9               40.96            785.9              39.41
-------------------------------------------------------------------------------------------------------------
                     22,312.8             3.6              $34.39          8,911.2             $30.48
                     ========             ===              ======          =======             ======

Under the Signator Stock Option Program, pursuant to the Long-Term Stock Incentive Plan, which was implemented in 2001, JHFS granted 270,270 stock options during February 2002 at a grant price of $37.57 per share and 20,000 stock options at a grant price of $40.50 per share during March 2002. During February 2001, JHFS granted 343,739 stock options at a grant price of $35.53 per share. All stock option awards under the Signator Stock Option Program were granted to non-employee general agents at a price equal to the market value of the stock on the date of grant. The stock options vest over a two-year period, subject to continued participation in the John Hancock sales program and attainment of established, individual sales goals. After one year of vesting, an agent is allowed to exercise 50% of the stock options granted. The Company amortizes compensation expense for the grant over a 24-month period commencing on grant date at a fair value of $7.83, $8.44 and $9.24 per option determined by the Black-Scholes Option valuation model for the February 2002, March 2002 and February 2001 grants, respectively. In accordance with EITF No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services", the expense related to option grants under the Signator Stock Option Program is adjusted to a current fair value at each reporting period. Total amortization expense recognized for the year ended December 31, 2002 was $1.4 million. Total amortization expense for 2001 was $1.3 million. The total grant date fair value of the stock options granted under the program from January 1, 2002 through December 31, 2002, is $2.3 million and from January 1, 2001 through December 31, 2001, is $3.1 million. During 2002 and 2001, 67,457 and 4,737 stock options were forfeited with a total grant date price of $0.5 million and $0.01 million, respectively. The outstanding option balance for the 2002 and 2001 grants under the Signator Stock Options Grant Program are 290,270 and 271,545, respectively, at December 31, 2002.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

In 2002, the Company anticipates a $12 million tax deduction on its tax return for employee stock option compensation. The Company plans to file its 2002 tax return by September 15, 2003. In 2001, the Company deducted $12.4 million on its tax return for employee stock option compensation. In 2000, the year of JHFS' initial public offering, the Company deducted an immaterial amount on its tax return for employee stock option compensation.

Stock Grants to Non-Executives

During March 2000, JHFS granted 281,084 shares of non-vested stock to key personnel at a weighted- average grant price per share of $14.34. These grants of non-vested stock are forfeitable and vest at three or five years of service with the Company. The total grant-date exercise price of the non-vested stock granted from January 1, 2000 through December 31, 2000 is $4.0 million. During 2002, 2001and 2000, 5,445, 12,142 and 50,837 shares of non-vested stock were forfeited with a total grant date exercise price of $0.1, $0.2 and $0.7 million, respectively. The outstanding share balance in the 2000 plan is 212,660 as of December 31, 2002.

During February and March 2001, JHFS granted 265,391 total shares of non-vested stock to key personnel. The program was funded with cash and the shares were purchased on the open market at the weighted-average grant price of $37.22 per share. These grants of non-vested stock are forfeitable and vest at three years of service with the Company. The total grant-date exercise price of the non-vested stock granted from January 1, 2001 through December 31, 2001 is $9.9 million. During 2002 and 2001, 3,520 and 16,414 shares of non-vested stock were forfeited with a total grant-date exercise price of $0.1 million and $0.6 million, respectively. The outstanding share balance in the 2001 plan is 245,457 at December 31, 2002.

During February 2002, JHFS granted 153,900 total shares of non-vested stock to key personnel. The program was funded with cash and the shares were purchased on the open market at the weighted-average grant price of $38.22 per share. These grants of non-vested stock are forfeitable and vest at three years of service with the Company. The total grant-date exercise price of the non-vested stock granted from January 1, 2002 through December 31, 2002 is $5.9 million. During 2002, 66 shares of non-vested stock were forfeited with a total grant-date price of $0.01 million. The outstanding share balance in the 2002 plan is 153,834 at December 31, 2002.

Stock Grants to Executives

During 2001, JHFS granted 72,749 shares of non-vested stock to executive officers at a weighted-average grant price per share of $35.72. These grants of non-vested stock are forfeitable and vest at three or five years of service with the Company. The Company amortizes compensation expense for the grant over the vesting period. Total amortization for the period ending December 31, 2002 and 2001, was $0.4 and $0.3 million, respectively. The total grant-date price of the non-vested stock granted from January 1, 2001 through December 31, 2001, is $2.6 million. During 2001, 14,000 shares of non-vested stock were forfeited with a total grant-date price of $0.5 million. There were no forfeitures in 2002. The outstanding share balance of these grants is 58,749 at December 31, 2002.

During January 2002, JHFS granted 550,000 shares of non-vested stock to the Company's policy committee at a weighted-average grant price per share of $41.62. These grants of non-vested stock are forfeitable and vest at five years of service with the Company. The Company amortizes compensation expense for the grant over the vesting period. Total amortization for the period ending December 31, 2002 was $4.6 million. The total grant-date price of the non-vested stock granted from January 1, 2002 through December 31, 2002, is $22.9 million. There were no forfeitures of this grant during 2002. The outstanding share balance of this grant is 550,000 at December 31, 2002.

During February 2002, JHFS granted 87,401 shares of non-vested stock to executive officers at a weighted-average grant price per share of $38.22. These grants of non-vested stock are forfeitable and vest at three years of service with the Company. The total grant-date exercise price of the non-vested stock granted from January 1, 2002 through December 31, 2002, is $3.3 million. There were no forfeitures of this grant during 2002. The outstanding share balance of this grant is 87,401 at December 31, 2002.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

Stock Grants to Board Members

During 2002 and 2001, JHFS issued 7,504 and 3,129 shares to Non-Employee Directors as payment of 50% of their quarterly retainer, respectively. These shares are not forfeitable and vest immediately. The total grant-date exercise price of this stock issued to non-employee directors from January 1, 2002 through December 31, 2002 is $0.3 million and from January 1, 2001 through December 31, 2001 is $0.1 million. In addition, in July 2001, the Company implemented a plan that would allow directors, at their discretion, to invest the second half of their quarterly retainer in the Company's common stock in lieu of receiving cash. The Company will match any investment at a rate of 50%.

 The restricted stock given as matching shares is forfeitable and vests over three years. For the period from July 1, 2001 through March 31, 2002, the restricted stock given as matching shares was purchased on the open market. As of April 1, 2002, the restricted stock given as matching shares is granted from the Non-Employee Long Term Stock Incentive Plan. At December 31, 2002 and 2001, 484 and 256 shares were matched under the program at a weighted-average grant price per share of $36.22 and $39.07, respectively. Of these shares, 120 were purchased on the open market and 364 were transferred from the Non-Employee Directors' Long-Term Stock Incentive Plan. Total expense recognized for the period ending December 31, 2002 and 2001 was $0.04 million and $0.01 million, respectively.

Stock Compensation Activity Subsequent to Year End

During January 2003, the Compensation Committee of the Board of Directors approved stock and stock option grants to the Policy Committee and certain key employees of the Company. The equity grants were made in compliance with the terms of the Long-Term Stock Incentive Plan. A total of 1.2 million shares of non-vested stock was granted, with a total grant date price of $32.9 million. A total of 0.5 million options were granted, with a grant date fair value of $6.0 per option as determined by the Black-Scholes option valuation model.

NOTE 17 - GOODWILL AND OTHER INTANGIBLE ASSETS

The Company recognizes purchased intangible assets which result from business combinations; goodwill, the value of business acquired (VOBA), and mutual fund investment management contracts acquired (management contracts). The excess of the cost over the fair value of identifiable assets acquired in business combinations is recorded as goodwill. The present value of estimated future profits of insurance policies in force related to businesses acquired is recorded as VOBA.

The management contract assets relate to the Company's mutual fund subsidiary, John Hancock Funds, Inc. (JHFunds) which purchased mutual fund investment contracts as part of its plan to grow its mutual fund management business. These contracts are identifiable intangible assets which are deemed to be indefinitely renewable by the Company, and are therefore indefinite lived assets under the guidance of SFAS 142.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The following tables set forth certain summarized financial information relating to the Company's purchased intangible assets as of the dates and periods indicated.


                                                   ACCUMULATED
                                                   AMORTIZATION
                                      GROSS CARRYING AND OTHER NET CARRYING
                                       AMOUNT        CHANGES         AMOUNT
                                   --------------  ------------  --------------
                                                 (IN MILLIONS)

DECEMBER 31, 2002

Unamortizable intangible assets:
 Goodwill. . . . . . . . . . . .       $166.7        $(58.1)         $108.6
 Management contracts. . . . . .         12.2          (7.0)            5.2
Amortizable intangible assets:
 VOBA. . . . . . . . . . . . . .        201.7         (24.5)          177.2
DECEMBER 31, 2001
Unamortizable intangible assets:
 Goodwill. . . . . . . . . . . .       $174.1        $(58.1)         $116.0
 Management contracts. . . . . .          9.0          (7.0)            2.0
Amortizable intangible assets:
 VOBA. . . . . . . . . . . . . .         97.4         (21.2)           76.2






                                           FOR THE YEARS ENDED DECEMBER 31,
                                          ---------------------------------
                                              2002         2001        2000
                                          ------------  ----------  -----------
AGGREGATE AMORTIZATION EXPENSE                       (IN MILLIONS)
Goodwill amortization, net of tax of $ -
 million, $3.6 million and $3.2 million,
 respectively . . . . . . . . . . . . .         --         $7.7        $ 8.1
Management contract amortization, net of
 tax of $ - million, $0.4 million and
  $0.4 million, respectively. . . . . .         --          0.7          0.7
VOBA amortization, net of tax of $1.1
 million,  $0.8 million and $0.7
 million, respectively. . . . . . . . .       $2.0          1.5          1.4
                                              ----         ----        -----
Aggregate amortization expense, net of
 tax of $1.1 million,  $4.8 million and
 $4.3 million, respectively . . . . . .       $2.0         $9.9        $10.2
                                              ====         ====        =====


                                                     TAX EFFECT   NET EXPENSE
                                                     ----------  -------------
ESTIMATED FUTURE AGGREGATE AMORTIZATION EXPENSE
FOR THE YEARS ENDED DECEMBER 31,                          (IN MILLIONS)
2003 . . . . . . . . . . . . . . . . . . . . . . .      $4.2         $7.8
2004 . . . . . . . . . . . . . . . . . . . . . . .      $4.1         $7.6
2005 . . . . . . . . . . . . . . . . . . . . . . .      $4.7         $8.6
2006 . . . . . . . . . . . . . . . . . . . . . . .      $4.5         $8.4
2007 . . . . . . . . . . . . . . . . . . . . . . .      $4.1         $7.6

                      JOHN HANCOCK LIFE INSURANCE COMPANY

The changes in the carrying value of goodwill, presented for each business segment, for the periods indicated, are as follows:


                                      ASSET           INVESTMENT  CORPORATE
                        PROTECTION  GATHERING  G&SFP  MANAGEMENT  AND OTHER   CONSOLIDATED
                        ----------  ---------  -----  ----------  ---------  --------------
                                                  (IN MILLIONS)
Goodwill balance at
 January 1, 2001. . .     $76.5      $48.9              $ 0.9      $ 4.9        $131.2
Changes to goodwill
 during 2001:
 Amortization . . . .      (4.0)      (6.8)      --      (0.5)        --         (11.3)
 Goodwill acquired. .        --         --       --        --         --            --
 Other adjustments (1)
  (2) . . . . . . . .       1.0         --       --        --       (4.9)         (3.9)
                          -----      -----       -      -----      -----        ------
Goodwill balance at
 December 31, 2001. .     $73.5      $42.1       --     $ 0.4         --        $116.0
                          =====      =====       =      =====      =====        ======

(1) Purchase price adjustments relating to the 1999 acquisition of the Fortis long term care insurance business resulted in an adjustment to goodwill relating to the Fortis business of $1.0 million.

(2)  The Company sold its Investors Guaranty Life Insurance Company business
     (IGL) in 2001 and as a result, disposed of $4.9 million of remaining goodwill related to IGL.


                                      ASSET           INVESTMENT  CORPORATE
                        PROTECTION  GATHERING  G&SFP  MANAGEMENT  AND OTHER   CONSOLIDATED
                        ----------  ---------  -----  ----------  ---------  --------------
                                                  (IN MILLIONS)
Goodwill balance at

 January 1, 2002. . .     $73.5       $42.1      --      $0.4                   $116.0
Changes to goodwill
 during 2002:

 Amortization . . . .        --          --      --        --         --            --
 Goodwill acquired. .        --          --      --        --         --            --
 Other adjustments (1)     (7.4)         --      --        --         --          (7.4)
                          -----       -----      -       ----         -         ------
Goodwill balance at

 December 31, 2002. .     $66.1       $42.1      --      $0.4         --        $108.6
                          =====       =====      =       ====         =         ======

(1) Purchase price negotiations with Fortis, Inc. were concluded during the first quarter of 2002, resulting in an adjustment of $(7.3) million to the goodwill related to the Company's 1999 acquisition of Fortis' long term care insurance business. Legal fees associated with these negotiations were finalized in the second quarter of 2002, resulting in a further adjustment to goodwill of $(0.1) million.

The changes in the carrying value of VOBA, presented for each business segment, for the periods indicated, are as follows:


                                      ASSET           INVESTMENT  CORPORATE
                        PROTECTION  GATHERING  G&SFP  MANAGEMENT  AND OTHER   CONSOLIDATED
                        ----------  ---------  -----  ----------  ---------  --------------
                                                  (IN MILLIONS)
VOBA balance at
 January 1, 2001. . .     $81.3                                                  $81.3
Amortization and other
 changes during 2001:
 Amortization . . . .      (2.3)        --       --       --          --          (2.3)
 Adjustment to
  unrealized gains on
  securities
  available-for-sale.      (2.8)        --       --       --          --          (2.8)
                          -----         -        -        -           -          -----
VOBA balance at
 December 31, 2001. .     $76.2         --       --       --          --         $76.2
                          =====         =        =        =           =          =====

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 17 - GOODWILL AND OTHER INTANGIBLE ASSETS (CONTINUED)




                                      ASSET           INVESTMENT  CORPORATE
                        PROTECTION  GATHERING  G&SFP  MANAGEMENT  AND OTHER   CONSOLIDATED
                        ----------  ---------  -----  ----------  ---------  --------------
                                                  (IN MILLIONS)
VOBA balance at
 January 1, 2002. . .    $ 76.2                                                 $ 76.2
Amortization and other
 changes during 2002:      (3.1)        --       --       --          --          (3.1)
 Amortization . . . .     104.3         --       --       --          --         104.3
 Adjustment to
  unrealized gains on
  securities
  available-for-sale.      (0.2)        --       --       --          --          (0.2)
                         ------         -        -        -           -         ------
VOBA balance at
 December 31, 2002. .    $177.2         --       --       --          --        $177.2
                         ======         =        =        =           =         ======

(1) The Company acquired a block of insurance business from Allmerica Financial Corporation on December 31, 2002, as discussed in Note 1 - Summary of Significant Accounting Policies above. This balance reflects the Company's best estimate of the VOBA as of December 31, 2002, however, this valuation is not complete and further future refinement of this estimate may be necessary.

The changes in the carrying value of management contracts, presented for each business segment, for the periods indicated, are as follows:


                                      ASSET           INVESTMENT  CORPORATE
                        PROTECTION  GATHERING  G&SFP  MANAGEMENT  AND OTHER   CONSOLIDATED
                        ----------  ---------  -----  ----------  ---------  --------------
                                                  (IN MILLIONS)
Management contracts
 balance at January 1,
 2001 . . . . . . . .                $ 3.0                                       $ 3.0
Amortization and other
changes during 2001:
Amortization. . . . .       --        (1.0)      --       --          --          (1.0)
                          ----       -----     ----     ----        ----         -----
Management contracts
 balance at December
 31, 2001 . . . . . .       --       $ 2.0       --       --          --         $ 2.0
                          ====       =====     ====     ====        ====         =====


                                      ASSET           INVESTMENT  CORPORATE
                        PROTECTION  GATHERING  G&SFP  MANAGEMENT  AND OTHER   CONSOLIDATED
                        ----------  ---------  -----  ----------  ---------  --------------
                                                  (IN MILLIONS)
Management contracts
 balance at January 1,
 2002 . . . . . . . .       --        $2.0       --       --          --          $2.0
Amortization and other
changes during 2002:
 Amortization . . . .       --          --       --       --          --            --
 Management contracts
  acquired during the
  period (1). . . . .       --         3.2       --       --          --           3.2
                          ----       -----     ----     ----        ----         -----
Management contracts
 balance at December
 31, 2002                   --        $5.2       --       --          --          $5.2
                          ====       =====     ====     ====        ====         =====

(1) This increase results from JHFund's purchase of the management contracts for the U.S. Global Leaders Growth Fund and the Pzena Focused Value Fund in 2002.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

NOTE 17 - GOODWILL AND OTHER INTANGIBLE ASSETS (CONTINUED)

The net income of the Company, if the Company had not amortized goodwill and management contracts prior to the adoption of SFAS No. 142, would have been as follows:


                                           FOR THE YEARS ENDED DECEMBER 31,
                                          ---------------------------------
                                              2002         2001        2000
                                          ------------  ----------  -----------
                                                     (IN MILLIONS)

Net income:
As reported . . . . . . . . . . . . . .      $458.9       $573.9      $792.2
Goodwill amortization, net of tax . . .          --          7.7         8.1
Management contract amortization, net of
 tax. . . . . . . . . . . . . . . . . .          --          0.7         0.7
                                             ------       ------      ------
Proforma (unaudited). . . . . . . . . .      $458.9       $582.3      $801.0
                                             ======       ======      ======

NOTE 18 - SUBSEQUENT EVENTS

On March 14, 2003, the Company sold three of its Home Office complex properties to Beacon Capital Partners for $910.0 million. As part of the transaction, the Company also provided Beacon Capital Partners with a long-term sub-lease of the Company's parking garage. The Company entered into a long-term lease of the space it now occupies in those buildings and plans on continuing to use them as its corporate headquarters.

NOTE 19 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of unaudited quarterly results of operations for 2002 and 2001:


                                                  2002                                        2001
                                -----------------------------------------   -----------------------------------------
                                 MARCH       JUNE     SEPTEMBER  OCTOBER     MARCH       JUNE     SEPTEMBER   OCTOBER
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                    (IN MILLIONS)
Premiums and other
 considerations . . . . . . .   $  803.6   $  834.9   $  817.9   $  882.9   $  751.3   $  826.7   $  778.0    $1,367.6
Net investment income . . . .      887.7      888.8      878.4      926.1      918.0      913.9      920.3       894.0
Net realized investment and
 other losses, net of related
 amortization of deferred
 policy acquisition costs,
 amounts credited to
 participating pension
 contractholders, and
 the policyholder dividend
 obligation . . . . . . . . .      (86.1)    (125.4)     (37.8)    (201.2)     (25.0)     (12.6)     (58.9)     (149.3)
                                --------   --------   --------   --------   --------   --------   --------    --------
Total revenues. . . . . . . .    1,605.2    1,598.3    1,658.5    1,607.8    1,644.3    1,728.0    1,639.4     2,112.3
Benefits and expenses . . . .    1,424.9    1,472.4    1,490.1    1,514.9    1,442.5    1,471.6    1,420.5     2,022.0
                                --------   --------   --------   --------   --------   --------   --------    --------
Income before income taxes and
 cumulative effect of
 accounting changes . . . . .      180.3      125.9      168.4       92.9      201.8      256.4      218.9        90.3
Cumulative effect of
 accounting changes, net of
 tax. . . . . . . . . . . . .         --         --         --         --        7.2         --         --          --
                                --------   --------   --------   --------   --------   --------   --------    --------
Net income (a). . . . . . . .   $  131.8   $  101.6   $  133.3   $   92.2   $  148.5   $  182.0   $  158.7    $   84.7
                                ========   ========   ========   ========   ========   ========   ========    ========

(a) Balances reclassified for the adoption of the provisions of SOP 00-3, as outlined in Note 1- Summary of Significant Accounting Policies to the consolidated financial statements above. The adoption impacted net income by $(0.1) million, $2.4 million and $(5.9) million for the three months ended March 31, June 30 and September 30, 2001, respectively.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                     SCHEDULE I - SUMMARY OF INVESTMENTS -
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                            AS OF DECEMBER 31, 2002
                                 (IN MILLIONS)




COLUMN A                               COLUMN B   COLUMN C         COLUMN D
                                                               AMOUNT AT WHICH
                                                                SHOWN IN THE
                                                                CONSOLIDATED
TYPE OF INVESTMENT                     COST (2)    (VALUE)      BALANCE SHEET
-------------------------------------  ---------  ---------  ------------------
Fixed maturity securities, available-for-sale:

Bonds:
United States government and
 government. . . . . . . . . . . . .
agencies and authorities . . . . . .   $   195.2  $   204.0      $   204.0
States, municipalities and political
 subdivisions. . . . . . . . . . . .       444.8      467.7          467.7
Foreign governments. . . . . . . . .       291.5      325.0          325.0
Public utilities . . . . . . . . . .     4,355.3    4,308.0        4,308.0
Convertibles and bonds with warrants
 attached. . . . . . . . . . . . . .       447.0      462.4          462.4
All other corporate bonds. . . . . .    34,899.2   35,689.0       35,689.0
Certificates of deposits . . . . . .         0.0         --             --
Redeemable preferred stock . . . . .       573.5      590.2          590.2
                                       ---------  ---------      ---------
Total fixed maturity securities,
 available-for-sale. . . . . . . . .   $41,206.5  $42,046.3      $42,046.3
                                       ---------  ---------      ---------
Equity securities,
 available-for-sale:
Common stocks:
Public utilities . . . . . . . . . .          --         --             --
Banks, trust and insurance companies          --         --             --
Industrial, miscellaneous and all
 other . . . . . . . . . . . . . . .   $   230.3  $   273.0      $   273.0
Non-redeemable preferred stock . . .        77.2       76.6           76.6
                                       ---------  ---------      ---------
Total equity securities,
 available-for-sale. . . . . . . . .   $   307.5  $   349.6      $   349.6
                                       ---------  ---------      ---------
Fixed maturity securities, held-to-maturity:
Bonds
United States government and
 government agencies and authorities   $    15.3  $    16.1      $    15.3
States, municipalities and political
 subdivisions. . . . . . . . . . . .       369.9      383.3          369.9
Foreign governments. . . . . . . . .          --         --             --
Public utilities . . . . . . . . . .       142.0      141.9          142.0
Convertibles and bonds with warrants
 attached. . . . . . . . . . . . . .          --         --             --
All other corporate bonds. . . . . .     1,199.8    1,235.9        1,199.8
Certificates of deposits . . . . . .          --         --             --
Redeemable preferred stock . . . . .          --         --             --
                                       ---------  ---------      ---------
Total fixed maturity securities,
 held-to-maturity. . . . . . . . . .   $ 1,727.0  $ 1,777.2      $ 1,727.0
                                       ---------  ---------      ---------

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                     SCHEDULE I - SUMMARY OF INVESTMENTS -
             OTHER THAN INVESTMENTS IN RELATED PARTIES (CONTINUED)
                            AS OF DECEMBER 31, 2002
                                 (IN MILLIONS)




COLUMN A                                 COLUMN B   COLUMN C      COLUMN D
                                                               AMOUNT AT WHICH
                                                                 SHOWN IN THE
                                                                 CONSOLIDATED
TYPE OF INVESTMENT                       COST (2)   (VALUE)     BALANCE SHEET
---------------------------------------  ---------  --------  ------------------
Equity securities, trading:
Common stocks:
Public utilities . . . . . . . . . . .          --      --               --
Banks, trust and insurance companies .          --      --               --
Industrial, miscellaneous and all other  $     0.3   $ 0.7        $     0.7
Non-redeemable preferred stock . . . .          --      --               --
                                         ---------   -----        ---------
Total equity securities, trading . . .   $     0.3   $ 0.7        $     0.7
                                         ---------   -----        ---------
Mortgage loans on real estate, net (1)   $10,407.6    XXXX        $10,296.5
Real estate, net:
Investment properties (1). . . . . . .       222.6    XXXX            173.2
Acquired in satisfaction of debt (1) .        85.9    XXXX             82.1
Policy loans . . . . . . . . . . . . .     2,014.2    XXXX          2,014.2
Other long-term investments (2). . . .     2,839.1    XXXX          2,839.1
Short-term investments . . . . . . . .       137.3    XXXX            137.3
                                         ---------   -----        ---------
Total investments. . . . . . . . . . .   $58,894.8    XXXX        $59,666.0
                                         =========   =====        =========

(1) Difference between Column B and Column D is primarily due to valuation allowances and accumulated depreciation of real estate. See notes to the audited consolidated financial statements.

(2) Difference between Column B and Column C is primarily due to operating gains (losses) of investments in limited partnerships.

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

              SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION -
  AS OF DECEMBER 31, 2002, 2001, AND 2000 AND FOR EACH OF THE YEARS THEN ENDED
                                 (IN MILLIONS)




COLUMN A                 COLUMN B     COLUMN C      COLUMN D     COLUMN E    COLUMN F
                                       FUTURE                      OTHER
                                       POLICY                     POLICY
                                      BENEFITS,                   CLAIMS
                         DEFERRED      LOSSES,                      AND
                          POLICY     CLAIMS AND                  BENEFITS
                        ACQUISITION     LOSS        UNEARNED     AVAILABLE   PREMIUM
SEGMENT                    COSTS      EXPENSES     PREMIUMS (1)     (1)      REVENUE
----------------------  -----------  -----------  -------------  ---------  ----------
2002:

Protection. . . . . .    $2,657.8     $20,715.3      $300.3       $108.2     $1,506.0
Asset Gathering . . .       681.2       8,952.8          --          0.1         29.3
Guaranteed &
 Structured Financial

 Products . . . . . .         8.6      26,845.4        68.6          2.9         18.3
Investment Management          --         225.0          --           --           --
Corporate & Other . .         5.0         819.5          --         49.5        430.6
                         --------     ---------      ------       ------     --------
 Total. . . . . . . .    $3,352.6     $57,558.0      $368.9       $160.7     $1,984.2
                         ========     =========      ======       ======     ========

2001:

Protection. . . . . .    $2,557.1     $18,369.2      $280.4       $102.0     $1,363.8
Asset Gathering . . .       616.2       6,689.4          --          0.1         74.8
Guaranteed &
 Structured Financial

 Products . . . . . .         8.8      24,375.1        65.7          4.9        483.3
Investment Management          --            --          --           --           --
Corporate & Other . .         4.2       1,284.4        (0.1)        96.8        430.0
                         --------     ---------      ------       ------     --------
 Total. . . . . . . .    $3,186.3     $50,718.1      $346.0       $203.8     $2,351.9
                         ========     =========      ======       ======     ========

2000:

Protection. . . . . .    $2,455.7     $16,671.2      $262.6       $ 89.9     $1,295.5
Asset Gathering . . .       558.2       5,619.9          --         (4.5)        63.4
Guaranteed &
 Structured Financial

 Products . . . . . .         8.5      21,944.2        60.4          0.7        620.3
Investment Management          --            --          --           --           --
Corporate & Other . .         4.7       1,488.3         0.1        170.3        411.5
                         --------     ---------      ------       ------     --------
 Total. . . . . . . .    $3,027.1     $45,723.6      $323.1       $256.4     $2,390.7
                         ========     =========      ======       ======     ========

(1) Unearned premiums and other policy claims and benefits payable are included in these amounts.

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

  AS OF DECEMBER 31, 2002, 2001, AND 2000 AND FOR EACH OF THE YEARS THEN ENDED
                                 (IN MILLIONS)





COLUMN A                 COLUMN B       COLUMN C           COLUMN D        COLUMN E
                                                        AMORTIZATION OF
                                                       DEFERRED POLICY
                                                      ACQUISITION COSTS,
                                                          EXCLUDING
                                                           AMOUNTS
                                        BENEFITS,       RELATED TO NET
                                     CLAIMS, LOSSES,       REALIZED
                            NET            AND          INVESTMENT AND       OTHER
                        INVESTMENT     SETTLEMENT        OTHER GAINS       OPERATING
SEGMENT                   INCOME        EXPENSES           (LOSSES)        EXPENSES
----------------------  -----------  ---------------  ------------------  -----------
2002:

Protection. . . . . .    $1,310.7       $1,787.6           $171.1          $  346.7
Asset Gathering . . .       575.7          446.7            140.5             353.5
Guaranteed &
 Structured Financial

 Products . . . . . .     1,703.9        1,186.8              2.2             135.3
Investment Management        15.1             --               --              92.1
Corporate & Other . .       (24.4)         384.1             (0.4)            299.9
                         --------       --------           ------          --------
 Total. . . . . . . .    $3,581.0       $3,805.2           $313.4          $1,227.5
                         ========       ========           ======          ========

2001:

Protection. . . . . .    $1,258.5       $1,603.3           $171.3          $  346.0
Asset Gathering . . .       498.5          441.6             75.0             452.4
Guaranteed &
 Structured Financial

 Products . . . . . .     1,834.5        1,869.2              2.4             107.0
Investment Management        28.7             --               --              97.9
Corporate & Other . .        26.0          414.0              0.3             224.5
                         --------       --------           ------          --------
 Total. . . . . . . .    $3,646.2       $4,328.1           $249.0          $1,227.8
                         ========       ========           ======          ========

2000:
Protection. . . . . .    $1,196.3       $1,550.1           $106.0          $  405.2
Asset Gathering . . .       445.8          371.3             78.8             557.2
Guaranteed &
 Structured Financial

 Products . . . . . .     1,741.9        1,963.4              2.6             108.8
Investment Management        22.7             --               --             132.7
Corporate & Other . .       157.2          362.6             (0.3)             84.9
                         --------       --------           ------          --------
 Total. . . . . . . .    $3,563.9       $4,247.4           $187.1          $1,288.8
                         ========       ========           ======          ========

(2) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                           SCHEDULE IV - REINSURANCE
  AS OF DECEMBER 31, 2002, 2001, AND 2000 AND FOR EACH OF THE YEARS THEN ENDED
                                 (IN MILLIONS)





                                                                         PERCENTAGE OF
                                   CEDED TO   ASSUMED FROM                  AMOUNT
                        GROSS       OTHER        OTHER                    ASSUMED TO
                        AMOUNT    COMPANIES    COMPANIES    NET AMOUNT        NET
                      ----------  ----------  ------------  ----------  ---------------
2002:

Life insurance in
 force. . . . . . .   $308,858.4  $179,098.5   $34,544.8    $164,304.7       21.0%
                      ----------  ----------   ---------    ----------
Premiums:

Life insurance. . .      1,946.0       735.0       305.4       1,516.4       20.1%
Accident and health
 Insurance. . . . .        619.0       315.1       163.9         467.8       35.0%
                      ----------  ----------   ---------    ----------
 Total. . . . . . .   $  2,565.0  $  1,050.1   $   469.3    $  1,984.2       23.7%
                      ==========  ==========   =========    ==========

2001:

Life insurance in
 force. . . . . . .   $282,557.8  $107,601.2   $27,940.6    $202,897.2       13.8%
                      ==========  ==========   =========    ==========
Premiums:

Life insurance. . .      2,551.6       787.6       233.2       1,997.2       11.7%
Accident and health
 Insurance. . . . .        529.1       368.9       194.5         354.7       54.8%
                      ----------  ----------   ---------    ----------
 Total. . . . . . .   $  3,080.7  $  1,156.5   $   427.7    $  2,351.9       18.2%
                      ==========  ==========   =========    ==========

2000:

Life insurance in
 force. . . . . . .   $245,171.2  $ 49,119.2   $27,489.1    $223,541.0       12.3%
                      ==========  ==========   =========    ==========
Premiums:

Life insurance. . .      2,369.9       313.7       279.0       2,335.2       11.9%
Accident and health
 Insurance. . . . .        810.4       941.3       186.4          55.5      335.9%
                      ----------  ----------   ---------    ----------
 Total. . . . . . .   $  3,180.3  $  1,255.0   $   465.4    $  2,390.7       19.5%
                      ==========  ==========   =========    ==========

Note: The life insurance caption represents principally premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment products and the universal life insurance products.

The condensed financial information should be read in conjunction with the audited consolidated financial statements and notes thereto.

                          SUPPLEMENT DATED MAY 1, 2003

                                       TO

                          PROSPECTUS DATED MAY 1, 2003

 This Supplement is intended to be distributed with the "REVOLUTION FX" prospectus dated May 1, 2003 for certain single premium modified guaranteed annuity contracts issued by John Hancock Life Insurance Company and sold through the above-referenced prospectus in:

                                    New York.

 Notwithstanding any language in the prospectus to the contrary, the following shall apply with respect to REVOLUTION FX contracts delivered or issued for delivery in New York:

REVISED MAXIMUM AGES

Issuing a contract

  We will generally not issue a contract if either you or the proposed annuitant is older than AGE 85.

Guarantee periods

The following information replaces the first two paragraphs in the section entitled "Initial guarantee period" on page 6 of the prospectus:

  The amount you've invested in a guarantee period will earn interest at the rate we have set for that period. At the time you apply for a contract, you select the initial guarantee period for your contract. We currently make available various guarantee periods with durations of up to 5 years: an initial 1 year guarantee period will earn interest during the first contract year at the rate we set for a 1 year guarantee period; an initial 2 year guarantee period will earn interest during the first 2 contract years at the rate we set for a 2 year guarantee period, and so forth. If you select more than one initial guarantee period, you must tell us how much of your premium payment is to be allocated to each. Any guarantee period you select, however, may not extend beyond the annuitant's 90TH birthday unless we approve otherwise.

  If you select a guarantee period that extends beyond your contract's date of maturity, your maturity date will automatically be changed to the annuitant's 90TH birthday (or a later date, if we approve.)

  From time to time, we may add, delete, or change the durations of the guarantee periods that we are offering. If we do, the change will not affect guarantee periods then in effect.

Date of maturity

The following information replaces the first paragraph in the section entitled "Date of maturity" on page 17 of the prospectus:

  Your contract specifies a date of maturity, when payments from one of our annuity options are scheduled to begin. You initially choose the date of maturity when you complete your application for a contract. Unless we otherwise permit, the date of maturity must be

.. at least 12 months after the date the first premium payment is applied to your contract, and

.. no later than the maximum age specified in your contract (NORMALLY AGE 90).

FXNYSUPP 05/03

UNAVAILABLE RIDER

  The WAIVER OF WITHDRAWAL CHARGE RIDER is NOT available for contracts issued in New York state and you should disregard all references to it in the prospectus..

 REVISIONS TO MARKET VALUE ADJUSTMENT FORMULA
 The following factor replaces the factor shown in the prospectus that we will use to compute the Market Value Adjustment:

                                    1+g
                               (----------)n/12-1
                                1+c+0.0025

  where,

     . G is the guaranteed rate in effect for the current guarantee period
       (expressed as a decimal).

     . C is the current rate (expressed as a decimal) in effect for durations equal to the time remaining in the current Guarantee Period. If the time remaining in the Guarantee Period is not a whole number of years, then the rate will be interpolated between the current rates offered from the closest durations.

     . N is the number of complete months from the date of withdrawal to the end of the current guarantee period. (If less than one complete month remains, N equals one unless the withdrawal is made on the last day of the guarantee period, in which case no adjustment applies.)

        If current rates are not available, factor "c" will be equal to, or interpolated from, the U.S. Treasury Spot Rates for the duration equal to the time remaining in the current Guarantee Period and factor "g" will be equal to, or interpolated from, the U.S. Treasury Spot Rates at the beginning of that Guarantee Period for the duration of that Guarantee Period.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Not Applicable

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Article 8 of the Company's By-Laws and Chapter 156B Section 67 of the Massachusetts Business Corporation Law, the Company indemnifies each director, former director, officer, and former officer, and his or her heirs and legal representatives from liability incurred or imposed in connection with any legal action in which he or she may be involved by reason of any alleged act or omission as an officer or a director of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Not Applicable

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1(a). Form of Distribution and Servicing Agreement by and among Signator Investors, Inc. (formerly John Hancock Distributors, Inc.), John Hancock Life Insurance Company (formerly John Hancock Mutual Life Insurance Company) and John Hancock Variable Life Insurance Company incorporated by reference from Pre-Effective Amendment No. 2 to Form S-6 Registration Statement for John Hancock Variable Life Account S (File No. 333-15075) filed electronically on April 23, 1997.

1(b). Specimen Variable Contracts Selling Agreement between Signator Investors, Inc., and selling broker-dealers, incorporated by reference from Pre-Effective Amendment No. 2 to Form S-6 Registration Statemetnt of John Hancock Variable Life Accounts (File No. 333-15075) filed April 18, 1997.

3(a). John Hancock Life Insurance Company's Restated Articles of Organization, are incorporated by reference from Form S-6 to Post-Effective Amendment No. 10 to File No. 333-76662, filed on March 7, 2001.

3(b). John Hancock's Articles of Amendment are incorporated by reference from Pre-Effective Amendment No. 1 to File No. 333-91448, filed on September 23, 2002.

3(c). John Hancock Life Insurance Company's Amended and Restated By-Laws are hereby incorporated by reference to the Annual Report filed on Form 10-K, file No. 333-45862, filed with the Commission on March 28, 2002.

4(a). Form of group deferred combination fixed and variable annuity contract and certificate, incorporated by reference to this File on September 15, 2000.

4(b). Form of nursing home/critical illness waiver of withdrawal change rider, incorporated by reference to this File on September 15, 2000.

4(c).    Deleted

4(d). Forms of contract application, incorporated by reference to this File on September 15, 2000.

5. Opinion and consent of counsel,incorporated by reference to this File on December 27, 2000.

10. Form of Responsibility and Cost Allocation Agreement Between John Hancock Life Insurance Company and John Hancock Funds, Inc., incorporated by reference to Amendment No. 1 Form S-1 Filing to File No. 33-62895, filed on July 16, 1996.

23(a).   Consent of independent auditors, Filed herewith.

23(b).   Consent of counsel (see Exhibit 5).

24. Power of attorney for David F. D'Alessandro, Foster L. Aborn, Wayne A. Budd, John M. Connors, Jr., John M. De Ciccio, Richard B. DeWolfe, Robert E. Fast, Thomas P. Glynn, Michael C. Hawley, Edward H. Linde, Judith A. McHale, R. Robert Popeo, Richard F. Syron and Robert J. Tarr are incorporated by reference to Post-Effective Amendment No. 2 to File No. 333-70734, filed on September 12, 2002. Power of attorney for Robert J. Davis, incorporated by reference to Post-Effective Amendment No. 6 to File No. 333-84783, filed on February 13, 2003.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         i. To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         ii. To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion or it counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against pubic policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Registrant represents that the fees and charges deducted under the Contracts, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Insurance Company.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in their capacities with John Hancock Life Insurance Company and on the dates indicated.

/s/ THOMAS E. MOLONEY                                  April 28, 2003
--------------------------
Thomas E. Moloney
Senior Executive
Vice President and
Chief Financial Officer
(Principal Financial Officer and Acting Principal
Accounting Officer)


/s/ DAVID F. D'ALESSANDRO                              April 28, 2003
--------------------------
David F. D'Alessandro
Chairman, President and Chief Executive Officer
(Principal Executive Officer)
Signing for himself and as Attorney-In-Fact for:

Foster L. Aborn               Director
Wayne A. Budd                 Director
John M. Connors, Jr.          Director
Robert J. Davis               Director
John M. DeCiccio              Director
Richard B. DeWolfe            Director
Robert E. Fast                Director
Thomas P. Glynn               Director
Michael C. Hawley             Director
Edward H. Linde               Director
Judith A. McHale              Director
R. Robert Popeo               Director
Richard F. Syron              Director
Robert J. Tarr, Jr.           Director

     Pursuant the requirements of the Securities Act of 1933, John Hancock Life Insurance Company caused this amended Registration Statement to be signed on its behalf by the undersigned duly authorized, and its seal to be hereunto fixed and attested, all in the City of Boston and Commonwealth of Massachusetts on the 28th day of April, 2003.


                                        JOHN HANCOCK LIFE INSURANCE COMPANY

                                             /s/ DAVID F. D'ALESSANDRO
                                        By:------------------------------------
                                             David F. D'Alessandro
                                             Chairman, President and
                                             Chief Executive Officer

/s/ RONALD J. BOCAGE
-----------------------
Ronald Bocage
Vice President and Counsel